   As filed with the U.S. Securities and Exchange Commission on October 7, 2015

Registration No. 333-206696

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO.1

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Old Line Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Maryland	6022	20-0154352
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1525 Pointer Ridge Place

Bowie, Maryland 20716

(301) 430-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James W. Cornelsen

President and Chief Executive Officer

Old Line Bancshares, Inc.

1525 Pointer Ridge Place

Bowie, Maryland 20716

(301) 430-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Frank C. Bonaventure, Esq. Ober, Kaler, Grimes & Shriver, a Professional Corporation 100 Light Street Baltimore, Maryland 21202 (410) 685-1120	G. Bradley Sanner President and Chief Executive Officer Regal Bancorp, Inc. 11436 Cronhill Drive Owings Mills, Maryland 21117 (443) 334-4700	Joel E. Rappoport, Esq. Kilpatrick Townsend & Stockton LLP 607 14th Street, NW, Suite 900 Washington, DC 20005-2018 (202) 508-5800

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ◻

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ◻

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ◻

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer◻	Accelerated filer ☒
Non–accelerated filer◻ (Do not check if a smaller reporting company)	Smaller reporting company ◻

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)                 ◻

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)       ◻

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such dates as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	408,906 (1)	N/A	$5,358,518.80 (2)	$620.40 (3)

(1)

Represents the maximum number of shares of Old Line Bancshares, Inc. common stock to be issuable upon the completion of the merger described herein.  In accordance with Rule 416 under the Securities Act of 1933, this Registration Statement shall also register any additional shares of the Registrant’s common stock that may become issuable pursuant to dilution resulting from stock splits, stock dividends, and similar transactions.

(2)

In accordance with Rule 457(f)(1) and 457(c) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the average bid and asked prices of Regal Bancorp, Inc. common stock on October 5, 2015 ($12.08)   as reported on the OTC markets multiplied by 443,586, the estimated maximum number of shares of Regal Bancorp, Inc. common stock to be received by Old Line Bancshares, Inc. in the merger.

(3)

Filing fee with respect to proposed maximum aggregate offering price of $5,212,135.50 previously paid.  Filing fee of $14.74 to register the $146,383.30 increase in the proposed maximum aggregate offering price paid herewith.

OLD LINE BANCSHARES, INC.	REGAL BANCORP, INC.

Dear Regal Bancorp, Inc. Stockholder:

On August 5, 2015, Regal Bancorp, Inc. entered into an Agreement and Plan of Merger with Old Line Bancshares, Inc., as amended, pursuant to which Regal Bancorp will be merged with and into Old Line Bancshares, with Old Line Bancshares surviving the merger.

If the merger is completed, you will have the right to receive for each share of Regal Bancorp common stock you own, at your election, (i) $12.68 in cash, (ii) 0.7718 shares of Old Line Bancshares common stock, or (iii) a combination of cash and Old Line Bancshares common stock, subject to the allocation and proration provisions described in this proxy statement/prospectus whereby no more than 50% (approximately 221,793) of the shares of Regal Bancorp’s outstanding common stock will be exchanged for cash and the remaining outstanding shares of Regal Bancorp common stock will be exchanged for shares of Old Line Bancshares common stock, as further described in the attached proxy statement/prospectus.  Cash will be paid in lieu of any fractional shares.  Assuming 50% of the outstanding shares of Regal Bancorp common stock are converted into shares of Old Line Bancshares common stock in the merger, if the merger is completed, Old Line Bancshares will issue approximately 171,179 shares of common stock and pay approximately $2,812,352.52 in cash in exchange for the outstanding shares of common stock of Regal Bancorp upon consummation of the merger.  The value of the per-share and aggregate stock consideration will depend on the market price of Old Line Bancshares common stock on the effective date of the merger.

Old Line Bancshares’ common stock is listed and traded on the NASDAQ Capital Market under the symbol “OLBK.”  The closing stock price of Old Line Bancshares’ common stock on the NASDAQ Capital Market on August  4, 2015, the day preceding public announcement of the merger, and on October 6, 2015, the latest practicable date prior to the date of this proxy statement/prospectus, was $15.76 and $16.76, respectively.

In addition, each share of Series A Non-Cumulative Perpetual Preferred Stock of Regal Bancorp will be converted into the right to receive $2.00 per share in cash, or an aggregate of $1,016,876.00, at the effective time of the merger.

Stockholders of Regal Bancorp will be asked to vote on approval of the merger agreement and the merger at a special meeting for Regal Bancorp’s stockholders.  We cannot complete the merger unless we obtain the required approval of the stockholders of Regal Bancorp.  The merger agreement and the merger must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of common stock of Regal Bancorp.

The Board of Directors of Regal Bancorp recommends that you vote “FOR” approval of the merger agreement and the merger.

You should read this proxy statement/prospectus and all annexes carefully.  Before making a decision on how to vote, you should consider the “Risk Factors” discussion beginning on page 14 of this proxy statement/prospectus.

This proxy statement/prospectus incorporates important business and financial information about Old Line Bancshares from reports it has filed with the Securities and Exchange Commission (the “SEC”).  This information is available without charge at the SEC’s Web site located at www.sec.gov or upon written request to Old Line Bancshares, Inc., ATTN: Secretary, 1525 Pointer Ridge Place, Bowie, Maryland 20716, or oral request at (301) 430-2500.  In order to ensure timely delivery, you must request this information no later than five business days prior to the date of the Regal Bancorp special meeting, or November 13, 2015.

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus.  Any representation to the contrary is a criminal offense.  The securities offered through this proxy statement/prospectus are not savings accounts, deposits or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This proxy statement/prospectus is dated October [_], 2015 and is first being mailed to Regal Bancorp, Inc. stockholders on or about October 19, 2015.

REGAL BANCORP, INC.

11436 Cronhill Drive

Owings Mills, Maryland 21117

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 20, 2015 AT 10:00 A.M.

A Special Meeting of Stockholders of Regal Bancorp, Inc., a Maryland corporation, will be held on November 20, 2015, at 10:00 a.m. (local time), at Regal Bankcorp’s corporate headquarters located at 11436 Cronhill Drive, Suite 1, Owings Mills, Maryland 21117 for the purpose of considering and voting upon the following:

1.

A proposal to approve the Agreement and Plan of Merger dated as of August 5, 2015, as amended, by and between Old Line Bancshares, Inc. and Regal Bancorp, Inc., as the agreement may be amended from time to time, pursuant to which Regal Bancorp, Inc. will merge with and into Old Line Bancshares, Inc., with Old Line Bancshares, Inc. as the surviving entity, and the merger contemplated by the merger agreement, as more fully described in the accompanying proxy statement/prospectus.

2.

A proposal to adjourn the meeting to a later date or dates, if necessary, to permit further solicitation of additional proxies in the event there are not sufficient votes at the time of the meeting to approve the merger, as more fully described in the accompanying proxy statement/prospectus.

3.	To act upon any other matter that may properly come before the special meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on October 9, 2015 will be entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

You are cordially invited to attend the special meeting in person.  Whether or not you plan to attend the special meeting, however, we urge you to return the enclosed proxy card in order to indicate your vote as soon as possible.  To complete the merger, the merger agreement and the merger must be approved by the holders of two-thirds of the issued and outstanding shares of common stock of Regal Bancorp, Inc.  An abstention, a failure to vote and a broker non-vote will have the same effect as a vote against the approval of the merger agreement and the merger.  Whether or not you intend to attend the special meeting, please vote as promptly as possible by signing, dating and mailing the proxy card.  If you attend the special meeting, you may vote in person or by your executed proxy.  If your shares are held in the name of a broker, bank or other fiduciary, please follow the instructions on the voting instruction card provided by such person.

You may revoke your proxy at any time prior to or at the meeting by written notice to Regal Bancorp, Inc., by executing a proxy bearing a later date, or by attending the meeting and voting in person.  If you wish to attend the special meeting and vote in person and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.

The proxy statement/prospectus that accompanies this notice provides you with detailed information about the proposed merger and the other matters to be voted on at the special meeting.  It also contains information about Old Line Bancshares, Inc. and Regal Bancorp, Inc. and related matters.  We urge you to read the entire proxy statement/prospectus carefully.  In particular, you should read the “Risk Factors” section beginning on page 14 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

By Order of the Board of Directors,

/s/ G. Bradley Sanner
G. Bradley Sanner, President and Chief Executive Officer

Owings Mills, Maryland

October 19, 2015

i

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following are some questions that you, as a stockholder of Regal Bancorp, may have regarding the merger agreement, the merger and the other matters being considered at the special meeting and the answers to those questions.  We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger agreement, the merger and the other matters being considered at the special meeting.  Additional important information is also contained in the annexes to this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?
A:

Old Line Bancshares and Regal Bancorp have agreed to the merger of Regal Bancorp with and into Old Line Bancshares, which we refer to as the “merger,” pursuant to the terms of a merger agreement that is described in this proxy statement/prospectus.  A copy of the merger agreement, as amended, is attached to this proxy statement/prospectus as Annex A.  Regal Bancorp will hold a special meeting of its stockholders for the purpose of voting with respect to the merger agreement and the merger and a related proposal.  This proxy statement/prospectus constitutes Regal Bancorp’s proxy statement as well as a prospectus covering the shares of Old Line Bancshares common stock that will be issued to stockholders of Regal Bancorp in the merger.

In order to complete the merger, Maryland law requires that the Regal Bancorp stockholders vote to approve the merger.  In addition, Regal Bancorp stockholders will be asked to vote on a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger.

This proxy statement/prospectus contains important information about the merger agreement, the merger and the special meeting of the stockholders of Regal Bancorp, and you should read it carefully.  The enclosed voting materials allow you to vote your shares without actually attending the special meeting.

Your vote is important.  We encourage you to vote as soon as possible.

Q:	When and where will the special meeting be held?
A:	The Regal Bancorp special meeting will be held at Regal Bancorp’s corporate headquarters located at 11436 Cronhill Drive, Suite 1, Owings Mills, Maryland 21117, on November 20, 2015 at 10:00 a.m.
Q:	How do I vote?
A:

If you are a stockholder of record of Regal Bancorp as of the record date, you may vote in person by attending the special meeting or by signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold shares of common stock of Regal Bancorp in the name of a bank, broker or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting.

Q:	What vote is required to approve each proposal to be voted on at the special meeting?
A:

The proposal to approve the merger agreement and the merger requires the affirmative vote of holders of two-thirds of the outstanding shares of Regal Bancorp common stock entitled to vote on the proposal.  Therefore, an abstention, a failure to vote and a broker non-vote will each have the effect of a vote against this proposal.

The special meeting may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the meeting to approve the merger proposal.  The affirmative vote of the holders of a majority of the shares of common stock cast on the matter at the special meeting is required to adjourn such meeting.

As of October 7, 2015, there were 443,586 shares of Regal Bancorp common stock issued and outstanding and entitled to vote, and directors, executive officers and their affiliates were entitled to vote 77.66% of such shares.  Directors of Regal Bancorp entitled to vote [____]% of the shares of Regal Bancorp common stock that are issued and outstanding and entitled to vote as of October 9, 2015 the record date have agreed, in writing, to vote their shares of Regal Bancorp common stock in support of the merger agreement and the merger.

Q:	How does the board of directors of Regal Bancorp recommend that I vote on the proposals?
A:

The board of directors of Regal Bancorp recommends that you vote “FOR” the approval of the merger agreement and the merger and “FOR” approval of the proposal to adjourn the special meeting to solicit more proxies, if necessary.

Q:	How many votes do I have?
A:	You are entitled to one vote for each share of Regal Bancorp common stock that you owned as of the record date.
Q:	What will happen if I fail to vote or I abstain from voting?
A:

If you fail to vote or fail to instruct your bank, broker or other nominee to vote it will have the same effect as a vote against the proposal to approve the merger agreement and the merger.  An abstention will also have the same effect as a vote against this proposal.

Assuming a quorum is present, an abstention, broker non-vote or the failure to vote will have no effect on the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies.  For this purpose, a quorum will be present if holders of at least a majority of the outstanding shares of common stock as of the record date are present, in person or by proxy, at the special meeting.

Q:	If my shares are held of record by my broker, bank or other nominee (that is, in street name), will my broker, bank or other nominee automatically vote my shares for me?
A:

Generally not.  If you hold your shares in a stock brokerage account, your broker will not vote your shares of common stock unless you provide voting instructions to your broker.  If your shares are held by a bank or other nominee, whether your nominee may vote your shares in the absence of instructions from you will depend on your specific arrangement with your nominee record holder, but in the absence of an arrangement granting such record holder discretionary authority to vote, your record holder nominee will not have authority to vote your shares on any matter at the special meeting absent specific voting instructions from you.  You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this proxy statement/prospectus.  Please note that you may not vote shares held in street name by returning a proxy card directly to Regal Bancorp or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or nominee.

Q:	What will happen if I return my proxy card without indicating how to vote?
A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, the Regal Bancorp common stock represented by your proxy will be voted in favor of that proposal.
Q:	What if I fail to submit my proxy card or to instruct my broker, bank or other nominee to vote?
A:

If you fail to properly submit your proxy card or otherwise vote as instructed on the proxy card, or fail to properly instruct your broker, bank or other nominee to vote your shares of Regal Bancorp common stock and you do not attend the special meeting and vote your shares in person, your shares will not be voted unless your shares are held of record by a non-broker and you have granted such record holder discretionary authority to vote your shares.  If your shares are not voted, this will have the same effect as a vote against the approval of the merger agreement and the merger, but will have no effect on the proposal to adjourn the meeting if necessary to solicit additional proxies.

Q:	If I am a stockholder of record, can I change my vote after I have returned a proxy or voting instruction card?
A:

Yes.  You can change your vote at any time before your proxy is voted at the special meeting.  You can do this in one of three ways:

• you can send a signed notice of revocation;

• you can grant a new, valid proxy bearing a later date; or

• if you are a holder of record or if you hold your shares in street name and receive a valid proxy from your broker, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy to the Secretary of Regal Bancorp, as appropriate, no later than the beginning of the special meeting.  If your shares are held in street name by your bank, broker or other nominee, you should follow the directions you receive from your bank, broker or other nominee to change your voting instructions, or contact your broker, bank or other nominee if no such instructions are provided.

Q:	Am I entitled to dissenters’ rights or similar rights?
A:

Yes.  Under Maryland law, Regal Bancorp stockholders may exercise their rights as objecting stockholders to demand the payment of the fair value of their shares of Regal Bancorp common stock in connection with the merger.  These rights are occasionally referred to as “dissenters’ rights” in this proxy statement/prospectus.  The provisions of Maryland law governing dissenters’ rights are complex, and you should study them carefully if you wish to exercise these rights.  Multiple steps must be taken to properly exercise and perfect such rights.  A copy of Sections 3-201 through 3-213 of the Maryland General Corporation Law (“MGCL”) is included with this proxy statement/prospectus as Annex C.

Q:	What are the material United States federal income tax consequences of the merger to stockholders?
A:

In general, for United States federal income tax purposes, Regal Bancorp stockholders are not expected to recognize a gain or loss on the exchange of their shares of Regal Bancorp common stock for shares of Old Line Bancshares common stock.  Regal Bancorp stockholders that receive only cash in exchange for their shares of Regal Bancorp common stock will recognize gain or loss on the transaction, and Regal Bancorp stockholders that receive a combination of cash and Old Line Bancshares common stock in exchange for their shares of Regal Bancorp common stock will typically recognize gain (but not loss) on the transaction.  Regal Bancorp stockholders will recognize a gain in connection with cash received in lieu of fractional shares of Old Line Bancshares common stock.

Regal Bancorp stockholders are urged to consult their tax advisors for a full understanding of the tax consequences of the merger to them because tax matters are very complicated and, in many cases, tax consequences of the merger will depend on your particular facts and circumstances.  See “The Merger Agreement and the Merger – Certain Federal Income Tax Consequences.”

Q:	When do you expect the merger to be completed?
A:

Old Line Bancshares and Regal Bancorp are working to complete the merger as soon as is reasonably practicable, with a target date of December 4, 2015.  However, the merger is subject to various federal and state regulatory approvals and other conditions, in addition to approval by the stockholders of Regal Bancorp, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all.  There may be a substantial amount of time between the Regal Bancorp special meeting and the completion of the merger.

Q:	What do I need to do now?

Carefully read and consider the information contained in this proxy statement/prospectus, including its annexes.  After you have carefully read these materials, as soon as possible either (i) indicate on the attached proxy card how you want your shares to be voted, then sign, date and mail the proxy card in the enclosed postage-paid envelope, or (ii) if you hold your shares in street name, follow the voting instructions provided by your bank, broker or other nominee to direct it how to vote your shares, so that your shares may be represented and voted at the special meeting.

Q:	What will I receive in the merger?
A:

In exchange for each of your shares of Regal Bancorp common stock, you will receive, at your election and subject to the limitations and allocation and proration provisions described herein, either (i) $12.68 in cash or (ii) 0.7718 shares of Old Line Bancshares common stock, as more fully described in this proxy statement/prospectus.

Q:	Do I need to do anything with my shares of Regal Bancorp common stock now?
A:

No.  Please do not send in your Regal Bancorp stock certificates with your proxy card.  You will be sent an election form and a letter of transmittal including instructions for sending in your Regal Bancorp stock certificates at a later date.

Q:	Whom should I call if I have any questions?
A:

If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement/prospectus or additional proxy cards you should contact:

G. Bradley Sanner

President and Chief Executive Officer

Regal Bancorp, Inc.

11436 Cronhill Drive

Owings Mills, Maryland 21117

(443) 334-4700

SUMMARY

This summary highlights selected information from this proxy statement/prospectus including information incorporated by reference into this proxy statement/prospectus.  It does not contain all of the information that may be important to you.  We urge you to carefully read the entire document so that you fully understand the merger and the related transactions.  Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.  Unless otherwise indicated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to “Old Line Bancshares” refer to Old Line Bancshares, Inc., all references to “Regal Bancorp” refer to Regal Bancorp, Inc. and all references to “Regal Bank” refer to Regal Bank & Trust.

The Companies

Old Line Bancshares, Inc.

1525 Pointer Ridge Place

Bowie, Maryland 20716

Telephone: (301) 430-2500

Old Line Bancshares was incorporated under the laws of the State of Maryland on April 11, 2003 to serve as the holding company of Old Line Bank.  On May 22, 2003, the stockholders of Old Line Bank approved the reorganization of Old Line Bank into a holding company structure pursuant to which Old Line Bank became a subsidiary of Old Line Bancshares.  The reorganization became effective on September 15, 2003.  On April 1, 2011, Old Line Bancshares acquired Maryland Bankcorp, Inc., the parent company of Maryland Bank & Trust Company, N.A, and on May 10, 2013, Old Line Bancshares acquired WSB Holdings, Inc., the parent company of The Washington Savings Bank, F.S.B. (“WSB”).  The acquisition of WSB created the fourth largest independent commercial bank based in Maryland, with assets of more than $1.1 billion and with 23 full service branches serving five counties at the time of the acquisition.  As of December 31, 2014, Old Line Bancshares closed four of its branches that were in close proximity of existing branches leaving it with 19 full service branches in its service area.

Old Line Bancshares also owns an approximately $424,000 investment in a Maryland limited liability company named Pointer Ridge Office Investment, LLC (“Pointer Ridge”), which owns the commercial office building in which Old Line Bancshares leases and operates its main headquarters as well as a branch of Old Line Bank.  Old Line Bancshares owns 62.50% of Pointer Ridge.

Old Line Bank is a trust company chartered under Subtitle 2 of Title 3 of the Financial Institutions Article of the Annotated Code of Maryland.  Old Line Bank was originally chartered in 1989 as a national bank under the title “Old Line National Bank.”  In June 2002, Old Line Bank converted to a Maryland chartered trust company exercising the powers of a commercial bank, and received a Certificate of Authority to do business from the Maryland Commissioner of Financial Regulation (the “Maryland Commissioner”).

Old Line Bank does not exercise trust powers and its regulatory structure is the same as a Maryland chartered commercial bank.  As of December 31, 2014, Old Line Bank was a member of the Federal Reserve System and its primary federal regulator was the Board of Governors of the Federal Reserve System (the “FRB”).  On March 6, 2015, Old Line Bank cancelled its stock in the Federal Reserve Bank of Richmond (the “Federal Reserve Bank”), thus terminating its status as a member of the Federal Reserve System.  As a result, its primary regulator is now the Federal Deposit Insurance Corporation (“FDIC”) and as of that date it is subject to regulation, supervision and regular examination by the Maryland Commissioner and the FDIC.  Deposits of Old Line Bank are insured to the maximum legal limits by the Deposit Insurance Fund of the FDIC.  Old Line Bancshares’ current primary market area is the suburban Maryland (Washington, D.C. suburbs) counties of Anne Arundel, Calvert, Charles, Montgomery, Prince George’s and St. Mary’s.  Old Line Bancshares also targets customers throughout the greater Washington, D.C. metropolitan area.

As June 30, 2015, Old Line Bancshares had consolidated assets, deposits and stockholders’ equity of approximately $1.3 billion, $1.1 billion and $136.0 million, respectively.

Old Line Bancshares’ common stock is listed and traded on the NASDAQ Capital Market under the symbol “OLBK.”

Regal Bancorp, Inc.

11436 Cronhill Drive

Owings Mills, Maryland 21117

Telephone: (443) 334-4700

Regal Bancorp was incorporated under the laws of the State of Maryland on June 18, 1990 to serve as the holding company of Regal Bank.  Regal Bancorp is primarily engaged in the business of directing, planning, and coordinating the business activities of Regal Bank.

Established in 1947, Regal Bank is a Maryland state chartered, full-service trust company exercising the powers of a commercial bank.  Regal Bank operates through three branch locations at Owings Mills, Hunt Valley, and Westminster, Maryland.  The primary business of Regal Bank is to attract deposits from individual and corporate customers and to originate residential and commercial mortgage loans, commercial loans and consumer loans, primarily in the Greater Baltimore Metropolitan area.  Regal Bank also wholly owns 5900 Erdman, Inc., a Maryland corporation that buys, leases, sells, and otherwise operates in real estate transactions.  Regal Bank is subject to competition from other financial and mortgage institutions in attracting and retaining deposits and in making loans.  Regal Bank is subject to the regulations of certain agencies of the federal and state governments and undergoes periodic examination by those agencies.

At June 30, 2015, Regal Bank consolidated with its subsidiary had total assets of $133.5 million, total deposits of $106.2 million and stockholders’ equity of $12.9 million.

The Regal Bancorp Special Meeting

Date, Time and Place of Special Meeting (see page 29)

Regal Bancorp will hold a special meeting of stockholders on November 20, 2015 at 10:00 a.m., local time, at Regal Bancorp’s corporate headquarters located at 11436 Cronhill Drive, Suite 1, Owings Mills, Maryland 21117.  The Regal Bancorp board of directors has set the close of business on October 9, 2015 as the record date for determining stockholders entitled to notice of, and to vote at, the special meeting.  On October 7, 2015, there were 443,586 shares of Regal Bancorp common stock outstanding.

Matters to be Considered at the Special Meeting (see page 29)

Stockholders of Regal Bancorp will be asked at the special meeting to vote on (i) a proposal to approve the merger agreement and the merger, (ii) a proposal to adjourn the special meeting to solicit additional proxies, if necessary, in the event there are not sufficient votes at the time of the meeting to approve the merger agreement and the merger, and (iii) any other business that properly arises during the special meeting or any adjournment or postponement thereof.

Under the terms of the merger agreement, Old Line Bancshares will acquire Regal Bancorp by merging Regal Bancorp with and into Old Line Bancshares.  Pursuant to a separate agreement, we anticipate that immediately after the merger, Regal Bank, the bank operating subsidiary of Regal Bancorp, will merge with and into Old Line Bank, with Old Line Bank being the surviving bank.

A copy of the merger agreement, as amended, is attached to this proxy statement/prospectus as Annex A.

Consideration to be Received in the Merger  (page 46)

If the merger is completed, each outstanding share of common stock of Regal Bancorp will be exchanged for either $12.68 in cash or 0.7718 shares of Old Line Bancshares common stock, and each outstanding share of Regal Bancorp preferred stock will be exchanged for $2.00 in cash, upon consummation of the merger, for a total value of approximately $6.6 million. The number of shares of Old Line Bancshares common stock that will be exchanged for each outstanding share of Regal Bancorp common stock may be increased if Old Line Bancshares exercises its option to increase the merger consideration to avoid termination of the merger agreement based on recent closing prices of the Old Line Bancshares common stock prior to the merger, as further described below under “-Old Line Bancshares and Regal Bancorp can Amend of Terminate the Merger Agreement.”

Pursuant to the merger agreement, you will have the opportunity to elect the form of consideration to be received for your shares of Regal Bancorp common stock, subject to proration and allocation procedures as set forth in the merger agreement that, if you elect to receive cash in exchange for some or all of your shares of Regal Bancorp common stock in the merger, may result in your receiving a portion of the merger consideration in shares of Old Line Bancshares common stock instead.  The value of the stock consideration is dependent upon the value of Old Line Bancshares common stock and, therefore, will fluctuate with the market price of Old Line Bancshares common stock.  Accordingly, any change in the price of Old Line Bancshares common stock prior to the merger will affect the market value of the stock consideration that stockholders of Regal Bancorp will receive as a result of the merger.  For more information, see “The Merger Agreement and the Merger – Terms of the Merger – What Regal Bancorp Stockholders Will Receive in the Merger.”

Upon the closing of the merger the outstanding shares of Regal Bancorp preferred stock will be converted into the right to receive $2.00 per share, or an aggregate of $1,016,876.00.  Holders of preferred stock will not have the option to have their shares converted into shares of Old Line Bancshares capital stock.

Based on the Old Line Bancshares closing sales price of $16.76 on October 6, 2015, the most recent practical date prior to the date hereof, the tables below indicate the consideration that a Regal Bancorp stockholder would receive for 100 shares of Regal Bancorp common stock assuming that a stockholder elects to receive as consideration, and, with respect to a cash election, no proration occurs, (a) all shares of Old Line Bancshares common stock, (b) 50% cash and 50% shares of Old Line Bancshares common stock, and (c) all cash.

	Consideration to be Received as of October 6, 2015 by a Regal Bancorp Stockholder Who Makes a 100% Stock Election
	Number of Old Line Bancshares Shares to be Received	Value of Old Line Bancshares Shares to be Received(1)	Cash Consideration to be Received(2)	Total Value to be Received

For 100 Shares of Regal Bancorp common stock	77	$ 1,290.52	$ 2.96	$ 1,293.48

(1)Based on the closing sales price for Old Line Bancshares common stock of $16.76 on October 6, 2015.
(2)Consists of $2.96 of cash in lieu of a fractional share of Old Line Bancshares common stock.

	Consideration to be Received as of October 6, 2015 by a Regal Bancorp Stockholder Who Makes a 50% Cash and 50% Stock Election and No Proration Occurs
	Number of Old Line Bancshares Shares to be Received	Value of Old Line Bancshares Shares to be Received(1)	Cash Consideration to be Received(2)	Total Value to be Received

For 100 Shares of Regal Bancorp common stock	38	$ 636.88	$ 643.69	$ 1,280.57

(1)Based on the closing sales price for Old Line Bancshares common stock of $16.76 on October 6, 2015.
(2)Including $9.69 of cash in lieu of a fractional share of Old Line Bancshares common stock.

Consideration to be Received as of October 6, 2015 by a Regal Bancorp Stockholder Who Makes a 100% Cash Election and No Proration Occurs
	Number of Old Line Bancshares Shares to be Received	Value of Old Line Bancshares Shares to be Received	Cash Consideration to be Received	Total Value to be Received

For 100 Shares of Regal Bancorp common stock	-	N/A	$ 1,268.00	$ 1,268.00

Allocation and Proration of the Merger Consideration (page 49)

The merger agreement contains allocation provisions that are designed to ensure that no more than 50% (or 221,793 shares) of the outstanding shares of Regal Bancorp common stock will be exchanged for cash and the remaining outstanding shares of Regal Bancorp common stock will be exchanged for shares of Old Line Bancshares common stock, provided that such 50% figure will be reduced as necessary to ensure that (i) no more than 59% of the total consideration to be paid in the merger, including any cash paid for fractional shares, the cash to be paid in exchange for Regal Bancorp preferred stock and a reasonable estimate of the amount by which the cash payment to be made for each share of Regal Bancorp common stock held by stockholders that exercise their dissenters’ rights will exceed $12.68, consists of cash, and (ii) the merger will qualify as a tax-free reorganization for federal tax purposes.

The merger agreement provides that if the holders of more than 50% of the shares of Regal Bancorp common stock outstanding at the effective time of the merger, as such percentage may be adjusted downward in order to ensure that the cash consideration paid in the merger does not exceed 59% of the total consideration paid in the merger and the merger otherwise qualifies as a tax-free reorganization, as discussed above (which we refer to as the “maximum cash conversion number”), elect to receive cash for such shares in the merger or exercise their dissenters’ rights, then the shares for which no election as to cash or stock has been made, which we refer to as “no-election shares,” will be converted into the right to receive Old Line Bancshares common stock and the shares for which stockholders have requested be exchanged for cash will be reallocated by the exchange agent on a pro rata basis such that the total number of shares that will be exchanged for cash (including pursuant to dissenters’ rights) equals the maximum cash conversion number.  As a result, stockholders that elected to receive cash for some or all of their shares of Regal Bancorp common stock may receive shares of Old Line Bancshares common stock instead with respect to some of such shares.

If holders of less than the maximum cash conversion number of shares of Regal Bancorp common stock elect to receive cash in the merger or exercise their dissenters’ rights, then the shares which stockholders have requested be exchanged for cash will be converted into the right to receive cash in the merger, shares for which stockholders have requested be exchanged for Old Line Bancshares common stock in the merger will be converted into the right to receive shares of Old Line Bancshares common stock, and no-election shares will be converted into the right to receive shares of Old Line Bancshares common stock.  In other words, if holders of no more than 50% (as such figure may be adjusted) of the outstanding shares of Regal Bancorp common stock elect to receive cash in the merger, then the Regal Bancorp stockholders that make a valid election will receive in the merger the form of consideration that they elect.

Election Procedures for Stockholders; Surrender of Stock Certificates (page 48)

No more than 40 business days and no less than 20 business days before the expected date of completion of the merger, an election form will be sent to Regal Bancorp stockholders along with a letter of transmittal containing instructions for use in surrendering their Regal Bancorp stock certificates in exchange for the merger consideration.  You may use the election form to indicate whether your preference is to receive cash, shares of Old Line Bancshares common stock or a combination thereof.  The election deadline will be set forth in the election form, but will be no later than 5:00 p.m., Eastern Time, five days prior to the anticipated closing date of the merger.  To make an election, a holder of Regal Bancorp common stock must submit a properly completed election form and return it, together with a properly completed letter of transmittal and all stock certificates, so that the form, letter of transmittal and certificates are actually received by the exchange agent at or before the election deadline in accordance with the instructions on the election form.

You should not send in your stock certificates until you receive the election form, letter of transmittal and instructions from the exchange agent.

No-Election Shares (page 48)

Regal Bancorp stockholders who do not submit a properly completed election form, or who revoke their election form prior to the election deadline and do not submit a new properly completed election form, will have their shares of Regal Bancorp common stock designated as “no-election shares.”  No-election shares will be converted into the right to receive shares of Old Line Bancshares common stock in the merger.

The Regal Bancorp Board of Directors Recommends Stockholder Approval (see page 29)

The Regal Bancorp board of directors believes that the merger is in the best interests Regal Bancorp and its stockholders, and recommends that stockholders vote “FOR” approval of the merger agreement and the merger.

Opinion of Regal Bancorp’s Financial Advisor (see page 40)

In connection with the merger, Regal Bancorp’s financial advisor, Feldman Financial Advisors, Inc. (“Feldman”), delivered a written opinion, dated August 5, 2015, to the Regal Bancorp board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Regal Bancorp common stock of the merger consideration in the proposed merger.  The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Feldman in preparing the opinion, is attached as Annex B to this proxy statement/prospectus.  The opinion was for the information of, and was directed to, the Regal Bancorp board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger.  The opinion did not address the underlying business decision of Regal Bancorp to engage in the merger or enter into the merger agreement or constitute a recommendation to the Regal Bancorp board in connection with the merger, and it does not constitute a recommendation to any holder of Regal Bancorp common stock as to how to vote in connection with the merger or any other matter (including, with respect to holders of Regal Bancorp common stock, what election any such stockholder should make with respect to the per-share stock consideration or the per-share cash consideration).

Approval of the Merger Requires the Affirmative Vote of Stockholders Holding Two-Thirds of the Shares of Regal Bancorp Common Stock Outstanding on the Record Date of October 9, 2015 (see page 30)

The approval of the merger agreement and the merger by stockholders of Regal Bancorp requires the approval of the holders of at least two-thirds of the shares of Regal Bancorp common stock that are issued and outstanding as of the record date of October 9, 2015.  Each holder of shares of Regal Bancorp common stock outstanding on the record date will be entitled to one vote for each share held.  The vote required for approval of the merger agreement and the merger is a percentage of all outstanding shares of Regal Bancorp common stock.  Therefore, an abstention, a failure to vote and a broker non-vote will each have the same effect as a vote against the approval of the merger agreement and the merger.

The affirmative vote of a majority of the shares of Regal Bancorp common stock present in person or represented by proxy at the special meeting and entitled to vote is required to approve the adjournment of the special meeting to solicit additional proxies, if necessary.  An abstention does not count as a vote cast under Maryland Law.  Therefore, an abstention, a failure to vote and a broker non-vote will each have no effect on the outcome of this proposal.

Regal Bancorp’s Directors have Agreed to Vote in Favor of the Merger Agreement (see pages  30 and  65)

As of October 7, 2015, there were 443,586 shares of Regal Bancorp common stock issued and outstanding and entitled to vote.  The directors of Regal Bancorp have agreed, in writing, to vote all shares of Regal Bancorp common stock for which they are the record or beneficial owner “FOR” the approval of the merger agreement and the merger.  As of the record date, such directors and their affiliates are entitled to vote [____]% of the issued and outstanding shares of the Regal Bancorp common stock.  Therefore, approval of the merger agreement and the merger is assured.

Regal Bancorp’s Directors and Management may have Interests in the Merger that Differ from Your Interests (see page 63)

The directors and executive officers of Regal Bancorp have interests in the merger as directors and employees that are different from your interests as a Regal Bancorp stockholder.  These interests include, among others, the offer of employment and payments to be made to Regal Bancorp’s President and Chief Executive Officer, as well as indemnification and insurance provisions included in the merger agreement.

Regal Bancorp’s board of directors was aware of these interests and considered them in approving and recommending the merger agreement, the merger and the related transactions.

Regulatory Approval Must be Obtained and Other Conditions Must be Satisfied Before the Merger can be Completed (see pages 61 and  56)

Old Line Bancshares’ and Regal Bancorp’s obligations to complete the merger are subject to various conditions that are usual and customary for this kind of transaction, including obtaining approval from the FRB and the Maryland Commissioner for the merger and obtaining approval of the FDIC and the Maryland Commissioner for the bank merger (which is included in any references to regulatory “approvals” in this proxy statement/prospectus).  On September 4, 2015, Old Line Bancshares and/or Old Line Bank filed the appropriate applications for approval with the FRB, the FDIC and the Maryland Commissioner.  In addition to the required regulatory approvals, the merger will be completed only if certain conditions, including the following, are satisfied or waived by the companies:

•	Regal Bancorp’s stockholders must approve the merger agreement and the merger;
•	each party must receive an opinion from its counsel or independent certified public accountants that:
➢	the merger constitutes a tax-free reorganization under Section 368(a) of the Internal Revenue Code; and
➢

with respect to the opinion received by Regal Bancorp, any gain realized in the merger will be recognized only to the extent of cash or other property (other than Old Line Bancshares common stock) received in the merger, including cash received in lieu of fractional share interests; and

•

each party’s representations and warranties contained in the merger agreement must be correct except to the extent that if not true and correct it would not have a material adverse effect on the party or the party’s ability to consummate the merger (with certain exceptions), and each party must have performed all of its obligations set forth in the merger agreement.

The merger agreement attached to this proxy statement/prospectus as Annex A describes all of the conditions that must be met before the merger may be completed.

Old Line Bancshares and Regal Bancorp can Amend or Terminate the Merger Agreement (see page 58)

Regal Bancorp and Old Line Bancshares may agree to terminate the merger agreement and not complete the merger at any time before the merger is completed.  Each company also may unilaterally terminate the merger agreement in certain circumstances, including if:

•

The merger is not completed on or prior to January 31, 2016 or, because of the failure to obtain any required regulatory approval or consent by such date, the merger is not completed by April 30, 2016, if the failure to complete the merger by that date is not due to a material breach of the merger agreement by the party seeking to terminate it.

•	A definitive written denial of a required regulatory approval or consent, or the permanent withdrawal of an application for approval or consent at the request of a regulatory authority.
•

The other party has materially breached any representation, warranty, covenant or other agreement in the merger agreement, and such breach either by its nature cannot be cured prior to the closing of the merger or remains uncured 30 days after receipt by such party of written notice of such breach (provided that if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days and cure is being diligently pursued, then termination can occur only after expiration of such 60-day period), if the party terminating the merger agreement is not in material breach.

•	Regal Bancorp’s stockholders vote on but fail to approve the merger agreement and the merger.
•

Regal Bancorp or any Regal Bancorp subsidiary receives (with respect to Regal Bancorp’s right to terminate) or enters into, approves or resolves to approve (with respect to Old Line Bancshares’ right to terminate) an agreement, agreement in principle, letter of intent or similar instrument with a view to being acquired, or more than 25% of its assets or liabilities being acquired, by any person other than Old Line Bancshares, or to sell 10% or more of its outstanding shares of common stock, in a transaction the Regal Bancorp board of directors determines is more favorable to the stockholders of Regal Bancorp (a “superior Regal Bancorp transaction”).

In addition, Regal Bancorp may terminate the merger agreement if:

•

Old Line Bancshares or any Old Line Bancshares subsidiary enters into a definitive term sheet, letter of intent, agreement or similar agreement to merge, as a result of which Old Line Bancshares is not the surviving entity or Old Line Bancshares’ directors as of August 5, 2015 do not comprise the majority of the surviving entity’s board of directors, with any person other than Regal Bancorp, and the Regal Bancorp board of directors determines, after considering the advice of counsel, that such transaction is not in the best interests of Regal Bancorp’s stockholders.

•

If the volume-weighted average closing price of Old Line Bancshares common stock during the 30 trading days ending five business days before the effective date of the merger is less than 80% of $16.43 (the volume-weighted average closing price of the Old Line Bancshares common stock for the 30 trading days prior to the date the merger agreement was executed), and the decrease in such price is more than 20% lower than any decrease in the Nasdaq Bank Stock Index over such period, provided, however, that Old Line Bancshares would then have the option to increase the per-share common stock consideration to an amount that equals $10.14 per share of Regal Bancorp common stock, in which case no termination will take place.  If Old Line Bancshares were to exercise its option to increase the per-share common stock consideration under these circumstances, the number of shares of Old Line Bancshares common stock that is issued in exchange for each share of Regal Bancorp common stock, and the total number of shares of common stock that Old Line Bancshares issues in the merger, would increase.

In addition, Old Line Bancshares may terminate the merger agreement if:

•	Regal Bancorp’s board of directors withdraws, changes or modifies its recommendation to stockholders to approve the merger agreement and the merger.

Old Line Bancshares and Regal Bancorp can agree to amend the merger agreement in any way.  Either company can waive any of the requirements of the other company in the merger agreement, except that neither company can waive the requirement that the companies receive all required regulatory approvals, the requirement for approval of the Regal Bancorp stockholders or the requirement that no order, decree or injunction preventing the transactions contemplated by the merger agreement has been issued.

Regal Bancorp Must Pay a Termination Fee to Old Line Bancshares if the Merger Agreement is Terminated Under Certain Circumstances (see page 59)

Regal Bancorp must pay Old Line Bancshares a termination fee in the amount of $450,000 if the merger agreement is terminated because:

•

Regal Bancorp has materially breached the merger agreement or any representation, warranty, covenant or other agreement contained therein (provided that Old Line Bancshares is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•

The merger failed to close by January 31, 2016 or, if due solely to the need to obtain a regulatory approval or consent, April 30, 2016, or the parties failed to receive all regulatory approvals and consents required for the merger and such failure resulted from the knowing, willful and intentional actions or inactions of Regal Bancorp or Regal Bank;

•

Regal Bancorp or any Regal Bancorp subsidiary has (i) received a proposal for a superior Regal Bancorp transaction (with respect to termination by Regal Bancorp) or (ii) entered into, approved or resolved to approve an agreement, agreement in principle, letter of intent or similar instrument with respect to a superior Regal Bancorp transaction (with respect to termination by Old Line Bancshares);

•

Regal Bancorp or any Regal Bancorp subsidiary has entered into an agreement, agreement in principle, letter of intent or similar instrument for any other merger, acquisition or similar transaction or a transaction with respect to the sale of a material portion of its assets in violation of the merger agreement; or

•

The board of directors of Regal Bancorp has withdrawn, changed or modified its recommendation to the stockholders of Regal Bancorp to approve the merger agreement and the merger in a manner adverse to Old Line Bancshares.

Old Line Bancshares Must Pay a Termination Fee to Regal Bancorp if the Merger Agreement is Terminated Under Certain Circumstances (see page 59)

Old Line Bancshares has agreed to pay a termination fee in the amount of $450,000 to Regal Bancorp if Regal Bancorp terminates the merger agreement because:

•

Old Line Bancshares has materially breached the merger agreement or any representation, warranty, covenant or other agreement contained therein (provided that Regal Bancorp is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement); or

•

The merger failed to close by January 31, 2016 or, if due solely to the need to obtain a regulatory approval or consent, April 30, 2016, or the parties failed to receive all regulatory approvals and consents required for the merger and such failure resulted from the knowing, willful and intentional actions or inactions of Old Line Bancshares or Old Line Bank (provided that Regal Bancorp is not then in material breach of any material representation, warranty, covenant or other agreement contained in the merger agreement).

Rights of Old Line Bancshares Stockholders Differ from those of Regal Bancorp Stockholders (see page 72)

When the merger is completed, Regal Bancorp stockholders who receive Old Line Bancshares common stock as consideration in the merger will become Old Line Bancshares stockholders.  The rights of Old Line Bancshares stockholders differ from the rights of Regal Bancorp stockholders in certain important ways.  These differences have to do with provisions in Old Line Bancshares’ articles of incorporation and bylaws that differ from the provisions in Regal Bancorp’s articles of incorporation and bylaws.

Regal Bancorp Stockholders have Dissenters’ Rights in Connection with the Merger (see page 70)

Regal Bancorp stockholders are entitled to exercise dissenters’ rights with respect to the merger and, if the merger is completed and they perfect their dissenters’ rights, to receive payment in cash for the fair value of their shares of Regal Bancorp common stock instead of their share of the aggregate merger consideration.  In general, to preserve their dissenters’ rights, Regal Bancorp stockholders who wish to exercise these rights must:

•	Deliver a written objection to the merger to Regal Bancorp at or before Regal Bancorp’s special meeting of stockholders;
•	Not vote their shares for approval of the merger agreement and the merger;
•	Within 20 days after the merger is consummated, deliver a written demand to Old Line Bancshares stating the number of shares of Regal Bancorp common stock for which they demand payment; and
•	Comply with the other procedures set forth in Sections 3-201 through 3-213 of the MGCL.

The text of Sections 3-201 through 3-213 of the MGCL governing dissenters’ rights is included with this proxy statement/prospectus as Annex C.  Failure to comply with the procedures described in Annex C will result in the loss of dissenters’ rights under the MGCL.  We urge you to carefully read the text of Sections 3-201 through 3-213 of the MGCL governing dissenters’ rights.

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the caption “Caution Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement and the merger.

Risk Factors Related to the Merger in General

Old Line Bancshares may fail to realize all of the anticipated benefits of the merger.    The success of the merger will depend, in part, on Old Line Bancshares’ ability to realize the anticipated benefits and cost savings from combining the businesses of Old Line Bancshares and Regal Bancorp.  To realize these anticipated benefits and cost savings, however, Old Line Bancshares must successfully combine the businesses of Old Line Bancshares and Regal Bancorp.  If Old Line Bancshares is unable to successfully combine the businesses of Old Line Bancshares and Regal Bancorp, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

Old Line Bancshares and Regal Bancorp have operated and, until the completion of the merger, will continue to operate, independently.  It is possible that the integration process could result in the loss of key employees, the loss of key depositors or other bank customers and the disruption of Regal Bancorp’s ongoing businesses, as well as or inconsistencies in standards, controls, procedures and policies that adversely affect Regal Bancorp’s ability to maintain its relationships with its clients, customers, depositors and employees, which could have a negative impact on Old Line Bancshares’ ability to achieve the anticipated benefits of the merger.  Integration efforts between the two companies may, to some extent, also divert management’s attention and resources.  These integration matters could have an adverse effect on each of Old Line Bancshares and Regal Bancorp during such transition period.

The opinion of Regal Bancorp’s financial advisor to its board of directors does not reflect changes in circumstances since the date of such opinion.  The board of directors of Regal Bancorp received an opinion from Feldman, its financial advisor, regarding the fairness of the merger consideration from a financial point of view, but this opinion is dated as of, and speaks only as of, the date of the merger agreement.  Changes in the operations and prospects of Old Line Bancshares and Regal Bancorp, general market and economic conditions and other factors that may be beyond the control of Old Line Bancshares or Regal Bancorp may significantly alter the prices of the shares of Old Line Bancshares common stock or Regal Bancorp common stock by the time the merger is completed.  Feldman’s opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion.  Because Regal Bancorp does not currently anticipate asking Feldman to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed.  The recommendation of Regal Bancorp’s board of directors that Regal Bancorp stockholders vote “FOR” the approval of the merger agreement and the merger, however, is made as of the date of this proxy statement/prospectus.  For a description of the Feldman opinion, refer to the section of this proxy statement/prospectus entitled “The Merger Agreement and the Merger – Opinion of Regal Bancorp’s Financial Advisor.”

Because the market price of Old Line Bancshares common stock will fluctuate, Regal Bancorp stockholders cannot be sure of the value of the merger consideration they may receive.  Upon completion of the merger, at least 50% of the outstanding shares of Regal Bancorp common stock will be converted into the right to receive shares of Old Line Bancshares common stock.  The value of the shares of Old Line Bancshares common stock received in the merger approximates $12.68 per share as of the date of the merger agreement based on then-recent trading prices.  However, trading prices of Old Line Bancshares common stock may vary from the trading prices of Old Line Bancshares common stock on the date of the merger agreement, the trading date following the date we announced the merger, the date this proxy statement/prospectus was mailed to Regal Bancorp stockholders and the date of the special meeting of the Regal Bancorp stockholders.  Any change in the market price of shares of Old Line Bancshares common stock may affect the value of the merger consideration that Regal Bancorp stockholders will receive upon completion of the merger.  Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations.  Many of these factors are beyond our control.  You should obtain current market quotations for shares of Old Line Bancshares common stock.

The market price of Old Line Bancshares common stock after the merger may be affected by factors different from those affecting the shares of Old Line Bancshares or Regal Bancorp currently.  The businesses of Old Line Bancshares and Regal Bancorp differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of Old Line Bancshares and Regal Bancorp.

If the merger is not completed, Old Line Bancshares and Regal Bancorp will have incurred substantial expenses without realizing the expected benefits.    Old Line Bancshares and Regal Bancorp have incurred substantial expenses in connection with the execution of the merger agreement and the merger.  The completion of the merger depends on the satisfaction of specified conditions, including the requisite approval of the stockholders of Regal Bancorp.  There is no guarantee that these conditions will be met.  If the merger is not completed, these expenses could have a material adverse impact on the financial condition of Old Line Bancshares and/or Regal Bancorp because they would not have realized the expected benefits.

The merger may not be consummated, may be consummated later or may be more expensive for Old Line Bancshares to consummate if the debentures that Regal Bancorp has issued to support the trust preferred securities go into default.  As discussed further below, Regal Bancorp has issued $6,702,000 of trust preferred securities through two wholly owned trust subsidiaries, and issued approximately $6,500,000 in junior subordinated debentures to the trusts.  The trusts use the debentures to back trust preferred securities that the trusts have issued to third party investors.  Regal Bancorp has deferred payment of the interest on the debentures in accordance with the terms of the indentures under which they were issued, however, these deferral periods end in mid-December.  The merger agreement requires Regal Bancorp to take steps under the indentures to obtain an extension of the interest deferral periods or a waiver of defaults caused by Regal Bancorp’s failure to pay the deferred interest when due, and to seek regulatory approval to repay the deferred interest though a dividend from Regal Bank.  If Regal Bancorp is unable to obtain such approvals or waivers, Old Line Bancshares at its option may loan funds to Regal Bancorp sufficient to pay the deferred interest and other charges due on the debentures.  If, however, Regal Bancorp is unable to make the required deferred interest payments when due and Old Line Bancshares does not loan the funds to Regal Bancorp to make the required deferred interest payments, and the debentures go into default, the trustees of the trusts or the holders of 25% or more in aggregate principal amount of the debentures may declare the entire principal of the debentures, and the interest accrued thereon, to be due and payable immediately. Such a result could make the merger more difficult or even impossible to consummate and, if consummated, could delay the effective date of the merger and make the merger more expensive for Old Line Bancshares. It is possible that Regal Bancorp stockholders would not receive anything for their shares of common stock if Regal Bancorp defaults on its repayment obligations with respect to the debentures.  We are unable, however, to predict exactly what would happen with respect to the merger if Regal Bancorp were to default on the debentures.

The merger must be approved by multiple governmental agencies.    Before the merger may be completed, various approvals must be obtained from the FRB, the FDIC and the Maryland Commissioner.  These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger.  Although Old Line Bancshares and Regal Bancorp do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Old Line Bancshares following the merger, any of which might have a material adverse effect on Old Line Bancshares following the merger.  Old Line Bancshares is not obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any conditions or requirements that, in the reasonable opinion of its board of directors, would (i) so materially and adversely impact the economic or business benefits to Old Line Bancshares following the merger as to render consummation of the merger inadvisable, or (ii) materially impair the value of Regal Bancorp and its subsidiaries to Old Line Bancshares and its subsidiaries, but Old Line Bancshares could choose to waive this condition.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Old Line Bancshares and Regal Bancorp.  If the merger is not completed, the ongoing businesses of Old Line Bancshares and Regal Bancorp may be adversely affected and Old Line Bancshares and Regal Bancorp will be subject to several risks, including the following:

•	Regal Bancorp may be required, under certain circumstances, to pay Old Line Bancshares a termination fee of $450,000 under the merger agreement;

•	Old Line Bancshares may be required, under certain circumstances, to pay Regal Bancorp a termination fee of $450,000 under the merger agreement;
•

Old Line Bancshares and Regal Bancorp will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the merger agreement, Regal Bancorp is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies;

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matters relating to the merger may require substantial commitments of time and resources by Old Line Bancshares and Regal Bancorp management that could otherwise have been devoted to other opportunities that may have been beneficial to Old Line Bancshares and Regal Bancorp as independent companies, as the case may be; and

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Regal Bancorp will still be subject to the provisions of its written agreement with the Federal Reserve Bank described under the heading entitled “– Additional Risk Factors Relating to Regal Bancorp – Regal Bancorp has entered into a written agreement with the Federal Reserve Bank that may result in adverse results to Regal Bancorp’s operations.”

In addition, if the merger is not completed, Old Line Bancshares and/or Regal Bancorp may experience negative reactions from the financial markets and from their respective customers and employees.  Old Line Bancshares and/or Regal Bancorp also could be subject to litigation related to any failure to complete the merger their respective obligations under the merger agreement.  If the merger is not completed, Old Line Bancshares and Regal Bancorp cannot assure their stockholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Old Line Bancshares and/or Regal Bancorp.

Old Line Bancshares and Regal Bancorp may choose not to proceed with the merger if it is not completed by January 31, 2016 or, if due to the lack of a required regulatory approval, April 30, 2016.  Either Old Line Bancshares or Regal Bancorp may terminate the merger agreement if the merger has not been completed by January 31, 2016 or, if due to the lack of a required regulatory approval, April 30, 2016.  See “The Merger Agreement and the Merger – Terms of the Merger – Termination.”  There can be no assurance that all conditions to the merger will have been satisfied by the required date(s).  See “The Merger Agreement and the Merger – Terms of the Merger – Conditions to the Merger.”

Risk Factors Relating to Old Line Bancshares’ Business

This section discusses risks relating to Old Line Bancshares’ business and includes risks it will continue to face after the merger.  References to “Old Line Bancshares” include its subsidiary Old Line Bank as the context requires.

System failure or cybersecurity breaches of Old Line Bancshares’ network security could subject it to increased operating costs as well as litigation and other potential losses.  Old Line Bancshares relies heavily on communications and information systems to conduct its business.  The computer systems and network infrastructure it uses could be vulnerable to unforeseen hardware and cybersecurity issues.  Old Line Bancshares’ operations are dependent upon its ability to protect its equipment against damage from fire, power loss, telecommunications failure or a similar catastrophic event.  Any damage or failure that causes an interruption in Old Line Bancshares’ operations could have an adverse effect on its financial condition and results of operations.  In addition, Old Line Bancshares’ operations are dependent upon its ability to protect the computer systems and network infrastructure it uses, including its Internet banking activities, against damage from physical break-ins, cybersecurity breaches and other disruptive problems caused by the Internet or other users.  Such computer break-ins and other disruptions would jeopardize the security of information stored in and transmitted through its computer systems and network infrastructure, which may result in significant liability to Old Line Bancshares, subject it to additional regulatory scrutiny, damage its reputation, result in a loss of customers, and inhibit current and potential customers from its Internet banking services, any or all of which could have a material adverse effect on its results of operations and financial condition.  Each year, Old Line Bancshares adds additional security measures to its computer systems and network infrastructure to mitigate the possibility of cybersecurity breaches including firewalls and penetration testing, but there can be no assurance that such security measures will be effective in preventing such breaches, damage or failures.  Old Line Bancshares continues to monitor developments in this area and consider whether additional protective measures are necessary or appropriate, and it has obtained insurance protection intended to cover losses due to network security breaches; there is no guarantee, however, that such insurance would cover all costs associated with any breach, damage or failure of Old Line Bancshares’ computer systems and network infrastructure.

Old Line Bancshares relies on certain external vendors.  Old Line Bancshares’ business is dependent on the use of outside service providers that support its day-to-day operations including data processing and electronic communications.  Old Line Bancshares’ operations are exposed to risk that a service provider may not perform in accordance with established performance standards required in their agreements with Old Line Bancshares for any number of reasons including equipment or network failure, a change in their senior management, their financial condition, their product line or mix and how they support existing customers, or a simple change in their strategic focus.  While Old Line Bancshares has comprehensive policies and procedures in place to mitigate risk at all phases of service provider management from selection, to performance monitoring and renewals, the failure of a service provider to perform in accordance with contractual agreements could be disruptive to its business, which could have a material adverse effect on its financial condition and the results of its operations.

A worsening of current economic conditions could adversely affect Old Line Bancshares’ results of operations and financial condition.  Changes in prevailing economic conditions, including declining real estate values, changes in interest rates that may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events may adversely affect Old Line Bancshares’ financial results.  Although the U.S. economy has emerged from the severe recession that occurred in 2007 through 2009, economic growth has been slow and uneven, and employment growth remains weak.  Recovery by many businesses has been impaired by lower consumer spending.  A return to prolonged deteriorating economic conditions could significantly affect the markets in which Old Line Bancshares’ does business, the value of its loans and investments, and its ongoing operations, costs and profitability.  Although signs of stability have emerged, Old Line Bancshares expects that the business environment in the State of Maryland and the entire United States will continue to present challenges for the foreseeable future.  Further continuing economic uncertainty, including regarding concerns about U.S. debt levels and related governmental actions, including potential tax increases and cuts in government spending, may hamper the ongoing recovery or otherwise negatively impact economic conditions going forward.  In addition, an increase in unemployment levels may result in higher than expected loan delinquencies, increases in Old Line Bancshares’ nonperforming, criticized or classified assets and a decline in demand for its products and services.  These events may cause Old Line Bancshares to incur losses and may adversely affect its financial condition and results of operations.

Although the adverse economic climate during the past several years has not severely impacted Old Line Bancshares due to its strict underwriting standards, any adverse changes in the economy going forward, including decreases in current real estate values, increased unemployment or the economy moving back into a recession, could have a negative effect on the ability of its borrowers to make timely repayments of their loans, which would have an adverse impact on its earnings.

A worsening of credit markets and economic conditions could adversely affect Old Line Bancshares’ liquidity.  Old Line Bank must maintain sufficient liquidity to ensure cash flow is available to satisfy current and future financial obligations including demand for loans and deposit withdrawals, funding of operating costs and other corporate purposes.  Old Line Bancshares obtains funding through deposits and various short term and long term wholesale borrowings, including federal funds purchased, unsecured borrowings, brokered certificates of deposits and borrowings from the Federal Home Loan Bank of Atlanta and others.  Economic uncertainty and disruptions in the financial system may adversely affect Old Line Bancshares’ liquidity.  Dramatic declines in the housing market and falling real estate prices coupled with increased foreclosures and unemployment resulted in significant asset value write downs by financial institutions during and after the most recent recession, including government sponsored entities and investment banks.  These write downs have caused financial institutions to seek additional capital.  Should Old Line Bancshares experience a substantial deterioration in its financial condition or should disruptions in the financial markets restrict its funding, it would negatively impact Old Line Bancshares’ liquidity.  To mitigate this risk, Old Line Bancshares closely monitors its liquidity, maintains a line of credit with the Federal Home Loan Bank, and has received approval to borrow from the Federal Reserve Bank.

Old Line Bancshares’ concentrations of loans in various categories may also increase the risk of credit losses.  Old Line Bancshares currently invests more than 25% of its capital in various loan types and industry segments, including commercial real estate loans and loans to the hospitality industry (hotels/motels).  While declines in the local commercial real estate market following the most recent recession have not caused the collateral securing Old Line Bancshares’ loans to exceed acceptable loan to value ratios, a deterioration in the commercial real estate market could cause deterioration in the collateral securing these loans and/or a decline in its customers’ earning capacity.  This could negatively impact Old Line Bancshares. Although Old Line Bancshares has made a large portion of its hospitality loans to long term, well established operators in strategic locations, a decline in the occupancy rate in these facilities could negatively impact their earnings.  This could adversely impact their ability to repay their loans, which would adversely impact Old Line Bancshares’ net income.

Old Line Bancshares’ need to comply with extensive and complex governmental regulation could have an adverse effect on its business and growth strategy.  The banking industry is subject to extensive regulation by state and federal banking authorities.  Many of these regulations are intended to protect depositors, the public or the FDIC insurance funds, not stockholders.  Regulatory requirements affect Old Line Bancshares’ lending practices, capital structure, investment practices, dividend policy, ability to attract and retain personnel and many other aspects of its business.  These requirements may constrain Old Line Bancshares’ rate of growth and changes in regulations could adversely affect it.  The cost of compliance with regulatory requirements could adversely affect Old Line Bancshares’ ability to operate profitably.  Further, if it is not in compliance with such requirements, Old Line Bancshares could be subject to fines or other regulatory action that could restrict its ability to operate or otherwise have a material adverse effect on its business and financial condition.  Although Old Line Bancshares believes it is in material compliance with all applicable regulations, it is possible there are violations of which it is unaware that could be discovered by its regulators in the course of an examination or otherwise, which could trigger such fines or other adverse consequences.

In addition, because federal regulation of financial institutions changes regularly and is the subject of constant legislative debate, Old Line Bancshares cannot forecast how federal regulation of financial institutions may change in the future and impact its operations.  In light of the performance of and government intervention in the financial sector, there will be significant changes to the banking and financial institutions’ regulatory agencies in the future.  Changes in regulation and oversight, including in the form of changes to statutes, regulations or regulatory policies or changes in interpretation or implementation of statutes, regulations or policies, could affect the services and products Old Line Bancshares offers, increase its operating expenses, increase compliance challenges and otherwise adversely impact its financial performance and condition.  In addition, the burden imposed by these federal and state regulations may place banks in general, and Old Line Bank specifically, at a competitive disadvantage compared to less regulated competitors.

New capital rules require insured depository institutions and their holding companies to hold more capital.  The impact of the new rules on Old Line Bancshares’ financial condition and operations is uncertain but could be materially adverse.    In July 2013, the FRB and FDIC adopted new capital rules implementing the capital standards of the Basel Committee on Banking Supervision and the minimum capital requirements and certain other provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).  These rules substantially amend the regulatory risk-based capital rules applicable to Old Line Bancshares and Old Line Bank.  The rules phase in over a period of time beginning in 2015 and will become fully effective in 2019.  The rules apply to Old Line Bancshares as well as to Old Line Bank.  Currently, Old Line Bancshares’ and Old Line Bank’s are subject to the following minimum capital requirements (i) a common equity Tier 1 capital requirement (4.5% of risk based assets); (ii) a Tier 1 capital requirement (6% of risk based assets); and (iii) a total capital requirement (8% of risk based assets). Beginning in 2016, a capital conservation buffer will phase in over three years, ultimately resulting in a requirement of 2.5% on top of the common equity Tier 1, Tier 1 and total capital requirements, resulting in a required common equity Tier 1 risk based ratio of 7%, a Tier 1 risk based  capital ratio of 8.5%, and a total risk based capital ratio of 10.5% (Old Line Bancshares’ and Old Line Bank’s leverage ratio requirement will remain at the 4% level now required).  Failure to satisfy any of these capital requirements will result in limits on paying dividends, engaging in share repurchases and paying discretionary bonuses.  These limitations will establish a maximum percentage of eligible retained income that could be utilized for such actions.

Regulations pursuant to the Dodd‑Frank Act may adversely impact Old Line Bancshares’ results of operations, liquidity or financial condition.  The Dodd‑Frank Act represents a comprehensive overhaul of the U.S. financial services industry.  The Dodd‑Frank Act required the new Consumer Financial Protection Bureau (“CFPB”), which has the responsibility for making rules and regulations under the federal consumer protection laws relating to financial products and services, and other federal agencies to implement many new and significant rules and regulations to implement its various provisions.  There are a number of regulations under the Dodd‑Frank Act that have not yet been proposed or adopted.  Old Line Bancshares will not know the full impact of the Dodd‑Frank Act on its business until regulations implementing the statute are adopted and implemented, which could be years.  As a result, it cannot predict the full extent to which the Dodd‑Frank Act will impact Old Line Bancshares’ business, operations or financial condition.  However, compliance with these new laws and regulations may require Old Line Bancshares to make changes to its business and operations and will likely result in additional costs and a diversion of management’s time from other business activities, any of which may adversely impact its results of operations, liquidity or financial condition.

Because Old Line Bancshares serves a limited market area in Maryland, an economic downturn in its market area could more adversely affect it than it affects Old Line Bancshares’ larger competitors that are more geographically diverse.  Old Line Bancshares’ current primary market area consists of the suburban Maryland (Washington, D.C. suburbs) Counties of Anne Arundel, Calvert, Charles, Montgomery, Prince George’s and St. Mary’s.  If the merger is consummated this market area will expand into Baltimore and Carroll Counties and Old Line Bancshares may expand further into contiguous northern and western Counties, such as Howard County, Maryland.  However, broad geographic diversification is not currently part of Old Line Bancshares’ community bank focus.  Overall, during and following the most recent recession, the business environment has negatively impacted many businesses and households in the United States and worldwide.  Although the economic decline has not impacted the suburban Maryland and Washington D.C. suburbs as adversely as other areas of the United States, it has caused an increase in unemployment and business failures and a decline in property values.  As a result, if Old Line Bancshares’ market area should suffer another economic downturn, it may more severely affect its business and financial condition than it affects larger bank competitors.  In particular, due to the proximity of Old Line Bancshares’ primary market area to Washington, D.C., decreases in spending by the Federal government could impact Old Line Bancshares more than banking companies that serve a larger or a different geographical area.  Old Line Bancshares’ larger competitors, for example, serve more geographically diverse market areas, parts of which may not be affected by the same economic conditions that may exist in Old Line Bancshares’ market area.  Further, unexpected changes in the national and local economy may adversely affect Old Line Bancshares’ ability to attract deposits and to make loans.  Such risks are beyond Old Line Bancshares’ control and may have a material adverse effect on its financial condition and results of operations and, in turn, the value of its common stock.

Old Line Bancshares originates and retains in its portfolio residential mortgage loans.  A downturn in the local real estate market and economy could adversely affect its earnings.  Old Line Bancshares’ loan portfolio includes residential mortgage loans that it originates.  Although the local real estate market and economy in Old Line Bancshares’ primary market areas have performed better than many other markets, a downturn could cause higher unemployment, more delinquencies, and could adversely affect the value of properties securing its loans.  In addition, the real estate market may take longer to recover or it may fail to recover to previous levels.  These risks increase the probability of an adverse impact on Old Line Bancshares’ financial results as fewer borrowers would be eligible to borrow and property values could be below necessary levels required for adequate coverage on the requested loan.

Old Line Bancshares may not have adequately assessed the fair value of the acquired assets and liabilities.  Current accounting guidance requires that Old Line Bancshares record assets and liabilities at their estimated fair values on the purchase date.  The determination of fair value requires that Old Line Bancshares consider a number of factors including the remaining life of the acquired loans and deposits, estimated prepayments or withdrawals, estimated loss ratios, estimated value of the underlying collateral, and the net present value of expected cash flows.  Actual deviations from these predicted cash flows, maturities or repayments or the underlying value of the collateral may mean that Old Line Bancshares’ present value determination is inaccurate.  This may cause fluctuations in interest income, non‑interest income, provision expense, interest expense and non‑interest expense and negatively impact Old Line Bancshares’ results of operations.

New regulations restrict Old Line Bancshares’ ability to originate residential real estate loans.  A CFPB rule, effective January 10, 2014, is designed to clarify for lenders how they can avoid legal liability under the Dodd‑Frank Act, which would otherwise hold lenders accountable for ensuring a borrower’s ability to repay a mortgage.  Loans that meet this “qualified mortgage” definition set forth in the rule will be presumed to have complied with the new ability‑to‑repay standard.  Under the rule, a “qualified mortgage” loan must not contain certain specified features.

The rule also establishes general underwriting criteria for qualified mortgages, including that the consumer must have a total (or “back end”) debt-to-income ratio that is less than or equal to 43%.  Lenders must also verify and document the income and financial resources relied upon to qualify the borrower on the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments.  The CFPB’s rule on qualified mortgages limits Old Line Bank’s ability to make residential mortgage loans that include a balloon payment, and may cause us to decide to limit certain types of other loans or loans to certain borrowers, and would make it more costly and/or time consuming to make these loans, which could limit Old Line Bancshares’ growth or profitability.

In addition, the Dodd-Frank Act requires the regulatory agencies to issue regulations that require securitizers of loans to retain “not less than 5% of the credit risk for any asset that is not a qualified residential mortgage.”  The regulatory agencies issued a final rule to implement this requirement on October 21, 2014.  The final rule aligns the definition of “qualified residential mortgage” with the definition of “qualified mortgage” issued by the CFPB for purposes of its regulations.  The final rule was effective February 23, 2015.  Compliance with the final rule is required beginning December 24, 2015 with respect to asset-backed securities collateralized by residential mortgages, and beginning December 24, 2016 with respect to all other classes of asset-backed securities.  The final rule could have a significant effect on the secondary market for loans and the types of loans Old Line Bancshares originates, and restrict its ability to make loans.

Old Line Bancshares depends on the services of key personnel.  The loss of any of these personnel could disrupt its operations and its business could suffer.  Old Line Bancshares’ success depends substantially on the skills and abilities of its executive management team, including James W. Cornelsen, its President and Chief Executive Officer, Joseph E. Burnett, its Executive Vice President and Chief Lending Officer, John Miller, its Executive Vice President and Chief Credit Officer, and Mark A. Semanie, its Executive Vice President and Chief Operating Officer.  Although Old Line Bank has entered into employment agreements with Messrs. Cornelsen, Burnett, Miller and Semanie, the existence of such agreements does not assure that Old Line Bancshares and Old Line Bank will retain their services.  These executives provide valuable services and would be difficult to replace.

Also, Old Line Bancshares’ growth and success and its anticipated future growth and success, in a large part, is due and it anticipates will be due to the relationships maintained by its banking executives with its customers.  The loss of services of one or more of these executives or of other key employees could have a material adverse effect on Old Line Bancshares’ operations and its business could suffer.  The experienced commercial lenders that Old Line Bancshares has hired are not a party to any employment agreement with Old Line Bancshares or Old Line Bank and they could terminate their employment at any time and for any reason.

Old Line Bancshares’ growth and expansion strategy may not be successful.  Old Line Bancshares’ ability to grow depends upon its ability to attract new deposits, identify loan and investment opportunities and maintain adequate capital levels.  Old Line Bancshares may also grow through acquisitions of existing financial institutions or branches thereof, as it is doing with the proposed merger with Regal Bancorp.  There are no guarantees, however, that Old Line Bancshares’ expansion strategies will be successful.  Also, in order to effectively manage its anticipated and/or actual loan growth Old Line Bancshares has made and may continue to make additional investments in equipment and personnel, which also will increase its non-interest expense.  If Old Line Bancshares grows too quickly and is not able to control costs and maintain asset quality, growth could materially and adversely affect its financial performance.

If Old Line Bancshares’ allowance for loan losses is not sufficient to cover actual loan losses, its earnings will decrease.  Old Line Bancshares maintains an allowance for loan losses that it believes is adequate for absorbing any potential losses in its loan portfolio.  Old Line Bancshares’ management, through a periodic review and consideration of its loan portfolio, determines the amount of the allowance for loan losses.  Although Old Line Bancshares believes that the allowance for loan losses is adequate to absorb probable losses in its loan portfolio, even under normal economic conditions, it cannot predict such losses with certainty.  The unprecedented volatility experienced in the financial and capital markets during the last several years makes this determination even more difficult as processes Old Line Bancshares uses to estimate the allowance for loan losses may no longer be dependable because they rely on complex judgments, including forecasts of economic conditions that may not be accurate.  As a result, Old Line Bancshares cannot be sure that its allowance is or will be adequate in the future.  If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future losses, Old Line Bancshares’ earnings will suffer.

As of June 30, 2015, commercial and commercial real estate mortgage loans comprise approximately 75% of Old Line Bancshares’ loan portfolio.  These types of loans are generally viewed as having more risk of default than residential real estate or consumer loans and typically have larger balances than residential real estate loans and consumer loans.  A deterioration of one or a few of these loans could cause a significant increase in non-performing loans.  Such an increase could result in a net loss of earnings from these loans, an increase in the provision for loan losses and an increase in loan charge-offs, all of which could have a material adverse effect on Old Line Bancshares’ financial condition and results of operations.

Old Line Bancshares’ profitability depends on interest rates and changes in monetary policy may impact it.  Old Line Bancshares’ results of operations depend to a large extent on its “net interest income,” which is the difference between the interest expense incurred in connection with its interest bearing liabilities, such as interest on deposit accounts, and the interest income received from its interest earning assets, such as loans and investment securities.  Interest rates, because they are influenced by, among other things, expectations about future events, including the level of economic activity, federal monetary and fiscal policy, and geopolitical stability, are not predictable or controllable.  Additionally, competitive factors heavily influence the interest rates Old Line Bancshares can earn on its loan and investment portfolios and the interest rates Old Line Bank pays on its deposits. Community banks are often at a competitive disadvantage in managing their cost of funds compared to the large regional, super regional or national banks that have access to the national and international capital markets.  These factors influence Old Line Bancshares’ ability to maintain a stable net interest margin.

Old Line Bancshares seeks to maintain a neutral position in terms of the volume of assets and liabilities that mature or reprice during any period so that it may reasonably predict its net interest margin.  However, interest rate fluctuations, loan prepayments, loan production and deposit flows are constantly changing and influence Old Line Bancshares’ ability to maintain this neutral position.  Generally speaking, Old Line Bancshares’ earnings are more sensitive to fluctuations in interest rates the greater the variance in the volume of assets and liabilities that mature and reprice in any period.  The extent and duration of the sensitivity will depend on the cumulative variance over time, the velocity and direction of interest rates, and whether Old Line Bancshares is more asset than liability sensitive.  Accordingly, Old Line Bancshares may not be successful in maintaining this neutral position and, as a result, its net interest margin may suffer.

The market value of Old Line Bancshares’ investments could negatively impact stockholders’ equity.  Old Line Bancshares has designated all of its investment securities portfolio (or 11.5% of total assets) at June 30, 2015 as available for sale.  Old Line Bancshares “marks to market” temporary unrealized gains and losses in the estimated value of the available for sale portfolio and reflect this adjustment as a separate item in stockholders’ equity, net of taxes.  As of June 30, 2015, Old Line Bancshares had temporary unrealized losses in its available for sale portfolio of $254 thousand (net of taxes).  As a result of the most recent economic recession and the continued economic slowdown, several municipalities continue to report budget deficits and companies continue to report lower earnings.  These budget deficits and lower earnings could cause temporary and other than temporary impairment charges in Old Line Bancshares’ investment securities portfolio and cause it to report lower net income and a decline in stockholders’ equity.

Any future issuances of common stock in connection with acquisitions or otherwise could dilute your ownership of Old Line Bancshares.  Old Line Bancshares may use its common stock to acquire other companies or to make investments in banks and other complementary businesses in the future.  Old Line Bancshares may also issue common stock, or securities convertible into common stock, through public or private offerings, in order to raise additional capital in connection with future acquisitions, to satisfy regulatory capital requirements or for general corporate purposes.  Any such stock issuances would dilute your ownership interest in Old Line Bancshares and may dilute the per-share value of its common stock.

Old Line Bancshares future acquisitions, if any, may cause it to become more susceptible to adverse economic events.  While Old Line Bancshares currently has no definitive plans to acquire additional financial institutions (other than Regal Bancorp), it may do so in the future if an attractive acquisition opportunity arises that is consistent with its business plan.  Any future business acquisitions could be material to Old Line Bancshares, and the degree of success achieved in acquiring and integrating these businesses into Old Line Bancshares could have a material effect on the value of its common stock.  In addition, any acquisition could require Old Line Bancshares to use substantial cash or other liquid assets or to incur debt.  In those events, Old Line Bancshares could become more susceptible to future economic downturns and competitive pressures.

Old Line Bank faces limits on its ability to lend.  The amount of Old Line Bank’s capital limits the amount that it can loan to a single borrower.  Generally, under current law, Old Line Bank may lend up to 15% of its unimpaired capital and surplus to any one borrower.  As of June 30, 2015, Old Line Bank was able to lend approximately $18.6 million to any one borrower.  This amount is significantly less than that of many of Old Line Bancshares’ larger competitors and may discourage potential borrowers who have credit needs in excess of Old Line Bank’s legal lending limit from doing business with Old Line Bank.  Old Line Bank generally tries to accommodate larger loans by selling participations in those loans to other financial institutions, but this strategy is not always available.  Old Line Bank may not be able to attract or maintain customers seeking larger loans and may not be able to sell participations in such loans on terms it considers favorable.

Additional capital may not be available when needed or required by regulatory authorities.  Federal and state regulatory authorities require Old Line Bancshares to maintain adequate levels of capital to support its operations.  In addition, Old Line Bancshares may elect to raise additional capital to support its business or to finance future acquisitions, if any, or it may otherwise elect or its regulators may require that it raise additional capital.  Old Line Bancshares’ ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside its control.  Then-current conditions in the capital markets may be such that traditional sources of capital may not be available to Old Line Bancshares on reasonable terms if it needed to raise additional capital.  Accordingly, Old Line Bancshares may not be able to raise additional capital if needed or on terms that are favorable or otherwise not dilutive to its existing stockholders.  If Old Line Bancshares cannot raise additional capital when needed, or on desirable terms, this may have a material adverse effect on its financial condition, results of operations and prospects.

Old Line Bancshares faces substantial competition that could adversely affect its growth and operating results.  Old Line Bancshares operates in a competitive market for financial services and faces intense competition from other financial institutions both in making loans and in attracting deposits.  Many of these financial institutions have been in business for many years, are significantly larger, have established customer bases, have greater financial resources and lending limits than Old Line Bancshares does, and are able to offer certain services that Old Line Bancshares is not able to offer.  If Old Line Bancshares cannot attract deposits and make loans at a sufficient level, its operating results will suffer, as will its opportunities for growth.

Consumers may decide not to use banks to complete their financial transactions.  Technology and other changes are allowing consumers to complete financial transactions through alternative methods that historically have involved banks.  For example, consumers can now maintain funds that they have historically held as bank deposits in brokerage accounts, mutual funds or general‑purpose reloadable prepaid cards.  Consumers can also complete transactions such as paying bills and transferring funds directly without the assistance of banks.  The process of eliminating banks as intermediaries could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits.  The loss of these revenue streams and the lower cost of deposits as a source of funds could have a material adverse effect on Old Line Bancshares’ financial condition and results of operations.

Additional Risk Factors Associated with Regal Bancorp Related to the Merger

Regal Bancorp has entered into a written agreement with the Federal Reserve Bank that may result in adverse results to Regal Bancorp’s operations.  On June 29, 2012, Regal Bancorp entered into a written agreement with the Federal Reserve Bank.  The written agreement, which is a formal enforcement action initiated by the Federal Reserve Bank, requires Regal Bancorp to take certain measures to maintain its financial soundness so that it may serve as a source of strength to Regal Bank.  The written agreement sets forth the actions that Regal Bancorp and its subsidiaries and its board of directors must undertake to address the issues outlined in the written agreement.  The written agreement includes timeframes to implement the compliance provisions contained therein and a requirement to regularly report to the Federal Reserve Bank.  The written agreement will remain in effect until stayed, modified, terminated or suspended by the Federal Reserve Bank.

The impact of the written agreement on Regal Bancorp’s operations may have an adverse impact on the financial condition and operations, including maintaining acceptable liquidity levels, and may negatively impact the financial condition, results of operations, and business operations of the combined company after the merger.  While Old Line Bancshares does not believe that it will be subject to this agreement after the merger is completed, it cannot assure you that the written agreement will be terminated after the merger.

Risk Factors as they Relate to Regal Bancorp Stockholders in Connection with the Merger

Regal Bancorp’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Regal Bancorp stockholders.  In considering the information contained in this proxy statement/prospectus, you should be aware that Regal Bancorp’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Regal Bancorp stockholders.  The Regal Bancorp and Regal Bank directors who collectively hold approximately 77.23% of the outstanding shares of Regal Bancorp common stock have agreed to vote in favor of the merger proposal.  These voting agreements may have the effect of discouraging persons from making a proposal to acquire Regal Bancorp.  Further, certain executive officers of Regal Bancorp may be entitled to payments in connection with the merger under existing or new arrangements.  Finally, Old Line Bancshares agreed to offer employment to Regal Bancorp’s President and Chief Executive Officer pursuant to the terms of an employment agreement negotiated by the parties.  These and certain other additional interests of Regal Bancorp’s directors and executive officers are described in detail in “The Merger Agreement and the Merger – Interests of Directors and Officers in the Merger.”  These circumstances may cause some of Regal Bancorp directors and executive officers to view the proposed transaction differently than you view it.

Regal Bancorp stockholders who elect to receive cash in the merger may not receive the form of merger consideration that they elect.  Depending on the elections made by all Regal Bancorp stockholders, certain Regal Bancorp stockholders who elect to receive the cash consideration may instead receive shares of Old Line Bancshares common stock for all or a portion of their shares of Regal Bancorp common stock.

If Regal Bancorp stockholders oversubscribe for the cash portion of the merger consideration, those Regal Bancorp stockholders electing to receive cash will have the amount of cash they selected reduced and will receive a portion of their consideration in the form of shares of Old Line Bancshares common stock.  The allocation process will be administered by Old Line Bancshares’ exchange agent as set forth in the merger agreement, and any such allocations will be made on a pro rata basis.  Accordingly, at the time Regal Bancorp stockholders vote on the proposal to approve the merger agreement and the merger, they will not know the form of merger consideration that they will receive if they intend to elect to receive cash for all or a portion of their shares of Regal Bancorp common stock.  In addition, because Regal Bancorp stockholders that elect to receive cash in the merger may instead receive a portion of the merger consideration in shares of Old Line Bancshares common stock, such stockholders will not know the tax consequences that will result upon the exchange of their shares of Regal Bancorp common stock at the time they vote on the merger agreement and the merger or elect which form of consideration they prefer to receive.  See “The Merger Agreement and the Merger – Certain Federal Income Tax Consequences.”

The merger agreement limits Regal Bancorp’s ability to pursue alternative transactions to the merger and requires Regal Bancorp to pay a termination fee if it does.  The merger agreement prohibits Regal Bancorp and its directors, officers, representatives and agents, subject to narrow exceptions, from initiating, encouraging, soliciting or entering into discussions with any third party regarding alternative acquisition proposals.  The prohibition limits Regal Bancorp’s ability to pursue offers from other possible acquirers that may be superior from a financial point of view.  If Regal Bancorp receives an unsolicited proposal from a third party that is superior from a financial point of view to that made by Old Line Bancshares and the merger agreement is terminated, Regal Bancorp would be required to pay a termination fee of $450,000.  This fee makes it less likely that a third party will make an alternative acquisition proposal.

The federal income tax consequences of the merger for Regal Bancorp’s stockholders will be dependent upon the merger consideration received.  The federal income tax consequences of the merger to you will depend upon the merger consideration you receive.  In general, if you exchange your shares of Regal Bancorp common stock solely for cash, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the cash you receive and your adjusted tax basis in your Regal Bancorp common stock.  If you receive solely Old Line Bancshares common stock in exchange for your Regal Bancorp common stock, you generally will not recognize any gain or loss for federal income tax purposes.  However, you generally will have to recognize gain or loss in connection with cash received in lieu of fractional shares of Old Line Bancshares common stock.  If you receive a combination of cash and Old Line Bancshares common stock in the transaction, you generally will not recognize loss but will recognize gain, if any, to the extent of any cash received.  For a more detailed discussion of the federal income tax consequences of the transaction to you, see “The Merger Agreement and the Merger – Certain Federal Income Tax Consequences.”

After the merger is completed, Regal Bancorp stockholders who receive Old Line Bancshares common stock for some or all of their shares of Regal Bancorp common stock will become Old Line Bancshares stockholders and will have different rights that may be less advantageous than their current rights.  Upon completion of the merger, Regal Bancorp stockholders who receive Old Line Bancshares common stock for some or all of their shares of Regal Bancorp common stock will become Old Line Bancshares stockholders.  Differences in Regal Bancorp’s articles of incorporation and bylaws and Old Line Bancshares’ articles of incorporation and bylaws will result in changes to the rights of Regal Bancorp stockholders who become Old Line Bancshares stockholders.  For more information, see “Comparison of Stockholder Rights.”  A stockholder of Regal Bancorp may conclude that his, her or its current rights under Regal Bancorp’s articles of incorporation and bylaws are more advantageous than the rights they may have as an Old Line Bancshares stockholder under Old Line Bancshares’ articles of incorporation and bylaws.

Regal Bancorp’s stockholders will have less influence as stockholders of Old Line Bancshares than as stockholders of Regal Bancorp.  Regal Bancorp stockholders currently have the right to vote in the election of the board of directors of Regal Bancorp and on other matters affecting Regal Bancorp.  The stockholders of Regal Bancorp as a group will own approximately 1.63% to 3.26% of the combined organization (Old Line Bancshares and Regal Bancorp), assuming Old Line Bancshares does not exercise its option to increase the merger consideration to avoid termination of the merger agreement based on recent trading prices of Old Line Bancshares common stock prior to the merger.  When the merger occurs, each stockholder that receives shares of Old Line Bancshares common stock will become a stockholder of Old Line Bancshares with a percentage ownership of the combined organization much smaller than such stockholder’s percentage ownership of Regal Bancorp.  Because of this, stockholders of Regal Bancorp will have less influence on the management and policies of Old Line Bancshares than they now have on the management and policies of Regal Bancorp.

SELECTED FINANCIAL DATA OF OLD LINE BANCSHARES, INC.

The following table summarizes Old Line Bancshares’ selected financial information and other financial data.  The selected balance sheet and statement of income data are derived from Old Line Bancshares’ audited financial statements.  You should read this information together Old Line Bancshares’ financial statements and the related notes and its “Management’s Discussion and Analysis of Financial Condition and Results of Operations” discussion in its Annual Report on Form 10-K for the year ended December 31, 2014, incorporated by reference into this proxy statement/prospectus.  See “Incorporation of Certain Documents By Reference” and “Where You Can Find More Information.”  Results for past periods are not necessarily indicative of results that may be expected for any future period.

December 31,	2014	2013	2012	2011	2010
	(Dollars in thousands except per share data)
Earnings and dividends:
Interest income	$45,603	$44,263	$38,222	$32,321	$18,509
Interest expense	3,900	4,202	5,058	5,219	4,943
Net interest income	41,703	40,061	33,164	27,101	13,566
Provision for loan losses	2,827	1,504	1,525	1,800	1,082
Non-interest income	5,957	8,870	3,708	2,741	1,352
Non-interest expense	35,046	36,077	25,162	20,884	11,409
Income taxes	2,694	3,602	2,720	1,927	997
Net income	7,093	7,747	7,465	5,232	1,430
Less: Net loss attributable to the non-controlling interest	(37)	(92)	(65)	(148)	(73)
Net income available to common stockholders	7,130	7,839	7,530	5,380	1,503
Per common share data
Basic earnings	$0.66	$0.87	$1.10	$0.86	$0.39
Diluted earnings	0.65	0.86	1.09	0.86	0.38
Dividends paid	0.18	0.16	0.16	0.13	0.12
Common stockholders book value, period end	12.51	11.71	10.94	9.98	9.52
Common stockholders tangible book value, period end	11.38	10.50	10.30	9.28	9.52
Average common shares outstanding
Basic	10,786,017	9,044,844	6,828,512	6,223,057	3,880,060
Diluted	10,935,182	9,149,200	6,893,645	6,253,898	3,903,577
Common shares outstanding, period end	10,810,930	10,777,113	6,845,432	6,817,694	3,891,705
Balance Sheet Data:
Total assets	$1,227,519	$1,167,223	$861,856	$811,042	$401,910
Total loans, less allowance for loan losses	931,121	849,263	595,145	539,298	299,606
Total investment securities	161,680	172,170	171,541	161,785	54,786
Total deposits	1,015,739	974,359	735,458	690,768	340,527
Stockholders’ equity	135,264	126,249	74,862	68,040	37,054
Performance Ratios:
Return on average assets	0.60%	0.74%	0.90%	0.79%	0.38%
Return on average stockholders’ equity	5.45%	7.80%	11.17%	9.37%	4.14%
Total ending equity to total ending assets	11.02%	10.82%	8.69%	8.39%	9.22%
Net interest margin(1)	4.15%	4.53%	4.65%	4.61%	3.86%
Dividend payout ratio for period	27.23%	19.02%	14.51%	15.30%	31.00%
Asset Quality Ratios:
Allowance to period-end loans	0.46%	0.58%	0.66%	0.69%	0.82%
Non-performing assets to total assets	0.65%	1.27%	1.12%	1.22%	0.96%
Non-performing loans to allowance for loan losses	121.61%	178.91%	149.04%	155.84%	109.81%
Capital Ratios:
Tier 1 risk-based capital	12.3%	12.0%	10.8%	10.6%	11.6%
Total risk-based capital	12.7%	12.5%	11.4%	11.3%	12.4%
Leverage capital ratio	9.9%	9.3%	7.9%	7.8%	9.2%

See “Management’s Discussion and Analysis of Financial Condition and Results of Operating—Reconciliation of Non‑GAAP Measures” in the Old Line Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2014.  See ”Incorporation of Certain Documents by Reference.”

COMPARATIVE PER-SHARE MARKET PRICE

The following table sets forth the market value per share of Old Line Bancshares common stock, the market value per share of Regal Bancorp common stock and the equivalent market value per share of Regal Bancorp common stock on August 4, 2015 (the last business day preceding public announcement of the merger) and October 6, 2015 (the latest practicable trading day before the date of this proxy statement/prospectus).  The historical market values per share of Old Line Bancshares common stock and Regal Bancorp common stock and the historical market value of Old Line Bancshares common stock used to determine the equivalent market value per share of Regal Bancorp common stock are the per share closing sales prices on August 4, 2015 and October 6, 2015, respectively, as reported on the OTC Markets Group with respect to Regal Bancorp common stock and on the Nasdaq Capital Market with respect to Old Line Bancshares common stock.  The equivalent market value per share of Regal Bancorp common stock indicated in the table is derived by multiplying 0.7718 shares of Old Line Bancshares common stock by the closing sales price of Old Line Bancshares common stock on such date.

Equivalent Market Value Per Share of Regal Bancorp
	Old Line Bancshares Historical	Regal Bancorp Historical	In Old Line Bancshares Common Stock	In Cash
August 4, 2015	$ 15.76	$ 2.20	$ 12.16	$ 12.68
October 6, 2015	$ 16.76	$ 11.90	$ 12.94	$ 12.68

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including the information incorporated into this proxy statement/prospectus, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Such forward-looking statements include statements regarding the financial condition, results of operations, earnings outlook, businesses and prospects of Old Line Bancshares and Regal Bancorp, and the potential combined company, as well as statements applicable to the period following the completion of the merger and those items listed below:

(1) The anticipated effects and benefits of the merger, including: (a) the expected consummation of the merger including the timing thereof; (b) the expected financial effects and benefits of the merger, including that Old Line Bancshares’ expectation that the merger will be accretive to its earnings, including merger expenses, within the first year, with a payback period of about half a year; and (c) the expectation that Old Line Bancshares will not be subject to Regal Bancorp’s written agreement with the Federal Reserve Bank after the merger.

(2) With respect to Old Line Bancshares, statements regarding (i) its growth strategy, including potential future acquisitions, (i) additional investment in equipment and personnel, and potential increases in non-interest expenses, and (iii) the statement with respect to the adequacy of its allowance for loan losses.  Forward-looking statements are also included in documents incorporated by reference into this proxy statement/prospectus, and are or will be identified in such documents.

(3) With respect to Regal Bancorp, statements regarding the explanation of the reasoning of Regal Bancorp’s board of directors for recommending the Merger and the other potential benefits of the merger as discussed in “The Merger Agreement and the Merger and Recommendation of the Board of Directors.”

You can identify forward-looking statements because they are not historical facts and often include the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates,” “plans” or similar terminology.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to:

•	the businesses of Regal Bancorp may not be integrated into Old Line Bancshares successfully or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the merger may not be fully realized, or realized within the expected timeframe;
•	disruption in Regal Bancorp’s business as a result of the announcement and pendency of the merger;
•	revenues following the merger may be lower than expected;
•	customer and employee relationships and business operations of Regal Bancorp may be disrupted by the merger;
•	the ability to obtain required approval of Regal Bancorp stockholders;
•	the ability to complete the merger in the expected timeframe may be more difficult, time-consuming or costly than expected, or the merger may not be completed at all;
•	changes in loan default and charge-off rates;
•	changes in demand for loan products or other financial services;
•	reductions in deposit levels necessitating increased borrowings to fund loans and investments;
•	general economic conditions, either nationally or in our market area, that are worse than expected;
•	sustained elevation in the unemployment rate in Old Line Bank’s and Regal Bank’s target markets;
•	inflation and changes in interest rates and monetary policy that could adversely affect Old Line Bancshares and/or Regal Bancorp;
•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
•	the ability to retain key Regal Bank personnel;
•	the ability of Old Line Bancshares and Old Line Bank to enter new markets successfully and capitalize on growth opportunities, and to otherwise implement its growth strategy;
•	the risk of loan losses and that the allowance for loan losses may be insufficient;
•	changes in competitive, governmental, regulatory, technological and other factors that may affect Old Line Bancshares or Regal Bancorp specifically or the banking industry generally;
•	that the market value of investments could negatively impact stockholders’ equity;
•	changes in consumer spending, borrowing and savings habits;
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board;
•	the other risks discussed in this proxy statement/prospectus, in particular in the “Risk Factors” section of this proxy statement/prospectus;
•	those risks identified in connection with the forward-looking statements made in the documents incorporated by reference into this proxy statement/prospectus; and

•	other risk factors detailed from time to time in filings made by Old Line Bancshares with the SEC.

Forward-looking statements speak only as of the date they are made.  You should not place undue reliance on any forward-looking statements.  Old Line Bancshares undertakes no obligation to update or clarify these forward-looking statements to reflect factual assumptions, circumstances or events that have changed after such a forward-looking statement was made.

THE REGAL BANCORP SPECIAL MEETING

Date, Time and Place

Regal Bancorp will hold its special meeting of stockholders at Regal Bancorp’s corporate headquarters located at 11436 Cronhill Drive, Suite 1, Owings Mills, Maryland 21117 at 10:00 a.m. on November 20, 2015.

Purpose of the Special Meeting

At the special meeting, Regal Bancorp’s stockholders will be asked to consider and vote upon proposals to:

•

Approve the Agreement and Plan of Merger by and between Old Line Bancshares and Regal Bancorp dated as of August 5, 2015, as amended, as the agreement may be amended from time to time, and the merger of Regal Bancorp with and into Old Line Bancshares pursuant to the merger agreement;

•	Adjourn the special meeting if more time is needed to solicit additional proxies; and
•	Transact any other business that may properly be brought before the special meeting.

Recommendation of the Board of Directors of Regal Bancorp

The Regal Bancorp board of directors has unanimously approved the merger agreement and the merger, has unanimously declared them to be advisable and in the best interests of Regal Bancorp’s stockholders, and unanimously recommends that Regal Bancorp’s stockholders vote “FOR” the approval of the merger agreement and the merger.

The Regal Bancorp board of directors also recommends that Regal Bancorp’s stockholders vote “FOR” the approval of the adjournment of the special meeting if necessary to solicit additional proxies.

Record Date; Stockholders Entitled to Vote

Stockholders of record at the close of business on October 9, 2015, which the Regal Bancorp board of directors has set as the record date, are entitled to notice of and to vote at the special meeting.  As of the close of business on that date, there were [_____] shares of common stock, $0.01 par value per share, outstanding and entitled to vote, each of which is entitled to one vote.

Quorum

The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting (or 221,794 shares of Regal Bancorp common stock) will be necessary to constitute a quorum for the transaction of business at the special meeting.  Abstentions are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the special meeting.

Under Maryland law, broker non-votes are also counted for purposes of determining the presence or absence of a quorum for the transaction of business at the special meeting.  If your shares are held in the name of a bank, brokerage firm or other similar holder of record (referred to as “in street name”), you will receive instructions from the holder of record that you must follow for you to specify how your shares will be voted.  In general, under the rules of the various national and regional securities exchanges, holders of record have the authority to vote shares for which their customers do not provide voting instructions on certain routine, uncontested items, but not on non-routine proposals.  In the case of non-routine items for which specific voting instructions have not been provided, the institution holding street name shares cannot vote those shares.  These are considered to be “broker non-votes.”

Vote Required

The proposal at the Regal Bancorp special meeting to approve the merger agreement and the merger requires the affirmative vote of holders of two-thirds of the outstanding shares of Regal Bancorp common stock entitled to vote on the proposal.

The approval of the proposal to adjourn the special meeting to solicit additional proxies, if necessary, requires the affirmative vote of the majority of shares present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Directors of Regal Bancorp and Regal Bank and their affiliates, who beneficially own approximately [___]% of Regal Bancorp common stock as of the record date, have agreed in writing to vote for approval of the merger agreement and the merger.  Therefore, assuming the directors comply with the terms of these agreements, approval of the merger agreement and the merger is assured.

Abstentions and Failure to Vote

Because approval of the merger agreement and the merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Regal Bancorp common stock entitled to vote at the special meeting, abstentions, the failure to vote and broker non-votes will have the same effect as votes against this matter.  In other words, if you are a Regal Bancorp stockholder and fail to vote, fail to instruct your broker or nominee to vote, or vote to abstain, it will have the effect of a vote against the proposal to approve the merger agreement and the merger.  Accordingly, the Regal Bancorp board of directors urges you to submit your proxy to vote as instructed below.

As noted above, approval of the proposal to adjourn the special meeting to solicit additional proxies, if necessary, requires the affirmative vote of at least a majority of all votes cast on the matter at the special meeting.  Abstentions, the failure to vote and broker non-votes are not included in calculating votes cast with respect to this proposal and therefore will have no effect on the outcome of this proposal.

Voting of Proxies

The enclosed proxy with respect to the Regal Bancorp special meeting is solicited by the board of directors of Regal Bancorp.  The board of directors has selected [___________] and [________________], or either of them, to act as proxies with full power of substitution.

Whether or not you plan to attend the special meeting, you may submit a proxy to vote your shares.  To do so, mark your vote on the proxy card, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

All proxies will be voted as directed by the stockholder on the proxy form.  A proxy, if executed and not revoked, will be voted in the following manner (unless it contains instructions to the contrary, in which event it will be voted in accordance with such instructions):

•	“FOR” the approval of the merger agreement and the merger; and
•	“FOR” approval of the proposal to adjourn the special meeting to solicit additional proxies, if necessary.

No other matters are intended to be brought before the special meeting by Regal Bancorp, and Regal Bancorp is not aware of any other matters to be brought before the special meeting by others.  If, however, any matters not described in this proxy statement/prospectus are properly presented at the special meeting, the persons named in the proxy card will vote your shares as directed by a majority of the board of directors.  If the special meeting is postponed or adjourned, your Regal Bancorp common stock may be voted by the persons named in the proxy card on the new special meeting date, provided that the new meeting occurs within 90 days of the record date for the special meeting, unless you have not revoked your proxy.  We do not know of any other matters to be presented at the special meeting.

Your vote is important.  Accordingly, please sign and return the enclosed proxy card as soon as possible whether or not you intend to attend the Regal Bancorp special meeting.

Shares Held in Street Name

If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide the record holder of your shares with instructions on how to vote your shares if you wish them to be counted, unless your shares are held of record by a bank or other nominee and you have an arrangement with the nominee granting such nominee discretionary authority to vote your shares.  Please follow the voting instructions provided by your bank, broker or other nominee.  Please note that you may not vote shares held in street name by returning a proxy card directly to Regal Bancorp or by voting in person at the meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.  Further, brokers who hold shares of Regal Bancorp common stock on behalf of their customers may not give a proxy to Regal Bancorp to vote those shares without specific instructions from their customers.

If you are a Regal Bancorp stockholder and you do not instruct your broker on how to vote your shares, your broker may not vote your shares at the special meeting.

Your vote is important.  Accordingly, please sign and return your broker’s instructions whether or not you plan to attend the Regal Bancorp special meeting in person.

Revocability of Proxies

You may revoke your proxy at any time before the vote is taken at the meeting.  Unless so revoked, the shares represented by properly executed proxies will be voted at the special meeting and all adjournments thereof.  To revoke your proxy, you must send written notice to Lynda Stewart, Secretary of Regal Bancorp, at 11436 Cronhill Drive, Owings Mills, Maryland 21117, file a later-dated proxy before your common stock has been voted at the special meeting or attend the special meeting and vote in person.  Attendance at the special meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies

Your proxy is being solicited by the board of directors of Regal Bancorp.  Regal Bancorp will pay the costs of soliciting proxies.  These costs may include reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners.  Regal Bancorp will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy materials to beneficial owners of the common stock of Regal Bancorp and obtaining their proxies.

Directors, officers and employees of Regal Bancorp may solicit proxies personally, by telephone, facsimile or electronic mail.  Regal Bancorp will not specifically compensate these persons for soliciting such proxies, but may reimburse them for reasonable out-of-pocket expenses, if any.

OWNERSHIP OF REGAL BANCORP COMMON STOCK

The following table sets forth, as of September 30, 2015, unless otherwise noted, the number and percentage of shares of Regal Bancorp common stock that are beneficially owned by each executive officer and director of Regal Bancorp and all directors and executive officers of Regal Bancorp as a group, and each other person that Regal Bancorp is aware of that owns in excess of 5% of its outstanding common stock.  A person owns his shares directly as an individual unless otherwise indicated.

	Shares Beneficially	Percent
Directors	Owned	of Class
Thomas J. Faust	112,420	25.34%	(1)
Daniel A. Hirshfeld	112,421	25.34%	(1)
Charles J. Ilardo	55,347	11.32%
Robert I. Matz	26,518	12.48%	(2)
All Directors and Officers as a Group (10 persons)	344,491	77.66%

(1)	Mr. Hirschfeld and Mr. Faust also own 254,219 shares of Regal Bancorp’s Series A Non-Cumulative Perpetual Preferred Stock.
(2)	Includes 1,106 shares Mr. Matz holds as trustee and 2,200 shares he holds as custodian.

THE MERGER AGREEMENT AND THE MERGER

The following information describes the material terms and provisions of the merger agreement and the merger.  This discussion is subject, and qualified in its entirety by reference, to the merger agreement, as amended, which is incorporated herein by reference.

The merger agreement, as amended, attached as Annex A hereto, and the summary of its terms in this proxy statement/prospectus have been included only to provide you with information about the terms and conditions of the merger agreement.  The representations, warranties and covenants contained in the merger agreement were made solely for the purposes of such agreement and as of specific dates, and were qualified and subject to certain limitations and exceptions agreed to by Old Line Bancshares and Regal Bancorp in connection with negotiating the terms of the merger agreement.  In particular, in your review of the representations and warranties contained in the merger agreement and described herein, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. Stockholders of the parties are not third-party beneficiaries under the merger agreement.  The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to stockholders and reports and documents filed with the SEC, and, in some cases, they may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the merger agreement or other public disclosures made by Old Line Bancshares or Regal Bancorp.  The representations and warranties contained in the merger agreement do not survive the effective time of the merger.  Moreover, information concerning the subject matter of the representations, warranties and covenants, which do not purport to be accurate as of the date of this document, may have changed since the date of the merger agreement, and subsequent developments or new information may not be fully reflected in public disclosures of Old Line Bancshares.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Old Line Bancshares or Regal Bancorp or any of their respective subsidiaries or affiliates.  Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.  Please see the sections of this proxy statement/prospectus entitled “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information.”  Old Line Bancshares will provide additional disclosures in its public reports to the extent it becomes aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

General

The merger agreement provides that:

•	Regal Bancorp will merge with and into Old Line Bancshares with Old Line Bancshares as the surviving corporation;
•

if you are a stockholder of Regal Bancorp, you will receive, at your election (subject to adjustment pursuant to the allocation and proration provisions as described herein), for each share of Regal Bancorp common stock that you own (i) $12.68 in cash or (ii) 0.7718 shares of Old Line Bancshares common stock, provided that cash will be paid in lieu of fractional shares of Old Line Bancshares common stock; and

•

pursuant to an Agreement and Plan of Merger by and between Old Line Bank and Regal Bank, dated as of August 5, 2015, as amended, immediately after the merger Regal Bank will be merged with and into Old Line Bank, with Old Line Bank as the surviving bank, which we refer to as the bank merger.

Assuming the requisite approval of Regal Bancorp’s stockholders and the satisfaction of other conditions to closing, we currently expect the merger to close in the fourth quarter of 2015.  The merger will result in an institution with pro forma assets of more than $1.4 million and 22 full-service branches serving seven counties.  Old Line Bancshares expects the merger to be accretive to its earnings, including merger expenses, within the first year, with a payback period of about half a year.

Background of the Merger

In 2003, Regal Bancorp, seeing growth opportunities in its market area, set up a trust subsidiary, RegalMD Statutory Trust I (“Trust I”), that issued $4.0 million of preferred securities, commonly known as “trust preferred securities.”  Regal Bancorp set up a second trust subsidiary, Regal MD Statutory Trust II (‘Trust II”), that issued $2.5 million of trust preferred securities.  Trust I and Trust II are referred to collectively herein as the “Trusts.”  Each Trust’s payment of dividends on the trust preferred securities it issued were funded through payments of interest on subordinated debentures issued by Regal Bancorp to the Trust.  The documents governing the trust preferred securities permitted Regal Bancorp to defer the payment of interest on the subordinated debentures for up to 20 quarters before Regal Bancorp would be deemed to have caused an event of default under the relevant documents.  Regal Bancorp guaranteed the payment of all amounts owed to holders of the trust preferred securities.

In addition, in 2008, Regal Bancorp borrowed approximately $3.2 million from another financial institution.  This indebtedness was secured by the stock of its wholly owned subsidiary and primary asset, Regal Bank.  Regal Bancorp used the proceeds of this loan to bolster Regal Bank’s capital.

Subsequently and primarily as a result of the onset of loan losses following significantly deteriorating economic conditions nationally and in its market area, Regal Bank experienced operating losses beginning in 2008, and Regal Bancorp’s financial condition began to deteriorate.  In order to preserve capital, beginning with the interest payment due on December 15, 2010, Regal Bancorp began deferring interest and dividend payments on its subordinated debentures and trust preferred securities.  On June 29, 2012, Regal Bancorp entered into a written agreement with the FRB.  Pursuant to the written agreement, among other requirements, Regal Bancorp was prohibited from making any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the FRB and the Director of the Division of Banking Supervision and Regulation of the FRB.  The written agreement also required that Regal Bancorp serve as a source of strength to Regal Bank.

In December 2011, Regal Bancorp’s indebtedness was purchased by an entity, S.A.B., LLC (“SAB”), whose members consisted of certain Regal Bancorp directors and two additional individuals.  At that time, 50% of the debt was forgiven, resulting in a reduction of indebtedness to $1.5 million plus accrued interest, and the due date on this indebtedness was October 2012.  This due date subsequently was extended to May 31, 2013 and later to July 1, 2014.

In September 2012, the board of directors of Regal Bancorp established a special committee (the “Finance Committee”), comprised of the three directors who did not have loans to, and were not members of, SAB.  The Finance Committee, which had authority to retain its own legal and financial advisors, was given authority by the board of directors to, among other things, raise capital, incur additional debt and explore and to undertake as appropriate other strategic transactions, including without limitation a sale Regal Bancorp or one or more of its subsidiaries.

To increase capital and enable Regal Bancorp to serve as a source of strength to Regal Bank, and to enable Regal Bancorp to pay off its note to SAB, the Finance Committee sought to raise capital.  Regal Bancorp’s articles of incorporation require that stock issuances be approved by Regal Bancorp’s stockholders.  At its 2013 annual meeting of stockholders, Regal Bancorp’s board of directors sought stockholder approval to issue common stock for aggregate consideration not to exceed $2,000,000 at a sale price of no less than $2.00 per share.  The stockholders did not approve this proposal.

Unable to raise capital, the Finance Committee determined to seek a merger partner and retained Feldman a firm with substantial experience in mergers and acquisitions involving financial institutions.  At the direction of the Finance Committee, Feldman contacted six parties in the summer of 2013 who might have an interest in acquiring Regal Bancorp.  However, while four parties signed a confidentiality agreement, none of those parties elected to proceed to negotiate a definitive agreement.

Thereafter, the Finance Committee suspended its efforts to locate a merger partner, and Regal Bancorp management and the board of directors focused on improving Regal Bancorp’s financial condition and results of operations.  During this time, the Finance Committee continued to engage in discussions with SAB, and in February 2015, Regal Bancorp and the members of SAB completed a transaction whereby the SAB loan was divided into seven loans, with each member of SAB having a loan to Regal based on his or its pro rata membership interest in SAB.  Immediately upon the subdivision of the loan, two members of SAB, Mr. Daniel A. Hirschfeld and Mr. Thomas J. Faust, who collectively owned 52.9% of the outstanding indebtedness, exchanged their notes for perpetual, non-cumulative preferred stock issued by Regal Bancorp, and the maturity of the remaining indebtedness was extended to June 30, 2017.  In connection with this process, Mr. Hirschfeld and Mr. Faust, along with a third individual, Mr. Charles J. Ilardo, had negotiated with certain stockholders of Regal Bancorp to acquire their stock, and in January 2015, Messrs. Hirschfeld, Faust and Ilardo completed their acquisition of approximately 62% of Regal Bancorp’s outstanding stock.  On

February 24, 2015, Messrs. Hirschfeld, Faust and Ilardo were elected as directors of Regal Bancorp and Regal Bank.

Throughout this time, Regal Bancorp continued to not make any interest payments on its outstanding indebtedness and to defer dividend and interest payments on its trust preferred securities and the related subordinated debentures.  By February 2015, Regal Bancorp was getting closer to the end of the 20-quarter deferral period on its subordinated debentures and trust preferred securities, which period ends for Trust II with the interest payment due on December 15, 2015.  If by that time Regal Bancorp failed to bring current all deferred interest owed on the subordinated debentures issued to Trust II, it would trigger an event of default under the indenture.  Upon the occurrence of an event of default, the indenture trustee, on behalf of the holders of the trust preferred securities, may declare all amounts of principal and deferred interest owing on the subordinated debentures immediately due and payable and may pursue remedies to collect such amounts, including enforcing the guarantee of Regal Bancorp.

At a meeting of the Regal Bancorp Board of Directors on February 24, 2015, Regal Bancorp’s special legal counsel, Kilpatrick Townsend & Stockton, LLP (“Kilpatrick Townsend”) was present, and the board of directors discussed the strategic alternatives it might pursue to avoid a potential event of default with respect to its trust preferred securities.  Following this discussion, the board of directors determined to interview financial advisors to assist it in reviewing its strategic alternatives.  The board of directors also disbanded the Finance Committee and established a special committee (the “Capital Committee”) to evaluate Regal Bancorp’s strategic alternatives.

At the March 11, 2015 meeting of the Capital Committee, representatives of Feldman, along with another prospective financial advisor, were invited to discuss with the board of directors potential strategic alternatives that Regal might wish to consider.  Also in attendance was Kilpatrick Townsend.   Among other things, Feldman and the other prospective financial advisor discussed with the Capital Committee the present bank merger and acquisition environment and the possibility of a business combination transaction and reviewed publicly available business, financial and stock market information of certain financial institutions that might have potential interest in acquiring Regal Bancorp.

Following discussion and deliberation, it was the consensus of the Capital Committee that it would be in the best interest of Regal Bancorp’s stockholders to solicit indications of interest for a potential business combination, and the Capital Committee determined to retain Feldman to contact parties that were identified, in conjunction with management’s input, as having potential interest in pursuing a potential business combination transaction with Regal Bancorp.

Feldman contacted Old Line Bancshares and 22 other parties during the month of March 2015.  Old Line Bancshares, as well as nine other financial institutions, executed confidentiality agreements, with Old Line Bancshares executing its confidentiality agreement on April 2, 2015.  Parties who executed confidentiality agreements were provided access to a confidential information memorandum prepared by Regal, with the assistance of Feldman, as well as an online data room that contained additional confidential due diligence information regarding Regal.  Interested parties, including Old Line Bancshares, were instructed to submit their preliminary indications of interest by April 17, 2015.

On April 17, 2015, Old Line Bancshares sent Feldman a preliminary written indication of interest for the acquisition of Regal Bancorp.  In its letter, Old Line Bancshares proposed a transaction with an aggregate consideration of $6,643,000 for Regal Bancorp’s common and preferred stockholders.  Of such consideration, up to $1.0 million would be payable in cash, with the remainder payable in shares of Old Line Bancshares common stock, with an exchange ratio to be fixed closer to the signing of a definitive agreement.  Old Line Bancshares also proposed to repay Regal Bancorp’s secured debt and to assume Regal Bancorp’s obligations under its trust preferred securities.  Old Line Bancshares also proposed to consider inviting one member of Regal Bancorp’s Board of Directors to join Old Line Bancshares’ Board of Directors.  On April 21, 2015, in response to questions from Feldman, Old Line Bancshares submitted a revised indication of interest in which it indicated that it was flexible as to the amount of cash or stock included in the transaction.

On April 17, 2015, Regal received written indications of interest from three additional depository institutions.  “Company A” proposed an all cash transaction at a price of $7.50 per Regal common share, which would amount to total consideration of approximately $3.3 million for the common stockholders.  “Company B” proposed an all stock transaction with an aggregate consideration of $4,533,000 for Regal Bancorp’s common stockholders, representing $10.22 per share of Regal Bancorp common stock.  Shares of Company B common stock issued to Regal Bancorp common stockholders in the merger would be valued at 150% of Company B’s tangible book value at March 31, 2015.  Company B’s proposal contained certain price adjustments requiring Regal Bancorp’s securities and Federal Home Loan Bank advances to be adjusted to fair value at closing, as well as further possible adjustment related to Company’s B’s assessment following due diligence of the risk of loss in Regal Bancorp’s loan portfolio.  “Company C” proposed an all stock transaction with an aggregate consideration of $5.1 million for Regal Bancorp’s common stockholders.  Company C further indicated that if a cash portion was desired, it would raise up to $2 million of additional capital from its Board members.  Company C also proposed to invite two independent member of Regal Bancorp’s board of directors to join Company C’s board of directors.  The common stocks of Company B and Company C were extremely illiquid.  Under any of the proposed transactions, each of Old Line Bancshares, Company A, Company B and Company C would have been required to repay Regal Bancorp’s secured debt, redeem Regal Bancorp’s preferred stock for cash in the amount of $2.00 per share and to assume Regal Bancorp’s obligations under its trust preferred securities.

Messrs. Cornelsen and Sanner met on April 21, 2015 to discuss the potential transaction including the proposed terms of any transaction.

On April 27, 2015, the Capital Committee held a special meeting that was also attended by representatives from Feldman and Kilpatrick Townsend.  Feldman reviewed with the board the four preliminary indications of interest that had been received.  After discussion, the board of directors instructed Feldman to invite Old Line Bancshares and Company A to perform due diligence on Regal Bancorp so that they might submit revised indications of interest.  The board of directors also instructed Feldman to advise Company B and Company C that they were not being invited to perform additional due diligence at this time.

Old Line Bancshares and Company A conducted on-site due diligence reviews of Regal Bancorp in late May and early June 2015, including interviews of various members of Regal Bancorp’s management team.  Additional due diligence review was conducted through the online data room.

On June 12, 2015, the Strategic Opportunities Committee held a meeting at which it decided to continue moving forward with the Regal Bancorp acquisition.

Old Line Bancshares submitted a revised indication of interest, as requested by Feldman at Regal Bancorp’s direction, on June 16, 2015.  In its revised indication of interest, Old Line Bancshares reaffirmed its earlier proposal, clarified that up to 50% of the proposed value to common stockholders would be payable in cash and indicated that Old Line Bancshares could accommodate an all cash transaction if Regal Bancorp was so interested.

After completing due diligence, Company A advised Feldman that it had determined not to proceed with a potential transaction.

On June 23, 2015, Old Line Bancshares formally engaged Ambassador as its financial advisor with respect to the merger.

On June 23, 2015, Regal Bancorp’s board of directors, with Capital Committee members present, held a special meeting, which was also attended by representatives from Feldman and legal counsel.  The board of directors reviewed and discussed the revised indication of interest that had been received from Old Line Bancshares.  Following discussion and deliberation, the board of directors determined that it would negotiate exclusively with Old Line Bancshares a definitive merger agreement based on the terms outlined in the revised indication of interest.  The Board of Directors also authorized management to conduct a detailed due diligence review of Old Line Bancshares.

Regal Bancorp conducted an on-site due diligence review of Old Line Bancshares on July 13, 2015, during which Regal Bancorp representatives met with Old Line Bancshares management to discuss Old Line Bancshares’ financial condition and results of operations.

In July and continuing through August 5, 2015, Regal Bancorp and Old Line Bancshares negotiated the terms of the merger agreement and the ancillary documents appearing as exhibits to the merger agreement.  During this time, Regal Bancorp and Old Line Bancshares also continued their due diligence investigations of each other.

On July 15, 2015, Old Line Bancshares’ board of directors held a regular meeting at which it considered the then-current draft of the merger agreement and ancillary documents, and at which representatives of Ambassador and Mr. Bonaventure of Ober|Kaler were also present.  Mr. Bonaventure presented the board with an overview of the material terms of the merger agreement and related documents, copies of which were provided to each director before the meeting, and the regulatory process relating thereto, and the board asked questions of Mr. Bonaventure about those terms and process.  Mr. Bonaventure also answered questions about the fiduciary duties of the Old Line Bancshares board of directors in connection with evaluating the proposed acquisition of Regal Bancorp.  Also at this meeting, Ambassador reviewed the financial aspects of the proposed merger.  At the conclusion of these presentations and discussion and deliberation, and after considering all of the factors that it deemed relevant, the Old Line Bancshares’ board of directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement, up to and including the merger, approved the related support agreements, declared the merger advisable, and authorized Old Line Bancshares’ President and Chief Executive Officer to execute and deliver the definitive merger agreements and the support agreements.

During the morning of August 5, 2015, Regal Bancorp’s board of directors held a special meeting to consider the definitive merger agreement and ancillary documents, which meeting was also attended by representatives of Feldman and legal counsel.  At this meeting, Feldman reviewed the financial aspects of the proposed merger and rendered an opinion to the board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Feldman as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Regal Bancorp common stock.  In addition, representatives of Kilpatrick Townsend reviewed in detail with the board of directors the definitive merger agreement and all related documents, copies of which were delivered to each director before the meeting.  Following extensive review and discussion, the board of directors unanimously approved the merger agreement and authorized and directed management to execute and deliver the merger agreement and ancillary documents, subject to confirmation that Old Line Bancshares’ board of directors also had approved the merger agreement and authorized the execution and delivery of the merger agreement and ancillary documents.

Also on August 5, 2015, Old Line Bancshares’ board of directors held a special meeting by conference call to consider the definitive merger agreement and ancillary documents, at which Mr. Bonaventure and representatives of Ambassador were present.  Mr. Bonaventure presented the board by phone with an overview of material changes made to the agreements since the July 15, 2015 board meeting, and the Ambassador representative presented an update to its July 15, 2015 presentation.  At the conclusion of these presentations and discussions and deliberations, and after considering all of the factors that it deemed relevant, the Old Line Bancshares’ board of directors again unanimously approved the definitive merger agreement and the transactions contemplated thereby, up to and including the merger, approved the related support agreements, declared the merger advisable, and again authorized Old Line Bancshares’ President and Chief Executive Officer to execute and deliver the definitive merger agreements and the support agreements.

Following the close of trading markets on August 5, 2015, Regal Bancorp and Old Line Bancshares issued a joint press release announcing the approval, adoption and execution of the merger agreement.

Old Line Bancshares’ Reasons for the Merger

In evaluating acquisition opportunities, Old Line Bancshares looks for financial institutions with business philosophies that are similar to those of Old Line Bancshares and that operate in markets that geographically complement its operations.  In evaluating acquisition opportunities, Old Line Bancshares also considers its long-range strategies, including financial, customer and employee strategies.  Old Line Bancshares, from time to time, reviews its strategic plan to analyze its geographic scope, financial performance and growth opportunities.  Since its acquisition of Maryland Bankcorp in 2011 and WSB in 2013, Old Line Bancshares has considered a number of opportunities to expand its presence in its primary market areas; however management and the Strategic Opportunities Committee concluded that the acquisition of Regal Bancorp was the best current opportunity to further this business objective.  In connection with its approval of the merger with Regal Bancorp, Old Line Bancshares’ board of directors reviewed the terms of the proposed acquisition and definitive agreements and their potential impact to Old Line Bancshares’ constituencies.  In reaching its decision to approve the merger agreement and the merger, Old Line Bancshares’ board of directors considered a number of factors, including the following:

•

The acquisition of Regal Bancorp and Regal Bank represents an attractive opportunity for Old Line Bank to enter and establish branches in the Baltimore Metropolitan Area, which complements its current market area, while remaining a community bank;

•	The results of due diligence of Regal Bancorp and its business operations, including asset quality;
•

The understanding of the business operations, management, financial condition, asset quality, product offerings and prospects of Regal Bancorp based on, among other things, input from management and Old Line Bancshares’ financial advisor;

•

The view that the combined company will have the potential for a stronger competitive position in a marketplace where relatively greater size and scale may become increasingly more important factors for financial performance and success;

•	The expectation that the merger would be accretive to earnings in light of the potential cost savings and revenue enhancements;
•	The acquisition of Regal Bancorp will better position Old Line Bancshares to acquire other community banks in the Baltimore Metropolitan Area in the future;
•

Regal Bancorp’s customer service-oriented emphasis with local decision-making ability and a clear focus on the community and local customers, which are consistent with Old Line Bancshares’ business approach;

•	The financial condition, operating results and future prospects of Old Line Bancshares and Regal Bancorp;
•

A review of comparable transactions, including a comparison of the price being paid in the merger with the prices paid in other comparable financial institution mergers from an earnings, deposit premium and tangible book value perspective;

•

Management’s view, based on, among other things, such comparable transactions reviewed, that the consideration paid by Old Line Bancshares is fair to Old Line Bancshares and its stockholders from a financial point of view; and

•	The belief that Regal Bancorp has a compatible business culture and shared approach to customer service and increasing stockholder value.

All business combinations, including the merger, also include certain risks and disadvantages.  The material potential risks and disadvantages to Old Line Bancshares and its stockholders that Old Line Bancshares’ board of directors and management identified and the board of directors considered include the following material matters, the order of which does not necessarily reflect their relative significance:

•	Execution risk;
•	The risk that Regal Bancorp’s loans and other items were not discounted properly or appropriately valued;
•	The risk that projected earnings, tangible book value increases and/or cost savings will not materialize or will be less than expected;
•	That Old Line Bancshares might have to pass on other acquisitions in the near-term if proceeding with the merger with Regal Bancorp;
•	The risk that Regal Bancorp terminates the merger by reason of a superior proposal; and
•

The potential of Regal Bancorp’s outstanding debentures issued to Trust I and Trust II going into default if the merger does not close by December 15, 2015, which may interfere with the ability of the parties to complete the merger.

The discussion and factors considered by Old Line Bancshares’ board of directors is not intended to be exhaustive, but includes all material factors considered.  Old Line Bancshares’ board of directors considered these factors as a whole, and considered them to be favorable to, and supportive of, its determination.  Old Line Bancshares’ board of directors did not consider it practical, nor did it attempt, to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision.  In considering the factors described above, individual members of Old Line Bancshares’ board of directors may have given different weights or priority to different factors.  Old Line Bancshares’ board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above.  However, the board concluded that the potential positive factors outweighed the potential risks of completing the merger.

After deliberating with respect to the proposed merger with Regal Bancorp, considering, among other things, the factors discussed above and the opinion of Ambassador discussed below, the Old Line Bancshares board of directors approved the merger agreement and the merger with Regal Bancorp and declared the merger advisable.

There can be no certainty that the above benefits of the merger anticipated by the Old Line Bancshares board of directors will occur.  Actual results may vary materially from those anticipated.  For more information on the factors that could affect actual results, see “Caution Regarding Forward-Looking Statements” and “Risk Factors.”

Regal Bancorp’s Reasons for the Merger and Recommendation of the Board of Directors

In approving the merger agreement, Regal Bancorp’s board of directors consulted with Feldman regarding the financial aspects of the transaction and with Regal Bancorp’s legal counsel as to the board of directors’ fiduciary duties and the terms of the merger agreement.  In arriving at its decision to approve the merger agreement, the board of directors also considered a number of factors, including:

•	the form and amount of the merger consideration, including the tax effects of stock consideration compared to cash consideration;

•

Regal Bancorp common stockholders will receive Old Line Bancshares common stock in exchange for their shares of Regal Bancorp common stock, enabling them to participate in any growth opportunities of the combined company;

•	the perceived risks to shareholder value presented by the present inability of Regal Bancorp to pay the deferred interest on its subordinated debentures and thereby avert an event of default;

•	information concerning the business, earnings, operations, financial condition, valuation and prospects of Regal Bancorp and Old Line Bancshares, both individually and as a combined company;

•	Regal Bancorp’s community banking orientation and its compatibility with Old Line Bancshares and its subsidiaries;

•	Old Line Bancshares’ access to capital and managerial resources;

•	the premium represented by the value of the merger consideration over the trading prices of Regal Bancorp’s common stock before the announcement of the merger;

•	the likelihood of the transaction receiving the requisite regulatory approvals in a timely manner and without imposition of burdensome conditions;

•

the terms of the merger agreement and the structure of the merger, including that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes;

•

The opinion, dated August 5, 2015, of Feldman to Regal Bancorp’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Regal Bancorp common stock of the merger consideration in the proposed merger, as more fully described under “Opinion of Regal Bancorp’s Financial Advisor;”

•

Regal Bank’s potential to better serve its customers and enhance its competitive position in the communities in which it operates due the ability to offer more diverse financial products and services through a larger and more highly capitalized institution;

•	the interests of certain executive officers and directors of Regal Bancorp, which are different from, or in addition to, the interests of Regal Bancorp’s stockholders generally; and

•	the effect of the merger on Regal Bancorp’s employees, customers and community.

Regal Bancorp’s board of directors also considered potential risks associated with the merger in connection with its decision to approve the merger agreement, including that other parties that might be interested in proposing a transaction with Regal Bancorp could be discouraged from doing so given the terms of the merger agreement generally prohibiting Regal Bancorp from soliciting, engaging in discussions or providing information regarding an alternative transaction, requiring Regal Bancorp to pay a termination fee to Old Line Bancshares under certain circumstances, and requiring Regal Bancorp’s directors to execute agreements requiring them to vote in favor of the merger with Old Line Bancshares, all of which Old Line Bancshares required in order that it agree to enter into the merger agreement.

The foregoing discussion of the information and factors considered by Regal Bancorp’s board of directors is not exhaustive, but includes the material factors that the board of directors considered and discussed in approving and recommending the merger.  In view of the wide variety of factors considered and discussed by Regal Bancorp’s board of directors in connection with its evaluation of the merger and the complexity of these factors, the board of directors did not quantify, rank or assign any relative or specific weight to the foregoing factors.  Rather, it considered all of the factors as a whole.  The board of directors discussed the foregoing factors, including asking questions of Regal Bancorp’s management and legal and financial advisors, and reached general consensus that the merger was in the best interests of Regal Bancorp and its stockholders.  In considering the foregoing factors, individual directors may have assigned different weights to different factors.  The board of directors did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate decision to approve the merger agreement and the merger.  The foregoing explanation of the reasoning of Regal Bancorp’s board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the cautionary statements set forth in “Caution Regarding Forward-Looking Statements” on page 26.

Opinion of Regal Bancorp’s Financial Advisor

Regal Bancorp engaged Feldman Financial Advisors, Inc. to render financial advisory and investment banking services to Regal Bancorp, including an opinion to the Regal Bancorp board of directors as to the fairness, from a financial point of view, to the holders of Regal Bancorp common stock of the merger consideration to be received by such stockholders in the proposed merger of Regal Bancorp with and into Old Line Bancshares.  Regal Bancorp selected Feldman because Feldman is a nationally recognized firm with substantial experience in transactions similar to the merger.  As part of its business, Feldman is regularly engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of Feldman attended the meeting of the Regal Bancorp board held on August 5, 2015, at which the Regal Bancorp board evaluated the proposed merger.  At this meeting, Feldman reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Feldman as set forth in such opinion, the merger consideration in the proposed merger was fair, from a financial point of view, to the holders of Regal Bancorp common stock.  The Regal Bancorp board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Feldman in preparing the opinion.

Feldman’s opinion is directed to the Regal Bancorp board of directors and addresses only the fairness of the merger consideration to the holders of Regal Bancorp common stock from a financial point of view.  The opinion does not address the underlying business decision of Regal Bancorp to engage in the merger and does not constitute a recommendation to any holder of Regal Bancorp common stock as to how to vote at the special meeting with respect to the merger or any other matter.  The summary of Feldman’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, Feldman reviewed the merger agreement as well as certain publicly available business and financial information relating to Regal Bancorp and Old Line Bancshares.  Feldman also reviewed certain other information related to Regal Bancorp, and met with the senior management of Regal Bancorp to discuss the future prospects of Regal Bancorp.  Feldman also considered certain financial and stock data of Regal Bancorp and Old Line Bancshares and compared that data with similar data for other publicly held companies in businesses similar to those of Regal Bancorp and Old Line Bancshares, and considered the financial terms of other merger and acquisition transactions that were recently effected.  Feldman also considered such other information, studies, analyses and examinations, and general financial, economic and market criteria, which it deemed relevant.

With respect to certain financial forecasts of Regal Bancorp and Old Line Bancshares, Feldman discussed financial projections with the senior management of Regal Bancorp and Old Line Bancshares for the purpose of reviewing the future prospects of Regal Bancorp and Old Line Bancshares.  Feldman assumed that, as of the date such forecasts were prepared, they were reasonably prepared reflecting the best estimates and judgements of the management of Regal Bancorp and Old Line Bancshares as to the future operating and financial performance of Regal Bancorp and Old Line Bancshares.  Further, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material.  Feldman also reviewed analyst reports provided to it by Old Line Bancshares and discussed such performance estimates with the senior management of Old Line Bancshares.  The projections reviewed were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions, and accordingly, actual results could vary significantly from those set forth in such projections.

In preparing its opinion, Feldman assumed and relied upon the accuracy and completeness of all financial and other information that it received, reviewed, or discussed.  Feldman did not assume any responsibility for independently verifying such information, did not undertake an independent evaluation or appraisal of the assets or liabilities of Regal Bancorp or Old Line Bancshares, and was not furnished with any such appraisal or evaluation.  Feldman was not retained to and did not review any individual loan credit files.  Feldman is not an expert in the evaluation of allowances for loan losses, and it has not made an independent evaluation of the adequacy of the allowance for loan losses of Regal Bancorp or Old Line Bancshares.  Feldman has assumed that the respective allowances for loan losses of both Regal Bancorp and Old Line Bancshares are adequate to cover losses both independently and on a combined basis.  Feldman’s opinion was necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion.  Feldman did not express any opinion as to the value of Regal Bancorp or Old Line Bancshares common stock or the prices at which Regal Bancorp or Old Line Bancshares common stock may be sold at any time.

In formulating its opinion to the Regal Bancorp board, Feldman prepared a variety of financial and comparative analyses, including those described below.  The following is a summary of the material financial analyses performed by Feldman but is not a comprehensive description of the analyses underlying Feldman’s opinion.  The preparation of a fairness opinion is a complex process involving various determinations as to the most relevant and appropriate methods of financial analyses and the application of these methods to the particular circumstances.  Therefore, such an opinion is not readily susceptible to partial analysis or summary description.  Accordingly, Feldman believes that its analyses must be considered as a whole and selecting portions of the analyses and factors, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

Transaction Summary.  Feldman reviewed the financial terms of the proposed merger.  Based upon the closing price of $15.76 for Old Line Bancshares common stock on August 4, 2015 and assuming that 50% of the currently outstanding shares of Regal Bancorp common stock are converted to Old Line Bancshares common stock based on 0.7718 shares of Old Line Bancshares common stock for each share of Regal Bancorp common stock and 50% of the shares of Regal Bancorp common stock are exchanged for cash of $12.68 per share, the implied merger consideration amounts to $12.42 per Regal Bancorp common share outstanding, or an implied aggregate value of approximately $5.5 million based upon 443,586 outstanding shares of Regal Bancorp common stock.  Based upon this analysis and the June 30, 2015 financial statements for Regal Bancorp, the following transaction ratios were calculated by Feldman.

Implied Value Per Share / Book Value Per Share	141.0%
Implied Value Per Share / Tangible Book Value Per Share	141.0%
Implied Value Per Share / Last Twelve Months Earnings Per Share(1)	NM
Implied Offer Premium / Prior Market Price	464.5%
Implied Aggregate Value / Total Assets	4.12%
Implied Tangible Book Premium / Core Deposits	1.87%

(1) Expressed as non-meaningful or “NM” due to negative earnings results.

Selected Companies Analysis.  Feldman performed comparative analyses involving Regal Bancorp, Old Line Bancshares, and various public company comparative groups.  The discussion of these comparisons below provide only selected financial data and are not meant to be an extensive comparison of Regal Bancorp or Old Line Bancshares with any group as a whole or any individual company.  No company used in the selected companies analysis is identical to Regal Bancorp, Old Line Bancshares, or the merger.  Accordingly, an analysis of the results involves complex considerations and judgments concerning differences in financial and operating characteristics of the various companies as well as other factors that may affect trading values or announced merger values of Regal Bancorp or the Regal Bancorp selected companies.

Feldman compared certain financial performance and market valuation data of Regal Bancorp with corresponding publicly available information of 13 publicly traded financial institutions with total assets less than $500 million and tangible common equity greater than 2% and less than 6% of tangible assets (“Comparative Capital Group”).  Feldman also prepared financial performance and market valuation comparisons of Regal Bancorp with 12 publicly traded financial institutions based in Maryland with total assets less than $400 million (“Maryland Group”).  To perform this analysis, Feldman utilized financial information as of or for the latest 12 months (“LTM”) through June 30, 2015 and market price data as of August 4, 2015 as reported by SNL Financial.

Comparative	Comparative
Capital	Capital	Maryland	Maryland
Regal	Group	Group	Group	Group
Bancorp	Median	Average	Median	Average
Financial Performance Data
Total Assets ($000s)	$ 133,721	$ 190,820	$ 232,040	$ 262,693	$ 249,395
Total Equity ($000s)	$ 4,924	$ 12,241	$ 17,106	$ 26,216	$ 29,354
Total Equity / Total Assets	3.68%	6.72%	4.67%	10.54%	12.49%
Tangible Equity / Tangible Assets	3.68%	6.72%	6.79%	10.51%	12.41%
Tangible Common Equity / Tangible Assets	2.92%	5.01%	4.67%	10.51%	12.16%
Total Loans / Total Assets	71.75%	66.48%	63.94%	70.88%	69.83%
Total Deposits / Total Assets	79.18%	86.33%	84.33%	82.20%	80.31%
LTM Return on Average Assets	(0.32)%	0.49%	0.52%	0.35%	0.41%
LTM Return on Average Equity	(9.88)%	8.91%	13.67%	3.76%	3.56%
Net Interest Margin	3.65%	3.65%	3.71%	3.71%	3.60%
Efficiency Ratio	102.17%	90.92%	91.23%	81.54%	82.82%
Non-performing Assets / Total Assets	1.69%	4.17%	5.08%	2.92%	3.14%
Reserves / Total Loans	1.20%	1.98%	2.12%	1.16%	1.47%
Reserves / Non-Performing Assets	52.66%	23.85%	46.07%	21.37%	33.53%

Market Valuation Data
Market Value ($Millions)	$ 1.0	$ 8.2	$ 10.3	$ 22.5	$ 24.3
Price / Book Value	24.98%	85.37%	98.21%	79.48%	81.69%
Price / Tangible Book	24.98%	85.37%	99.57%	81.29%	82.17%
Price / LTM Earnings	NM	7.42	x	9.85	x	17.67	x	17.14	x
Price / Total Assets	0.73%	5.30%	4.17%	10.22%	10.02%
Tangible Book Premium / Deposits	(2.77)%	(0.94)%	(0.67)%	(3.59)%	(2.77)%
One-Year Price Change	(26.67)%	0.45%	(0.07)%	11.11%	11.51%
One-Year Total Return	(26.67)%	2.52%	0.75%	12.55%	12.82%
Dividend Yield	0.00%	0.00%	0.48%	0.00%	0.77%
LTM Dividend Payout	0.00%	0.00%	6.48%	0.00%	9.81%
Average Weekly Volume / Total Shares	0.02%	0.09%	0.21%	0.07%	0.14%

Feldman also compared certain financial performance and market valuation data of Old Line Bancshares with corresponding publicly available information of 21 publicly traded banking institutions headquartered in selected Mid-Atlantic and Southeastern states with market capitalizations between $100 million and $250 million.

Group	Group
Old Line	Group	Group	Top	Bottom
Bancshares	Median	Average	Quartile	Quartile

Financial Performance Data
Total Assets ($000)	$ 1,312,031	$ 1,241,985	$ 1,232,212	$ 1,372,770	$ 1,148,271
Total Equity ($000)	$ 135,960	$ 125,998	$ 130,873	$ 140,072	$ 113,439
Tangible Equity / Tangible Assets	9.55%	9.59%	10.06%	10.64%	8.92%
Tangible Common Equity / Tangible Assets	9.53%	9.59%	10.03%	10.64%	8.92%
Total Loans / Total Assets	77.44%	71.14%	68.99%	75.09%	64.11%
Total Deposits / Total Assets	82.65%	80.95%	80.90%	84.84%	77.99%
LTM Return on Average Assets	0.71%	0.95%	1.00%	1.15%	0.80%
LTM Return on Average Equity	6.55%	8.96%	9.33%	10.10%	6.91%
Net Interest Margin	4.08%	3.73%	3.85%	3.89%	3.50%
Efficiency Ratio	66.05%	62.94%	66.72%	59.87%	75.25%
Non-performing Assets / Total Assets	0.38%	1.41%	1.55%	0.89%	2.03%
Reserves / Total Loans	0.44%	1.22%	1.42%	1.53%	1.08%
Reserves / Non-performing Assets	96.12%	75.60%	110.62%	113.88%	46.81%

Market Valuation Data
Market Value ($Millions)	$ 166.7	$ 134.1	$ 147.2	$ 141.0	$ 125.1
Price / Book Value	122.80%	110.83%	115.17%	123.39%	101.37%
Price / Tangible Book	134.51%	120.99%	125.67%	131.40%	113.78%
Price / LTM Earnings	19.46	x	13.35	x	13.15	x	14.68	x	11.51	x
Price / Total Assets	12.70%	10.92%	11.69%	13.94%	9.55%
Tangible Book Premium / Deposits	3.94%	2.40%	3.23%	4.44%	1.16%
One-Year Price Change	13.22%	6.66%	6.50%	10.40%	0.22%
One-Year Total Return	14.71%	9.76%	9.53%	14.40%	3.41%
Dividend Yield	1.27%	3.08%	2.76%	3.86%	2.36%
LTM Dividend Payout	24.69%	36.13%	37.35%	58.65%	15.83%
Average Weekly Volume / Total Shares	1.07%	0.43%	0.58%	0.82%	0.35%

Stock Trading History.  Feldman reviewed the stock trading history of Regal Bancorp and Old Line Bancshares.  Feldman compared the market performance of the common stock prices of Regal Bancorp and Old Line Bancshares with the movement of the NASDAQ Bank Index and the Standard & Poor’s 500 stock index for the three-year period ended August 4, 2015.

Three-Year Change

Regal Bancorp	27.2%
Old Line Bancshares	48.0%
NASDAQ Bank Index	61.2%
Standard & Poor’s 500	50.5%

Control Premium Analysis.  Feldman performed a control premium analysis and reviewed the acquisitions of publicly traded financial institutions over a time horizon from January 1, 2000 to August 4, 2015 and from January 1, 2010 to August 4, 2015.  Acquisition premiums in excess of the prior one-day and prior one-month stock prices of the acquired company ranged from a median of 27.7% to a median of 53.1%.  The table below illustrates the implied per-share acquisition values for Regal Bancorp common stock based upon a range of assumed trading prices and control premiums.

Assumed Trading Price as a % of Tangible Book Value
Control	22.7%	34.1%	45.4%	56.8%	68.1%	79.5%
Premium	$ 2.00	$ 3.00	$ 4.00	$ 5.00	$ 6.00	$ 7.00
20%	$ 2.40	$ 3.60	$ 4.80	$ 6.00	$ 7.20	$ 8.40
30%	$ 2.60	$ 3.90	$ 5.20	$ 6.50	$ 7.80	$ 9.10
40%	$ 2.80	$ 4.20	$ 5.60	$ 7.00	$ 8.40	$ 9.80
50%	$ 3.00	$ 4.50	$ 6.00	$ 7.50	$ 9.00	$ 10.50
60%	$ 3.20	$ 4.80	$ 6.40	$ 8.00	$ 9.60	$ 11.20
70%	$ 3.40	$ 5.10	$ 6.80	$ 8.50	$ 10.20	$ 11.90

Selected Transactions Analysis.  Feldman reviewed publicly available information for 16 completed or pending acquisition transactions that were announced after January 1, 2013 and involved selling financial institutions with total assets less than $300 million, ratio of tangible equity to tangible assets less 8.0%, latest 12 months return on average assets less than 0.5%, and ratio of non-performing assets to total assets less than 5.0% (“Performance Acquisition Group”).  In addition, Feldman reviewed publicly available information for 11 completed or pending acquisition transactions that were announced after January 1, 2012 and involved selling financial institutions based in Maryland (“Maryland Acquisition Group”).  The discussion of these comparisons below provide only selected data and are not meant to be an extensive comparison of the proposed merger of Regal Bancorp into Old Line Bancshares with any group of transactions as a whole or any individual transaction.  No transaction used in the selected transaction analysis is identical to Regal Bancorp or the proposed merger.  Accordingly, an analysis of the results involves complex considerations and judgments concerning differences in financial and operating characteristics of the various companies as well as other factors that may affect trading values or announced merger values of Regal Bancorp or the selected transactions reviewed.  The various offer price ratios analyzed were based upon information available at the time of announcement.

Performance	Performance
Performance	Performance	Acquisition	Acquisition
Acquisition	Acquisition	Group	Group
Regal	Group	Group	Top	Bottom
Bancorp	Median	Average	Quartile	Quartile

Total Assets ($Millions)	$ 133.7	$ 108.5	$ 123.1	$ 152.3	$ 69.9
Total Equity / Total Assets	3.68%	6.86%	6.49%	7.42%	6.41%
Tangible Equity / Tangible Assets	3.68%	6.86%	6.41%	7.42%	6.40%
Non-performing Assets / Total Assets	1.69%	2.59%	2.71%	1.76%	3.99%
LTM Return on Average Assets	(0.32)%	0.04%	(0.43)%	0.25%	(0.64)%
LTM Return on Average Equity	(9.88)%	(0.64)%	(0.43)%	0.25%	(0.64)%

Offer Value ($Millions)	$ 5.5	$ 6.1	$ 9.0	$ 13.7	$ 3.8
Offer Premium / Prior Market Price	464.6%	67.3%	70.8%	80.5%	59.2%
Offer Price / Book Value	141.0%	117.1%	116.1%	143.8%	95.1%
Offer Price / Tangible Book Value	141.0%	117.1%	117.1%	143.8%	100.4%
Offer Price / LTM Earnings(1)	NM	NM	29.7	x	33.2	x	NM
Offer Value / Total Assets	4.12%	8.45%	7.61%	9.86%	5.38%
Tangible Book Premium / Core Deposits	1.87%	1.89%	1.58%	3.48%	0.13%

(1) Expressed as non-meaningful or "NM" due to negative or very low earnings results.

Maryland	Maryland
Maryland	Maryland	Acquisition	Acquisition
Acquisition	Acquisition	Group	Group
Regal	Group	Group	Top	Bottom
Bancorp	Median	Average	Quartile	Quartile

Total Assets ($Millions)	$ 133.7	$ 226.9	$ 334.1	$ 411.5	$ 134.3
Total Equity / Total Assets	3.68%	9.40%	10.38%	13.58%	7.58%
Tangible Equity / Tangible Assets	3.68%	9.40%	10.37%	13.58%	7.58%
Non-performing Assets / Total Assets	1.69%	2.88%	4.15%	1.96%	5.88%
LTM Return on Average Assets	(0.32)%	0.27%	(0.05)%	0.30%	0.04%
LTM Return on Average Equity	(9.88)%	1.49%	(3.34)%	2.87%	0.39%

Offer Value ($Millions)	$ 5.5	$ 15.4	$ 32.2	$ 49.7	$ 10.8
Offer Premium / Prior Market Price	464.6%	42.9%	51.1%	57.4%	34.6%
Offer Price / Book Value	141.0%	107.9%	108.6%	123.0%	95.1%
Offer Price / Tangible Book Value	141.0%	107.9%	108.6%	123.0%	95.1%
Offer Price / LTM Earnings(1)	NM	NM	34.7	x	44.1	x	NM
Offer Value / Total Assets	4.12%	11.33%	11.91%	13.93%	10.41%
Tangible Book Premium / Core Deposits	1.87%	0.94%	1.84%	4.05%	(0.90)%

(1) Expressed as non-meaningful or "NM" due to negative or very low earnings results.

Discounted Dividend Stream and Terminal Value Analysis.  Feldman performed a discounted cash flow analysis to determine a range of present values per share of Regal Bancorp common stock, assuming Regal Bancorp continued to operate as an independent company and sold at the end of the fifth projection year under various scenarios.  This range was determined by adding (i) the present value of the estimated future dividend stream that Regal Bancorp could generate over the five-year period from 2016 through 2020, and (ii) the present value of the terminal value of common stock at the end of year 2020.  The earnings projections utilized were provided by management of Regal Bancorp for 2016 and 2017 with a 5.0% annual growth rate applied thereafter.  To approximate the terminal value of Regal Bancorp common stock at the end of the projection period, Feldman applied a range of market valuation ratios representing price to earnings multiples from 10 to 20 times and price to tangible book value ratios from 100% to 150%.  The dividend stream and terminal values were then discounted to present values using discount rates from 12% to 18%, which were chosen to reflect different assumptions regarding rates of return that may be required by investors holding Regal Bancorp common stock.  Based on the above assumptions, this present value analysis yielded a range of implied values for Regal Bancorp common stock of between $4.09 per share (assuming an 18% discount rate and 100% terminal tangible book value ratio and $7.96 per share (assuming a 12% discount rate and 150% terminal tangible book value ratio) utilizing the tangible book based terminal value approach and $1.14 per share (assuming an 18% discount rate and 10.0x earnings multiple) to $2.96 per share (assuming a 10% discount rate and 20.0x earnings multiple) utilizing the earnings based terminal value approach.

This analysis is dependent upon certain assumptions such as growth rates of assets and earnings, future composition of assets, net interest spreads, non-interest income and expense, required rates of return, dividend payout ratios, the ability and prices to sell Regal Bancorp common stock at a future date, and other factors.  As such, the analysis did not purport to be indicative of the actual values or expected values of Regal Bancorp common stock or the future operating results of Regal Bancorp.

Pro Forma Financial Impact Analysis.  Feldman performed a pro forma financial impact analysis, combining projected balance sheet and earnings of Old Line Bancshares and Regal Bancorp based upon certain assumptions provided by the management of Regal Bancorp and publicly available analyst data, along with additional assumptions formulated by Feldman.  The analysis was based upon the assumed exchange of 0.7718 shares of Old Line Bancshares of common stock or $12.68 in cash for each outstanding share of Regal Bancorp common stock, subject to the assumption that 50% of the outstanding shares of Regal Bancorp common stock received the stock consideration and 50% received the cash consideration.  This analysis indicated that the merger could be accretive to Old Line Bancshares’ estimated earnings per share for 2016 and dilutive to tangible book value per share on a pro forma basis as of December 31, 2015.  The analysis included estimates of purchase accounting adjustments and expected cost savings resulting from the merger.  The actual results achieved by Old Line Bancshares may vary from the estimated results and the variations may be material.

Relative Contribution Analysis.  Feldman analyzed the respective contributions of Regal Bancorp and Old Line Bancshares of various balance sheet and income statement components and pro forma ownership of the combined entity.  To perform this analysis, Feldman used balance sheet and year-to-date income statement data for Old Line Bancshares and Regal Bancorp as of June 30, 2015.  Such analysis did not incorporate any purchase accounting or transaction adjustments.  The results are illustrated in the following table:

	Old Line	Regal
	Bancshares	Bancorp
	Percent	Percent
	of Total	of Total
Balance Sheet Data (6/30/15)
Total assets	90.8%	9.2%
Net loans	91.4%	8.6%
Total deposits	91.1%	8.9%
Common equity	97.2%	2.8%

Income Statement Data (YTD 6/30/15)
Net interest income	90.7%	9.3%
Non-interest income	93.0%	7.0%
Non-interest expense	86.7%	13.3%
Net income	102.0%	-2.0%

Common Stock Ownership
Pro forma ownership - 100% stock(1)	96.9%	3.1%
Pro forma ownership - 50% stock and 50% cash(2)	98.4%	1.6%

(1) Assumes holders of Regal Bancorp common stock receive 100% stock consideration in merger.
(2) Assumes holders of Regal Bancorp common stock receive 50% stock and 50% cash consideration in merger.

In performing its analyses, Feldman made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Regal Bancorp or Old Line Bancshares.  The analyses performed by Feldman are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.  Such analyses were prepared solely as a part of Feldman’s evaluation of the fairness from a financial point of view of the merger consideration to the Regal Bancorp stockholders and were conducted in connection with the rendering of Feldman’s opinion.  As described above, Feldman’s opinion and the information provided by Feldman to the Regal Bancorp Board were among various factors taken into consideration by the Regal Bancorp Board in making its determination to approve the merger agreement.  The merger consideration was determined through arm’s-length negotiations between Regal Bancorp and Old Line Bancshares.

Feldman assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct in all material respects and that each party will perform all of the covenants required to be performed by it under these agreements and that conditions precedent in the merger agreement are not waived.  Feldman also assumed that there were no material changes in the assets, liabilities, operating results, business or prospects of Regal Bancorp or Old Line Bancshares since the date of the last publicly available financial statements or internal financial statements made available by them.

The Regal Bancorp board retained Feldman to act as financial advisor and render the financial fairness opinion to Regal Bancorp in connection with the merger based upon Feldman’s experience and expertise and its familiarity with Regal Bancorp and transactions similar to the merger.  Pursuant to the Feldman engagement agreement, Regal Bancorp has agreed to pay Feldman a total cash fee equal to $85,000, $10,000 of which became payable to Feldman in connection with Feldman’s engagement, $25,000 of which became payable to Feldman upon the rendering of Feldman opinion, and the balance of which is contingent upon the consummation of the merger.  The engagement agreement with Feldman also provides that Regal Bancorp will reimburse Feldman for its reasonable out-of-pocket expenses incurred in connection with its retention and indemnify Feldman and any related parties against certain liabilities relating to or arising out of Feldman’s engagement or Feldman’s role in connection therewith.

Terms of the Merger

Effects of the Merger

Upon completion of the merger, Regal Bancorp will be merged with and into Old Line Bancshares and the separate legal existence of Regal Bancorp will cease.  All property, rights, powers, duties, obligations and liabilities of Regal Bancorp will automatically be deemed transferred to Old Line Bancshares, as the surviving corporation in the merger.  Old Line Bancshares will continue to be governed by its articles of incorporation and bylaws as in effect immediately prior to the merger.

The merger agreement provides that, pursuant to an Agreement and Plan of Merger by and between Old Line Bank and Regal Bank, dated as of August 5, 2015, as amended, immediately after the merger Regal Bank will be merged with and into Old Line Bank, with Old Line Bank as the surviving bank in the bank merger.  Old Line Bank will continue to be governed by its articles of incorporation and bylaws in effect immediately prior to the bank merger.

Consideration to be Paid in the Merger

Pursuant to the terms of the merger agreement, Old Line Bancshares will acquire Regal Bancorp for consideration of $6.6 million in cash and common stock, (assuming a per-share value of $16.43, the weighted average closing price of the Old Line Bancshares common stock on the Nasdaq Capital Market during the 30 trading days prior to August 5, 2015, the date of execution of the merger agreement), as described herein and in the merger agreement, which we refer to as the aggregate merger consideration.

What Regal Bancorp Stockholders Will Receive in the Merger

Upon completion of the merger, each share of Regal Bancorp common stock that you hold at the effective time of the merger will be automatically converted into the right to receive either cash, which we refer to as the per-share cash consideration, or shares of Old Line Bancshares common stock, which we refer to as the per-share stock consideration, as discussed below, except for shares of Regal Bancorp common stock held by stockholders who perfect their dissenters’ rights as discussed in “– Appraisal rights.”  The merger agreement provides that Regal Bancorp stockholders will have the right, with respect to each of their shares of Regal Bancorp common stock, to elect to receive, subject, with respect to elections for the per-share cash consideration, to proration and allocation as described below, either (i) 0.7718 shares of Old Line Bancshares common stock, (ii) $12.68 in cash, or (iii) a combination of cash and Old Line Bancshares common stock.    The number of shares of Old Line Bancshares common stock that will be exchanged for each outstanding share of Regal Bancorp common stock may be increased if Old Line Bancshares exercises its option to increase the merger consideration to avoid termination of the merger agreement based on recent closing prices of the Old Line Bancshares common stock prior to the merger, as further described below under “–Termination.”

Old Line Bancshares will not issue fractional shares of Old Line Bancshares common stock to Regal Bancorp stockholders.  If you are otherwise entitled to receive a fractional share of Old Line Bancshares common stock under the exchange procedure described above, you will instead have the right to receive cash, without interest, in an amount equal to the value of such fraction of a share based on the volume weighted-average closing prices of Old Line Bancshares common stock on the Nasdaq Capital Market during the 30 trading days prior to August 5, 2015, the date the merger agreement was executed.  You will receive cash for a fractional share of Old Line Bancshares common stock you would otherwise be entitled to in an amount that is equal to the product of (i) the fraction of a share that would otherwise be due to you and (ii) $16.43.

Under the terms of the merger agreement, up to 50% (221,793) of the outstanding shares of Regal Bancorp common stock (including those for which the holders have perfected their dissenters’ rights) will be exchanged for cash and the remaining outstanding shares of Regal Bancorp common stock will be exchanged for shares of Old Line Bancshares common stock in the merger, provided, however, that the number of shares of Regal Bancorp common stock that will be exchanged for cash will be adjusted downward to the extent necessary to ensure that (i) no more than 59% of the total consideration to be paid in the merger, including any cash paid for fractional shares, the cash to be paid in exchange for Regal Bancorp preferred stock and a reasonable estimate of the amount by which the cash payment to be made for each share of Regal Bancorp common stock held by stockholders that exercise their dissenters’ rights will exceed $12.68, consists of cash and (ii) the merger will qualify as a tax-free reorganization for federal tax purposes.  If holders of more than 50% (as such percentage may be adjusted as necessary) of the outstanding shares of Regal Bancorp common stock elect to receive cash, the number of shares that you elected to exchange for cash (if any) will be reduced through an allocation formula and the rest of your shares will be exchanged for the per-share stock consideration.

Accordingly, after Regal Bancorp stockholder elections have been tabulated, the elected amounts of stock or cash will be adjusted to ensure that no more than 50% (as such percentage may be adjusted as necessary) of the shares of Regal Bancorp common stock outstanding at the effective time of the merger are exchanged for cash and the remaining outstanding shares of Regal Bancorp common stock are exchanged for shares of Old Line Bancshares common stock.  Therefore, you may receive significantly less cash and more shares of Old Line Bancshares common stock than you elect.

If you do not return the election form by the deadline to make a valid election, you will be deemed to have made no election.  Stockholders not making an election will have their shares of Regal Bancorp common stock exchanged for shares of Old Line Bancshares common stock in the merger.

For more information about the allocation rules and the potential effects of the allocation procedures described above, see “– Terms of the Merger – Election and Exchange Procedures” and “– Terms of the Merger – Allocation Procedures and Proration.”

Upon the closing of the merger the outstanding shares of Regal Bancorp preferred stock will be converted into the right to receive $2.00 per share, or an aggregate of $1,016,876.00.  Holders of preferred stock will not have the option to have their shares converted into shares of Old Line Bancshares capital stock.

Election and Exchange Procedures

Subject to allocation procedures as described below, each Regal Bancorp stockholder may elect to receive with respect to his or her shares of Regal Bancorp common stock all Old Line Bancshares common stock, all cash or a combination of common stock and cash.

Stock Election Shares.  Regal Bancorp stockholders who validly elect to receive shares of Old Line Bancshares common stock for some or all of their shares will receive the per-share stock consideration for that portion of the stockholder’s shares of Regal Bancorp common stock equal to the stockholder’s stock election.  In our discussion below, we sometimes refer to shares held by stockholders who have made stock elections as “stock election shares.”

Cash Election Shares.  Regal Bancorp stockholders who validly elect to receive cash for some or all of their shares will receive the per-share cash consideration for that portion of the stockholder’s shares of Regal Bancorp common stock equal to the stockholder’s cash election, subject to proration and allocation as further discussed in the following section.  In our discussion below, we sometimes refer to shares held by Regal Bancorp stockholders who have made cash elections as “cash election shares.”

Objecting Shares.  We refer to shares held by Regal Bancorp stockholders (whom we sometimes refer to as objecting stockholders) that perfect their rights of objecting stockholders (which we sometimes refer to as dissenters’ rights) under Maryland law with respect to the merger as “objecting shares.”

No-election shares.  Shares held by Regal Bancorp stockholders who (i) do not make a valid election, or (ii) attempt but fail to properly perfect their dissenters’ rights will be deemed to be “no-election shares.”  No-election shares will be converted into the right to receive the per-share stock consideration as discussed in “– Allocation Procedures and Proration” below.

In the merger up to 50% of the outstanding shares of Regal Bancorp common stock will be exchanged for cash (including objecting shares) and the remaining outstanding shares of Regal Bancorp common stock will be exchanged for shares of Old Line Bancshares common stock, provided that such 50% figure will be adjusted as necessary to ensure that (i) no more than 59% of the total consideration to be paid in the merger, including any cash paid for fractional shares, the cash to be paid in exchange for Regal Bancorp preferred stock and a reasonable estimate of the amount by which the cash payment to be made for each share of Regal Bancorp common stock held by stockholders that exercise their dissenters’ rights will exceed $12.68, consists of cash, and (ii) the merger will qualify as a tax-free reorganization for federal tax purposes.  Accordingly, there is no assurance that a Regal Bancorp stockholder who elects to receive cash for his, her or its shares of Regal Bancorp common stock will in fact receive the per-share cash consideration for such shares of Regal Bancorp common stock.  See “– Allocation Procedures and Proration” below.

Election Form; Letter of Transmittal.  If you are a record holder of Regal Bancorp common stock, an election form and letter of transmittal for use in surrendering your certificates representing your shares of Regal Bancorp common stock will be sent to you no more than 40 nor less than 20 days before the anticipated effective date of the merger.  The election form will include instructions for electing to receive Old Line Bancshares common stock or cash or a combination of stock and cash for your Regal Bancorp common stock.  The letter of transmittal will include instructions for submitting your Regal Bancorp stock certificate(s) in exchange for the Old Line Bancshares common stock or the cash consideration.  The deadline for making your election will be set forth in the election form, but will be no later than 5:00 p.m., Eastern Time, five days prior to the anticipated closing date of the merger.  You must carefully follow the instructions on the election form and letter of transmittal and return a properly executed election form, letter of transmittal and your Regal Bancorp stock certificate(s) (or an appropriate guarantee of delivery of such stock certificate(s) as set forth in the election form from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) provided that such stock certificate(s) are in fact delivered to the exchange agent by the time set forth in such guarantee of delivery) to the exchange agent in order to receive the merger consideration for your shares.  The Regal Bancorp stock certificate(s) must be in a form that is acceptable for transfer (as explained in the letter of transmittal).  Your election will be properly made only if, by the deadline date, you have submitted to Old Line Bancshares’ exchange agent at its designated office (i) a properly completed and signed election form, (ii) a properly completed and signed letter of transmittal together with your stock certificate(s) or guarantee of delivery of such stock certificate(s), and (iii) such other documents as Old Line Bancshares or the exchange agent may reasonably request.

If your election is not timely and properly made, or you revoke your election and fail to make a timely and proper new election, your shares of Regal Bancorp common stock will be treated as “no-election shares” and you will be entitled to receive solely the per-share stock consideration in exchange for your shares of Regal Bancorp common stock, as discussed below in “– Allocation Procedures and Proration.”

You may revoke or change your election form by written notice to the exchange agent, but only if such written notice is actually received by the exchange agent at or prior to the election form deadline.  If you revoke your election form, your certificates representing your shares of Regal Bancorp common stock will be promptly returned to you without charge.

Neither Old Line Bancshares nor its exchange agent will be under any obligation to notify any person of any defects in an election form or letter of transmittal.

As soon as practicable after the later of its receipt of properly completed and signed letters of transmittal and accompanying Regal Bancorp stock certificates and the closing of the merger, Old Line Bancshares’ exchange agent will mail certificates representing shares of Old Line Bancshares common stock and/or checks representing the merger consideration for shares of Regal Bancorp common stock (including cash in lieu of fractional share interests).  No interest will be paid on any cash payment.

Certificates representing shares of Old Line Bancshares common stock will be dated the effective date of the merger and will entitle the holders to dividends, distributions and all other rights and privileges of an Old Line Bancshares stockholder from the effective date.  Until the certificates representing Regal Bancorp common stock are surrendered for exchange, holders of such certificates will not receive the cash or stock consideration or dividends or distributions on the Old Line Bancshares common stock into which such shares have been converted.  When the certificates are surrendered to the exchange agent, any unpaid dividends or other distributions will be paid without interest.  Old Line Bancshares has the right to withhold dividends or any other distributions on its shares until the applicable Regal Bancorp stock certificates are surrendered for exchange.

Until surrendered, each Regal Bancorp stock certificate, following the effective date of the merger, is evidence solely of the right to receive the proportionate amount of the aggregate per-share merger consideration.  In no event will either Old Line Bancshares or Regal Bancorp be liable to any former Regal Bancorp stockholder for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.

Old Line Bancshares will not issue any fractions of a share of common stock.  Rather, Old Line Bancshares will pay cash for any fractional share interest any Regal Bancorp stockholder would otherwise be entitled to receive in the merger.  For each fractional share that would otherwise be issued, Old Line Bancshares will pay by check an amount equal to the value of such fractional share multiplied by $16.43.

Allocation Procedures and Proration

As a result of the merger, Regal Bancorp will be merged with and into Old Line Bancshares.  Each share of Regal Bancorp common stock will then be converted into either cash or shares of Old Line Bancshares common stock as each Regal Bancorp stockholder elects, subject to the limitations described in this proxy statement/prospectus.  Specifically, notwithstanding the election of Regal Bancorp stockholders to receive cash, Old Line Bancshares common stock or a combination of stock and cash in the merger, no more than 50% of the outstanding shares of Regal Bancorp common stock (221,793 shares) will be exchanged for cash (including pursuant to the exercise of dissenters’ rights), as such percentage may be adjusted to ensure that (i) no more than 59% of the total consideration to be paid in the merger, including any cash paid for fractional shares, the cash to be paid in exchange for Regal Bancorp preferred stock and a reasonable estimate of the amount by which the cash payment to be made for each share of Regal Bancorp common stock held by stockholders that exercise their dissenters’ rights will exceed $12.68, consists of cash, and (ii) the merger will qualify as a tax-free reorganization for federal tax purposes.  Therefore, the elections of Regal Bancorp stockholders will be reallocated as necessary as discussed further below.

Too Many Stockholders Elect the Cash Consideration.  If the aggregate number of cash election shares and objecting shares is more than 50% of the shares of Regal Bancorp common stock outstanding on the effective date of the merger, as such percentage may be adjusted to ensure the merger is treated as a tax-free reorganization for federal tax purpose, as discussed above, which we refer to as the “maximum cash conversion number,” then:

•	All stock election shares and no-election shares will be converted into the right to receive the per-share stock consideration; and
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The exchange agent will reallocate, on a pro rata basis, a sufficient number of cash election shares (but not objecting shares) into stock election shares so that the number of cash election plus the number of objecting shares is equal to the maximum cash conversion number, and each such reallocated stock election share will be converted into the right to receive the per-share stock consideration and the cash election shares that are not so reallocated into stock election shares will be converted into the right to receive the per-share cash consideration.

Treatment of Shares if Not Too Much Cash is Elected.  If holders of less than or equal to the maximum cash conversion number elect to receive cash in the merger or exercise their dissenters’ rights, then the shares for which stockholders have requested be exchanged for cash will be converted into the right to receive cash in the merger, shares for which stockholders have requested be exchanged for Old Line Bancshares common stock in the merger will be converted into the right to receive shares of Old Line Bancshares common stock, and no-election shares will be converted into the right to receive shares of Old Line Bancshares common stock.  In other words, in this case Regal Bancorp stockholders that make a valid election will receive in the merger the form of consideration that they elected, and Regal Bancorp stockholders that did not make a valid election will receive the per-share stock consideration.

Because the United States federal income tax consequences of receiving Old Line Bancshares common stock, cash or both Old Line Bancshares common stock and cash will differ, Regal Bancorp stockholders are urged to read carefully the information included under the caption “The Merger Agreement and the Merger – Certain Federal Income Tax Consequences” and to consult their tax advisors for a full understanding of the merger’s tax consequences to them.

Old Line Bancshares Common Stock

Each share of Old Line Bancshares common stock outstanding immediately prior to completion of the merger will remain outstanding after and be unchanged by the merger.

Effective Date

The merger will take effect when all conditions, including obtaining stockholder and regulatory approval, have been fulfilled or waived, or as soon as practicable thereafter as Old Line Bancshares and Regal Bancorp may mutually select.  By law, however, regulatory and stockholder approval cannot be waived.  We presently expect to close the merger on or about December 4, 2015.  See “– Conditions to the Merger” and “– Regulatory Approvals.”

Repayment of Outstanding Loans

The merger agreement provides that at the effective time of the merger, Old Line Bancshares will pay in full certain loans on which Regal Bancorp is the borrower, which loans originally constituted the SAB loan discussed in “– Background of the Merger,” upon execution of documentation evidencing the release of any associated liens on Regal Bancorp’s assets.

Loan to Regal Bancorp to Pay Interest on Indentures; Assumption of Debentures Issued to Trusts

As discussed in “– Background of the Merger,” Regal Bancorp has issued trust preferred securities through two wholly owned trust subsidiaries.  Regal Bancorp issued approximately $4,000,000 in junior subordinated debentures to Trust I and approximately $2,500,000 in junior subordinated debentures to Trust II pursuant to indentures dated as of December 30, 2003, and December 15, 2005, respectively.  The trusts use the debentures to back trust preferred securities that the trusts have issued to third party investors.  Old Line Bancshares intends to assume the payment and other obligations relating to the debentures and trust preferred securities upon consummation of the merger.

On November 1, 2010, Regal Bancorp exercised its right under Section 2.11 of the respective indentures to defer repayment of interest on the debentures for up to 20 consecutive calendar quarters.  The interest deferral periods for the debentures held by Trust I and Trust II expire on December 17, 2015 and December 15, 2015, respectively.  Old Line Bancshares estimates that unpaid and accrued interest on the debentures as of December 15, 2015 will equal approximately $1.05 million.  If Regal Bancorp does not pay all interest accrued but unpaid on the debentures issued to Trust I by January 16, 2016 (the date on which the 30-day cure period expires), and for debentures issued to Trust II by December 15, 2015, Regal Bancorp will be in default under each indenture.  If a default occurs and is continuing with respect to the debentures, the trustees of Trust I and Trust II or the holders of 25% or more in aggregate principal amount of the debentures may declare the entire principal of the debentures and the interest accrued thereon to be due and payable immediately.

The merger agreement provides that Old Line Bancshares will have the option, in its sole discretion, to lend sufficient funds to Regal Bancorp on or prior to December 15, 2015 to bring current through December 15, 2015 and December 17, 2015, as applicable, the deferred interest and other charges and fees due on the debentures (the “Regal Bancorp Loan”).  The Regal Bancorp Loan will be secured by a first priority security interest in all of the issued and outstanding common stock of Regal Bank.  The merger agreement requires that Regal Bancorp and Regal Bank take the following actions as soon as possible after execution of the merger agreement: (i) Regal Bancorp will make a diligent and good faith effort to obtain from each indenture trustee, (a) an extension of the deferral periods under each indenture for at least two calendar quarters, or (b) waivers of default under each indenture that would be caused by Regal Bancorp’s failure to pay accrued but unpaid interest on the debentures by the interest deferral expiration dates; (ii) Regal Bancorp will cause Regal Bank to make a diligent and good faith effort to obtain regulatory approval to declare and pay a dividend from its existing capital to Regal Bancorp in an amount sufficient to bring current through December 15, 2015 and December 17, 2017, as applicable, amounts due on the debentures, and Regal Bancorp will make a diligent and good faith effort to obtain regulatory approval to receive such dividend from Regal Bank and to use the dividend to bring the debentures current. The merger agreement also requires Regal Bancorp to make a diligent and good faith effort to obtain necessary regulatory approvals or non-objections for Regal Bancorp to borrow the Regal Bancorp Loan from Old Line Bancshares.  If Regal Bancorp is unable to obtain the extensions, waivers or regulatory approvals referred to in (i) or (ii) above, then the merger agreement requires Regal Bancorp, upon receipt of the necessary regulatory approvals or non-objections and Old Line Bancshares’ decision to extend the Regal Bancorp Loan, to use the proceeds of the Regal Bancorp Loan to bring current through December 15, 2015 and December 17, 2015, the amounts due on the subordinated debentures.

As mentioned, Old Line Bancshares’ collateral security for the Regal Bancorp Loan will be a first priority security interest in the issued and outstanding common stock of Regal Bank, which currently also serves as collateral for other loans on which Regal Bancorp is the borrower.  Old Line Bancshares will take a first priority interest in the collateral, which will be equal to the first priority interest held by the lenders on such other loans (the “Noteholders”), pursuant to an Intercreditor and Collateral Sharing Agreement (the “Intercreditor Agreement”).  Although Old Line Bancshares and the Noteholders have equal security interests in the Regal Bank stock collateral, the Intercreditor Agreement provides that if Old Line Bancshares determines that a sale of the collateral is necessary or appropriate following the acceleration of the maturity of the Regal Bancorp Loan after the occurrence of an event of default: (a) no Noteholder may object to such sale provided such sale is conducted in accordance with law, and (b) the Noteholders agree that the Old Line Bancshares will direct and manage the sale process.

Under the merger agreement Old Line Bancshares will assume Regal Bancorp’s obligations under the debentures issued to the Trusts upon the effective time of the merger.  This will include any deferred interest or other amounts due on the debentures.

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

•	Organization of Old Line Bancshares and Regal Bancorp and their respective subsidiaries;
•	Capital structures of Old Line Bancshares and Regal Bancorp;
•	Valid approval, valid execution and delivery, non-contravention, performance and enforceability of the merger agreement;
•	Consents or approvals of regulatory authorities or third parties necessary to complete the merger;
•	Consistency of financial statements with accounting principles generally accepted in the United States (“GAAP”);
•	Absence of material adverse changes, since December 31, 2014, in assets, liabilities, liquidity, net worth, property, financial condition and results of operations, or any damage, destruction or loss;
•	Filing of tax returns and payment of taxes;
•	Absence of undisclosed material pending or threatened litigation, arbitration or other proceedings and actions or governmental investigations or inquiries;
•	Compliance with applicable laws and regulations;
•	Status of Old Line Bancshares’ disclosure controls and procedures and internal control over financial reporting;
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With respect to Regal Bancorp, absence of labor or collective bargaining agreements, labor strike, labor suits and similar matters, and absence of pending or threatened legal proceedings with respect to labor matters;

•	Retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974;
•	With respect to Regal Bancorp, quality of title to assets and properties;
•	Maintenance of adequate insurance;
•	Absence of undisclosed brokers’, finders’ or similar fees or the retention of finders, brokers and similar persons;
•	Absence of material environmental violations, actions or liabilities;
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Accuracy of information supplied by Old Line Bancshares and Regal Bancorp for inclusion in the registration statement, filed under the Securities Act, of which this proxy statement/prospectus is a part, and all applications filed with regulatory authorities for approval of the merger and the bank merger;

•	Intellectual property used or owned by Regal Bancorp;
•	Validity and binding nature of loans reflected as assets in the financial statements;
•	Disclosure of loans and the extension of loans in compliance with applicable regulations;
•	Disclosure of material contracts;

•	Material compliance with the Community Reinvestment Act of 1977 (the “CRA”);
•	Material compliance with the Bank Secrecy Act, USA PATRIOT Act, anti-money laundering statutes, rules or regulations, and statutes, rules and regulations relating to customer privacy;
•	Compliance with laws related to securities activities of Regal Bancorp employees;
•	Disclosure of related party transactions with respect to Regal Bancorp;
•	Establishment and maintenance of the allowance for loan losses;
•	Investment securities status;
•	Qualification of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;
•	Accuracy and completeness of corporate books and records;
•	Absence of certain enumerated changes with respect to Regal Bancorp;
•	Absence of undisclosed liabilities;
•	With respect to Regal Bancorp, disclosure of brokered deposits;
•	With respect to Regal Bancorp, absence of option plans and convertible securities;
•	With respect to Regal Bancorp, representations with respect to its certain risk management arrangements; and
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With respect to Regal Bancorp, that it does not have trust powers or act as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, does not originate, maintain or administer credit card accounts and has not provided merchant credit card processing services.

Conduct of Business Pending the Merger

In the merger agreement, Old Line Bancshares and Regal Bancorp each agreed to use their commercially reasonable good faith efforts to preserve their business organizations intact, to maintain good relationships with employees, and to preserve the good will of customers and others with whom they do business.

In addition, Regal Bancorp agreed to conduct its business and to engage in transactions only in the usual, regular and ordinary course of business, consistent with past practice, except as otherwise required by or contemplated in the merger agreement, required by regulators or consented to by Old Line Bancshares.  Regal Bancorp also agreed in the merger agreement that (except to the extent required in writing by its regulators and with notice to Old Line Bancshares) it will not, and will not allow any subsidiary to, without the written consent of Old Line Bancshares:

•	Change its articles of incorporation or bylaws or the charter documents, bylaws, operating agreements and/or other governing documents of its subsidiaries;
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Change the number of authorized or issued shares of its capital stock, repurchase any shares of its capital stock, redeem or otherwise acquire any shares of its capital stock, or issue or grant options or similar rights with respect to its capital stock or any securities convertible into its capital stock;

•	Declare, set aside or pay any dividend or other distribution in respect of its capital stock;
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Grant any severance or termination pay, except for employees who are not executive officers and in accordance with policies or agreements in effect on August 5, 2015 and retention payments as Old Line Bancshares and Regal Bancorp may mutually agree upon for Regal Bancorp or Regal Bank employees who remain employed through the effective time of the merger;
•	Enter into or amend any employment, consulting, severance, compensation, “change-in-control” or termination contract or arrangement;
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Grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with Regal Bancorp or any Regal Bancorp subsidiary, except with respect to officers and employees at the level of Vice President or below (i) to the extent such promotion or increase is made in the normal course of its business consistent with past practices or (ii) routine periodic pay increases, selective merit pay increases and pay raises in the normal course of business and consistent with past practices;

•	Hire any new employees or fill any job vacancies above the level of Vice President;
•	Sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice;
•	Subject any material asset to a lien, pledge, security interest, mortgage, claim or other encumbrance, other than in the ordinary course of business consistent with past practice;
•	Modify in any material manner the manner in which it has previously conducted its business or enter into any new line of business;
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Except for the loan from Old Line Bancshares discussed above, FHLB advances and deposits taken in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or incur, assume or become subject to any obligations or liabilities of any other person or entity, except for the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions otherwise set forth in the merger agreement;

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Sell or otherwise dispose of any real property, except other real estate owned in a reasonably acceptable commercial manner in the ordinary course of business, or sell or otherwise dispose of any securities held by Regal Bancorp or Regal Bank other than pursuant to redemptions by the issuer thereof;

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Take any action that would result in any of its representations and warranties set forth in the merger agreement becoming untrue or any of the condition to closing not being satisfied, except as may be required by applicable law, rule, regulation, order, decree, judgment, injunction, writ, regulatory policy or directive after written notice to Old Line Bancshares, or after written consent or waiver from Old Line Bancshares;

•	Waive, release, grant or transfer any rights of material value, or modify or change in any material respect any existing material agreement to which Regal Bancorp is a party;
•	Change any accounting methods, principles or practices, except as may be required by GAAP or by any applicable regulatory authority;
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Implement any new employee benefit plan, or amend any plans except as required by applicable law, rule, regulation, order, decree, judgment, injunction, writ, regulatory policy or directive and provided that amendments to the Regal Bank & Trust 401(k) Profit Sharing Plan to modify the available investment options will be permitted;

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Implement or adopt any material change in its: (i) guidelines and policies in existence on August 5, 2015 with regard to underwriting and making extensions of credit, the establishment of reserves with respect to possible losses thereon, or the charge-off of losses incurred thereon; (ii) investment policies and practices; or (iii) other material banking policies, or otherwise fail to conduct its banking activities in the ordinary course of business consistent with past practice except as may be required by changes in applicable law, rule or regulation, GAAP or the direction of a regulatory authority;

•	Otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

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Enter into, modify, amend or renew any agreement under which Regal Bancorp or any of its subsidiaries is obligated to pay more than $50,000 and that is not terminable by Regal Bancorp or such subsidiary with 60 days’ notice or less without penalty, payment or other conditions (other than the condition of notice), or enter into, renew, extend or modify any transaction with any affiliate of Regal Bancorp, other than deposit and loan transactions in the ordinary course of business and that comply with applicable laws, rules, regulations, orders, decrees, judgments, injunctions, writs, regulatory policies or directives;

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Except as required by applicable law or regulation: (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; or (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk;

•	Take any action that would give rise to a right of payment to any person under any employment agreement, except for contractually required compensation;
•	Purchase any securities;
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Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $50,000 (exclusive of any amounts paid directly or reimbursed to Regal Bancorp or any of its subsidiaries under any insurance policy maintained by Regal Bancorp or any subsidiary), settle any material action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (or basis therefor) pending or, to the knowledge of Regal Bancorp, threatened against or affecting Regal Bancorp or any subsidiary, any of their respective properties or any of their respective assets, provided that no settlement may be made if it involves a precedent for other similar claims that, in the aggregate, could reasonably be determined to be material to Regal Bancorp and its subsidiaries, taken as a whole;

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Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I environmental report thereon, except (i) where, after using commercially reasonable efforts, it is unable to gain access to the property, provided that Regal Bancorp has provided notice to Old Line Bancshares that it has been unable to gain such access and as a result intends to foreclose without obtaining a Phase I environmental report thereon, or (ii) with respect to one- to four-family, non-agricultural residential properties of five acres or less for which Regal Bancorp or the subsidiary has no reason to believe that such property contains hazardous substances known or reasonably suspected to be in violation of, or require remediation under, applicable environmental laws;

•	Make application for the opening or closing of any, or open or close any, branch or automated banking facility;
•	Make any capital expenditure of $50,000 or more or undertake or enter into any lease, contract or other commitment;
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Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving Old Line Bancshares or Old Line Bank a first right of refusal to acquire such loan or participation);

•	Sell or acquire any loan servicing rights;
•	Take any action that would preclude the treatment of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code;
•	Make any charitable or similar contributions, except in amounts not to exceed $1,000 individually and $5,000 in the aggregate;
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Except as already committed to by Regal Bancorp on August 5, 2015, enter into, grant, approve, renew, materially modify or extend any non-residential loan, lease, advance, credit facility, credit enhancement, guarantee, commitment, line of credit or letter of credit (a “Non-Residential Credit Extension”) except in the ordinary course of business consistent with past practice, provided that in any case Regal Bancorp may not make a Non-Residential Credit Extension in excess of $1,000,000 or, if to an existing customer of Regal Bancorp, that increases the aggregate loan exposure to such customer by more than $1,000,000;

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Enter into, grant, approve, modify or extend any loan, credit facility, line of credit or letter of credit for an owner-occupied residence that would result in credit exposure in excess of the then-applicable Federal Housing Finance Agency jumbo loan limit in the aggregate to a single borrower;

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Issue any communication relating to the merger or other transactions contemplated by the merger agreement to employees (including general communications relating to benefits and compensation) without prior consultation with Old Line Bancshares and, to the extent relating to post-closing employment, benefit or compensation information, without the prior consent of Old Line Bancshares or issue any communication of a general nature to customers without the prior approval of Old Line Bancshares, except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger or other transactions contemplated by the merger agreement; or

•	Agree to do any of the foregoing.

Regal Bancorp also agreed in the merger agreement, among other things:

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To permit Old Line Bancshares, if Old Line Bancshares elects to do so at its own expense, to conduct environmental assessments with respect to all real property owned, leased or operated by Regal Bancorp and its subsidiaries;

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To submit the proposed merger and the merger agreement to its stockholders for approval at a stockholders’ meeting to be held as promptly as practicable, with an approval recommendation by its board of directors; and

•	To dissolve any non-operating subsidiaries of Regal Bancorp and Regal Bank prior to the closing of the merger.

Old Line Bancshares and Regal Bancorp jointly agreed, among other things:

•	To prepare all applications, registration statements and other documents necessary to obtain all required regulatory approvals;
•	To cooperate with each other in connection with the preparation of the registration statement of which this proxy statement/prospectus is a part and other necessary documents;
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That the information each party provides for inclusion in the registration statement of which this proxy statement/prospectus is a part shall be materially correct and comply with all applicable provisions of federal securities laws;

•	Subject to the terms of the merger agreement, to take all commercially reasonable actions necessary to complete the transactions contemplated by the merger agreement;
•	To maintain adequate insurance;
•	To maintain books and records consistent with past practice;
•	To file all tax returns and pay all taxes when due;
•	To cooperate with each other in the interests of an orderly, cost-effective consolidation of operations;
•	To deliver or, the case of Old Line Bancshares, make available, to each other updated financial statements as provided in the merger agreement;
•	To deliver to each other all documents that may be filed with the SEC, the NASDAQ Stock Market LLC, or with banking or other regulatory authorities; and

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To consult upon the form and substance of any press release or public statement related to the merger agreement or the proposed merger, and to not issue any press release or make any public statement regarding such matters without the prior written consent of the other party.

In addition, Old Line Bancshares also agreed in the merger agreement, among other things, that it will purchase extended period officers’ and directors’ liability insurance for the officers and directors of Regal Bancorp and that it will not, and will not allow any subsidiary to, without the consent of Regal Bancorp or as required in writing by any of its regulators:

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Take any action that would result in any condition to closing from being satisfied, except as may be required by applicable law, rule, regulation, order, decree, judgment, injunction, writ, regulatory policy or directive with written notice to Regal Bancorp, or after written consent or waiver from Regal Bancorp;

•	Take any action that would preclude the treatment of the merger as a tax-free reorganization under Section 368(a) of the Internal Revenue Code; or
•	Agree to do either of the foregoing.

Conditions to the Merger

Old Line Bancshares’ and Regal Bancorp’s obligations to complete the merger are subject to various conditions, including, among other things, the following:

•	The merger and the merger agreement shall have been approved by the stockholders of Regal Bancorp;
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All necessary consents and approvals for the merger shall have been received, all necessary filings and registrations by Regal Bancorp and Old Line Bancshares shall have been accepted or declared effective, except where the failure to obtain such consent or approval or for any such filing or registration to be accepted or declared effective would not reasonably be expected to have a material adverse effect on Old Line Bancshares or Old Line Bank after the merger; all waiting periods relating to any necessary consents, approvals, filings and registration statements shall have expired; and no such consent or approval shall have imposed any condition or requirement that in the reasonable opinion of either Regal Bancorp’s board of directors or Old Line Bancshares’ board of directors would: (i)(a) prohibit or materially limit the ownership or operation by Old Line Bancshares or any of its subsidiaries of all or any material portion of the business or assets of Regal Bancorp or any of its subsidiaries, (b) compel Old Line Bancshares or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Regal Bancorp or any of its subsidiaries, (c) impose a material compliance burden, penalty or obligation on Old Line Bancshares or any of its subsidiaries, or (d) otherwise materially impair the value of Regal Bancorp and its subsidiaries to Old Line Bancshares and its subsidiaries; or (ii) so materially and adversely impact the economic or business benefits of the merger to either Old Line Bancshares or Regal Bancorp such as to render it inadvisable.  See “– Terms of the Merger – Regulatory Approvals;”

•	There shall not be any order, decree or injunction in effect preventing the completion of the transactions contemplated by the merger agreement;
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Each of Old Line Bancshares and Regal Bancorp shall have received an opinion of counsel or a letter from their independent certified public accountants that, among other things, the merger will be treated for federal income tax purposes as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and, with respect to the opinion received by Regal Bancorp, that any gain realized in the merger will be recognized only to the extent of cash or other property (other than Old Line Bancshares common stock) received in the merger, including cash received in lieu of fractional share interests.  See “– Certain Federal Income Tax Consequences;” and

•

No material adverse change shall have occurred in the business, property, assets, liabilities, operations, business prospects, liquidity, income or financial condition of Regal Bancorp or Old Line Bancshares, or any of their subsidiaries.

In addition to the foregoing, each party’s obligations to close the merger are conditioned on:

•

The accuracy in all material respects, as of August 5, 2015, and as of the closing date of the merger, of the representations and warranties of the other, except as to any representation or warranty that specifically relates to an earlier date and except as otherwise contemplated by the merger agreement;

•	The other’s performance in all material respects of all obligations required to be performed by it at or prior to the effective date of the merger; and
•

Other conditions that are customary for transactions of the type contemplated by the merger agreement.  See “– Terms of the Merger – Representations and Warranties” and “– Terms of the Merger – Conduct of Business Pending the Merger.”

In addition, Old Line Bancshares’ obligation to close the merger is also contingent on:

•

Old Line Bancshares being satisfied that the recognized environmental conditions of any environmental assessments it conducted with respect to property of Regal Bancorp or its subsidiaries will not have a material adverse effect on Regal Bancorp;

•	Holders of no more than 10% of the outstanding shares of Regal Bancorp common stock perfecting their dissenters’ rights;
•

Old Line Bancshares having received all consents and authorizations of landlords and other persons that are necessary to permit the transactions contemplated by the merger agreement to be consummated without the violation of any lease or other material agreement to which Regal Bancorp or any of its subsidiaries is a party or by which any of their properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a material adverse effect on Old Line Bancshares or Old Line Bank after the merger; and

•

G. Bradley Sanner (Regal Bancorp and Regal Bank’s President and Chief Executive Officer), Regal Bancorp, Regal Bank, Old Line Bancshares and Old Line Bank having entered into an agreement to terminate Mr. Sanner’s existing employment agreement with Regal Bancorp and Regal Bank and Mr. Sanner having entered into an employment agreement with Old Line Bank.

Each party may waive each of the conditions described above in the manner and to the extent described in “– Terms of the Merger – Amendment; Waiver” immediately below.

Amendment; Waiver

Subject to applicable law, rule, regulation, order, decree, judgment, injunction, writ, regulatory policy or directive, at any time prior to the closing date of the merger, Old Line Bancshares and Regal Bancorp may:

•	Amend the merger agreement;
•	Extend the time for the performance of any of the obligations or other acts required in the merger agreement;
•	Waive any term or condition of the merger agreement, any inaccuracies in the representations or warranties contained in the merger agreement or in any document delivered pursuant thereto; or
•	Waive compliance with any of the agreements or conditions contained in the merger agreement.

By law, however, regulatory and stockholder approval cannot be waived.

Termination

The merger agreement may be terminated at any time prior to the effective date of the merger by the mutual consent of Old Line Bancshares and Regal Bancorp.

The merger agreement may also be terminated by either party if:

•

The merger is not completed on or prior to January 31, 2016 or, because of the failure to obtain any required regulatory approval or consent by such date, the merger is not completed by April 30, 2016, if the failure to complete the merger by that date is not due to a material breach of the merger agreement by the party seeking to terminate it;

•

There has been a definitive written denial of a required regulatory approval or consent, or an application for approval or consent has been permanently withdrawn at the request of a regulatory authority;

•

The other party has materially breached any representation, warranty, covenant or other agreement in the merger agreement, and such breach either by its nature cannot be cured prior to the closing of the merger or remains uncured 30 days after receipt by such party of written notice of such breach (provided that if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days and cure is being diligently pursued, then termination can occur only after expiration of such 60-day period), if the party terminating the merger agreement is not in material breach;

•	Regal Bancorp’s stockholders vote on but do not approve the merger agreement and the merger;
•

Regal Bancorp or any Regal Bancorp subsidiary receives (with respect to Regal Bancorp’s right to terminate) or enters into, approves or resolves to approve (with respect to Old Line Bancshares’ right to terminate) an agreement, agreement in principle, letter of intent or similar agreement with a view to being acquired, or more than 25% of its assets or liabilities being acquired, by any person other than Old Line Bancshares, or to sell 10% or more of its outstanding shares of common stock, in a transaction the Regal Bancorp board of directors determines is more favorable to the stockholders of Regal Bancorp (a “superior Regal Bancorp transaction”);

In addition, Regal Bancorp may terminate the merger agreement if:

•

Old Line Bancshares or any Old Line Bancshares subsidiary enters into a definitive term sheet, letter of intent or similar agreement to merge, as a result of which Old Line Bancshares is not the surviving entity or Old Line Bancshares’ directors as of August 5, 2015 do not comprise the majority of the surviving entity’s board of directors, with any person other than Regal Bancorp, and the Regal Bancorp board of directors determines, after considering the advice of counsel, that such transaction is not in the best interests of Regal Bancorp’s stockholders; or

•

If the volume-weighted average closing price of Old Line Bancshares common stock during the 30 trading days ending five business days before the effective date of the merger is less than 80% of $16.43 (the volume-weighted average closing price of the Old Line Bancshares common stock for the 30 trading days prior to the date the merger agreement was executed), and the decrease in such price is more than 20% lower than any decrease in the Nasdaq Bank Stock Index over such period, provided, however, that Old Line Bancshares would then have the option to increase the per-share common stock consideration so that the per-share common stock consideration is an amount that equals $10.14 per share of Regal Bancorp common stock, in which case no termination will take place.  If Old Line Bancshares were to exercise its option to increase the per-share common stock consideration under these circumstances, the number of shares of Old Line Bancshares common stock that is issued in exchange for each share of Regal Bancorp common stock, and the total number of shares of common stock that Old Line Bancshares issues in the merger, would increase.

Finally, Old Line Bancshares may terminate the merger agreement it Regal Bancorp’s board of directors withdraws, changes or modifies its recommendation to stockholders to approve the merger agreement and the merger.

Regal Bancorp Termination Fee

Regal Bancorp must pay Old Line Bancshares a termination fee in the amount of $450,000 if the merger agreement is terminated because:

•	Regal Bancorp has materially breached the merger agreement or any representation, warranty, covenant or other agreement contained therein;

•

The merger failed to close by January 31, 2016 or, if due solely to the need to obtain a regulatory approval or consent, April 30, 2016, or the parties failed to receive all regulatory approvals and consents required for the merger and such failure resulted from the knowing, willful and intentional actions or inactions of Regal Bancorp or Regal Bank;

•

Regal Bancorp or any Regal Bancorp subsidiary has (i) received a proposal for a superior Regal Bancorp transaction (with respect to termination by Regal Bancorp) or (ii) entered into, approved or resolved to approve an agreement, agreement in principle, letter of intent or similar instrument with respect to a superior Regal Bancorp transaction (with respect to termination by Old Line Bancshares);

•

Regal Bancorp or any Regal Bancorp subsidiary has entered into an agreement, agreement in principle, letter of intent or similar instrument for any other merger, acquisition or similar transaction or a transaction with respect to the sale of a material portion of its assets in violation of the merger agreement; or

•

The board of directors of Regal Bancorp has withdrawn, changed or modified its recommendation to the stockholders of Regal Bancorp to approve the merger agreement and the merger in a manner adverse to Old Line Bancshares.

Old Line Bancshares Termination Fee

Old Line Bancshares must pay Regal Bancorp a termination fee in the amount of $450,000 if the merger agreement is terminated because:

•

Old Line Bancshares has materially breached the merger agreement or any representation, warranty, covenant or other agreement contained therein (provided that Regal Bancorp is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement); or

•

The merger failed to close by January 31, 2016 or, if due solely to the need to obtain a regulatory approval or consent, April 30, 2016, or the parties failed to receive all regulatory approvals and consents required for the merger and such failure resulted from the knowing, willful and intentional actions or inactions of Old Line Bancshares or Old Line Bank (provided that Regal Bancorp is not then in material breach of any material representation, warranty, covenant or other agreement contained in the merger agreement).

No Solicitation of Other Transactions

Regal Bancorp has agreed that it will not, and will not allow its representatives to, directly or indirectly:

•

Initiate, solicit, induce, encourage (including by way of furnishing information) or take any other action to facilitate the making of any inquiry, offer or proposal that constitutes, relates to or could reasonably be expected to lead to (i) a merger, consolidation or acquisition of 25% or more of the assets or liabilities of Regal Bancorp or any of its subsidiaries, or any other business combination involving Regal Bancorp or any of its subsidiaries, or (ii) a transaction involving the transfer of (or the right to acquire) beneficial ownership of securities representing 10% or more of the then outstanding shares of Regal Bancorp common stock or any of its subsidiaries (we refer to each such transaction as an “acquisition proposal”);

•

Respond to any inquiry relating to an acquisition proposal or participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Old Line Bancshares) any information or data with respect to Regal Bancorp or any subsidiary or otherwise relating to an acquisition proposal;

•	Recommend or endorse an acquisition proposal;
•	Release any person or entity from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Regal Bancorp or any subsidiary is a party; or
•

Enter into any agreement, agreement in principle, letter of intent or similar instrument with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle, letter of intent or similar instrument, including an exclusivity agreement, relating to an acquisition proposal.

However, Regal Bancorp may respond to an inquiry, furnish nonpublic information regarding Regal Bancorp and its subsidiaries to, or enter into discussions with, any person in response to an unsolicited acquisition proposal if (i) Regal Bancorp’s board of directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and Feldman, that such acquisition proposal constitutes or is reasonably likely to lead to an acquisition proposal that is more favorable to the stockholders of Regal Bancorp than the merger (provided that such transaction is not conditioned on obtaining financing and would result in the acquisition of more than all, but not less than all, of the outstanding shares of Regal Bancorp’s common stock or all or substantially all of the assets of Regal Bancorp and its subsidiaries on a consolidated basis), which we refer to as a “superior proposal,” (ii) Regal Bancorp’s board of directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel and Feldman, that such action is required in order for the board of directors to comply with its fiduciary obligations under applicable law, and (iii) at least two business days prior to furnishing any nonpublic information to, or entering into discussions with, such person or entity, Regal Bancorp provides Old Line Bancshares written notice of the identity of such person or entity and of Regal Bancorp’s intention to furnish nonpublic information to, or enter into discussions with, such person or entity and Regal Bancorp receives from such person or entity an executed confidentiality agreement on terms no more favorable to such person or entity than the confidentiality agreement between Regal Bancorp and Old Line Bancshares, which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with Regal Bancorp.  Regal Bancorp has also agreed to promptly provide to Old Line Bancshares any non-public information regarding Regal Bancorp or any subsidiary provided to any other person or entity that was not previously provided to Old Line Bancshares, such additional information to be provided no later than the date of provision of such information to such other person or entity.

The agreement also provides that under certain circumstances as set forth therein the Regal Bancorp board of directors can approve or recommend that Regal Bancorp’s stockholders approve what they have determined in good faith is a superior proposal and withdraw, qualify or modify its recommendation in connection with the merger agreement and the merger when the board of directors has in good faith determined that failure to do so would be inconsistent with its fiduciary duties after consultation with and having considered the advice of its outside legal counsel and Feldman.

Regal Bancorp has also agreed to notify Old Line Bancshares promptly (and in any event within 24 hours) if it receives any acquisition proposal or request for information, negotiations or discussions with respect to any acquisition proposal, and to keep Old Line Bancshares informed of the status and terms of any such proposal, offer, information request, negotiations or discussions.  Regal Bancorp has further agreed to provide Old Line Bancshares with the opportunity to present its own proposal to Regal Bancorp’s board of directors in response to any such proposal or offer, and negotiate with Old Line Bancshares in good faith with respect to any such proposal.

For a discussion of circumstances under which certain actions relating to Regal Bancorp or a subsidiary entering into an alternative transaction could result in Regal Bancorp being required to pay a termination fee of $450,000, see “The Merger Agreement and the Merger – Terms of the Merger – Regal Bancorp Termination Fee.”

Expenses

Each of Old Line Bancshares and Regal Bancorp will pay all of the costs and expenses that it incurs in connection with the transactions contemplated by the merger agreement, including fees and expenses of financial consultants, accountants and legal counsel.

Regulatory Approvals

Completion of the merger is subject to the prior receipt of all approvals and consents of federal and state authorities required to complete the merger of Old Line Bancshares and Regal Bancorp as well as the merger of Old Line Bank and Regal Bank.

Old Line Bancshares and Regal Bancorp agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the merger and the bank merger.  These approvals include, with respect to the merger, approval from the FRB and the Maryland Commissioner and, with respect to the bank merger, approval from the FDIC and the Maryland Commissioner.  The merger cannot proceed without these required regulatory actions.

Regulatory Approvals Required for the Merger

Federal Reserve Board.  The acquisition by a bank holding company of another bank holding company requires the prior approval of the FRB under the Bank Holding Company Act of 1956.  Under this law, the FRB generally may not approve any proposed transaction:

•	That would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States; or
•

That could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade, unless the FRB finds that the public interest in meeting the convenience and needs of the communities served outweighs the anti-competitive effects of the proposed transaction.

The FRB is also required to consider the financial and managerial resources and future prospects of the companies and their subsidiary banks and the convenience and needs of the communities to be served.  Under the CRA, the FRB also must take into account the record of performance of Old Line Bancshares and Regal Bancorp in meeting the credit needs of their communities, including low- and moderate-income neighborhoods.  In addition, the FRB must take into account the effectiveness of the companies in combating money laundering activities.  Among other things, the FRB will evaluate the capital adequacy of the combined company after completion of the merger.  The FRB also will take into consideration the extent to which a proposed acquisition, merger or consolidation would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.  In connection with its review, the FRB will provide an opportunity for public comment on the application for the merger, and is authorized to hold a public meeting or other proceedings if it determines that would be appropriate.  Any transaction approved by the FRB generally may not be completed until 30 days after such approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds and seek divestiture of certain assets and liabilities.

Maryland Commissioner.  The merger is subject to the prior approval of the Maryland Commissioner under Section 5-903 of the Financial Institutions Article of the Maryland Annotated Code.  In determining whether to approve the merger, the Maryland Commissioner will consider:

•	Whether the merger may be detrimental to the safety and soundness of Regal Bank or Regal Bancorp; and
•	Whether the merger may result in an undue concentration of resources or a substantial reduction of competition in the State of Maryland.

The Maryland Commissioner will not approve any acquisition if upon consummation the combined entity (including any of its bank subsidiaries) would control 30% or more of the total amount of deposits of insured depository institutions in the State of Maryland, although the Maryland Commissioner may waive this limitation upon good cause shown.  Old Line Bank will not control 30% of the insured deposits in Maryland after the merger.

Regulatory Approvals Required for the Bank Merger

Federal Deposit Insurance Corporation.  The bank merger is subject to the prior approval of the FDIC under the Bank Merger Act.  In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (i) the competitive impact of the transaction; (ii) financial and managerial resources of each bank that is a party to the bank merger; (iii) each of the banks’ effectiveness in combating money-laundering activities; (iv) the convenience and needs of the communities in which the banks serve; and (v) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.  The FDIC also reviews the performance records of the relevant depository institutions under the CRA, including their CRA ratings.  In connection with its review under the Bank Merger Act, the FDIC will provide an opportunity for public comment on the application for the bank merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Maryland Commissioner.  The bank merger is subject to the prior approval of the Maryland Commissioner under Section 3-703(c) of the Financial Institutions Article of the Maryland Annotated Code.  The Maryland Commissioner will approve the bank merger if it determines that: (i) Old Line Bank meets all the requirements of Maryland law for the formation of a new commercial bank; (ii) the bank merger agreement provides an adequate capital structure, including surplus, for Old Line Bank in relation to its deposit liabilities and other activities; (iii) the bank merger is fair; and (iv) the proposed bank merger is not against the public interest.

Applications

Old Line Bancshares filed applications with the FRB and the Maryland Commissioner requesting approval of the merger of Regal Bancorp with and into Old Line Bancshares, and Old Line Bank filed applications with the FDIC and Maryland Commissioner requesting the approval of the merger of Regal Bank into Old Line Bank, on September 4, 2015.  In general, the applications describe the terms of the merger or bank merger, the parties involved and the activities to be conducted by the combined entities following consummation of the transaction, and contain certain related financial and managerial information.

We are not aware of any material governmental approvals or actions that are required to complete the merger or bank merger, except as described above.  If any other approval or action is required, we will use our best efforts to obtain such approval or action.

Management and Operations After the Merger

The current officers and directors of Old Line Bancshares and Old Line Bank will continue to be the officers and directors of Old Line Bancshares and Old Line Bank, respectively, after the merger.

Employment; Severance

Following the merger, Old Line Bancshares is not obligated to continue the employment of any Regal Bancorp employee.  As a result of the merger, some Regal Bancorp positions may be eliminated.  Old Line Bancshares will, however, endeavor to continue the employment of all employees of Regal Bancorp and its subsidiaries, including Regal Bank, in positions that will contribute to the successful performance of the combined organization.  If a Regal Bancorp or Regal Bank employee (other than G. Bradley Sanner) is not retained, however, Old Line Bancshares will grant an eligible employee who is terminated two weeks of severance pay for each full year of service up to a maximum of 26 weeks of severance pay, except that employees who are a party to any employment, severance or “change in control” agreement or any other agreement or arrangement that would provide for a payment triggered by the merger or the bank merger, including as described under “– Interest of Directors and Officers in the Merger – Change in Control Payments to be Made to Regal Bank Executive Officers,” will not be eligible for such severance benefits unless such person waives or relinquishes his or her right to such change in control payment.  Any Regal Bancorp or Regal Bank employee who is offered a position with Old Line Bancshares or Old Line Bank that would require such employee to transfer to an office within 12 months of the merger that would increase his or her current roundtrip daily commute to a new roundtrip daily commute that is equal to or greater than 70 miles may elect not to accept such offer of employment and instead receive the same severance he or she would otherwise be entitled to if he or she was not retained.

Each person eligible for severance benefits will remain eligible for such benefits if his or her employment is terminated, other than for cause (as defined in the merger agreement), within 12 months after the date that the merger is effective.  Any former Regal Bancorp employee whose employment with Old Line Bancshares or a subsidiary of Old Line Bancshares is terminated without cause after 12 months from the effective date of the merger will receive such severance benefits from Old Line Bancshares as is provided for in Old Line Bancshares’ general severance policy for such terminations (with full credit being given for each year of service with Regal Bancorp or any Regal Bancorp subsidiary).

In addition, each employee of Regal Bancorp or a Regal Bancorp subsidiary will be paid at or immediately prior to the closing of the merger an amount in cash equal to his or her accrued but unused vacation time as of the effective time of the merger.

All of the payments described in this section are subject to the receipt of any necessary regulatory approvals or non-objections.

Employee Benefits

The merger agreement provides that as of the effective date of the merger, each employee of Regal Bancorp or any Regal Bancorp subsidiary who becomes an employee of Old Line Bancshares or a subsidiary thereof will be entitled to full credit for each year of service with Regal Bancorp or any subsidiary thereof for purposes of determining eligibility for participation, vesting and benefit accrual in Old Line Bancshares’, or as appropriate, in the Old Line Bancshares subsidiary’s, employee benefit plans, programs and policies.  Old Line Bancshares will use the original date of hire by Regal Bancorp or a Regal Bancorp subsidiary in making such determinations.  After the effective date of the merger, Old Line Bancshares may discontinue or amend, or convert to or merge with an Old Line Bancshares benefit plan, any Regal Bancorp benefit plan, subject to the plan’s provisions and applicable law.

Interests of Directors and Officers in the Merger

Certain members of management of Regal Bancorp and its board of directors may have interests in the merger in addition to their interests as stockholders of Regal Bancorp.  The Regal Bancorp board of directors was aware of these factors and considered them, among other factors, in approving the merger agreement.

Employment and Other Agreements Between Old Line Bank and G. Bradley Sanner

G. Bradley Sanner, President and Chief Executive Officer of Regal Bank and Regal Bancorp, is a party to an employment agreement with Regal Bank and Regal Bancorp, which agreement was entered into prior to any discussions with Old Line Bancshares.  Under this agreement Mr. Sanner was entitled to a lump sum payment equal to three times the amount of his highest base salary in effect immediately prior to the change in control plus the highest cash bonus or cash incentive compensation he earned with respect to any of Regal Bancorp’s the three fiscal years before a change in control, to be adjusted as provided therein, if Mr. Sanner’s employment with Regal Bank is terminated without cause, as defined in the agreement, or he terminates his employment for any reason within six months of the change in control.  In addition, under his agreement Mr. Sanner was entitled to all benefits he is then receiving for six months after his termination in connection with a change in control. The merger constitutes a change in control for purposes of this agreement.

Pursuant to the merger agreement, concurrently with the execution thereof Mr. Sanner, Regal Bancorp, Regal Bank, Old Line Bancshares and Old Line Bank entered into an agreement that terminates Mr. Sanner’s existing employment agreement in exchange for a payment of $222,204.50 to be paid to Mr. Sanner upon consummation of the merger, subject to the receipt of any required regulatory approval or non-objection. This agreement has been amended to provide that such payment will be made solely by Old Line Bank.  The merger agreement also provides that Mr. Sanner will not be eligible for a change in control payment in connection with the merger.  Therefore, Mr. Sanner will not be eligible to receive the change in control payment provided for in his existing employment agreement with Regal Bancorp and Regal Bank, but he will receive payments under the agreements described in this section that in the aggregate are equal to the change in control payment he would have otherwise been eligible to receive under his employment agreement with Regal Bank and Regal Bancorp.

Also concurrently with the execution of the merger agreement and in accordance with the terms thereof, Mr. Sanner and Old Line Bank entered into an employment agreement whereby Old Line Bank will employ Mr. Sanner as Executive Vice President for Business Development and Customer Relations in the Baltimore Region.  The employment agreement provides for an initial term commencing on the effective date of the merger and the bank merger and terminating one year thereafter and, unless written notice that the agreement will not be renewed is provided to Mr. Sanner, will be renewed for an additional two years on the first anniversary date of the merger and the bank merger and for one year on each such anniversary thereafter.

Mr. Sanner’s employment agreement provides for an initial annual salary of $225,000 and a one-time bonus of $50,000 to be paid upon the effective time of the merger.  The agreement also provides that Mr. Sanner is eligible for a bonus at the end of the first year of his employment of $56,250 based on his retention and growth of loan and deposits, with $28,125 of such bonus guaranteed and the remainder subject to the discretion of the Bank’s chief executive officer.

The employment agreement also contains confidentiality and non-competition and non-solicitation provisions, and provides that Mr. Sanner will be paid a lump-sum payment of $400,000 at the effective time of the merger in consideration of his acceptance of such non-competition and non-solicitation provisions.

Under the terms of the employment agreement, Old Line Bank may terminate Mr. Sanner’s employment under the agreement for certain events constituting cause as defined in the agreement.  In addition, Old Line Bank may terminate the agreement without cause at any time or if Mr. Sanner becomes disabled as set forth in the agreement.

If Old Line Bank terminates Mr. Sanner’s employment without cause, then Mr. Sanner will be entitled to receive his salary and maintain benefits as were paid or provided on the date of termination, and any unvested stock options or shares of restricted stock will immediately vest.

The agreement and Mr. Sanner’s employment will also terminate upon his voluntary resignation or upon his death.

Repayment of Debt Owed to Directors Who Are Creditors of Regal Bancorp

Directors Matz, Baron, and Kishter, and a trust for the benefit of Elliot Dackman, a director of Regal Bancorp, are creditors of Regal Bancorp.  The aggregate amount of debt owed by Regal Bancorp to these Directors and the entity as of February 28, 2015 is $819,147.06, excluding interest that has been accruing at the annual rate of 8% after that date.  The debt is secured by the stock of Regal Bank.  In connection with the closing of the merger, Old Line Bancshares will repay the debt in full, plus accrued interest.

No Compensation Payable to Old Line Bancshares’ Executive Officers or Directors

None of Old Line Bancshares’ executive officers or directors will receive any type of compensation that is based on or that otherwise relates to the merger.

Indemnification and Insurance

Old Line Bancshares has agreed that for six years after the effective time of the merger, it will indemnify and hold harmless each present and former director and officer of Regal Bancorp against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred thereafter in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, based or arising out of, or pertaining to the fact that he or she was a director or officer of Regal Bancorp or is or was serving at the request of Regal Bancorp or any of its subsidiaries as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Regal Bancorp, including any matters arising in connection with or related to the negotiation, execution and performance of the merger agreement or the merger or the bank merger, to which such indemnified parties would be entitled to have the right to advancements of expenses or to be indemnified under the articles of incorporation and bylaws of Regal Bancorp as in effect on the date of the merger agreement as though such articles of incorporation and bylaws continue to remain in effect after the effective time of the merger and to the fullest extent as permitted by applicable law.

Old Line Bancshares has further agreed that for a minimum of six years after the merger’s effective date, Old Line Bancshares will, at its expense, maintain directors’ and officers’ liability insurance for the former directors and officers of Regal Bancorp and its subsidiaries with respect to matters occurring at or prior to the merger’s effective date (a “tail” policy), so long as the policy can be obtained at a cost not in excess of an aggregate of 200% of the current annual premium attributable to the applicable officers’ and directors’ liability insurance coverage in Regal Bancorp’s liability insurance policy(ies) in effect on August 5, 2015, for the six-year period.  If Old Line Bancshares is unable to obtain a directors’ and officers’ liability insurance tail policy at a cost not in excess of such amount, Old Line Bancshares will obtain a directors’ and officers’ liability insurance tail policy with the maximum coverage reasonably available for a cost that is not in excess of such amount.

Support Agreements

As a condition to Old Line Bancshares entering into the merger agreement, all the directors of Regal Bancorp, who in the aggregate have the power to vote [___]% of shares outstanding on the record date for Regal Bancorp’s special meeting, entered into an agreement with Old Line Bancshares, dated as of August 5, 2015, pursuant to which each such director agreed to vote all of their shares of Regal Bancorp common stock in favor of the merger agreement and the merger.  A form of support agreement is filed as Exhibit 99.2 to Old Line Bancshares’ Current Report on Form 8-K/A dated August 5, 2015 and filed with the SEC on August 6, 2015.  See “Where You Can Find More Information.”  The support agreements may have the effect of discouraging persons from making a proposal for an acquisition transaction involving Regal Bancorp.  The following is a brief summary of the material provisions of the support agreements.

Pursuant to the support agreements, each director of Regal Bancorp:

•

Agreed, among other things, to vote, or cause to be voted, at any meeting of Regal Bancorp stockholders or other circumstance in which the vote, consent or other approval of stockholders is sought, all of the Regal Bancorp common stock as to which he is the record or beneficial owner (and including shares held of record by such director’s spouse, minor children and adult children living in the director’s household) (a) for approval of the merger and the execution and delivery by Regal Bancorp of the merger agreement, (b) against any alternative acquisition proposal, and (c) against certain other actions or proposals that are intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the merger, the merger agreement or the transactions contemplated by the merger agreement.

•

Agreed to take all reasonable actions to assist in the consummation of the merger and the other transactions contemplated by the merger agreement, and to use his best efforts to cause Regal Bancorp and its subsidiaries to take the actions set forth in the merger agreement.

•	Agreed to continue to hold his shares of Regal Bancorp common stock until the earlier of the time the merger is effective or the date the merger agreement is terminated.
•	Agreed not to take any action that could reasonably be expected to have the effect of preventing or disabling him from performing his obligations under the support agreement.

Regulatory Matters Regarding Regal Bancorp and Regal Bank

On June 29, 2012, Regal Bancorp entered into a written agreement with the Federal Reserve Bank.  The written agreement sets forth the actions that Regal Bancorp, its institution-affiliated parties and its board of directors must undertake to address certain issues.  The written agreement will remain in effect until stayed, modified, terminated or suspended in writing by the Federal Reserve Bank.

The written agreement provides as follows:

•

Regal Bancorp’s board of directors must take appropriate steps to fully utilize Regal Bancorp’s financial and managerial resources to serve as a source of strength to Regal Bank, including, but not limited to, taking steps to ensure that Regal Bank complies with the Consent Order entered into with the FDIC on October 25, 2011, which has since been terminated, and any other supervisory action taken by Regal Bank’s federal or state regulator;

•

Regal Bancorp may not declare or pay any dividends without the prior written approval of the Federal Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the FRB (the “Director”);

•	Regal Bancorp may not take any dividend or other form of payment representing a reduction in capital from Regal Bank without the prior written approval of the Federal Reserve Bank;
•

Regal Bancorp and its nonbank subsidiaries may not make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Federal Reserve Bank and the Director;

•	Regal Bancorp and its nonbank subsidiaries may not incur, increase or guarantee any debt without the prior written approval of the Federal Reserve Bank;
•	Regal Bancorp may not purchase or redeem any shares of its stock without the prior written approval of the Federal Reserve Bank;
•

By August 28, 2012, Regal Bancorp was required to submit to the Federal Reserve Bank a written statement of its planned sources and uses of cash for debt service, operating expenses and other purposes for 2012 (a “Cash Flow Projection”), and to submit a Cash Flow Projection for each calendar year thereafter at least one month prior to the beginning of that calendar year;

•	Regal Bancorp and Regal Bank must comply with existing regulatory notification requirements for any changes in directors or senior executive officers;
•	Regal Bancorp may not make any severance or indemnification payments without complying with regulatory requirements regarding such payments; and
•

Within 45 days after the end of each calendar quarter beginning with the quarter ended June 30, 2012, Regal Bancorp’s board of directors must submit to the Federal Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of the written agreement, and a parent only balance sheet, income statement and, as applicable, report of changes in stockholders’ equity.

We do not anticipate, however, that Old Line Bancshares will be subject to the written agreement following the merger, although we cannot assure you that this will be the case.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with Old Line Bancshares treated as the acquiror.  Under this method of accounting, Regal Bancorp’s assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) will be recorded by Old Line Bancshares at their respective fair values as of the closing date of the merger and added to those of Old Line Bancshares.  Any excess of purchase price over the net fair values of Regal Bancorp’s assets and liabilities will be recorded as goodwill.  Financial statements of Old Line Bancshares issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Regal Bancorp prior to the merger.  The results of operations of Regal Bancorp will be included in the results of operations of Old Line Bancshares beginning on the effective date of the merger.

Certain Federal Income Tax Consequences

The closing of the merger is conditioned upon (i) the receipt by Old Line Bancshares of (a) the opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, counsel to Old Line Bancshares, or (b) a letter from Dixon Hughes Goodman LLP, the independent certified public accountants for Old Line Bancshares, and (ii) the receipt by Regal Bancorp of (a) the opinion of Kilpatrick Townsend & Stockton LLP, counsel to Regal Bancorp, or (b) a letter from TGM Group, LLC, the independent certified public accountants for Regal Bancorp, each dated as of the effective date of the merger, to the effect that:

•	The merger constitutes a tax-free reorganization under Section 368(a) of the Internal Revenue Code; and
•

Only as to the opinion to be received by Regal Bancorp, any gain realized in the merger will be recognized only to the extent of cash or other property (other than Old Line Bancshares common stock) received in the merger, including cash received in lieu of fractional share interests.

The tax opinions to be delivered in connection with the merger are not binding on the IRS or the courts, and neither Regal Bancorp nor Old Line Bancshares intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger.  Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below.  In addition, if any of the facts, representations or assumptions upon which the opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

The following discussion describes the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Regal Bancorp common stock.  This discussion addresses only those holders that hold their Regal Bancorp common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and does not address all the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	insurance companies;

•	individual retirement and other tax-deferred accounts;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons eligible for tax treaty benefits;

•	entities treated as partnerships or other flow-through entities for U.S. federal income tax purposes;

•	foreign corporations, foreign partnerships and other foreign entities;

•	tax-exempt organizations;

•	dealers in securities;

•	persons whose functional currency is not the U.S. dollar;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons who are not citizens or residents of the United States;

•	persons that hold Regal Bancorp common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	U.S. holders who acquired their shares of Regal Bancorp common stock through the exercise of an employee stock option or otherwise as compensation.

The following is based upon the Internal Revenue Code, its legislative history, United States Department of the Treasury regulations promulgated pursuant to the Internal Revenue Code and published rulings and decisions, all as currently in effect as of the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations.  Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to U.S. federal income tax, are not addressed in this proxy statement/prospectus.

Holders of Regal Bancorp common stock should consult with their own tax advisers as to the U.S. federal income tax consequences of the merger as well as the effect of state, local, foreign and other tax laws and of proposed changes to applicable tax laws, in light of their particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Regal Bancorp common stock that is:

•	a U.S. citizen or resident, as determined for federal income tax purposes;

•	a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States; or

•	otherwise subject to U.S. federal income tax on a net income basis.

The U.S. federal income tax consequences of a partner in a partnership holding Regal Bancorp common stock generally will depend on the status of the partner and the activities of the partnership.  We recommend that partners in such a partnership consult their own tax advisers.

Tax Consequences of the Merger Generally

As a result of the merger qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the following material U.S. federal income tax consequences will result:

Exchange Solely for Old Line Bancshares Common Stock.  No gain or loss will be recognized by a Regal Bancorp stockholder who receives solely shares of Old Line Bancshares common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Regal Bancorp common stock.  The tax basis of the shares of Old Line Bancshares common stock received by a Regal Bancorp stockholder in such exchange will be equal (except for the basis attributable to any fractional shares of Old Line Bancshares common stock, as discussed below) to the basis of the Regal Bancorp common stock surrendered in exchange for the Old Line Bancshares common stock.  The holding period of the Old Line Bancshares common stock received will include the holding period of shares of Regal Bancorp common stock surrendered in exchange for the Old Line Bancshares common stock, provided that such shares were held as capital assets of the Regal Bancorp stockholder at the effective time of the merger.

 Exchange Solely for Cash.  A Regal Bancorp stockholder who receives solely cash in exchange for all of his or her shares of Regal Bancorp common stock (and is not treated as constructively owning Old Line Bancshares common stock after the merger under the circumstances referred to below under “– Possible Dividend Treatment”) will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such stockholder’s tax basis in the Regal Bancorp common stock surrendered in exchange for the cash.  Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the Regal Bancorp stockholder at the effective time of the merger.  Such gain or loss will be long-term capital gain or loss if the Regal Bancorp stockholder’s holding period is more than one year at the effective time of the merger.  The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Exchange for Old Line Bancshares Common Stock and Cash.  A Regal Bancorp stockholder who receives a combination of Old Line Bancshares common stock and cash in exchange for his or her Regal Bancorp common stock will not be permitted to recognize any loss for federal income tax purposes.  Such a stockholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the transaction.  The amount of gain a Regal Bancorp stockholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the merger of Old Line Bancshares common stock received exceeds (b) the stockholder’s basis in the Regal Bancorp common stock to be surrendered in the exchange for the cash and Old Line Bancshares common stock.  Any recognized gain could be taxed as a capital gain or a dividend, as described below.  The tax basis of the shares of Old Line Bancshares common stock received by such Regal Bancorp stockholder will be the same as the basis of the shares of Regal Bancorp common stock surrendered in exchange for the shares of Old Line Bancshares common stock, adjusted as provided in Section 358(a) of the Internal Revenue Code for the gain recognized and/or cash received in exchange for such shares of Regal Bancorp common stock.  The holding period for shares of Old Line Bancshares common stock received by such Regal Bancorp stockholder will include such stockholder’s holding period for the Regal Bancorp common stock surrendered in exchange for the Old Line Bancshares common stock, provided that such shares were held as capital assets of the stockholder at the effective time of the merger.

A Regal Bancorp stockholder’s federal income tax consequences will also depend on whether his or her shares of Regal Bancorp common stock were purchased at different times at different prices.  If they were, the Regal Bancorp stockholder could realize gain with respect to some of the shares of Regal Bancorp common stock and loss with respect to other shares.  Such Regal Bancorp stockholder would have to recognize such gain to the extent such stockholder receives cash with respect to those shares in which the stockholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the Old Line Bancshares common stock received, but could not recognize loss with respect to those shares in which the Regal Bancorp stockholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the Old Line Bancshares common stock received.  Any disallowed loss would be included in the adjusted basis of the Old Line Bancshares common stock.  Such a Regal Bancorp stockholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that stockholder.

Possible Dividend Treatment.  In certain circumstances, a Regal Bancorp stockholder who receives solely cash or a combination of cash and Old Line Bancshares common stock in the merger may receive dividend income, rather than capital gain, treatment on all or a portion of the gain recognized by that stockholder if the receipt of cash “has the effect of the distribution of a dividend.”  The determination of whether a cash payment has such effect is based on a comparison of the Regal Bancorp stockholder’s proportionate interest in Old Line Bancshares after the merger with the proportionate interest the stockholder would have had if the stockholder had received solely Old Line Bancshares common stock in the merger.  Possible dividend treatment could apply because of your purchase (or the purchase by a family member or certain entities described below) of additional Old Line Bancshares stock or a repurchase of shares by Old Line Bancshares.  For purposes of this comparison, the Regal Bancorp stockholder may be deemed to constructively own shares of Old Line Bancshares common stock held by certain members of the stockholder’s family or certain entities in which the stockholder has an ownership or beneficial interest and certain stock options may be aggregated with the stockholder’s shares of Old Line Bancshares common stock.  The amount of the cash payment that may be treated as a dividend is limited to the stockholder’s ratable share of the accumulated earnings and profits of Regal Bancorp at the effective time of the merger.  Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the stockholder’s shares were held as capital assets at the effective time of the merger.  Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Regal Bancorp stockholder, stockholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

Cash in Lieu of Fractional Shares.  A Regal Bancorp stockholder who holds Regal Bancorp common stock as a capital asset and who receives in the merger, in exchange for such stock, solely Old Line Bancshares common stock and cash in lieu of a fractional share interest in Old Line Bancshares common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Tax Treatment of the Entities.  No gain or loss will be recognized by Old Line Bancshares or Regal Bancorp as a result of the merger.

Reporting Requirements

A Regal Bancorp stockholder who receives Old Line Bancshares common stock as a result of the merger will be required to retain records pertaining to the merger.  Certain Regal Bancorp stockholders are subject to certain reporting requirements with respect to the merger.  In particular, such stockholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b).  Such statement must include the stockholder’s adjusted tax basis in its Regal Bancorp common stock and other information regarding the merger.  Regal Bancorp stockholders are urged to consult with their tax advisers with respect to these and other reporting requirements applicable to the merger.

Withholding Requirements

Certain Regal Bancorp stockholders may be subject to backup withholding, at a rate of 28%, on cash received pursuant to the merger.  Backup withholding will not apply, however, to a Regal Bancorp stockholder who (1) furnishes a correct taxpayer identification number and certifies that the stockholder is not subject to backup withholding on IRS Form W-9 or a substantially similar form, or (2) is otherwise exempt from backup withholding.  If a Regal Bancorp stockholder does not provide a correct taxpayer identification number on IRS Form W-9 or a substantially similar form, the Regal Bancorp stockholder may be subject to penalties imposed by the IRS.  Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the Regal Bancorp stockholder’s U.S. federal income tax liability, provided that the Regal Bancorp stockholder timely furnishes the required information to the IRS.

THE PRECEDING DISCUSSION IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO.  REGAL BANCORP STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE MERGER (INCLUDING, BUT NOT LIMITED TO, TAX RETURN REPORTING REQUIREMENTS), AS WELL AS THE EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND ANY PROPOSED CHANGES TO APPLICABLE TAX LAWS.

Restrictions on Sales of Shares by Certain Affiliates

The shares of Old Line Bancshares common stock to be issued in the merger will be freely transferable under the Securities Act, except for shares issued to any stockholder who is an “affiliate” of Old Line Bancshares as defined by Rule 144 under the Securities Act.  Affiliates consist of individuals or entities that control, are controlled by or are under common control with Old Line Bancshares, and include the executive officers and directors of Old Line Bancshares and may include significant stockholders of Old Line Bancshares following the merger.

Stock Exchange Listing

Following the merger, the shares of Old Line Bancshares common stock will continue to trade on the NASDAQ Capital Market under the symbol “OLBK.”

Dissenters’ Rights

Under Sections 3-201 through 3-213 of the MGCL, Regal Bancorp stockholders have the right to object to the merger and to demand and receive “fair value” of their shares of Regal Bancorp common stock, determined as of the date of the meeting at which the merger is approved, without reference to any appreciation or depreciation in value resulting from the merger or its proposal.  These rights are also known as dissenters’ rights.

Holders of Old Line Bancshares common stock do not have the right to exercise dissenters’ rights in connection with the merger.

Sections 3-201 through 3-213 of the MGCL, which set forth the procedures a stockholder requesting payment for his, her or its shares must follow, are reprinted in their entirety as Annex C to this proxy statement/prospectus.  The following discussion is not a complete statement of the law relating to dissenters’ rights under Sections 3-201 through 3-213 of the MGCL.  This discussion and Annex C should be reviewed carefully by any Regal Bancorp stockholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, as failure to strictly comply with the procedures set forth in Sections 3-201 through 3-213 of the MGCL will result in the loss of dissenters’ rights.

General Requirements.  Sections 3-201 through 3-213 of the MGCL generally require the following:

•

Written Objection to the Proposed Transaction.  Regal Bancorp stockholders who desire to exercise their dissenters’ rights must file with Regal Bancorp, at or before the Regal Bancorp special meeting to vote on the merger agreement and the merger, a written objection to the proposed transaction.  A vote against the merger agreement and the merger will not satisfy such objection requirement.  The written objection should be delivered or addressed to Regal Bancorp, Inc., 11436 Cronhill Drive, Owings Mills, Maryland 21117, Attention: Lynda Stewart.

•

Refrain From Voting For or Consenting to the Merger Proposal.  If you wish to exercise your dissenters’ rights, you must not vote in favor of the proposal to approve the merger agreement and the merger.  If you return a properly executed proxy that does not instruct the proxy holder to vote against or to abstain on the proposal to approve the merger agreement and the merger, or otherwise vote in favor of the merger agreement and the merger, your dissenters’ rights will terminate, even if you previously filed a written notice of intent to demand payment.  You do not have to vote against the merger in order to preserve your dissenters’ rights.

•

Written Demand for Payment.  Within 20 days after acceptance of the articles of merger by the Maryland State Department of Assessments and Taxation, you must make a written demand on Old Line Bancshares for payment of your stock that states the number and class of shares for which payment is demanded.  All written demands for payment of the fair value of Regal Bancorp common stock should be delivered or addressed to Old Line Bancshares, Inc., 1525 Pointer Ridge Place, Bowie, Maryland 20716, Attention: Mark A. Semanie.

An objection to the merger, demand for payment of the fair value and a petition for appraisal, discussed below, must be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates.  Therefore, if your Regal Bancorp common stock is owned of record in a fiduciary capacity, such as by a broker, trustee, guardian or custodian, execution of the demand should be made in that capacity.

Old Line Bancshares Written Notice.  Under Section 3-207 of the MGCL, Old Line Bancshares, as the successor to Regal Bancorp, will promptly notify each objecting stockholder in writing of the date the articles of merger were accepted for record by the Maryland State Department of Assessments and Taxation.  Old Line Bancshares may also send a written offer to pay the objecting holders of Regal Bancorp common stock what it considers to be the fair value of the stock.  If Old Line Bancshares chooses to do this, it will provide each objecting stockholder of Regal Bancorp with: (i) a balance sheet as of a date not more than six months before the date of the offer; (ii) a profit and loss statement for the 12 months ending on the date of that balance sheet; and (iii) any other information Old Line Bancshares considers pertinent.

Any stockholder who files a notice of objection, but fails to file a written demand for the payment of fair value in a timely manner, will be bound by the vote of the Regal Bancorp stockholders and will not be entitled to receive payment in cash as an objecting stockholder.

If you demand payment for your Regal Bancorp common stock, you have no right to the Old Line Bancshares common stock or cash into which your Regal Bancorp common stock would be converted after the merger is approved, except the payment of fair value.  If you demand payment for your Regal Bancorp common stock, your rights as a Regal Bancorp stockholder will be restored if the demand for payment is withdrawn, a petition of appraisal is not filed within the time required, a court determines that you are not entitled to relief, or the merger is abandoned or rescinded.  A demand for payment may be withdrawn only with Regal Bancorp’s consent.

Petition for Appraisal.  Within 50 days after the date the articles of merger are accepted by the Maryland State Department of Assessments and Taxation, Old Line Bancshares or any holder of Regal Bancorp common stock who has complied with the statutory requirements summarized above may file a petition with a court of equity in Prince George’s County, Maryland, for an appraisal to determine the fair value of Regal Bancorp common stock (an “appraisal”).  Old Line Bancshares is not obligated to, and has no present intention to, file a petition with respect to an appraisal of the fair value of Regal Bancorp common stock.  Accordingly, it is the obligation of objecting holders of Regal Bancorp common stock to initiate all necessary action to perfect their dissenters’ rights within the time period prescribed by Section 3-208 of the MGCL.

If a petition for an appraisal is timely filed, after a hearing on the petition, the court will determine the holders of Regal Bancorp common stock that are entitled to dissenters’ rights and will appoint three disinterested appraisers to determine the fair value of the Regal Bancorp common stock on terms and conditions the court considers proper.  Within 60 days after appointment (or such longer period as the court may direct), the appraisers will file with the court and mail to each party to the proceeding their report stating their conclusion as to the fair value of the stock.  Within 15 days after the filing of this report, any party may object to such report and request a hearing.  The court shall, upon motion of any party, enter an order confirming, modifying or rejecting such report and, if confirmed or modified, enter judgment directing the time within which payment for the fair value shall be made by Old Line Bancshares.  If the appraisers’ report is rejected, the court may determine the fair value of the stock of the objecting stockholders or may remit the proceeding to the same or other appraisers.  Any judgment entered pursuant to a court proceeding shall include interest from the date of the Regal Bancorp stockholders’ vote on the merger.  The cost of the appraisal proceedings, including compensation and expenses of the appraisers, will be Old Line Bancshares’ responsibility, except that all or any part of the expenses may be assessed against any and all of the objecting stockholders to whom an offer to pay for common stock has been made, if the court finds the failure to accept the offer was arbitrary and vexatious or not in good faith.  Costs of the proceedings will not include fees and expenses of counsel.  Costs of the proceedings may include fees and expenses of experts only if Old Line Bancshares did not make an offer of payment for your common stock or if the value of the common stock as determined in the appraisal proceeding materially exceeds the amount offered by Old Line Bancshares.  The court’s judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity.

Fair Value.  You should be aware that the fair value of your Regal Bancorp common stock as determined under Sections 3-201 through 3-213 of the MGCL could be more than, the same as or less than the value of the Old Line Bancshares stock you would receive in the merger if you did not seek appraisal of your Regal Bancorp common stock.  You should further be aware that, if you have duly demanded the payment of the fair value of your Regal Bancorp common stock in compliance with Section 3-203 of the MGCL, you will not, after making such demand, be entitled to vote the Regal Bancorp common stock subject to the demand for any purpose or be entitled to, with respect to such shares of stock, the payment of dividends or other distributions payable to holders of record on a record date occurring after the close of business on the date the stockholders approved the merger agreement and the merger.  Fair value may not include any appreciation or depreciation that directly or indirectly results from the transaction objected to or from its proposal.

If you fail to comply strictly with these procedures you will lose your dissenters’ rights.  Consequently, if you wish to exercise your dissenters’ rights, we strongly urge you to consult a legal advisor before attempting to exercise your dissenters’ rights.

COMPARISON OF STOCKHOLDER RIGHTS

Upon completion of the merger, stockholders of Regal Bancorp will become stockholders of Old Line Bancshares.  Accordingly, their rights as stockholders will be governed by Old Line Bancshares’ articles of incorporation and bylaws, as well as by the MGCL.  Certain differences in the rights of stockholders arise from differences between Old Line Bancshares’ and Regal Bancorp’s articles of incorporation and bylaws.

The following is a summary of material differences in the rights of Old Line Bancshares stockholders and Regal Bancorp stockholders.  This discussion is not a complete statement of all differences affecting the rights of stockholders.  We qualify this discussion in its entirety by reference to the MGCL and the respective articles of incorporation and bylaws of Old Line Bancshares and Regal Bancorp.

Capitalization

Regal Bancorp.  The authorized capital stock of Regal Bancorp consists of:

•	4,000,000 shares of common stock, $0.01 par value per share; and
•	1,000,000 shares of preferred stock, $0.01 par value per share.

Old Line Bancshares.  The authorized capital stock of Old Line Bancshares consists of:

•	25,000,000 shares of common stock, $0.01 par value per share; and
•	1,000,000 shares of preferred stock, $0.01 par value per share.

508,438 shares of Regal Bancorp preferred stock are outstanding and no shares of Old Line Bancshares preferred stock are outstanding.

Voting Rights Generally

Regal Bancorp.  Regal Bancorp’s certificate of incorporation provides that holders of its common stock are entitled to one vote for each share of common stock held.  Holders of common stock have cumulative voting rights in the election of directors.

Regal Bancorp’s certificate of incorporation provides that stockholders may not act by written consent without a meeting.

Old Line Bancshares.  Old Line Bancshares’ articles of incorporation provide that holders of its common stock have the right to one vote for each share of common stock held.  Holders of common stock do not have cumulative voting rights.

Old Line Bancshares’ articles of incorporation provide that any “business combination” involving the company, including: (i) a merger or consolidation with an “interested stockholder;” (ii) the sale, lease, license, exchange, mortgage, pledge, transfer or other disposition of any asset exceeding 10% of the company’s assets to any one or more interested stockholders; (iii) the issuance by Old Line Bancshares or any subsidiary of any securities to any “interested stockholder” having an aggregate fair market value equal to or greater than 10% of the combined assets of Old Line Bancshares and its subsidiaries, except pursuant to an employee benefit plan; (iv) reclassifications, recapitalizations, mergers or consolidations that increase the amount of Old Line Bancshares securities owned by an interested stockholder; and (v) the adoption of any plan of liquidation or dissolution, must be approved by the holders of at least 80% of the outstanding voting power, unless approved by a majority of the disinterested directors or the transaction complies with certain price and procedural requirements set forth in the articles of incorporation.

In addition, Old Line Bancshares’ articles of incorporation provide that the sale, lease or exchange of all or substantially all of its assets or a merger or consolidation of Old Line Bancshares with or into another corporation requires the approval of holders of only a majority of the shares of each class of its stock outstanding and entitled to vote if such transaction is approved by a majority of the board of directors.  Without such a charter provision, the MGCL provides that the required vote for such transactions is two-thirds of each class of stock outstanding and entitled to vote.

Board of Directors

The MGCL provides that a Maryland corporation’s board of directors must consist of at least one director.

Regal Bancorp.  Regal Bancorp’s articles of incorporation provide that the number of its directors shall be not less than three nor more than 25 (exclusive of any directors elected by holders of preferred stock), and its articles of incorporation set the initial number of directors at seven and thereafter such number as may be determined by its board of directors, provided that the number of directors shall never be less than the minimum provided under Maryland law.  Regal Bancorp’s directors are divided into three classes as nearly equal in number as possible, with one class being elected each year for a three-year term.  Regal Bancorp currently has ten directors.

Under Regal Bancorp’s bylaws, its board of directors has the authority to fill vacancies that occur on the board, including vacancies caused by an increase in the number of directors, whether or not a quorum, provided that no more than two additional directorships may be created in any one year.

Pursuant to its certificate of incorporation, the stockholders of Regal Bancorp may remove a director only for cause by the affirmative vote of holders of 75% of the outstanding shares of capital stock entitled to vote in the election of directors, provided that if less than the entire board of directors is to be removed, a director cannot be removed if the votes cast against the director’s removal would be sufficient to elect the director if then cumulatively voted at an election of the class of directors of which such director is a part.

Old Line Bancshares.  Old Line Bancshares’ articles of incorporation and bylaws provide that its board of directors must be between five and 25 members, with the board having the power to set the number of directors within those limits.  Pursuant to the bylaws, the directors are divided into three classes, as even in number as possible, with the terms of the classes scheduled to expire in successive years.  At each annual meeting, Old Line Bancshares’ stockholders elect the members of a single class of directors who are elected to three-year terms.  Directors are elected by a plurality of the votes cast.  Old Line Bancshares currently has 15 directors.

Under Old Line Bancshares’ articles of incorporation, its board of directors has the authority to fill vacancies that occur on the board, including vacancies caused by an increase in the number of directors, subject to the rights of holders of any preferred stock then outstanding.  Pursuant to Old Line Bancshares’ articles of incorporation, directors may be removed only for cause and only by the affirmative vote of holders of at least 80% of the outstanding shares entitled to vote in the election of directors, and only after reasonable notice and opportunity for the director to be heard before the body proposing to remove the director.

Nominations of Directors; Proposal of New Business

Regal Bancorp.  Regal Bancorp’s articles of incorporation provide that nominations for the election of directors and any proposals for new business to be taken up at an annual or special meeting of stockholders may be made by the board of directors or any stockholder entitled to vote generally in the election of directors.  In order for a stockholder to make such nomination and/or proposal, he or she must give notice thereof in writing, delivered or mailed by first class mail, postage prepaid, to the Secretary of Regal Bancorp not less than 30 nor more than 60 days prior to any such meeting.  If, however, less than 40 days’ notice of the meeting is given to stockholders, such written notice must be delivered or mailed not later than the close of the tenth day following the date on which such notice of meeting was mailed to stockholders.

A notice with respect to director nominations must contain certain information about the identity, employment and stock ownership of the proposed nominee.  In addition, the nominating stockholder must promptly provide any other information reasonably requested by Regal Bancorp.  A notice with respect to a business proposal must set forth as to each matter (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address, as they appear on Regal Bancorp’s books, of the stockholder proposing such business, (iii) the class and number of shares of Regal Bancorp that are beneficially owned by such stockholder, and (iv) any material interest of the stockholder in such business.

Old Line Bancshares.  Old Line Bancshares’ bylaws provide that the board of directors or any stockholder of record (at the time of giving the required notice) entitled to vote for the election of directors may make nominations for the election of directors.

Other than the existing board of directors, stockholders of Old Line Bancshares must make their nominations for director or proposals for an annual meeting in writing to Old Line Bancshares’ Secretary.  Nominations and proposals must be submitted not less than 60 nor more than 90 days before the first anniversary of the date of the prior year’s annual meeting of stockholders, provided that if the date of the annual meeting is more than 30 days before or 60 days after such anniversary date or no proxy statement was delivered in connection with the previous year’s annual meeting, the notice must be delivered no later than 70 days before the date of the meeting or the 10th day following the day on which public announcement of the date of the meeting is made.  Notices of nominations must contain certain information regarding the identity, background and stock ownership of the proposed nominee and the identity and stock ownership of the person making the nomination.  Notices of other proposals must contain a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the meeting, and certain information about the proposing stockholder including stock holdings in Old Line Bancshares and any material interest of the stockholder in such business.

Amendments to the Articles of Incorporation

Regal Bancorp.  Under the MGCL, amendments to Regal Bancorp’s articles of incorporation require the approval of its board of directors and holders of two-thirds of all votes eligible to be cast on the matter.

Old Line Bancshares.  Old Line Bancshares’ articles of incorporation generally may be amended by affirmative vote of a majority of the board of directors and the holders of at least two-thirds of the total votes eligible to be cast on the matter, provided that amendments to Article FOURTH with respect to the election and removal of directors and article SEVENTH with respect to the vote required for certain business combinations require the approval of 80% of the total voting power of the company entitled to vote in the election of directors.

Amendments to Bylaws

Regal Bancorp.  Either the stockholders by a majority vote or the board of directors (except to the extent expressly reserved for stockholders as set forth in Regal Bancorp’s articles of incorporation) may amend Regal Bancorp’s bylaws.

Old Line Bancshares.  In general, Old Line Bancshares’ board of directors has the power to amend its bylaws.  Stockholders generally do not have the right to amend the bylaws.

Limited Liability

Regal Bancorp.  Regal Bancorp’s articles of incorporation provide that its officers and directors are not personally liable to Regal Bancorp or its stockholders for monetary damages for breach of their fiduciary duty unless:

•	It is proved that the individual actually received an improper benefit or profit in money, property or services from Regal Bancorp; or
•

Judgment or other final adjudication adverse to the individual is entered in a proceeding based on a finding in the proceeding that the individual’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

Old Line Bancshares.  Old Line Bancshares’ articles of incorporation provide that its officers and directors are not personally liable to Old Line Bancshares or its stockholders for monetary damages for breach of their fiduciary duties, provided that such provision does not eliminate or limit personal liability of an officer or director:

•

To the extent that it is proved that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received;

•

To the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding; or

•

In an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order requiring affirmative action by an individual or individuals in the form of payments to the company.

Indemnification

Regal Bancorp.  Regal Bancorp’s articles of incorporation provide that it will indemnify to the fullest extent permissible under the MGCL any individual who is or was a director, officer, employee or agent of Regal Bancorp, and any individual who serves or has served at Regal Bancorp’s request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in any proceeding in which the individual is made a party as a result of his service in such capacity, unless it is proven that the act or omission at issue was material to the cause of action adjudicated in the subject proceeding and that (i) it was committed in bad faith, (ii) it was the result of active and deliberate dishonesty, (iii) the individual actually received an improper personal benefit in money, property or services, or (iv) in the case of a criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful.

This is generally consistent with the MGCL, which provides that a Maryland corporation may not indemnify a director if it is established that:

•	The act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;
•	The director actually received an improper benefit in money, property or services;
•	In the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful; or
•

In the case of a proceeding by or in the right of the company, the director is adjudged to be liable to the company, unless the court in which the suit was brought determines that indemnification is nevertheless proper, in which case indemnification is limited to expenses.

Old Line Bancshares.  Old Line Bancshares’ articles of incorporation provide that, to the fullest extent under the MGCL, it will indemnify its past, present and future directors and officers against all expenses, liability and losses reasonably incurred or suffered by such person in connection with any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such officer or director is a party or threatened to be made a party, by reason of his having been an officer or director of the company or, at the company’s request, any other entity, provided, however, that the company will indemnify any such person in connection with a proceeding initiated by such person only if such proceeding was authorized by the board of directors, except for a proceeding to enforce such person’s right to indemnification or advancement of expenses.

Its articles of incorporation provide that Old Line Bancshares cannot indemnify any officer, director or employee against expenses, penalties or other payments incurred in an administrative proceeding or action instituted by an appropriate bank regulatory agency which proceeding or action results in a final order assessing civil monetary penalties or requiring affirmative action by an individual or individuals in the form of payments to the company.

The articles of incorporation also provide for the right to advancement of expenses in connection with the indemnification rights set forth above, provided such officer or director undertakes to reimburse such amounts if it is determined by a court that such person is not entitled to indemnification and advancement of expenses.  The articles of incorporation also permit Old Line Bancshares to indemnify any employee or agent to the same extent as provided for officers and directors.

Special Stockholders’ Meetings

Regal Bancorp.  Special meetings of Regal Bancorp’s stockholders may be called for any purpose by its president, a majority of its board of directors or a committee of its board of directors that has been duly authorized by the board of directors, or by its secretary upon the written request of the holders of not less than 25% of all votes of stockholders entitled to be cast at the meeting.

Old Line Bancshares.  Special meetings of Old Line Bancshares’ stockholders may be called at any time by its board of directors or the chairperson of the board of directors, and must be called by the Secretary of the company upon the written application of one or more stockholders owning at least 20% of the Company’s stock.

Appraisal Rights

Regal Bancorp.  The dissenters’ rights of Regal Bancorp stockholders are governed by the MGCL, which, as described in more detail under “The Merger Agreement and the Merger – Dissenters’ Rights,” provides that stockholders are generally entitled to dissent from, and demand payment of the fair value of their shares in connection with, a merger, consolidation, share exchange, asset transfer, business combination or charter amendment that substantially adversely alters the stockholder’s rights.

Old Line Bancshares.  Because Old Line Bancshares’ common stock is listed on the NASDAQ Stock Market, Old Line Bancshares’ stockholders generally do not have appraisal or dissenters rights in connection with extraordinary transactions or otherwise.  There are some exceptions, however, such as for a merger, consolidation or share exchange in which the holders would receive something besides stock, depositary receipts, cash in lieu of fractional shares or any combination thereof, or if the company’s directors and executive officers owned 5% or more of the company’s outstanding voting stock any time in the past year.

EXPERTS

The consolidated financial statements of Old Line Bancshares, Inc. as of December 31, 2014 and 2013, and for each of the years in the two-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014, have been so incorporated in reliance on the reports of Dixon Hughes Goodman LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

The consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for the year ended December 31, 2012, have been incorporated by reference herein by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 in reliance upon the report of Rowles & Company, LLP, independent registered public accounting firm, given upon the authority of said firm as experts in accounting and auditing

LEGAL MATTERS

The validity of the Old Line Bancshares common stock to be issued in the merger and certain other legal matters relating to the merger are being passed upon for Old Line Bancshares by the law firm of Ober, Kaler, Grimes & Shriver, a Professional Corporation, Baltimore, Maryland.

Certain legal matters relating to the merger are being passed upon for Regal Bancorp by the law firm of Kilpatrick Townsend & Stockton LLP, Washington, D.C.

Ober, Kaler, Grimes & Shriver and Kilpatrick Townsend & Stockton LLP will deliver opinions to Old Line Bancshares and Regal Bancorp, respectively, as to certain federal income tax consequences of the merger.

OTHER MATTERS

As of the date of this document, the Regal Bancorp board of directors does not know of any matters that will be presented for consideration at its special meeting other than as described in this document.  However, if any other matter shall properly come before the Regal Bancorp special meeting or any adjournment or postponement thereof and shall be voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notice of special meeting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Old Line Bancshares to incorporate certain information into this document by reference to other information that has been filed with the SEC.  The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document.  The documents that are incorporated by reference contain important information about Old Line Bancshares and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Old Line Bancshares (File No. 001-33037):

•	Annual Report on Form 10-K for the year ended December 31, 2014;

•	Those portions of Old Line Bancshares’ Definitive Proxy Statement deemed incorporated into Old Line Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2014;
•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015 and June 30, 2015;
•	Current Reports on Form 8-K or amendments thereto on Form 8-K/A filed February 26, 2015, March 6, 2015, May 28, 2015 (Item 5.07 Form 8-K only), August 5, 2015 and August 6, 2015; and
•	The description of Old Line Bancshares’ common stock contained in its Registration Statement on Form 10-SB originally filed on July 16, 2003 and amended on August 25, 2003 and September 11, 2003.

In addition, Old Line Bancshares is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the date of the Regal Bancorp special meeting of stockholders, provided, however, that Old Line Bancshares is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

WHERE YOU CAN FIND MORE INFORMATION

Old Line Bancshares files annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  The SEC maintains an Internet Web site that contains reports, proxy and information statements, and other information that issuers file with the SEC at http://www.sec.gov, and Old Line Bancshares SEC filings may be accessed there as well.  Further, Old Line Bancshares makes available, free of charge through its website, www.oldlinebank.com ,its reports on Forms 10-K, 10-Q and 8-K, and amendments to those reports, as soon as reasonably practicable after such reports are filed with or furnished to the SEC.

Old Line Bancshares has filed a registration statement on Form S-4 to register with the SEC the shares of Old Line Bancshares common stock that Regal Bancorp stockholders will receive in the merger.  This proxy statement/prospectus is part of the registration statement of Old Line Bancshares on Form S-4 and is a prospectus of Old Line Bancshares and a proxy statement of Regal Bancorp for the Regal Bancorp special meeting.

Neither Old Line Bancshares nor Regal Bancorp has authorized anyone to give any information or make any representation about the merger or the special meeting that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference into this proxy statement/prospectus.  Therefore, if anyone does give you information of this sort, you should not rely on it.  This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.  Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus.  The information contained in this proxy statement/prospectus with respect to Old Line Bancshares was provided by Old Line Bancshares, and the information contained in this proxy statement/prospectus with respect to Regal Bancorp was provided by Regal Bancorp.  The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

By and between

OLD LINE BANCSHARES, INC.

And

REGAL BANCORP, INC.

Dated as of August 5, 2015

Exhibit A – List of Stockholders to Execute Support Agreements

Exhibit B – Support Agreement

Exhibit C – List of Loans to be Paid at Closing

Exhibit D – Bank Merger Agreement

Exhibit E – RBI Loan Documents

Exhibit F – Form of Intercreditor and Collateral Sharing Agreement

Exhibit G – Form of Sanner Employment Agreement

Exhibit H – Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of August 5, 2015, is made by and between Old Line Bancshares, Inc., a Maryland corporation (“OLB”), and Regal Bancorp, Inc., a Maryland corporation (“RBI”).

BACKGROUND

1.RBI owns directly all of the outstanding capital stock of Regal Bank & Trust, a trust company with commercial banking powers chartered under the laws of the State of Maryland (“Regal”).

2.OLB owns directly all of the outstanding capital stock of Old Line Bank, a trust company with commercial banking powers chartered under the laws of the State of Maryland (“Old Line”).

3.OLB and RBI desire for RBI to merge with and into OLB, with OLB surviving the Merger, in accordance with the applicable laws of the State of Maryland and this Agreement.

4. As an additional condition and inducement to OLB to enter into this Agreement, each of the individuals listed on Exhibit A has executed a Support Agreement in the form attached as Exhibit B.

5.Each of the parties, by signing this Agreement, adopts it as a plan of reorganization as defined in IRC Section 368(a) and intends the Merger to be a reorganization as defined in IRC Section 368(a).

6.OLB and RBI desire to provide for certain undertakings, conditions, representations, warranties, and covenants in connection with the transactions contemplated hereby and governing the transactions contemplated herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I.
GENERAL

Section 1.1Background.

The Background information is a substantive part of this Agreement and is incorporated herein and made a part hereof by reference.

Section 1.2Definitions.

As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal means a bona fide written proposal by a Person other than OLB for: (A) a merger, consolidation or acquisition of 25% or more of the assets or liabilities of RBI, any RBI Subsidiary, or any other business combination involving RBI or any RBI Subsidiary taken as a whole, in a single transaction or series of transactions; or (B) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of RBI Common Stock or the then outstanding shares of common stock of any RBI Subsidiary.

Affiliate means, with respect to any Entity, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Entity and, without limiting the generality of the foregoing, includes any executive officer, director, manager or Person who beneficially owns more than ten percent of the equity or voting securities of the Entity.

AFTAP means adjusted funding target attainment percentage.

Aggregate Cash Consideration has the meaning given to the term in Section 2.1 of this Agreement.

Aggregate Common Stock Consideration has the meaning given to the term in Section 2.2 of this Agreement.

Aggregate Consideration has the meaning given to the term in Section 2.2 of this Agreement.

Agreement means this Agreement and Plan of Merger, including the exhibits and schedules hereto and any amendment or supplement hereto.

Application means an application for regulatory approval that is required to consummate the Contemplated Transactions.

Article III Standard has the meaning given to the term in Article III of this Agreement.

Article IV Standard has the meaning given to the term in Article IV of this Agreement.

Articles of Merger means, individually and collectively, the articles of merger to be executed by OLB and RBI and filed with SDAT in accordance with the MGCL.

Average NASDAQ Bank Stock Index Value For The Price Determination Period has the meaning given to the term in Section 7.1(j) of this Agreement.

Bank Merger has the meaning given to the term in Section 1.6 of this Agreement.

Bank Merger Agreement has the meaning given to the term in Section 1.6 of this Agreement.

BHC Act means the Bank Holding Company Act of 1956, as amended.

Burdensome Condition has the meaning given to the term in Section 5.8 of this Agreement.

Business Day(s) means any day or days other than (i) Saturday, (ii) Sunday or (iii) a day on which Regal or Old Line is authorized or obligated by applicable law or executive order to close.

Cash Election means an Election to receive the Per Share Cash Consideration with respect to all or a portion of a holder’s shares of RBI Common Stock in accordance with Section 2.5 hereof.

Cash Election Shares has the meaning given to the term in Section 2.5(b)(ii) of this Agreement.

Cause means: (i) any act or failure to act that constitutes fraud, incompetence, willful misconduct, breach of fiduciary duty, personal dishonesty, intentional failure to perform stated duties, violation of any Law (other than a traffic violation or similar level of offense) or final regulatory order or agreement with the employer; (ii) the conviction of a felony or crime involving moral turpitude; (iii) the employee’s entering into any transaction or any contractual relationship (other than this Agreement) related to the employment of the employee with any other employer, or diversion of business opportunity from employer (other than on behalf of employer or with the prior written consent of employer’s board of directors); or (iv) conduct that results in removal or suspension of employee as an officer or employee of employer pursuant to a written order by any Regulatory Authority with authority or jurisdiction over employer.

CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq.

CFPB means the Consumer Financial Protection Bureau.

CIC Agreement has the meaning given to the term in Section 5.7(c)(ii)(C) of this Agreement.

CIC Payment has the meaning given to the term in Section 5.7(c)(ii)(C) of this Agreement.

Closing has the meaning given to the term in Section 1.3(a) of this Agreement.

Closing Date has the meaning given to the term in Section 1.3(a) of this Agreement.

Starting Price has the meaning given to the term in Section 7.1(j) of this Agreement.

Closing Market Price has the meaning given to the term in Section 7.1(j) of this Agreement.

Commissioner means the Maryland Office of the Commissioner of Financial Regulation.

Common Stock Election means an Election to receive the Per Share Common Stock Consideration with respect to all or a portion of a holder’s shares of RBI Common Stock in accordance with Section 2.5 hereof.

Common Stock Election Shares has the meaning given to the term in Section 2.5(b)(i) of this Agreement.

Confidentiality Agreement means the nondisclosure agreement between OLB and RBI, dated April 2, 2015.

Contemplated Transactions means all of the transactions contemplated by this Agreement, including the (i) Merger, (ii) Bank Merger, and (iii) performance by OLB and RBI of their respective covenants and obligations under this Agreement.

CRA has the meaning given to the term in Section 3.22 of this Agreement.

Credit Extension means the making or renewal of any loan, lease, advance, credit facility, credit enhancement, guarantee, commitment, line of credit or letter of credit.

Effective Date means the date that includes the Effective Time, which shall be as soon as practicable after the Closing Date.

Effective Time means the time at which the Articles of Merger are filed with SDAT and become effective in accordance with the MGCL.

Election means a Common Stock Election, a Cash Election, or a Mixed Election.

Election Deadline means 5:00 p.m., Eastern Time, on a date mutually agreed upon by OLB and RBI, provided that such date will be no later than five days prior to the anticipated Closing Date.

Election Form means a form, in such form as OLB and RBI shall mutually agree, that permits the RBI Common Stockholders to make an Election or to indicate that such RBI Common Stockholder has no preference as to the receipt of the Per Share Cash Consideration or the Per Share Common Stock Consideration for such RBI Common Stockholder’s shares of RBI Common Stock in the Merger (such indication of no preference, a “Non-Election”).

Election Form Record Date has the meaning given to the term in Section 2.5(b) of this Agreement.

Entity means any corporation, limited liability company, partnership, sole proprietorship, trust, joint venture, or other form of organization.

Environmental Assessment means an environmental assessment that is consistent with ASTM 1527-05 or 40 C.F.R. Part 312 and that may include an assessment of the (i) presence of hazardous, toxic, radioactive, or dangerous materials or other materials regulated under Environmental Laws, or (ii) presence, amount, physical condition and location of asbestos-containing materials and lead-based paint or an assessment of indoor environmental issues.

Environmental Laws means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials. Environmental Laws include without limitation: (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws; and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Materials.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Agent means the agent designated by OLB (as soon as practicable following execution of this Agreement) to act as the exchange agent for purposes of conducting the election procedure described in Section 2.5(b) of this Agreement and the exchange procedure described in Section 2.9 of this Agreement.

Exchange Fund has the meaning given to the term in Section 2.9(a) of this Agreement.

FDIC means the Federal Deposit Insurance Corporation.

FHLB means the Federal Home Loan Bank of Atlanta.

FHFA means the Federal Housing Finance Agency.

FRB means the Board of Governors of the Federal Reserve System.

GAAP means U.S. generally accepted accounting principles.

Hazardous Materials means: (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated for the protection of human health or environment by any Regulatory Authorities, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

Indemnified Parties has the meaning given to the term in Section 5.7(c)(iv) of this Agreement.

Indemnifying Party has the meaning given to the term in Section 5.7(c)(iv) of this Agreement.

Index Ratio has the meaning given to the term in Section 7.1(j) of this Agreement.

Intellectual Property has the meaning given to the term in Section 3.17 of this Agreement.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

IT Assets has the meaning given to the term in Section 3.17 of this Agreement.

Knowledge of OLB means the actual knowledge of OLB’s Chairman of the Board of Directors,

President and Chief Executive Officer, Chief Financial Officer, Chief Lending Officer and Chief Credit Officer and, with respect to Section 4.12 only, OLB’s Director of Human Resources.

Knowledge of RBI means the actual knowledge of RBI’s Chairman of the Board of Directors, President and Chief Executive Officer, Chief Financial Officer, Chief Lending Officer and Senior Vice President/Senior Credit Officer and, with respect to Section 3.13 only, RBI’s HR Specialist.

Law means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, codes, and rules of common law, in each case as amended to date, and any and all judicial and administrative interpretations thereof, any judicial and administrative orders, decrees, judgments, injunctions and writs, and any and all policies and directives issued by any Regulatory Authority.

Letter of Transmittal has the meaning given to the term in Section 2.5(b) of this Agreement.

Liens means all liens, pledges, charges, security interests, mortgages, claims, or other encumbrances of any kind.

Mailing Date has the meaning given to the term in Section 2.5(b) of this Agreement.

Material Adverse Effect means, with respect to OLB or RBI, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of OLB and the OLB Subsidiaries taken as a whole, or RBI and the RBI Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either OLB, on the one hand, or RBI, on the other hand, to perform its obligations under this Agreement or otherwise materially threatens or materially impedes or delays the consummation of the Contemplated Transactions, other than, in each case, any change, circumstance or effect relating to (i) any change in the value of the respective loan or investment portfolios of OLB or RBI resulting from a change in interest rates generally, (ii) any change occurring after the date hereof in any Law or interpretations thereof by Regulatory Authorities or in GAAP or applicable regulatory accounting principles, which change affects banking institutions generally, including any change affecting the Deposit Insurance Fund, (iii) changes in general economic (except in the context of determining a Material Adverse Effect for purposes of asset quality), capital market (except in the context of determining a Material Adverse Effect for purposes of asset quality), legal, regulatory or political conditions affecting banking institutions generally, (iv) the effects of compliance with this Agreement on the operating performance of OLB or RBI, as the case may be, including the reasonable expenses incurred in connection with this Agreement and the Contemplated Transactions, (v) actions or omissions of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement with the prior written consent of the other party in contemplation of the Contemplated Transactions (including without limitation any actions taken pursuant to Section 5.7 of this Agreement), (vi) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party, (vii) any change resulting from any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (viii) the impact of the Agreement and the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), and (ix) the public disclosure of this Agreement or the transactions contemplated hereby; except, in any such case, to the extent any such change, effect or circumstance has or would have a disproportionate effect on the business of RBI or OLB, as the case may be, relative to other similarly-situated Persons.

Maximum Cash Conversion Number has the meaning given to the term in Section 2.5(e)(i) of this Agreement.

Maximum Premium has the meaning given to the term in Section 5.7(c)(vi) of this Agreement.

Merger means the merger of RBI with and into OLB, pursuant to the provisions of the MGCL, whereupon (i) the separate existence of RBI shall cease and OLB shall be the surviving corporation and (ii) all of the outstanding shares of RBI Common Stock will be converted into the right to receive the Merger Consideration as contemplated by this Agreement.

Merger Consideration has the meaning given to the term in Section 2.2 of this Agreement.

MGCL means the Maryland General Corporation Law, as amended.

Minimum Cash Conversion Number has the meaning given to the term in Section 2.5(e)(ii) of this Agreement.

Mixed Election has the meaning given to the term in Section 2.5(c) of this Agreement.

No-Election Shares has the meaning given to the term in Section 2.5(d) of this Agreement.

Non-Election has the meaning given to the term in the definition of Election Form in this Section 1.2 of this Agreement.

Non-Operational Subsidiaries has the meaning given to the term in Section 3.1(g) of this Agreement.

Non-Residential Credit Extension means a Credit Extension other than for an owner-occupied residence.

Notice of Superior Proposal has the meaning given to the term in Section 5.7(a)(ii) of this Agreement.

Objecting RBI Shares means any shares of RBI Common Stock issued and outstanding immediately prior to the Closing Date, the holder of which has not voted in favor of the Merger and who has properly followed the procedures set forth in Section 3-203 of the MGCL.

OLB has the meaning given to the term in the Background section of this Agreement.

OLB Benefit Plans means all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other material employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of OLB or any other Entity that, together with OLB, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

OLB Common Stock has the meaning given to the term in Section 4.2(a) of this Agreement.

OLB Companies means OLB, Old Line, and any other OLB Subsidiary, collectively.

OLB Disclosure Schedule means, collectively, the disclosure schedules delivered by OLB to RBI at or prior to the execution and delivery of this Agreement, as may be updated pursuant to Section 5.6 of this Agreement.

OLB ERISA Affiliate means any Entity that, together with OLB, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

OLB Financials means (a) the consolidated balance sheets of OLB at December 31, 2013 and 2014 and the consolidated statements of income, statements of comprehensive income, statements of changes in stockholders’ equity and consolidated statements of cash flows for OLB for the years ended December 31, 2014, 2013 and 2012, and the notes thereto, as audited by Dixon Hughes Goodman LLP (except with respect to the statements for the year ended December 31, 2012, which were audited by Rowles & Company, LLP) and as set forth in OLB’s Annual Report on Form 10-K for the year ended December 31, 2014, (b) the consolidated balance sheet of OLB at December 31, 2014 and 2015 and the consolidated statements of income, statements of comprehensive income, statements of changes in stockholders’ equity and consolidated statements of cash flows for OLB for the years ended December 31, 2013, 2014 and 2015, and the notes thereto, as audited by Dixon Hughes Goodman LLP and as will be set forth in OLB’s Annual Report on Form 10-K for the year ended December 31, 2015, to be delivered or made available within 90 days of December 31, 2015, (c) the unaudited interim consolidated financial statements and notes thereto included in OLB’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and (d) the unaudited interim consolidated financial statements and notes thereto included in OLB’s Quarterly Reports on Form 10-Q for each calendar quarter commencing with the quarter ended June 30, 2015, to be delivered or made available within 45 days after the end of the respective quarter.

OLB Governing Documents has the meaning given to the term in Section 4.1(f) of this Agreement.

OLB Preferred Stock has the meaning given to the term in Section 4.2 of this Agreement.

OLB Price Ratio has the meaning given to the term in Section 7.1(j) of this Agreement.

OLB Real Property has the meaning given to the term in Section 4.14 of this Agreement.

OLB Regulatory Agreement has the meaning given to the term in Section 4.11(e)(iv) of this Agreement.

OLB Reports has the meaning given to the term in Section 4.11 of this Agreement.

OLB Returns has the meaning given to the term in Section 4.7(c) of this Agreement.

OLB Subsidiaries means the subsidiaries of OLB and Old Line as set forth in OLB Disclosure Schedule 4.1(d).

OLB Taxes has the meaning given to the term in Section 4.7(c) of this Agreement.

OLB Termination Fee has the meaning given to the term in Section 8.1(c) of this Agreement.

Old Line has the meaning given to the term in the Background section of this Agreement.

PBGC has the meaning given to the term in Section 3.13(b) of this Agreement.

Per Share Cash Consideration has the meaning given to the term in Section 2.1 of this Agreement.

Per Share Common Stock Consideration has the meaning given to the term in Section 2.2 of this Agreement.

Permitted Employees means officers and employees of any of the RBI Companies at the level of Vice President or below.

Person means an individual and any Entity; provided, however, that if any provision of this Agreement in which the term “person” is used specifies a particular definition of “person” for purpose of that provision, then the term shall have the meaning so defined.

Pre-Closing Period means the period commencing on the date of execution of this Agreement through the earlier of (i) the Closing Date, or (ii) the date this Agreement is terminated pursuant to Article VII herein.

Pre-Execution Date has the meaning given to the term in Section 7.1(j) of this Agreement.

Preferred Consideration has the meaning given to the term in Section 2.3 of this Agreement.

Price Determination Period has the meaning given to the term in Section 7.1(j) of this Agreement.

Prospectus/Proxy Statement means the prospectus/proxy statement, together with any supplements thereto, to be sent to holders of RBI Common Stock in connection with the Merger and the RBI Common Stockholders’ Meeting.

RBI has the meaning given to the term in the Background section of this Agreement.

RBI Benefit Plans means all employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of RBI or any other Entity that, together with RBI, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

RBI Certificate means a certificate that immediately prior to the Effective Time represents issued and outstanding shares of RBI Common Stock.

RBI Common Stock has the meaning given to the term in Section 3.2(a) of this Agreement.

RBI Common Stockholder is any holder of record of RBI Common Stock immediately prior to the Closing Date.

RBI Common Stockholders’ Meeting means the meeting of the holders of RBI Common Stock to consider and vote on the Agreement and the Merger.

RBI Companies means RBI, Regal, and any other RBI Subsidiary, collectively.

RBI Debt has the meaning given to the term in Section 1.3(b)(vi) of this Agreement.

RBI Disclosure Schedule means, collectively, the disclosure schedules delivered by RBI to OLB at or prior to the execution and delivery of this Agreement, as may be updated pursuant to Section 5.6 of this Agreement.

RBI Employee has the meaning given to the term in Section 5.7(c)(ii)(A) of this Agreement.

RBI ERISA Affiliate means any Entity that, together with RBI, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

RBI Financials means (a) the consolidated balance sheets of RBI at December 31, 2013 and 2014 and the consolidated statements of income, statements of stockholders’ equity and consolidated statements of cash flows for RBI for the years ended December 31, 2014, 2013 and 2012, and the notes thereto, as audited by Rowles & Company, LLP, (b) the unaudited interim financial statements of RBI and the notes thereto for the calendar quarter ending March 31, 2015, (c) the consolidated balance sheet of RBI at December 31, 2015 and 2014 and the consolidated statements of income, statements of stockholders’ equity and consolidated statements of cash flows for RBI for the years ended December 31 2015, 2014 and 2013, and the notes thereto, as audited by Rowles & Company, LLP, and to be delivered within 120 days of December 31, 2015, (d) the unaudited consolidated financial statements of RBI and the notes thereto for each calendar quarter commencing with the calendar quarter ending June 30, 2015, to be delivered within 45 days after the end of the respective quarter, (e) unaudited consolidated financial statements for each month end for the months ended April 30, 2015 and May 31, 2015, and (f) unaudited consolidated financial statements for each month end commencing with the month ended June 30, 2015, to be delivered within 20 days after the end of the respective month.

RBI Governing Documents has the meaning given to the term in Section 3.1(f) of this Agreement.

RBI Loan has the meaning given to the term in Section 5.7(a)(v) of the Agreement.

RBI Preferred Stock has the meaning given to the term in Section 3.2(a) of this Agreement.

RBI Real Property has the meaning given to the term in Section 3.15(a) of this Agreement.

RBI Regulatory Agreement has the meaning given to the term in Section 3.11(e)(iv) of this Agreement.

RBI Representatives has the meaning given to the term in Section 5.7(a)(ii) of this Agreement.

RBI Returns has the meaning given to the term in Section 3.7(e) of this Agreement.

RBI Subsequent Determination has the meaning given to the term in Section 5.7(a)(ii) of this Agreement.

RBI Subsidiaries means the subsidiaries of RBI and Regal as set forth in RBI Disclosure Schedule 3.1(d).

RBI Taxes has the meaning given to the term in Section 3.7(e) of this Agreement.

RBI Termination Fee has the meaning given to the term in Section 8.1(b) of this Agreement.

Regal has the meaning given to the term in the Background section of this Agreement.

Regal Employment Agreement has the meaning given to the term in Section 5.7(c)(ii)(D)(2) of this Agreement.

Regal Trusts has the meaning given to the term in Section 5.7(a)(v) of the Agreement.

Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with the SEC under the Securities Act, with respect to the OLB Common Stock to be issued to the RBI Common Stockholders in connection with the Merger.

Regulatory Authority means any federal, state or local governmental authority, agency or instrumentality, or any self-regulatory organization, including, without limitation, the SEC, the Commissioner, the FRB, the FDIC, the NASDAQ Stock Market LLC, and the respective staffs thereof.

REO means, with respect to the RBI Companies and the OLB Companies, real property that the RBI Companies or the OLB Companies, as the case may be, classify as other real estate owned for financial statement reporting and regulatory purposes.

Residential Credit Extension has the meaning given to the term in Section 5.1(z) of this Agreement.

Rights means warrants, options, rights, convertible securities, stock appreciation rights, other capital stock equivalents and other arrangements or commitments that obligate an Entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its capital stock.

SDAT means the Maryland State Department of Assessments and Taxation.

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Securities Laws means the Securities Act, the Exchange Act, and any applicable state blue sky laws, collectively.

Subsidiary means any Entity, 50% or more of the equity or other ownership interest of which is owned, either directly or indirectly, by another Entity, except any Entity, the interest in which is held in the ordinary course of the lending or fiduciary activities of a bank.

Superior Proposal has the meaning given to the term in Section 5.7(a)(ii) of this Agreement.

Support Agreement means the Agreement as set forth in Exhibit B hereto to be signed by the persons set forth on Exhibit A hereto.

Total Consideration has the meaning given to the term in Section 2.3 of this Agreement.

Section 1.3The Merger and Related Transactions.

(a)Closing. The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Ober, Kaler, Grimes and Shriver, a Professional Corporation, located at 100 Light Street, Baltimore, Maryland, at a time and date to be reasonably selected by OLB after consultation with RBI and after all conditions to Closing set forth in Article VI of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived (the “Closing Date”). The parties agree to use reasonable efforts to accomplish the Closing on or before December 15, 2015.

(b)The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the applicable laws of the State of Maryland, at the Effective Time:

(i)RBI shall merge with and into OLB;

(ii)The separate existence of RBI shall cease;

(iii)OLB shall be the surviving corporation in the Merger;

(iv)Each share of RBI Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive either the Per Share Common Stock Consideration or the Per Share Cash Consideration as provided in Article II of this Agreement;

(v)Each share of RBI Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $2.00 per share as provided in Section 2.3 of this Agreement;

(vi)OLB shall pay in full each loan set forth in Exhibit C (the “RBI Debt”)in exchange for customary documentation evidencing the release of any Liens on RBI’s assets; and

(vii)All of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of RBI shall be taken and deemed to be transferred to and vested in OLB, as the surviving corporation in the Merger, without further act or deed.  At and after the Effective Time, the Merger shall have the effects set forth in Section 3-114 of the MGCL.

(c)OLB’s Articles of Incorporation and Bylaws.  On and after the Effective Time, the articles of incorporation and bylaws of OLB, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of OLB, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

Section 1.4Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article VI, prior to the Effective Time OLB shall be entitled to revise the structure of the Merger described in Section 1.3(b) hereof, provided that: (i) such modification does not cause counsel or the relevant auditors to be unable to render the opinions or letters contemplated by Sections 6.1(g) and 6.2(g); (ii) the consideration to be paid to the RBI Common Stockholders and the holders of the RBI Preferred Stock under this Agreement, and the repayment of the RBI Debt under this Agreement, is not thereby changed in kind or value or reduced in amount; (iii) such modification will not delay materially or jeopardize receipt of any required approvals, consents or waivers of Regulatory Authorities or other consents and approvals relating to the consummation of the Contemplated

Transactions, including the Merger, or otherwise be reasonably likely to materially impede or delay consummation of the Contemplated Transactions, including the Merger; and (iv) such modification does not adversely affect holders of RBI Common Stock, RBI Preferred Stock or RBI Debt. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

Section 1.5Additional Actions.

If, at any time after the Effective Time, OLB shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in OLB its right, title or interest in, to or under any of the rights, properties or assets of RBI or Regal, or (ii) otherwise carry out the purposes of this Agreement, RBI, Regal and their officers and directors shall be deemed to have granted to OLB and Old Line an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in OLB or Old Line its right, title or interest in, to or under any of the rights, properties or assets of RBI or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of OLB and Old Line are authorized in the name of RBI, Regal or otherwise to take any and all such action.

Section 1.6The Bank Merger.

Subject to the terms and conditions of the Agreement and Plan of Merger attached hereto as Exhibit D (the “Bank Merger Agreement”) and in accordance with Title 3, Subtitle 7 of the Financial Institutions Article of the Annotated Code of Maryland and applicable federal law, immediately after the Merger, Regal shall be merged with and into Old Line and the separate existence of Regal shall cease (the “Bank Merger”).  Old Line shall be the surviving Entity in the Bank Merger and shall continue its existence as a trust company with commercial banking powers under the laws of the State of Maryland, and as a wholly-owned operating subsidiary of OLB, subject to the provisions of this Section 1.6.

ARTICLE II.
CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

Section 2.1Aggregate Cash Consideration and Per Share Cash Consideration.

Each RBI Common Stockholder who owns a Cash Election Share (that is not reallocated as a Common Stock Election Share pursuant to Section 2.5(e)(i)(B)) will receive in the Merger cash equal to $12.68 in exchange for each such share (the “Per Share Cash Consideration”). The number of Cash Election Shares plus the number of Objecting RBI Shares shall, in the aggregate, equal no more than 50% of the shares of RBI Common Stock outstanding as of the Effective Time, as further described in Section 2.5(e)(i) hereof.

For purposes of this Agreement, the “Aggregate Cash Consideration” shall be an amount equal to (i) the sum of the number of Cash Election Shares and the number of Objecting RBI Shares, multiplied by (ii) $12.68.

Section 2.2Aggregate Common Stock Consideration and Per Share Common Stock Consideration; Merger Consideration; Aggregate Consideration.

Each RBI Common Stockholder who owns a Common Stock Election Share (that is not reallocated as a Cash Election Share pursuant to Section 2.5(e)(ii)(C)) will receive in the Merger 0.7718 shares of OLB Common Stock in exchange for each such share (the “Per Share Common Stock Consideration”). The number of Common Stock Election Shares shall equal the number of shares of RBI Common Stock outstanding as of the Effective Time less the sum of the Cash Election Shares and the Objecting RBI Shares.

The Per Share Cash Consideration and the Per Share Common Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

The Aggregate Common Stock Consideration is the aggregate number of shares of OLB Common Stock issuable pursuant to the first paragraph of this Section 2.2.

The Aggregate Cash Consideration together with the Aggregate Common Stock Consideration is referred to herein as the “Aggregate Consideration.”

Section 2.3Preferred Stock Consideration.

Each holder of record of RBI Preferred Stock immediately prior to the Closing Date will receive in the Merger cash equal to $2.00 in exchange for each such share.  An aggregate of $1,016,876.00 will be issued to the holders of the RBI Preferred Stock (the “Preferred Consideration”).  The Preferred Consideration will be paid at the Closing or as soon as practicable after the Effective Time upon surrender of the certificates representing the RBI Preferred Stock in the manner directed by OLB as communicated by or on behalf of OLB to the holders thereof.   Until so surrendered, each certificate representing the RBI Preferred Stock will be deemed for all purposes after the Effective Time to represent and evidence solely the right to receive the applicable amount of the Preferred Consideration to be paid therefor pursuant to this Agreement. Except as required by Law, no interest shall be payable with respect to the Preferred Consideration.

The Aggregate Consideration and the Preferred Consideration shall comprise the total consideration to be paid in the Merger and is referred to herein as the “Total Consideration.”

Section 2.4Reserved.

Section 2.5Conversion; Election; Allocation.

(a)Conversion.

(i)Subject to Sections 2.7 and 2.8 concerning fractional shares and Objecting RBI Shares and Section 2.5(e) concerning allocations, each share of RBI Common Stock issued and outstanding immediately prior to the Closing Date shall, at the Effective Time, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be automatically cancelled and cease to exist, and shall be converted into the right to receive, at the election of the holder thereof as set forth in Sections 2.5(b) through 2.5(e), the Per Share Cash Consideration or the Per Share Common Stock Consideration.

(ii)Each share of RBI Preferred Stock issued and outstanding immediately prior to the Closing Date shall, at the Effective Time, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be automatically cancelled and cease to exist, and shall be converted into the right to receive $2.00 in cash.

(b)Election Procedures.  An Election Form, together with a letter of transmittal and instructions for use in effecting the surrender of the RBI Certificates in exchange for the Merger Consideration (the “Letter of Transmittal”), and any other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the RBI Certificates shall pass, only upon proper delivery of such RBI Certificates to the Exchange Agent), shall be mailed no more than 40 Business Days and no less than 20 Business Days prior to the anticipated Effective Date or on such earlier date as OLB and RBI shall mutually agree (the “Mailing Date”), to each holder of record of RBI Common Stock as of five Business Days prior to the Mailing Date (the “Election Form Record Date”), pursuant to which RBI Common Stockholders will:

(i)Elect to receive the Per Share Common Stock Consideration with respect to all or a portion of their shares of RBI Common Stock (collectively, the “Common Stock Election Shares”);

(ii)Elect to receive the Per Share Cash Consideration with respect to all or a portion of their shares of RBI Common Stock (collectively, the “Cash Election Shares”); or

(iii)Make a Non-Election with respect to their shares of RBI Common Stock.

Nominee record holders who hold RBI Common Stock on behalf of multiple beneficial owners shall be required to indicate how many of the shares held by them are Common Stock Election Shares, Cash Election Shares and No-Election Shares.

OLB and RBI shall direct the Exchange Agent to make the Election Form available to all persons who become holders of RBI Common Stock during the period between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline upon such holders’ request.

(c)Mixed Election.  Subject to the immediately following sentence, each record holder of shares of RBI Common Stock prior to the Election Deadline shall be entitled to elect to receive the Per Share Common Stock Consideration for a portion of such holder’s shares of RBI Common Stock and the Per Share Cash Consideration for the remaining portion of such holder’s shares of RBI Common Stock (a “Mixed Election”).  With respect to each holder of RBI Common Stock who makes a Mixed Election and subject to the allocation rules set forth in Section 2.5(e) below, the shares of RBI Common Stock that such holder elects to be converted into the right to receive the Per Share Common Stock Consideration shall be treated as Common Stock Election Shares and the shares such holder elects to be converted into the right to receive the Per Share Cash Consideration shall be treated as Cash Election Shares.

(d)Effective Election.  Any RBI Common Stockholder’s Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by OLB or the Exchange Agent, accompanied by the RBI Certificate(s) to which such Election Form and Letter of Transmittal relates, in a form acceptable for transfer (or by an appropriate guarantee of delivery of such RBI Certificate(s) as set forth in such Election Form from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) provided that such RBI Certificate(s) are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. If an RBI Common Stockholder (i) does not submit a properly completed Election Form and Letter of Transmittal before the Election Deadline, (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, (iii) makes a Non-Election, or (iv) otherwise fails to make an Election pursuant to this Section 2.5, then the shares of RBI Common Stock held by such holder shall be designated “No-Election Shares.” In addition, all Election Forms shall automatically be revoked, and all RBI Certificates returned, if the Exchange Agent is notified in writing by OLB and RBI that this Agreement has been terminated.

OLB shall cause the RBI Certificate or RBI Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent.

Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to (i) determine whether any Election, modification or revocation is received, (ii) determine whether any Election, modification or revocation has been properly made, and (iii) disregard immaterial defects in any Election Form. Good faith determinations made by the Exchange Agent regarding such matters shall be binding and conclusive. Neither OLB, RBI nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e)Allocation.  Subject and after giving effect to Section 2.5(b), the Exchange Agent shall effect the allocation of the Aggregate Consideration among the holders of RBI Common Stock in accordance with their respective Election Forms and the following allocation rules:

(i)Aggregate Cash Consideration Oversubscribed. For purposes of this section the “Maximum Cash Conversion Number” shall be 50% of the number of outstanding shares of RBI Common Stock immediately prior to the Effective Time, provided that such percentage shall be reduced by Old Line Bancshares, in its sole reasonable discretion, as may be necessary to ensure that (i) no more than 59% of the Total Consideration, including any cash paid for fractional shares under Section 2.7 hereof and a reasonable estimate of the amount by which the cash payment to be made to holders of each Objecting RBI Share exceeds the Per Share Cash Consideration, consists of cash, and (ii) the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC.

If the number of Cash Election Shares plus the number of Objecting RBI Shares is more than the Maximum Cash Conversion Number, then:

(A)Each Common Stock Election Share and each No-Election Share shall be converted into the right to receive the Per Share Common Stock Consideration in the Merger; and

(B)The Exchange Agent shall reallocate, on a pro rata basis, a sufficient number of Cash Election Shares into Common Stock Election Shares such that the number of Cash Election Shares plus the number of Objecting RBI Shares is equal to the Maximum Cash Conversion Number, and each such reallocated Common Stock Election Share shall be converted into the right to receive the Per Share Common Stock Consideration in the Merger.

(ii)Aggregate Cash Consideration Not Oversubscribed. If the number of Cash Election Shares plus the number of Objecting RBI Shares is less than or equal to the Maximum Cash Conversion Number, then:

(A)Each Cash Election Share shall be converted into the right to receive the Per Share Cash Consideration in the Merger; and

(B)Each Common Stock Election Share shall be converted into the right to receive the Per Share Common Stock Consideration in the Merger.

Section 2.6OLB Common Stock.

Each share of OLB Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding.

Section 2.7Fractional Shares.

Notwithstanding anything to the contrary contained herein, no fractional shares of OLB Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger, no dividend or distribution with respect to OLB Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of OLB.  In lieu of the issuance of any such fractional share, OLB shall pay to each former holder of RBI Common Stock who otherwise would be entitled to receive a fractional share of OLB Common Stock an amount in cash, rounded to the nearest whole cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) $16.43.  For purposes of determining any fractional share interest, all shares of RBI Common Stock owned by an RBI Common Stockholder shall be combined so as to calculate the maximum number of whole shares of OLB Common Stock issuable to such RBI Common Stockholder.

Section 2.8Objecting RBI Common Stockholders.

(a)The Objecting RBI Shares will not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holder thereof shall be entitled only to such rights as are granted by Section 3-202 of the MGCL.

(b)If any holder of Objecting RBI Shares shall have failed to comply with Section 3-203 of the MGCL, or shall have effectively withdrawn or lost the right granted thereunder, and if such holder delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Objecting RBI Shares held by such holder shall, subject to Section 2.5(e) of this Agreement, be converted into a right to receive the Per Share Common Stock Consideration or the Per Share Cash Consideration in accordance with the Election Form and the applicable provisions of this Agreement. If any such holder of RBI Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, and if such holder shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Objecting RBI Shares held by such holder shall be designated No-Election Shares and shall be converted on a share by share basis into either the right to receive the Per Share Common Stock Consideration or the Per Share Cash Consideration in accordance with the applicable provisions of this Agreement.

(c)All payments in respect of Objecting RBI Shares, if any, will be made by OLB.

Section 2.9Exchange Fund; Exchange of RBI Certificates.

(a)Subject to the other provisions of this Article II, on or immediately prior to the Closing Date, OLB shall deposit in trust with or otherwise make available to the Exchange Agent for the benefit of the holders of shares of RBI Common Stock, for exchange in accordance with this Agreement, through the Exchange Agent, (i) certificates representing the Aggregate Common Stock Consideration, (ii) cash sufficient to pay the Aggregate Cash Consideration and (iii) cash sufficient to pay holders of what would have been fractional shares pursuant to Section 2.7 of this Agreement (such cash and certificates for shares of OLB Common Stock being hereinafter referred to as the “Exchange Fund”).

(b)As promptly as practicable, but in any event no later than five Business Days following the Effective Time, and provided that RBI has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of an RBI Certificate who has not previously surrendered such RBI Certificate with a letter of transmittal, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the RBI Certificate shall pass, only upon delivery of the RBI Certificate to the Exchange Agent) and instructions for use in effecting the surrender of the RBI

Certificates in exchange for the Merger Consideration as provided for in this Agreement.  Each RBI Common Stockholder, upon proper surrender of RBI Certificates to the Exchange Agent, accompanied by duly executed Letters of Transmittal, shall be entitled to receive in exchange therefor (i) a certificate representing the number of whole shares of OLB Common Stock to which such RBI Common Stockholder shall have become entitled pursuant to the provisions of Section 2.5, and/or (ii) a check representing the amount of Per Share Cash Consideration and any cash in lieu of fractional shares which such holder has the right to receive hereunder. Each RBI Certificate so surrendered shall be cancelled.  Until so surrendered, each RBI Certificate will be deemed for all purposes after the Effective Time to represent and evidence solely the right to receive the Merger Consideration to be paid therefor pursuant to this Agreement. Except as required by Law, no interest shall be payable with respect to the Per Share Cash Consideration, the cash payable for fractional shares or the cash payable for Objecting Shares. If any RBI Common Stockholder is unable to locate any RBI Certificate(s) to be surrendered for exchange, the Exchange Agent shall deliver the corresponding share of the Merger Consideration to the registered stockholder thereof upon receipt of a lost certificate affidavit and an indemnity agreement in a form acceptable to the Exchange Agent and OLB.

(c)The delivery of the Merger Consideration by the Exchange Agent shall be as soon as practicable following the later of receipt by the Exchange Agent of the applicable RBI Certificate(s) and duly executed Letters of Transmittal and the Closing.

(d)No dividends or other distributions declared with respect to OLB Common Stock shall be paid to the holder of any unsurrendered RBI Certificate until the holder thereof shall surrender such RBI Certificate(s) in accordance with Section 2.5(b) and this Section 2.9. Pending such surrender, any dividend or distribution payable in respect of such shares shall be delivered to the Exchange Agent to be held as part of the Exchange Fund. After the surrender of an RBI Certificate in accordance with Section 2.5(b) and this Section 2.9, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of OLB Common Stock represented by such RBI Certificate.

(e)If the Person surrendering an RBI Certificate and signing the accompanying Letter of Transmittal is not the record holder thereof, or if any certificate representing shares of OLB Common Stock is to be issued in a name other than that in which an RBI Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment of the Merger Consideration that: (i) such RBI Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such RBI Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the RBI Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(f)From and after the Effective Time, there shall be no transfers on the stock transfer books of RBI of the shares of RBI Common Stock or RBI Preferred Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, RBI Certificates or certificates representing the RBI Preferred Stock are presented for transfer, they shall be cancelled and exchanged for the Merger Consideration or the Preferred Consideration, as applicable, as provided in this Article II.

(g)The Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the Contemplated Transactions hereby to any holder of RBI Common Stock such amounts as the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. federal, state, local or

non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the RBI Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent.

(h)Any portion of the Exchange Fund that remains unclaimed by the RBI Common Stockholders for six months after the Effective Time shall be paid to OLB. Any RBI Common Stockholders who have not theretofore complied with this Section 2.9 shall thereafter look only to OLB for payment of the Merger Consideration deliverable in respect of each share of RBI Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, RBI, OLB, the Exchange Agent or any other person shall not be liable to any former holder of RBI Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.10Anti-Dilution Provisions.

In the event OLB changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of OLB Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding OLB Common Stock, the Per Share Common Stock Consideration and the Aggregate Common Stock Consideration shall be proportionately and appropriately adjusted so as to provide the holders of the RBI Common Stock the same economic benefit as contemplated by this Agreement prior to such event; provided that, for the avoidance of doubt, no such adjustment shall be made with regard to the OLB Common Stock if (i) OLB issues additional shares of OLB Common Stock and receives consideration for such shares in a bona fide third party transaction, (ii) OLB issues employee or director stock grants or similar equity awards in the ordinary course of business consistent with past practice, or (iii) shares of OLB Common Stock are repurchased by or on behalf of OLB.

Section 2.11Other Matters.

Nothing set forth in this Agreement or any exhibit or schedule to this Agreement shall be construed to:

(a)Preclude any of the OLB Companies from acquiring or assuming, or to limit in any way the right of any of the OLB Companies to acquire or assume, prior to or following the Effective Date, the stock, assets or liabilities of any financial services institution or Entity other than RBI or Regal, whether for cash or by issuance or exchange of OLB Common Stock or any securities convertible into shares of OLB Common Stock, unless such transaction would result in a Material Adverse Effect on OLB;

(b)Preclude OLB from issuing, or to limit in any way the right of OLB to issue, OLB Common Stock or other securities in a transaction(s) other than the Contemplated Transactions;

(c)Preclude OLB from granting employee, director, or compensatory options at any time with respect to OLB Common Stock or other securities in the ordinary course of business;

(d)Preclude option holders or plan participants of OLB from exercising options at any time with respect to OLB Common Stock or other securities; or

(e)Preclude any of the OLB Companies from taking, or to limit in any way the right of any of them to take, any other action not expressly and specifically prohibited by the terms of this Agreement;

provided, however, that no action taken by OLB pursuant to this Section 2.11 may impair the ability of OLB to perform its obligations under this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF RBI

RBI represents and warrants to OLB that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III); provided, however, that no representation or warranty of RBI contained in this Article III shall be deemed untrue or incorrect, and RBI shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article III, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.6, 3.14, 3.18, 3.32 and 3.38, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects (the “Article III Standard”).

Section 3.1Organization.

(a)RBI is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland.  RBI is a bank holding company duly registered under the BHC Act.  RBI has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease all of its properties and assets as presently owned or leased.  RBI is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on RBI, and all such licenses, registrations and qualifications are in full force and effect in all material respects.  RBI engages in activities and holds properties only of the types permitted to bank holding companies by the BHC Act and the rules and regulations promulgated thereunder.

(b)Regal is a trust company duly organized, validly existing and in good standing under the laws of the State of Maryland.  Regal has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease all of its properties and assets as presently owned or leased.  Regal is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on RBI, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)The deposits of Regal are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d)RBI Disclosure Schedule 3.1(d) contains a complete and accurate list of all RBI Subsidiaries.  Each RBI Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization and has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease all of its properties and assets as presently owned or leased. Each RBI Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on RBI, and all such licenses, registrations and qualifications are in full force and effect in all material respects. Other than shares of capital stock of the RBI Subsidiaries listed on RBI Disclosure Schedule 3.1(d), RBI does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

(e)The respective minute books of RBI and each RBI Subsidiary accurately record, in all material respects, all material actions of their respective owners and governing bodies, including committees, in each case in accordance with the ordinary business practice of RBI or any RBI Subsidiary.

(f)Prior to the date of this Agreement, RBI has delivered to OLB true and correct copies of the articles of incorporation and bylaws of RBI, and the charter documents and bylaws, operating agreement and/or other governing instrument of each RBI Subsidiary and each as in effect on the date hereof (collectively, the “RBI Governing Documents”).

(g)RBI Disclosure Schedule 3.1(g) contains a complete and accurate list of all RBI Subsidiaries that are no longer operational or provide any business function for or on behalf of RBI or Regal (the “Non-Operational Subsidiaries”).

Section 3.2Capitalization.

(a)The authorized capital stock of RBI consists of: (i) 4,000,000 shares of common stock, $0.01 par value per share (“RBI Common Stock”), of which, as of the date of this Agreement, 443,586 shares are duly authorized, validly issued and outstanding; and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share, 508,438 of which are outstanding and have been designated as Series A Non-Cumulative Perpetual Preferred Stock and are duly authorized, validly issued and outstanding as of the date of this Agreement (the “RBI Preferred Stock”). Except as provided in RBI Disclosure Schedule 3.2(a), as of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of RBI or any RBI Subsidiary having the right to vote on any matters on which stockholders of RBI may vote, nor are any trust preferred or subordinated debt securities of RBI or any RBI Company issued or outstanding.  All of the issued and outstanding shares of RBI Common Stock and RBI Preferred Stock are fully paid and nonassessable, free of preemptive rights, except as may be defined in RBI’s articles of incorporation, and were not issued in violation of the preemptive rights of any Person or in violation of any applicable Laws. Except as set forth in RBI Disclosure Schedule 3.2(a), RBI has not issued nor is RBI or any RBI Subsidiary bound by any subscription, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of RBI Common Stock, RBI Preferred Stock, or any other security of RBI or any securities representing the right to vote, purchase or otherwise receive any shares of RBI Common Stock, RBI Preferred Stock, or any other security of RBI. Accordingly, immediately prior to the Effective Time, there will be no more than 443,586  shares of RBI Common Stock issued and outstanding on a fully diluted basis, and there will be 508,438 shares of RBI Preferred Stock issued and outstanding.

(b)Except as disclosed in RBI Disclosure Schedule 3.2(b), RBI owns, directly or indirectly, all of the capital stock or other equity ownership interests of the RBI Subsidiaries, free and clear of any Liens, agreements and restrictions of any kind or nature, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(c)Except as set forth on RBI Disclosure Schedule 3.2(c), to the Knowledge of RBI no person or group is the beneficial owner of five percent or more of the outstanding shares of RBI Common Stock

(the terms “person,” “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

(d)Except as set forth on RBI Disclosure Schedule 3.2(d), RBI and the RBI Subsidiaries are current on all distributions payable on the shares of (i) the RBI Preferred Stock, and (ii) RBI’s trust preferred securities.

Section 3.3Authority; No Violation.

(a)RBI has full corporate power and authority to execute and deliver this Agreement, to consummate the Contemplated Transactions and to otherwise comply with its obligations under this Agreement, subject to the receipt of all regulatory approvals and all consents described in RBI Disclosure Schedule 3.4 and approval of the Agreement and the Merger by the holders of RBI Common Stock as required by RBI’s articles of incorporation and bylaws and the MGCL.  The execution and delivery of this Agreement by RBI and the consummation by RBI of the Contemplated Transactions, including the Merger, have been duly and validly authorized by the board of directors of RBI and, except for approval by the holders of RBI Common Stock as required by RBI’s articles of incorporation and bylaws and the MGCL, no other corporate proceedings on the part of RBI are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by RBI and, assuming the due authorization, execution and delivery of this Agreement by OLB, constitutes the valid and binding obligation of RBI, enforceable against RBI in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)The execution and delivery of this Agreement by RBI, the consummation of the Contemplated Transactions, and the compliance by RBI with any of the terms or provisions hereof, subject to the receipt of all consents described in RBI Disclosure Schedule 3.4, the approval of the Agreement and the Merger by the holders of RBI Common Stock as required by RBI’s articles of incorporation and bylaws and the MGCL, RBI’s and OLB’s compliance with any conditions contained in this Agreement, and compliance by RBI or any RBI Subsidiary with any of the terms or provisions hereof, do not and will not:

(i)Conflict with or result in a breach of any provision of the RBI Governing Documents;

(ii)Violate any Law applicable to RBI or any RBI Subsidiary or any of their respective properties or assets, except where such violation would not have a Material Adverse Effect; or

(iii)Except as described in RBI Disclosure Schedule 3.3(b) or pursuant to which consent or notification is required as set forth in RBI Disclosure Schedule 3.4, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of RBI or any RBI Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which RBI or any RBI Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on RBI.

(c)Regal has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement, and to consummate the transactions contemplated thereby, subject to the receipt of all consents described in RBI Disclosure Schedule 3.4. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by the board of directors of Regal and, other than the approval of the Bank Merger Agreement by RBI as the sole stockholder of Regal as required by Law, no further corporate proceedings of Regal are needed to execute and deliver the Bank Merger Agreement and consummate the transactions contemplated thereby. RBI, as the sole stockholder of Regal, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement will be duly executed by Regal on the date of this Agreement. The Bank Merger Agreement has been duly authorized and, upon due authorization, execution and delivery by Regal, will be a legal, valid and binding agreement of Regal enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.  At the Closing, all other agreements, documents and instruments to be executed and delivered by Regal that are referred to in the Bank Merger Agreement, if any, will have been duly executed and delivered by Regal and, assuming due authorization, execution and delivery by the counterparties thereto, will constitute the legal, valid and binding obligations of Regal, enforceable against Regal in accordance with their respective terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general equitable principles.

(d)The approval of the Agreement and the Merger by the holders of RBI Common Stock is the only vote of holders of any class of RBI capital stock necessary to adopt and approve this Agreement and the Contemplated Transactions. The affirmative vote of two-thirds of the issued and outstanding shares of RBI Common Stock is required to approve the Agreement and the Merger under the MGCL and RBI’s articles of incorporation and bylaws.

(e)The board of directors of RBI, by resolution duly adopted by the unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that the Contemplated Transactions, including the Merger, are advisable, and (ii) directed that the Agreement and the Merger be submitted for consideration at the RBI Common Stockholders’ Meeting.

Section 3.4Consents; Regulatory Approvals.

Except as described in RBI Disclosure Schedule 3.4, no consents or approvals of, or filings or registrations with, any Regulatory Authorities or other third parties are necessary in connection with the execution and delivery of this Agreement by RBI or the consummation of the Contemplated Transactions by RBI, except where the failure to obtain such consents or approvals, or make such filings or registrations, individually or in the aggregate, would not have a Material Adverse Effect on RBI.  None of the RBI Companies has any reason to believe that it will not be able to obtain all requisite approvals, waivers, or consents from the Regulatory Authorities or any third party in order to consummate the Contemplated Transactions on a timely basis. To the Knowledge of RBI, no fact or circumstance exists, including any possible other transaction pending or under consideration by RBI or any RBI Company, that (a) would reasonably be expected to prevent or delay in any material respect, any filings or registrations with, or consents, approvals or waivers required from any Regulatory Authority, or (b) would cause a Regulatory Authority acting pursuant to applicable Law to seek to prohibit or materially delay consummation of the Contemplated Transactions or impose a Burdensome Condition.

Section 3.5Financial Statements.

(a)RBI has previously delivered the RBI Financials to OLB, except those pertaining to annual and quarterly periods commencing after March 31, 2015 and monthly periods commencing after May 30, 2015, which it will deliver by each respective delivery date as required by this Agreement. The delivered RBI Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of RBI as of and for the periods ended on the dates thereof. The delivered RBI Financials, other than unaudited consolidated financial statements for each month end, have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period, and (ii) with respect to any interim period, normal year-end adjustments and notes thereto.

(b)RBI did not, as of the date of the RBI Financials or any subsequent date, have any liabilities, obligations or loss contingencies of any nature, whether absolute, accrued, contingent or otherwise, that are not fully reflected or reserved against in the balance sheets included in the RBI Financials at the date of such balance sheets that would have been required to be reflected therein in accordance with GAAP consistently applied or fully disclosed in a note thereto, except for liabilities, obligations and loss contingencies that are not material in the aggregate and that are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein or that have not had a Material Adverse Effect on RBI and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of notes thereto.

Section 3.6No Material Adverse Effect.

Except as disclosed on RBI Disclosure Schedule 3.6, the RBI Companies have not suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition or results of operations, or any damage, destruction or loss, whether or not covered by insurance, since December 31, 2014, that in the aggregate has had or is reasonably likely to have a Material Adverse Effect on the RBI Companies taken as a whole.

Section 3.7Taxes.

(a)Except as disclosed in RBI Disclosure Schedule 3.7(a), all RBI Returns required to be filed by or on behalf of the RBI Companies have been duly filed on a timely basis and to the Knowledge of RBI such RBI Returns are true, complete and correct in all material respects, or requests for extensions to file the RBI Returns have been timely filed, and have not expired, except to the extent that such failures to file, to be complete or correct or to have requested extensions that remain in effect individually or in the aggregate would not have a Material Adverse Effect on RBI. All RBI Taxes shown to be due and payable on the RBI Returns or on subsequent assessments with respect thereto have been paid in full or adequate reserves have been established in the RBI Financials for the payment of such RBI Taxes, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the RBI Companies. Each of the RBI Companies has withheld and paid over all RBI Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party, except where any such failure to withhold, report or pay over, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect.  There are no Liens on any of the assets of the RBI Companies with respect to RBI Taxes, other than Liens for RBI Taxes not yet due and payable.

(b)Except as disclosed on RBI Disclosure Schedule 3.7(b), no deficiencies for RBI Taxes have been claimed, proposed or assessed, with notice to any of the RBI Companies, by any taxing or other governmental authority against the RBI Companies that have not been settled, closed or reached a final determination, or that have not been adequately reserved for in the RBI Financials, except for deficiencies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on RBI. There are no pending audits relating to any RBI Tax liability of which any of the RBI Companies has received written notice. Except as disclosed on RBI Disclosure Schedule 3.7(b), none of the RBI Companies is a party to any action or proceeding for assessment or collection of RBI Taxes, nor have such events been asserted or, to the Knowledge of RBI, threatened against any of the RBI Companies or any of their assets.  No waiver or extension of any statute of limitations relating to RBI Taxes is in effect with respect to the RBI Companies.  No power of attorney has been executed by any of the RBI Companies with respect to any RBI Tax matter that is currently in force.

(c)The RBI Companies have disclosed on the federal income tax RBI Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the IRC. None of the RBI Companies has agreed to make, nor is it required to make, any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise.  None of the property of the RBI Companies is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of Section 168(h) of IRC) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of IRC).  Except as disclosed on RBI Disclosure Schedule 3.7(c), none of the RBI Companies is a party to any RBI tax sharing agreement or has any continuing obligations under any prior RBI tax sharing agreement.  None of the RBI Companies is, or has been, a member of any affiliated group within the meaning of Section 1504(a) of the IRC or any similar group defined under a similar provision of state, local, or non-U.S. law other than a group the common parent of which was RBI.

(d)None of the RBI Companies has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the IRC (or any similar provision of state, local or foreign law) applied.

(e)As used in this Agreement, the term “RBI Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, and other obligations of the same or of a similar nature to any of the foregoing, which any of the RBI Companies is required to pay, withhold or collect.  As used in this Agreement, the term “RBI Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any RBI Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

(f)True and complete copies of the federal income tax returns and any amendments thereto of the RBI Companies as filed with the IRS for the years ended December 31, 2010 through 2014 have been furnished to OLB, and, if the Effective Date is later than the due dates therefor, true and complete copies of the federal income tax returns of the RBI Companies for the years ended on or after December 31, 2014 will be furnished to OLB within five business days of filing.

(g)True and complete copies of the state income tax returns of the RBI Companies as filed with the State of Maryland for the years ended December 31, 2013 and 2014 have been furnished to OLB, and, if the Effective Date is later than the due dates therefor, true and complete copies of the state income tax returns of the RBI Companies for the years ended on or after December 31, 2015 will be furnished to OLB within five business days of filing.

Section 3.8Contracts; Certain Changes.

(a)Except as described in RBI Disclosure Schedule 3.8(a), 3.11,  3.13(a), or 3.15(a), neither RBI nor any RBI Subsidiary is a party to or subject to:

(i)Any employment, consulting, severance, “change-in-control,” or termination contract or arrangement with or for any officer, director, employee, independent contractor, agent, or other person, other than consulting contracts or arrangements with independent contractors, agents or other persons, which consulting agreements or arrangements can be terminated on 30 days or less notice without liability to RBI or any RBI Subsidiary following termination and require annual payments of less than $10,000;

(ii)Any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or similar arrangements for or with any officer, director, employee, independent contractor, agent, or other person;

(iii)Except as provided in the articles of incorporation or bylaws of RBI and the similar organizational documents of any RBI Subsidiary, any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of RBI and, to the Knowledge of RBI, there are no claims for which any such person would be entitled to indemnification under the articles of incorporation or bylaws of RBI or the similar organizational documents of any RBI Subsidiary, under any applicable Law or under any indemnification agreement;

(iv)Any collective bargaining agreement with any labor union relating to employees of RBI or any RBI Subsidiary;

(v)Any agreement that by its terms limits the payment of dividends by RBI or any RBI Subsidiary;

(vi)Except in the ordinary course of business, any material instrument evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which RBI or any RBI Subsidiary is an obligor to any person, other than deposits, FHLB advances, repurchase agreements, bankers’ acceptances and “treasury tax and loan” accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of the banking business of Regal, and transactions in “federal funds,” or that contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, which would be applicable on or after the Effective Time;

(vii)Any contract, other than this Agreement, that restricts or prohibits RBI or any RBI Subsidiary from engaging in any type of business permissible under applicable Law;

(viii)Any contract, plan or arrangement that provides for payments or benefits in certain circumstances that, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(ix)Any contract involving Intellectual Property (other than contracts entered into in the ordinary course with customers and off-the-shelf, “shrink wrap” or force placed software licenses);

(x)Except in the ordinary course of business, any lease for real property;

(xi)Any contract or arrangement with any broker-dealer or investment adviser;

(xii)Any investment advisory contract with any investment company registered under the Investment Company Act of 1940;

(xiii)Any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization; or

(xiv)Any contract in which RBI or any RBI Subsidiary has liability or would incur a contract termination fee of over $50,000.

(b)True and correct copies of the contracts, plans, arrangements and instruments listed in RBI Disclosure Schedule 3.8(a),  3.11,  3.13(a), or 3.15(a) have been made available to OLB on or before the date hereof and are in full force and effect on the date hereof.  Neither RBI, any RBI Subsidiary nor, to the Knowledge of RBI, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the Contemplated Transactions, except where such breach, default or termination is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on RBI.

(c)Except as described in RBI Disclosure Schedule 3.8(c), since December 31, 2014, through and including the date of this Agreement, neither RBI nor any RBI Subsidiary has (i) made any material change in the credit policies or procedures of RBI or any RBI Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans, loan commitments and the disposition of REO in the ordinary course of business consistent with past practice, (iii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (iv) changed any accounting methods, principles or practices of RBI or any RBI Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

Section 3.9Ownership of Personal Property; Insurance Coverage.

(a)Except as disclosed on RBI Disclosure Schedule 3.9(a), each of the RBI Companies has good and marketable title to all material assets and properties owned by it in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the RBI Financials or acquired subsequent thereto, subject to no Liens, except:

(i)Those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities or reverse repurchase agreements and that are described in RBI Disclosure Schedule 3.9(a) or permitted under Article V hereof;

(ii)Mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or that are being contested in good faith;

(iii)Statutory Liens for amounts not yet delinquent or that are being contested in good faith;

(iv)Liens for current taxes not yet due and payable;

(v)Pledges to secure deposits and other Liens incurred in the ordinary course of the business of banking;

(vi)Liens, imperfections of title, easements and other defects of title that are not reasonably likely to have a Material Adverse Effect on RBI or any RBI Subsidiary;

(vii)With respect to personal property reflected in the balance sheets contained in the RBI Financials, (A) dispositions and encumbrances for adequate consideration in the ordinary course of business since the date of such balance sheets and/or (B) dispositions of obsolete personal property since the date of such balance sheets;

(viii)Those items that are reflected as liabilities in the RBI Financials; and

(ix)Items of personal property that are held in any fiduciary or agency capacity.

(b)With respect to material items of real and personal property that are used in the conduct of its business and leased from other persons, each of the RBI Companies has the right under valid and existing leases to use such real and personal property in all material respects as presently occupied and used.

(c)With respect to all agreements pursuant to which RBI or any RBI Subsidiary has purchased securities subject to an agreement to resell, if any, RBI or such RBI Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(d)RBI and each RBI Subsidiary currently maintain insurance in amounts considered by RBI to be reasonable for their respective operations, and, to the Knowledge of RBI, such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither RBI nor any RBI Subsidiary has received notice from any insurance carrier that:

(i)The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)Premium costs with respect to such insurance will be substantially increased, except as set forth in RBI Disclosure Schedule 3.9(d).

There are presently no material claims pending under such policies of insurance and no notices have been given by RBI or any RBI Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years RBI and each RBI Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies. RBI Disclosure Schedule 3.9(d) identifies all policies of insurance maintained by RBI and each RBI Subsidiary as well as the other matters required to be disclosed under this Section 3.9(d).

(e)RBI and each RBI Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable Laws.

Section 3.10Litigation and Other Proceedings.

Except as described in RBI Disclosure Schedule 3.10, there are no legal, quasi-judicial, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any kind or nature now pending or, to the Knowledge of RBI, threatened before any court, administrative, regulatory, arbitration or similar body in any manner against any of the RBI Companies or any of their properties.  To the Knowledge of RBI, no pending or threatened litigation or proceeding described in RBI Disclosure Schedule 3.10 could reasonably be expected to (a) have a Material Adverse Effect on the RBI Companies, (b) question the validity of any action taken or to be taken in connection with this Agreement or the Contemplated Transactions, or (c) materially impair or delay the ability of the RBI Companies to perform their obligations under this Agreement. Except as described in RBI Disclosure Schedule 3.10, none of the RBI Companies is in default with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or Regulatory Authority.

Section 3.11Compliance with Applicable Law.

Except as disclosed on RBI Disclosure Schedule 3.11:

(a)Each of the RBI Companies conducts its business in compliance with all Laws applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on RBI;

(b)Each of the RBI Companies has all material permits, licenses, authorizations, orders and approvals of all Regulatory Authorities that are required in order to permit it to own or lease its properties and carry on its business as it is presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of RBI, threatened, and to the Knowledge of RBI no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the Contemplated Transactions, subject to obtaining the receipt of all requisite approvals or consents from the Regulatory Authorities in order to consummate the Contemplated Transactions. None of the RBI Companies have been given notice or been charged with any violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Regulatory Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on RBI;

(c)Since January 1, 2010, each of the RBI Companies has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required by Law to file with any Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith, and each of such filings complied in all material respects with all Laws under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance) and, to the extent such filings contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such filing, except to the extent failure to timely file would not, individually or in the aggregate, be expected to have a Material Adverse Effect; none of the RBI Companies is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act;

(d)No Regulatory Authority has initiated any proceeding or, to the Knowledge of RBI, investigation into the business or operations of the RBI Companies;

(e)Neither RBI nor any RBI Subsidiary has received any notification or communication from any Regulatory Authority:

(i)Asserting that RBI or any RBI Subsidiary is not in substantial compliance with any Law that such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)Threatening to revoke any license, franchise, permit or governmental authorization that is material to RBI or any RBI Subsidiary;

(iii)Requiring or threatening to require RBI or any RBI Subsidiary, or indicating that RBI or any RBI Subsidiary may be required, to enter into a cease and desist order, consent agreement, other agreement or memorandum of understanding, or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of RBI or any RBI Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv)Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of RBI or any RBI Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to RBI or Regal, herein referred to as a “RBI Regulatory Agreement”);

(f)Neither RBI nor any RBI Subsidiary has received, consented to, or entered into any RBI Regulatory Agreement;

(g)There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any RBI Regulatory Agreement, except to the extent permitted by such RBI Regulatory Agreement;

(h)There is no injunction, order, judgment or decree imposed upon RBI or any RBI Subsidiary or the assets of RBI or any RBI Subsidiary; and

(i)Since December 31, 2011, (i) neither RBI nor any RBI Subsidiary nor, to the Knowledge of RBI, any director, officer, employee, auditor, accountant or representative of RBI or any RBI Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of RBI or any RBI Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that RBI or any RBI Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing RBI or any RBI Subsidiary, whether or not employed by RBI or any RBI Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by RBI or any of its officers, directors, employees or agents to the board of directors of RBI or any committee thereof or to any director or officer of RBI.

Section 3.12Labor Matters.

There are no labor or collective bargaining agreements to which RBI or any RBI Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of RBI, threatened against RBI or any RBI Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of RBI, threatened against RBI or any RBI Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of RBI, threatened against RBI or any RBI Subsidiary (other than routine employee grievances that are not related to union employees). RBI and each RBI Subsidiary is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. RBI and each RBI Subsidiary represents that it has not made any commitments to others inconsistent with or in derogation of any of the foregoing. Except as described in RBI Disclosure Schedule 3.12, there are no pending or, to the Knowledge of RBI, threatened claims or suits against RBI or any RBI Subsidiary under any applicable labor or employment law or brought or made by a current or former employee or applicant for employment.

Section 3.13ERISA.

(a)RBI has identified in RBI Disclosure Schedule 3.13(a) the RBI Benefit Plans and made available a copy of all available written documents including:

(i)The most recent actuarial reports (if any) and financial reports RBI has received relating to those RBI Benefit Plans that constitute “qualified pension plans” under IRC Section 401(a);

(ii)The most recently filed Form 5500, together with schedules and attachments, as required (if any) relating to such RBI Benefit Plans that have been filed with the United States Department of Labor;

(iii)The most recent favorable determination letters issued by the IRS which pertain to any such RBI Benefit Plans that are “qualified pension plans” under IRC Section 401(a); and

(iv)Summary plan descriptions and any amendments thereto and any insurance, third party administrator or administrative services only contracts related to the RBI Benefit Plans within the meaning of ERISA Section 3(1) or 3(2).

(b)RBI and any RBI ERISA Affiliate have paid in full any insurance premiums due to the Pension Benefit Guaranty Corporation (“PBGC”) with respect to any defined benefit pension plans for the six years prior to, and through, the Effective Date.  Except as disclosed in RBI Disclosure Schedule 3.13(b), no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by RBI or any RBI ERISA Affiliate has been terminated or is under notice from the PBGC of any threat of termination under the procedures of the PBGC.  To the Knowledge of RBI, no circumstance has occurred for which any reportable event under ERISA Section 4043(b) has been or would be required that has not been reported or with respect to which the notice requirement has not been waived. Except as set forth on RBI Disclosure Schedule 3.13(b), no RBI Benefit Plan is subject to IRC Section 412 or Title IV of ERISA, and as of the Effective Date, to the Knowledge of RBI, no condition exists that will present a material risk to OLB of incurring any liability to the PBGC or on account of the failure to comply with any such provisions in connection with any such RBI Benefit Plan. No RBI Benefit Plan provides, and neither RBI nor any RBI ERISA Affiliate has any obligation to provide, health or welfare benefits to any individual following termination of such individual’s employment or service with RBI or an RBI ERISA Affiliate (other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended or any similar state law).

(c)To the Knowledge of RBI, neither RBI nor any RBI ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d)Each RBI Benefit Plan complies in all material respects with the applicable requirements of ERISA, the IRC, the Securities Act, and any other applicable laws governing the RBI Benefit Plan, and each RBI Benefit Plan has at all times been administered in all material respects in accordance with all requirements of applicable law and in accordance with its terms. Each RBI pension plan which is intended to be qualified under Section 401(a) of the IRC is so qualified, and, to the Knowledge of RBI, each trust established by each pension plan is exempt from federal income tax under Section 501(a) of the IRC. Each RBI pension plan is, and from its establishment has been, exempt from federal income tax under Section 501(a) of the IRC.  Each RBI pension plan has received, or is entitled to rely upon, a favorable determination letter from the IRS, and to the Knowledge of RBI there are no circumstances that will or could result in revocation of, or inability to continue to rely upon, any such favorable determination letter. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person, governmental authority, regulatory body or arbiter have been filed, are pending or, to the Knowledge of RBI, are threatened with respect to any RBI Benefit Plan and, to the Knowledge of RBI, there is no fact or contemplated event that would give rise to any lawsuit, claim (other than routine claims for benefits) or complaint with respect to any RBI Benefit Plan. Without limiting the foregoing, to the Knowledge of RBI, the following are true:

(i)Each RBI Benefit Plan that is a defined benefit pension plan subject to IRC Section 412 or Title IV of ERISA as of the most recent actuarial valuation has an AFTAP determined under IRC Section 430 and 436 that exceeds the AFTAP level that would impose any funding-based limit on such plan under IRC Section 436;

(ii)Each RBI Benefit Plan that is a defined contribution pension plan that is intended to be qualified under IRC Section 401(a) has had all contributions made to the plan trust in accordance with the terms of the plan on a timely basis under the IRC and ERISA;

(iii)With respect to each RBI Benefit Plan, RBI is not aware of any occurrence or contract that would constitute any “prohibited transaction” within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under applicable Law, including Section 4975(d) of the IRC or Section 408 of ERISA;

(iv)Except as disclosed in RBI Disclosure Schedule 3.13(a), no RBI Benefit Plan is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the IRC;

(v)No RBI Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no RBI Benefit Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions;

(vi)No RBI welfare plan is a Voluntary Employees’ Beneficiary Association as defined in Section 501(c)(9) of the IRC;

(vii)All RBI welfare plans and their related trusts comply in all material respects with and have been administered in substantial compliance with (A) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all U.S. Department of the Treasury and U.S. Department of Labor regulations issued thereunder, respectively, (B) the Health Insurance Portability and Accountability Act of 1996, and (C) the U.S. Department of Labor regulations issued with respect to such welfare benefit plans; and

(viii)With respect to each RBI Benefit Plan, RBI or any RBI ERISA Affiliate has the authority to amend or terminate the RBI Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the RBI Benefit Plan.

(e)There is no existing, or, to the Knowledge of RBI, contemplated, audit of any RBI Benefit Plan by the IRS, the U.S. Department of Labor, the PBGC or any other governmental authority. In addition, there are no pending or, to the Knowledge of RBI, threatened material claims by, on behalf of or with respect to any RBI Benefit Plan, or by or on behalf of any individual participant or beneficiary of any RBI Benefit Plan, alleging any non-frivolous violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits made in the ordinary course of business), nor, to the Knowledge of RBI, is there any basis likely to enable such claim to prevail.

(f)Except as disclosed on RBI Disclosure Schedule 3.13(f), no payment contemplated or required by or under any RBI Benefit Plan and employment-related agreement would in the aggregate constitute excess parachute payments as defined in Section 280G of the IRC (without regard to subsection (b)(4) thereof).

(g)Except as disclosed on RBI Disclosure Schedule 3.13(g), no RBI Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A of the IRC.

(h)Neither RBI nor any RBI Subsidiary is a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any RBI Benefit Plan).

Section 3.14Brokers and Finders.

Neither RBI, any RBI Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Feldman Financial Advisors, Inc., whose engagement letter with RBI has been provided to OLB.

Section 3.15Real Property and Leases.

(a)RBI Disclosure Schedule 3.15(a) contains a true, correct and complete list of all real property owned, leased or operated by the RBI Companies, including but not limited to all REO (the “RBI Real Property”). True, correct and complete copies of all deeds, surveys, title insurance policies and leases for the properties listed on RBI Disclosure Schedule 3.15(a), and of all mortgages, deeds of trust and security agreements to which such properties are subject, have been made available to OLB to the extent RBI possesses such deeds, surveys, title insurance policies, leases, mortgages, deeds of trust and security agreements.

(b)No lease with respect to any RBI Real Property and no deed with respect to any RBI Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such RBI Real Property. Each lease with respect to any RBI Real Property is a legal, valid and binding obligation of the parties thereto enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect. There are no existing defaults by the RBI Companies or, to the Knowledge of RBI, the other party under any lease with respect to any RBI Real Property, and, to the Knowledge of RBI, there are no allegations or assertions of such defaults by any party under any lease with respect to any RBI Real Property or any events that, with notice or lapse of time or the happening or occurrence of any other event, would constitute a default under any lease with respect to any RBI Real Property, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the RBI Companies.

(c)To the Knowledge of RBI, none of the buildings and structures located on any RBI Real Property, nor any improvements or appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any land use laws and regulations or restrictive covenants, or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any RBI Real Property, except for those violations and encroachments that in the aggregate could not reasonably be expected to have a Material Adverse Effect on the RBI Companies. No condemnation proceeding is pending or, to the Knowledge of RBI, threatened, that would preclude or materially impair the use of any RBI Real Property in the manner in which it is currently being used.

(d)The RBI Companies have a valid and enforceable leasehold interest in, or, to the Knowledge of RBI based on title insurance owned by it, good and marketable title to, all RBI Real Property and all improvements thereon, subject to no Liens of any kind except (i) as noted in the RBI Financials, (ii) statutory Liens not yet delinquent, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, (iv) mechanics liens and (v) those assets and properties disposed of for fair market value in the ordinary course of business since the date of the RBI Financials. All RBI Real Property used in the business of the RBI Companies is in adequate condition (ordinary wear and tear excepted) and, to the Knowledge of RBI, is free from defects that could materially interfere with the current or future use of such facilities, provided such future use is substantially similar to its current use.

(e)Except as listed on RBI Disclosure Schedule 3.15(e), there are no contracts, agreements or arrangements to sell, lease or otherwise dispose of any of the RBI Real Property.

Section 3.16Environmental Laws.

To the Knowledge of RBI, each of the RBI Companies is and has been in material compliance with all terms and conditions of all Environmental Laws and permits thereunder, except for violations that, individually or in the aggregate, have not, and are not reasonably likely to have, a Material Adverse Effect on the RBI Companies. Except as disclosed on RBI Disclosure Schedule 3.16, none of the RBI Companies (a) has received any written notice of any violation of, or inquiries regarding any violation of, any Environmental Laws, (b) has generated, stored or disposed of any materials designated as Hazardous Materials under the Environmental Laws, or (c) is subject to any claim or lien under any Environmental Laws. To the Knowledge of RBI, no release (as defined at CERCLA, 42 U.S.C. 9601(22), without regard for the exclusions therein mentioned) of Hazardous Materials has occurred at or from any RBI Real Property during the term of the ownership, lease or operation thereof by any of the RBI Companies for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind, and no condition exists at any RBI Real Property for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind. None of the RBI Companies has directed, controlled or overseen, or has sought to direct, control or oversee, the management of environmental matters of any borrower or any real estate in which any of the RBI Companies holds or has held a security interest. To the Knowledge of RBI, no asbestos or, with respect to RBI Real Property built after 1978, lead is now or has been contained in any RBI Real Property that is owned by any of the RBI Companies. No RBI Real Property is, or has been, an industrial site or a landfill during the period it has been owned, leased or operated by any of the RBI Companies or, to the Knowledge of RBI, prior to such time. RBI has furnished OLB true and complete copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to each RBI Real Property and any real property in which any of the RBI Companies holds or held a security interest.

Section 3.17Intellectual Property.

RBI Disclosure Schedule 3.17 sets forth a complete and correct list of all trademarks, trade dress, trade names, service marks, domain names, patents, technology, inventions, trade secrets, know-how and copyrights and works of authorship owned by or licensed to any of the RBI Companies for use in its business, and all licenses or other agreements relating thereto and all agreements relating to third party intellectual property that any RBI Company is licensed or authorized to use in its business, including without limitation any software licenses other than “shrink wrap” or force placed software licenses (collectively, the “Intellectual Property”). The RBI Companies own or possess valid, binding and assignable licenses and other rights to use without payment all Intellectual Property that is used in the conduct of their existing businesses free and clear of all Liens and any claims of ownership by current or former employees or contractors, other than royalties or payments with respect to off-the-shelf software. With respect to each item of Intellectual Property that any of the RBI Companies is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect. None of the RBI Companies is, to the Knowledge of RBI, infringing, diluting, misappropriating or violating the intellectual property of any other person, and none of the RBI Companies has received any communications alleging that it has infringed, diluted, misappropriated or violated any such intellectual property. The RBI Companies have not sent any communications alleging that any person has infringed, diluted, misappropriated or violated any Intellectual Property and, to the Knowledge of RBI, no person is infringing, diluting, misappropriating or violating any of the Intellectual Property.  The RBI Companies have taken all commercially reasonable actions to protect and maintain all (a) material Intellectual Property and (b) the security and integrity of their software, databases, networks, systems, equipment and hardware and protect the same against unauthorized use, modification or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements.  To the Knowledge of RBI, the computers, computer software, other information technology equipment, and all associated documents (the “IT Assets”) owned by the RBI Companies operate and perform in all material respects in accordance with their documentation and functional specifications as required by RBI in connection with its business and have not materially malfunctioned or failed to meet RBI’s requirements within the past two years and such material malfunction or failure has not been remediated. To the Knowledge of RBI, no person has gained material unauthorized access to the IT Assets owned or leased by the RBI Companies. Each of the RBI Companies has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices for institutions of comparable size and complexity.

Section 3.18Information to be Supplied.

(a)The information supplied by RBI for inclusion in the Registration Statement (including the Prospectus/Proxy Statement), at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to the stockholders of RBI, and up to and including the date of the RBI Common Stockholders’ Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading, and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(b)The information supplied by RBI for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 3.19Related Party Transactions.

(a)Except as set forth on RBI Disclosure Schedule 3.19 or as disclosed in the RBI Financials, neither RBI nor any RBI Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of RBI or any RBI Subsidiary, and all such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons who are not related to or Affiliates of RBI or any RBI Subsidiary, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

(b)Except as set forth in RBI Disclosure Schedule 3.19, as of the date hereof, no Credit Extension by RBI or any RBI Subsidiary to any Affiliate of RBI or any RBI Subsidiary is presently in material default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified, or extended in order to avoid or cure a default, except for rate modifications pursuant to RBI’s loan modification policy that is applicable to all Persons. As of the date hereof, to the Knowledge of RBI, principal and interest with respect to any such Credit Extension will be paid when due and the loan grade classification accorded such Credit Extension is appropriate.

Section 3.20Loans.

(a)Except as disclosed on RBI Disclosure Schedule 3.20(a), all Credit Extensions reflected as assets in the RBI Financials arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of RBI’s or the appropriate RBI Subsidiary’s respective business, and are being transferred to OLB and/or Old Line with good and marketable title, free and clear of any and all Liens and are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and correct, and to the extent secured, except for loans pledged as collateral to the FHLB or the Federal Reserve Bank of Richmond, to the Knowledge of RBI, as set forth on RBI Disclosure Schedule 3.20(a), are secured by valid Liens that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights that have been perfected. All Credit Extensions reflected as assets in the RBI Financials were made in accordance in all material respects with sound banking practices, and, to the Knowledge of RBI, are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity.

(b)To the Knowledge of RBI, neither the terms of any Credit Extension, any of the documentation for any Credit Extension, the manner in which any Credit Extensions have been administered and serviced, nor the practices of RBI or any RBI Subsidiary of approving or rejecting applications for a Credit Extension, violate in any material respect any federal state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act and the CFPB’s Regulation Z, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(c)Except as disclosed on RBI Disclosure Schedule 3.20(c), none of the agreements pursuant to which RBI or any RBI Subsidiary has sold Credit Extensions or pools of Credit Extensions or participations in Credit Extensions or pools of Credit Extensions contains any obligation to repurchase such Credit Extensions or interests therein solely on account of a payment default by the obligor on any such Credit Extension.

(d)RBI Disclosure Schedule 3.20(d) sets forth a list of all Credit Extensions as of the date hereof by RBI or Regal to any directors, executive officers and principal stockholders (as such terms are defined in the FRB’s Regulation O) of RBI or any RBI Subsidiary. There are no employee, officer, director or other insider Credit Extensions on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was not in compliance with Regulation O and all such Credit Extensions are and were originated in compliance in all material respects with all applicable laws. To the Knowledge of RBI, no shares of RBI Common Stock or RBI Preferred Stock were purchased with the proceeds of a loan made by RBI or any RBI Subsidiary. RBI Disclosure Schedule 3.20(d) sets forth the aggregate amount of all overdrafts that have occurred during each calendar month since December 31, 2014.

Section 3.21Allowance for Loan Losses.

The allowance for loan losses reflected in RBI’s and Regal’s reports to each Regulatory Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the RBI Financials has been and will be established and maintained in accordance with GAAP. The allowance for loan losses reflected in RBI’s and Regal’s reports to each Regulatory Authority and the allowance for loan losses shown in the RBI Financials, in the opinion of management, was or will be adequate as of the dates thereof. RBI has disclosed to OLB on RBI Disclosure Schedule 3.21 all Credit Extensions (including participations) and interest-bearing assets of RBI or any RBI Subsidiary (a) that have been accelerated during the past 12 months, (b) that have been terminated during the past 12 months by reason of a default or adverse development in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (c) pursuant to which a borrower, customer or other party has notified RBI or any RBI Subsidiary during the past 12 months of, or has asserted against RBI or any RBI Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of RBI, each borrower, customer or other party that has given RBI or any RBI Subsidiary any oral notification of, or orally asserted to or against RBI or any RBI Subsidiary, any such claim, (d) that are contractually past due 90 days or more in the payment of principal and/or interest, (e) that are on non-accrual status, and (f) that are classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with true, complete and materially correct copies of reports containing the principal amount and accrued and unpaid interest of each such Credit Extension and interest-bearing asset and the identity of the obligor thereunder, and RBI shall update RBI Disclosure Schedule 3.21 promptly to OLB after the end of each month after the date hereof and on the Business Day prior to the Closing Date. The REO and in-substance foreclosures included in any of Regal’s non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

Section 3.22Community Reinvestment Act.

Regal is in compliance in all material respects with the Community Reinvestment Act (12 U.S.C. §§ 2901 et seq.) (the “CRA”) and all regulations promulgated thereunder. RBI has supplied OLB with a copy of Regal’s current CRA Statement, all letters and written comments received by Regal since October 10, 2010 pertaining thereto and any responses by Regal to such comments. Regal has a rating of “satisfactory” as of its most recent CRA compliance examination and RBI and Regal have received no communication from any Regulatory Authority that would lead RBI to believe that Regal will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or that any Regulatory Authority would seek to restrain, delay or prohibit the Merger or the Bank Merger as a result of any act or omission of Regal under the CRA.

Section 3.23Anti-Money Laundering, OFAC and Customer Information Security.

RBI does not have knowledge of any facts or circumstances that would cause Regal or any other RBI Subsidiary: (a) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S.

Department of the Treasury’s Financial Crimes Enforcement Network or Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, as well as the provisions of the Bank Secrecy Act/anti-money laundering program adopted by RBI, Regal or other RBI Subsidiary; or (b) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by RBI or Regal. To the Knowledge of RBI, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either RBI or any RBI Subsidiary to undertake any remedial action. The board of directors of Regal (or where appropriate of RBI or any other RBI Subsidiary) has adopted, and Regal (or RBI and such other RBI Subsidiary) has implemented, a Bank Secrecy Act/anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act the regulations thereunder and such Bank Secrecy Act/anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and has received no written notice from any Regulatory Authority that such program (x) does not contain adequate and appropriate customer identification verification procedures, or (y) has been deemed ineffective. Regal (or RBI or such other RBI Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

Section 3.24Securities Activities of Employees.

To the Knowledge of RBI, the officers, employees and agents of the RBI Companies are now, and at all times in the past have been, in compliance with all applicable Laws that relate to securities activities conducted by such officers, employees and agents of the RBI Companies, including Laws relating to licenses and permits.

Section 3.25Books and Records.

(a)The minute books and stock ledgers of the RBI Companies that have been made available to OLB, its representatives or its Affiliates constitute all of the minute books and stock ledgers of the RBI Companies and as of their dates contain a materially complete and accurate record of all actions of their respective stockholders and boards of directors (and any committees thereof). All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of the RBI Companies that have been requested by OLB have been made available to OLB, its representatives or its Affiliates, and are located at the offices of the RBI Companies at 11436 Cronhill Drive, Owings Mills, Maryland 21117.

(b)Each of the RBI Companies makes and keeps books, records and accounts that, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets, (iii) access to the assets of the RBI Companies is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed on RBI Disclosure Schedule 3.25(b), there are no significant deficiencies or material weaknesses in the design or operation of such internal accounting controls that are reasonably likely to adversely affect in any material respect RBI’s ability to record, process, summarize and report financial information. There has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in RBI’s internal accounting controls.

Section 3.26Investment Securities.

RBI and each RBI Subsidiary have good and marketable title to all securities owned by them. None of the investment securities reflected in the RBI Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” and, except as described in RBI Disclosure Schedule 3.26 or otherwise provided for by this Agreement, none of the investment securities acquired by the RBI Companies since March 31, 2015, are subject to any restrictions, whether contractual or statutory, that materially impair the ability of any of the RBI Companies to freely dispose of such investment securities at any time, and, at the time they were acquired by an RBI Company, such RBI Company was permitted by applicable Law to acquire such investment securities.

Section 3.27Reorganization.

As of the date hereof, RBI does not have any reason to believe that the Merger will fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC. None of the RBI Companies will take any action that will cause, cause any action to be taken that will cause, or fail to take any action or fail to cause any action to be taken if such failure to act will have the effect of causing, the Merger not to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC, nor have any of the RBI Companies taken, caused, agreed to take or cause, or failed to take or cause any such action.

Section 3.28Fairness Opinion.

RBI’s board of directors has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated no later than the date of this Agreement) from Feldman Financial Advisors, Inc. to the effect that, as of the date thereof, and subject to the terms, conditions and qualifications set forth therein, the consideration to be received by the stockholders of RBI pursuant to the terms of this Agreement is fair, from a financial point of view, to the stockholders of RBI.    Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.29Materials Provided to Stockholders.

All proxy materials used, or to be used, in connection with the meetings of RBI’s stockholders held in 2013, 2014 and 2015, if any, along with any other form of correspondence between RBI and its stockholders during those years, including any annual or quarterly reports provided to stockholders, have been made available to OLB.

Section 3.30Absence of Certain Changes.

Except as disclosed in RBI Disclosure Schedule 3.30 and provided for or contemplated in this Agreement, since December 31, 2014 there has not been:

(a)Any material transaction by RBI or any RBI Subsidiary other than in the ordinary course of business and in conformity with past practices;

(b)Any acquisition or disposition by RBI or any RBI Subsidiary of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than $50,000, other than acquisitions or dispositions, including acquisitions and dispositions of REO and investment securities, made in the ordinary course of business;

(c)Any Lien on any of the respective properties or assets of RBI or any RBI Subsidiary, except to secure extensions of credit in the ordinary course of business and in conformity with past practice (i.e.,

Liens on assets to secure Federal Home Loan Bank, Federal Reserve Bank or correspondent bank advances being deemed both in the ordinary course of business and consistent with past practices);

(d)Any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee, or agent of RBI or any RBI Subsidiary, or any bonus payment, stock option award, restricted stock award or similar arrangement made to or with any of such officers, directors, employees or agents, other than routine increases made in the ordinary course of business and consistent with past practices or as permitted in Section 5.1(d);

(e)Any incurring of, assumption of, or taking of, by RBI or any RBI Subsidiary, any property subject to, any liability in excess of $50,000, except for liabilities incurred or assumed or property taken subsequent December 31, 2014 in the ordinary course of business and in conformity with past practices;

(f)Any material alteration in the manner of keeping the books, accounts, or records of RBI or any RBI Subsidiary, or in the accounting policies or practices therein reflected;

(g)Any elimination of employee benefits;

(h)Any deferred routine maintenance of real property or leased premises;

(i)Any elimination of a reserve where the liability related to such reserve has remained;

(j)Any failure to depreciate capital assets in accordance with past practice or to eliminate capital assets that are no longer used in its business; or

(k)Any extraordinary reduction or deferral of ordinary or necessary expenses.

Section 3.31Absence of Undisclosed Liabilities.

Neither RBI nor any RBI Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities, would be material to their financial condition or operations (a) except as disclosed in the RBI Financials delivered to OLB prior to the date of this Agreement, or (b) except as contemplated under this Agreement. Except as disclosed on RBI Disclosure Schedule 3.31, since December 31, 2014, neither RBI nor any RBI Subsidiary has incurred or paid any obligation or liability that would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practice and applicable Law.

Section 3.32No Option Plans or Convertible Securities.

Except as described in RBI Disclosure Schedule 3.32, the RBI Companies do not maintain any form of equity plan, including without limitation, an equity compensation or other stock option plan, that might entitle any person to receive Rights from any of the RBI Companies, and (b) no Rights with respect to any equity plan of the RBI Companies are outstanding.

Section 3.33Deposits.

Except as described in RBI Disclosure Schedule 3.33, none of the deposits of RBI is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

Section 3.34Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for RBI’s own account, or for the account of one or more of RBI’s Subsidiaries or their customers (all of which are set forth in RBI Disclosure Schedule 3.34), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and to the Knowledge of RBI each of them constitutes the valid and legally binding obligation of RBI or such RBI Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither RBI nor any RBI Subsidiary, nor, to the Knowledge of RBI, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

Section 3.35Fiduciary Accounts.

Except as described in RBI Disclosure Schedule 3.35, neither RBI nor any RBI Subsidiary has trust powers or acts as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

Section 3.36Credit Card Accounts and Merchant Processing.

Neither RBI nor any RBI Subsidiary originates, maintains or administers credit card accounts. Except as described in RBI Disclosure Schedule 3.36, neither RBI nor any RBI Subsidiary provides, or has provided, merchant credit card processing services to any merchants.

Section 3.37Anti-takeover Laws.

RBI and the RBI Subsidiaries have taken all actions required to exempt OLB, the Agreement, the Bank Merger Agreement, the Contemplated Transactions and the Bank Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

Section 3.38Disclosure.

The schedules delivered by RBI pursuant to this Article III and elsewhere in this Agreement, which have been delivered concurrently with the execution and delivery of this Agreement, are true and correct in all material respects and contain no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF OLB

OLB represents and warrants to RBI that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV); provided, however, that no representation or warranty of OLB contained in this Article IV shall be deemed untrue or incorrect, and OLB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.1, 4.2, 4.3 and 4.15, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects (the “Article IV Standard”).

Section 4.1Organization.

(a)OLB is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Maryland. OLB is a bank holding company duly registered under the BHC Act.  OLB has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease all of its properties and assets as presently owned or leased.  OLB is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on OLB, and all such licenses, registrations and qualifications are in full force and effect in all material respects.  OLB engages in activities and holds properties only of the types permitted to bank holding companies by the BHC Act and the rules and regulations promulgated thereunder.

(b)Old Line is a trust company duly organized, validly existing and in good standing under the laws of the State of Maryland. Old Line has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease all of its properties and assets as presently owned or leased. Old Line is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on OLB, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)The deposits of Old Line are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d)OLB Disclosure Schedule 4.1(d) contains a complete and accurate list of all OLB Subsidiaries. Each OLB Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization and has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own or lease all of its properties and assets as presently owned or leased. Each OLB Subsidiary is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on OLB, and all such licenses, registrations and qualifications are in full force and effect in all material respects. Other than shares of capital stock of the OLB Subsidiaries listed on OLB Disclosure Schedule 4.1(d), OLB does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity.

(e)The respective minute books of OLB and each OLB Subsidiary accurately record, in all material respects, all material actions of their respective owners and governing bodies, including committees, in each case in accordance with the ordinary business practice of OLB or any OLB Subsidiary.

(f)Prior to the date of this Agreement, OLB has delivered or made available to RBI true and correct copies of the articles of incorporation and bylaws of OLB, and the charter documents and bylaws, operating agreement and/or other governing instrument of each OLB Subsidiary and each as in effect on the date hereof (collectively, the “OLB Governing Documents”).

Section 4.2Capitalization.

(a)The authorized capital stock of OLB consists of (i) 25,000,000 shares of Common Stock, par value $0.01 per share (“OLB Common Stock”), of which 10,556,931 shares are duly authorized, validly issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (“OLB Preferred Stock”), none of which are outstanding, in each case on the date hereof. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of OLB or any OLB Subsidiary having the right to vote on any matters on which stockholders of OLB may vote. All of the issued and outstanding shares of OLB Common Stock are fully paid and nonassessable, free of preemptive rights, except as may be defined in OLB’s articles of incorporation, and were not issued in violation of the preemptive rights of any Person or in violation of any applicable Laws. Except pursuant to this Agreement or as set forth in OLB Disclosure Schedule 4.2(a), OLB has not issued nor is OLB or any OLB Subsidiary bound by any subscription, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of OLB Common Stock, OLB Preferred Stock, or any other security of OLB or any securities representing the right to vote, purchase or otherwise receive any shares of OLB Common Stock, OLB Preferred Stock, or any other security of OLB.  The shares of OLB Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.

(b)OLB owns, directly or indirectly, all of the capital stock or other equity ownership interests of the OLB Subsidiaries, free and clear of any Liens, agreements and restrictions of any kind or nature, except for those Subsidiaries identified in OLB Disclosure Schedule 4.2(b), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

Section 4.3Authority; No Violation.

(a)OLB has full corporate power and authority to execute and deliver this Agreement, to consummate the Contemplated Transactions and to otherwise comply with its obligations under this Agreement, subject to the receipt of all regulatory approvals and all consents described in OLB Disclosure Schedule 4.4. The execution and delivery of this Agreement by OLB and the consummation by OLB of the Contemplated Transactions, including the Merger, have been duly and validly authorized by the board of directors of OLB and no other corporate proceedings on the part of OLB are necessary to consummate the Merger. This Agreement has been duly and validly executed and delivered by OLB and, assuming the due authorization, execution and delivery of this Agreement by RBI, constitutes the valid and binding obligation of OLB, enforceable against OLB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)The execution and delivery of this Agreement by OLB, the consummation of the Contemplated Transactions and the compliance by OLB with any of the terms or provisions hereof, subject to the receipt of all consents described in OLB Disclosure Schedule 4.4, OLB’s and RBI’s compliance with any conditions contained herein, and compliance by OLB or any OLB Subsidiary with any of the terms or provisions hereof, do not and will not:

(i)Conflict with or result in a breach of any provision of the OLB Governing Documents;

(ii)Violate any Law applicable to OLB or any OLB Subsidiary or any of their respective properties or assets, except where such violation would not have a Material Adverse Effect; or

(iii)Except as described in OLB Disclosure Schedule 4.3(b) or pursuant to which consent or notification is required as set forth in OLB Disclosure Schedule 4.4, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of OLB or any OLB Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which OLB or any OLB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on OLB.

(c)Old Line has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement, and to consummate the transactions contemplated thereby, subject to the receipt of all consents described in OLB Disclosure Schedule 4.4.  The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by the board of directors of Old Line and, other than the approval of the Bank Merger Agreement by OLB as the sole stockholder of Old Line as required by Law, no further corporate proceedings of Old Line are needed to execute and deliver the Bank Merger Agreement and consummate the transactions contemplated thereby. OLB, as the sole stockholder of Old Line, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement will be duly executed by Old Line on the date of this Agreement. The Bank Merger Agreement has been duly authorized and, upon due authorization, execution and delivery by Old Line, will be a legal, valid and binding agreement of Old Line enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. At the Closing, all other agreements, documents and instruments to be executed and delivered by Old Line that are referred to in the Bank Merger Agreement, if any, will have been duly executed and delivered by Old Line and, assuming due authorization, execution and delivery by the counterparties thereto, will constitute the legal, valid and binding obligations of Old Line, enforceable against Old Line in accordance with their respective terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general equitable principles.

Section 4.4Consents; Regulatory Approvals.

Except as described in OLB Disclosure Schedule 4.4, no consents or approvals of, or filings or registrations with, any Regulatory Authorities or other third parties are necessary in connection with the execution and delivery of this Agreement by OLB or the consummation of the Contemplated Transactions by OLB, except where the failure to obtain such consents or approvals, or make such filings or registrations, individually or in the aggregate, would not have a Material Adverse Effect on OLB.  None of the OLB Companies has any reason to believe that it will not be able to obtain all requisite approvals, waivers, or consents from the Regulatory Authorities or any third party in order to consummate the Contemplated Transactions on a timely basis. To the Knowledge of OLB, no fact or circumstance exists, including any possible other transaction pending or under consideration by OLB or any OLB Company, that (a) would reasonably be expected to prevent or delay in any material respect, any filings or registrations with, or consents, approvals or waivers required from any Regulatory Authority, or (b) would cause a Regulatory Authority acting pursuant to applicable Law to seek to prohibit or materially delay consummation of the Contemplated Transactions or impose a Burdensome Condition.

Section 4.5Financial Statements.

(a)OLB has previously delivered or made available the OLB Financials to RBI, except those pertaining to periods commencing after March 31, 2015, which it will deliver or make available by each respective delivery date as required by this Agreement. The delivered or made available OLB Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of OLB as of and for the periods ended on the dates thereof. The delivered or made available OLB Financials have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period, and (ii) with respect to any interim period, normal year-end adjustments and notes thereto.

(b)OLB did not, as of the date of the OLB Financials or any subsequent date, have any liabilities, obligations or loss contingencies of any nature, whether absolute, accrued, contingent or otherwise, that are not fully reflected or reserved against in the balance sheets included in the OLB Financials at the date of such balance sheets that would have been required to be reflected therein in accordance with GAAP consistently applied or fully disclosed in a note thereto, except for liabilities, obligations and loss contingencies that are not material in the aggregate and that are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein or that have not had a Material Adverse Effect on OLB and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of notes thereto.

Section 4.6No Material Adverse Effect.

The OLB Companies have not suffered any adverse change in their respective assets (including loan portfolios), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition or results of operations, or any damage, destruction or loss, whether or not covered by insurance, since December 31, 2014, that in the aggregate has had or is reasonably likely to have a Material Adverse Effect on the OLB Companies taken as a whole.

Section 4.7Taxes.

(a)Except as disclosed on OLB Disclosure Schedule 4.7(a), all OLB Returns  required to be filed by or on behalf of the OLB Companies have been duly filed on a timely basis and to the Knowledge of OLB such OLB Returns are true, complete and correct in all material respects, or requests for extensions to file the OLB Returns have been timely filed, and have not expired, except to the extent that such failures to file, to be complete or correct or to have requested extensions that remain in effect individually or in the aggregate would not have a Material Adverse Effect on OLB.  All OLB Taxes shown to be due and payable on the OLB Returns or on subsequent assessments with respect thereto have been paid in full or adequate reserves have been established in the OLB Financials for the payment of such OLB Taxes, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the OLB Companies. Each of the OLB Companies has withheld and paid over all OLB Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party except where any such failure to withhold, report or pay over, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect. There are no Liens on any of the assets of the OLB Companies with respect to OLB Taxes, other than Liens for OLB Taxes not yet due and payable.

(b)Except as disclosed on OLB Disclosure Schedule 4.7(b), no deficiencies for OLB Taxes have been claimed, proposed or assessed, with notice to any of the OLB Companies, by any taxing or other governmental authority against the OLB Companies that have not been settled, closed or reached a final determination, or that have not been adequately reserved for in the OLB Financials, except for deficiencies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on OLB. There are no pending audits relating to any OLB Tax liability of which any of the OLB Companies has received written notice. Except as disclosed on OLB Disclosure Schedule 4.7(b), none of the OLB Companies is a party to any action or proceeding for assessment or collection of OLB Taxes, nor have such events been asserted or, to the Knowledge of OLB, threatened against any of the OLB Companies or any of their assets. No waiver or extension of any statute of limitations relating to OLB Taxes is in effect with respect to the OLB Companies. No power of attorney has been executed by any of the OLB Companies with respect to any OLB Tax matter that is currently in force.

(c)As used in this Agreement, the term “OLB Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, and other obligations of the same or of a similar nature to any of the foregoing, which any of the OLB Companies is required to pay, withhold or collect.  As used in this Agreement, the term “OLB Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any OLB Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

Section 4.8Contracts; Certain Changes.

(a)Except as described in OLB Disclosure Schedule 4.8(a), neither OLB nor any OLB Subsidiary is a party to or subject to:

(i)Any collective bargaining agreement with any labor union relating to employees of OLB or any OLB Subsidiary;

(ii)Any agreement that by its terms limits the payment of dividends by OLB or any OLB Subsidiary; or

(iii)Any contract, other than this Agreement, that restricts or prohibits OLB or any OLB Subsidiary from engaging in any type of business permissible under applicable Law.

Section 4.9Ownership of Personal Property; Insurance Coverage.

(a)Each of the OLB Companies has good and marketable title to all material assets and properties owned by it in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the OLB Financials or acquired subsequent thereto, subject to no Liens, except:

(i)Those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities or reverse repurchase agreements and that are described in OLB Disclosure Schedule 4.9(a) or permitted under Article V hereof;

(ii)Mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or that are being contested in good faith;

(iii)Statutory Liens for amounts not yet delinquent or that are being contested in good faith;

(iv)Liens for current taxes not yet due and payable;

(v)Pledges to secure deposits and other Liens incurred in the ordinary course of the business of banking;

(vi)Liens, imperfections of title, easements and other defects of title that are not reasonably likely to have a Material Adverse Effect on OLB;

(vii)With respect to personal property reflected in the balance sheets contained in the OLB Financials, (A) dispositions and encumbrances for adequate consideration in the ordinary course of business since the date of such balance sheets and/or (B) dispositions of obsolete personal property since the date of such balance sheets;

(viii)Those items that are reflected as liabilities in the OLB Financials; and

(ix)Items of personal property that are held in any fiduciary or agency capacity.

(b)With respect to material items of real and personal property that are used in the conduct of its business and leased from other persons, each of the OLB Companies has the right under valid and existing leases to use such real and personal property in all material respects as presently occupied and used.

(c)OLB and each OLB Subsidiary currently maintain insurance in amounts considered by OLB to be reasonable for their respective operations, and, to the Knowledge of OLB, such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. Neither OLB nor any OLB Subsidiary has received notice from any insurance carrier that:

(i)The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)Premium costs with respect to such insurance will be substantially increased.

(d)OLB and each OLB Subsidiary maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable Laws.

Section 4.10Litigation and Other Proceedings.

Except as set forth in OLB Disclosure Schedule 4.10, there are no legal, quasi-judicial, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any kind or nature now pending or, to the Knowledge of OLB, threatened before any court, administrative, regulatory, arbitration or similar body in any manner against any of the OLB Companies or any of their properties. To the Knowledge of OLB, no pending or threatened litigation or proceeding described in OLB Disclosure Schedule 4.10 could reasonably be expected to (a) have a Material Adverse Effect on the OLB Companies, (b) question the validity of any action taken or to be taken in connection with this Agreement or the Contemplated Transactions, or (c) materially impair or delay the ability of the OLB Companies to perform their obligations under this Agreement. Except as disclosed on OLB Disclosure Schedule 4.10, none of the OLB Companies is in default with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or Regulatory Authority.

Section 4.11Compliance with Applicable Law.

Except as disclosed on OLB Disclosure Schedule 4.11:

(a)Each of the OLB Companies conducts its business in compliance with all Laws applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on OLB;

(b)Each of the OLB Companies has all material permits, licenses, authorizations, orders and approvals of all Regulatory Authorities that are required in order to permit it to own or lease its properties and carry on its business as it is presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of OLB, threatened, and to the Knowledge of OLB no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the Contemplated Transactions, subject to obtaining the receipt of all requisite approvals or consents from the Regulatory Authorities in order to consummate the Contemplated Transactions. None of the OLB Companies have been given notice or been charged with any violation of any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Regulatory Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on OLB;

(c)Since January 1, 2010, each of the OLB Companies has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required by Law to file with any Regulatory Authority (collectively, the “OLB Reports”), and has paid all fees and assessments due and payable in connection therewith, and each of such filings complied in all material respects with all Laws under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance) and, to the extent such filings contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices and, in the case of SEC reports, GAAP, throughout the periods covered by such filing, except to the extent failure to timely file would not, individually or in the aggregate, be expected to have a Material Adverse Effect; none of the OLB Reports when filed with the SEC, and if amended prior to the date hereof, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the OLB Reports filed with the SEC; none of the OLB Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act;

(d)No Regulatory Authority has initiated any proceeding or, to the Knowledge of OLB, investigation into the business or operations of the OLB Companies;

(e)Neither OLB nor any OLB Subsidiary has received any notification or communication from any Regulatory Authority:

(i)Asserting that OLB or any OLB Subsidiary is not in substantial compliance with any Law that such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)Threatening to revoke any license, franchise, permit or governmental authorization that is material to OLB or any OLB Subsidiary;

(iii)Requiring or threatening to require OLB or any OLB Subsidiary, or indicating that OLB or any OLB Subsidiary may be required, to enter into a cease and desist order, consent agreement, other agreement or memorandum of understanding, or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of OLB or any OLB Subsidiary, including without limitation any restriction on the payment of dividends; or

(iv)Directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of OLB or any OLB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence and addressed specifically to OLB or Old Line, herein referred to as an “OLB Regulatory Agreement”);

(f)Neither OLB nor any OLB Subsidiary has received, consented to, or entered into any OLB Regulatory Agreement;

(g)There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any OLB Regulatory Agreement, except to the extent permitted by such OLB Regulatory Agreement;

(h)There is no injunction, order, judgment or decree imposed upon OLB or any OLB Subsidiary or the assets of OLB or any OLB Subsidiary;

(i)OLB has designed, implemented and maintained disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to OLB and the OLB Subsidiaries is made known to the management of OLB by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the OLB Reports; and

(j)Since January 1, 2012, (x) neither OLB nor any OLB Subsidiary nor, to the Knowledge of OLB, any director, officer, employee, auditor, accountant or representative of OLB or any OLB Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of OLB or any OLB Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that OLB or any OLB Subsidiary has engaged in questionable accounting or auditing practices, and (y) no attorney representing OLB or any OLB Subsidiary, whether or not employed by OLB or any OLB Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by OLB or any of its officers, directors, employees or agents to the board of directors of OLB or any committee thereof or to any director or officer of OLB.

Section 4.12ERISA.

(a)OLB has identified in OLB Disclosure Schedule 4.12(a) the OLB Benefit Plans and made available a copy of all OLB Benefit Plans.

(b)OLB and any OLB ERISA Affiliate have paid in full any insurance premiums due to the PBGC with respect to any defined benefit pension plans for the six years prior to, and through, the Effective Date.  Except as disclosed in OLB Disclosure Schedule 4.12(b), no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by OLB or any OLB ERISA Affiliate has been terminated or is under notice from the PBGC of any threat of termination under the procedures of the PBGC.  To the Knowledge of OLB, no circumstance has occurred for which any reportable event under ERISA Section 4043(b) has been or would be required that has not been reported or with respect to which the notice requirement has not been waived. Except as set forth on OLB Disclosure Schedule 4.12(b), no OLB Benefit Plan is subject to IRC Section 412 or Title IV of ERISA, and as of the Effective Date, to the Knowledge of OLB, no condition exists that will result in any liability to the PBGC or on account of the failure to comply with any such provisions in connection with any such OLB Benefit Plan.

(c)To the Knowledge of OLB, neither OLB nor any OLB ERISA Affiliate has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d)Each OLB Benefit Plan substantially complies in all material respects with the applicable requirements of ERISA, the IRC, the Securities Act, and any other applicable laws governing the OLB Benefit Plan, and each OLB Benefit Plan has at all times been administered substantially in all material respects in accordance with all requirements of applicable law. Each OLB pension plan that is intended to be qualified under Section 401(a) of the IRC and, to the Knowledge of OLB, its trust, is exempt from federal income tax under IRC Section 501(a) has received, or is entitled to rely upon, a favorable determination letter from the IRS, and to the Knowledge of OLB there are no circumstances that will or could result in revocation of, or inability to continue to rely upon, any such favorable determination letter. Without limiting the foregoing, to the Knowledge of OLB, the following are true:

(i)Each OLB Benefit Plan that is a defined benefit pension plan subject to IRC Section 412 or Title IV of ERISA as of the most recent actuarial valuation has an AFTAP determined under IRC Section 430 and 436 that exceeds the AFTAP level that would impose any funding-based limit on such plan under IRC Section 436;

(ii)Each OLB Benefit Plan that is a defined contribution pension plan that is intended to be qualified under IRC Section 401(a) has had all contributions made to the plan trust in accordance with the terms of the plan on a timely basis under the IRC and ERISA;

(iii)With respect to each OLB Benefit Plan, OLB is not aware of any occurrence or contract that would constitute any “prohibited transaction” within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under applicable Law, including Section 4975(d) of the IRC or Section 408 of ERISA;

(iv)Except as disclosed in OLB Disclosure Schedule 4.12(d), no OLB Benefit Plan is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the IRC;

(v)No OLB Benefit Plan is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and no OLB Benefit Plan is subject to the laws of any jurisdiction other than the United States of America or one of its political subdivisions;

(vi)No OLB welfare plan is a Voluntary Employees’ Beneficiary Association as defined in Section 501(c)(9) of the IRC;

(vii)All OLB welfare plans and their related trusts comply in all material respects with and have been administered in substantial compliance with (A) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all U.S. Department of the Treasury and U.S. Department of Labor regulations issued thereunder, respectively, (B) the Health Insurance Portability and Accountability Act of 1996, and (C) the U.S. Department of Labor regulations issued with respect to such welfare benefit plans; and

(viii)With respect to each OLB Benefit Plan, OLB or any OLB ERISA Affiliate has the authority to amend or terminate the OLB Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of the OLB Benefit Plan.

(e)There is no existing, or, to the Knowledge of OLB, contemplated, audit of any OLB Benefit Plan by the IRS, the U.S. Department of Labor, the PBGC or any other governmental authority.  In addition, there are no pending or, to the Knowledge of OLB, threatened material claims by, on behalf of or with respect to any OLB Benefit Plan, or by or on behalf of any individual participant or beneficiary of any OLB Benefit Plan, alleging any non-frivolous violation of ERISA or any other applicable laws, or claiming benefits (other than claims for benefits made in the ordinary course of business), nor, to the Knowledge of OLB, is there any basis likely to enable such claim to prevail.

(f)Except as disclosed on OLB Disclosure Schedule 4.12(f), no payment contemplated or required by or under any OLB Benefit Plan and employment-related agreement would in the aggregate constitute excess parachute payments as defined in Section 280G of the IRC (without regard to subsection (b)(4) thereof).

(g)Neither OLB nor any OLB Subsidiary is a record-keeper, administrator, custodian, fiduciary, trustee or otherwise for any plan, program, or arrangement subject to ERISA (other than any OLB Benefit Plan).

Section 4.13Brokers and Finders.

Neither OLB, any OLB Subsidiary, nor any of their respective officers, directors, employees, independent contractors or agents, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any such person, in connection with the Contemplated Transactions, except for Ambassador Financial Group, Inc.

Section 4.14Environmental Laws.

To the Knowledge of OLB, each of the OLB Companies is and has been in material compliance with all terms and conditions of all Environmental Laws and permits thereunder, except for violations that, individually or in the aggregate, have not, and are not reasonably likely to have, a Material Adverse Effect on the OLB Companies. Except as described in OLB Disclosure Schedule 4.14, none of the OLB Companies (a) has received any written notice of any violation of, or inquiries regarding any violation of, any Environmental Laws, (b) has generated, stored or disposed of any materials designated as Hazardous Materials under the Environmental Laws, or (c) is subject to any claim or lien under any Environmental Laws. To the Knowledge of OLB, no release (as defined at CERCLA, 42 U.S.C. 9601(22), without regard for the exclusions therein mentioned) of Hazardous Materials has occurred at or from any real property owned, leased or operated by the OLB Companies, including but not limited to all REO (the “OLB Real Property”) during the term of the ownership, lease or operation thereof by any of the OLB Companies for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind, and no condition exists at any OLB Real Property for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind. None of the OLB Companies has directed, controlled or overseen, or has sought to direct, control or oversee, the management of environmental matters of any borrower or any real estate in which any of the OLB Companies holds or has held a security interest. To the Knowledge of OLB, no asbestos or, with respect to OLB Real Property built after 1978, lead is now or has been contained in any OLB Real Property that is owned by any of the OLB Companies. No OLB Real Property is, or has been, an industrial site or a landfill during the period it has been owned, leased or operated by any of the OLB Companies or, to the Knowledge of OLB, prior to such time. OLB has furnished RBI true and complete copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to each OLB Real Property and any real property in which any of the OLB Companies holds or held a security interest.

Section 4.15Information to be Supplied.

(a)The information supplied by OLB for inclusion in the Registration Statement (including the Prospectus/Proxy Statement), at the time the Registration Statement is declared effective pursuant to the Securities Act, and as of the date the Prospectus/Proxy Statement is mailed to the stockholders of RBI, and up to and including the date of the RBI Common Stockholders’ Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading, and (ii) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

(b)The information supplied by OLB for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 4.16Loans.

Except as set forth on the OLB Disclosure Schedule 4.16 all Credit Extensions reflected as assets in the OLB Financials arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of OLB’s or the appropriate OLB Subsidiary’s respective business, and are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and correct, and to the extent secured, are secured by valid Liens that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights that have been perfected.

Section 4.17Allowance for Loan Losses.

The allowance for loan losses reflected in OLB’s and Old Line’s reports to each Regulatory Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the OLB Financials has been and will be established and maintained in accordance with GAAP. The allowance for loan losses reflected in OLB’s and Old Line’s reports to each Regulatory Authority and the allowance for loan losses shown in the OLB Financials, in the opinion of management, was or will be adequate as of the dates thereof. The REO and in-substance foreclosures included in any of Old Line’s non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.  OLB has disclosed to RBI on OLB Disclosure Schedule 4.17 all Credit Extensions (including participations) and interest-bearing assets of OLB or any OLB Subsidiary pursuant to which a borrower, customer or other party has notified OLB or any OLB Subsidiary during the past 12 months of, or has asserted against OLB or any OLB Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of OLB, each borrower, customer or other party that has given OLB or any OLB Subsidiary any oral notification of, or orally asserted to or against OLB or any OLB Subsidiary, any such claim, and OLB shall update OLB Disclosure Schedule 4.17 promptly to OLB after the end of each month after the date hereof and on the Business Day prior to the Closing Date.

Section 4.18Community Reinvestment Act.

Old Line is in compliance in all material respects with the CRA and all regulations promulgated thereunder. OLB has supplied RBI with a copy of Old Line’s current CRA Statement, all letters and written comments received by Old Line since October 16, 2013 pertaining thereto and any responses by Old Line to such comments. Old Line has a rating of “satisfactory” as of its most recent CRA compliance examination and OLB and Old Line have received no communication from any Regulatory Authority that would lead OLB to believe that Old Line will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or that any Regulatory Authority would seek to restrain, delay or prohibit the Merger or the Bank Merger as a result of any act or omission of Old Line under the CRA.

Section 4.19Regulatory Approvals.

None of the OLB Companies has any reason to believe that it will not be able to obtain all requisite approvals or consents from the Regulatory Authorities in order to consummate the Contemplated Transactions.

Section 4.20Books and Records.

(a)The minute books and stock ledgers of the OLB Companies that have been made available to RBI, its representatives or its Affiliates constitute all of the minute books and stock ledgers of the OLB Companies and as of their dates contain a materially complete and accurate record of all actions of their respective stockholders and boards of directors (and any committees thereof). All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records that relate to the business and properties of the OLB Companies that have been requested by RBI have been made available to RBI, its representatives or its Affiliates, and are located at the offices of the OLB Companies at 1525 Pointer Ridge Place, Bowie, Maryland 20716.

(b)Each of the OLB Companies makes and keeps books, records and accounts that, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets, (iii) access to the assets of the OLB Companies is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.21Investment Securities.

OLB and each OLB Subsidiary have good and marketable title to all securities owned by them. None of the investment securities reflected in the OLB Financials under the headings “investment securities available for sale” and “investment securities held to maturity” and, except as described in OLB Disclosure Schedule 4.21, none of the investment securities acquired by the OLB Companies since March 31, 2015, are subject to any restrictions, whether contractual or statutory, that materially impair the ability of any of the OLB Companies to freely dispose of such investment securities at any time, and, at the time they were acquired by an OLB Company, such OLB Company was permitted by applicable Law to acquire such investment securities.

Section 4.22Reorganization.

As of the date hereof, OLB does not have any reason to believe that the Merger will fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC. None of the OLB Companies will take any action that will cause, cause any action to be taken that will cause, or fail to take any action or fail to cause any action to be taken if such failure to act will have the effect of causing, the Merger not to qualify as a tax-free reorganization within the meaning of Section 368(a) of the IRC, nor have any of the OLB Companies taken, caused, agreed to take or cause, or failed to take or cause any such action.

Section 4.23Fairness Opinion.

OLB’s board of directors has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated no later than the date of this Agreement) from Ambassador Financial Group, Inc. to the effect that, as of the date thereof, and subject to the terms, conditions and qualifications set forth therein, the consideration payable by OLB to stockholders of RBI pursuant to the terms of this Agreement are fair, from a financial point of view, to the stockholders of OLB. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 4.24Materials Provided to Stockholders.

All proxy materials used in connection with the meetings of OLB’s stockholders held in 2013, 2014 and 2015, along with any other form of correspondence between OLB and its stockholders during that time period, either have been filed with the SEC and are publicly available to RBI via the SEC’s Electronic Data Gathering and Retrieval system or have been provided to RBI.

Section 4.25Absence of Undisclosed Liabilities.

Neither OLB nor any OLB Subsidiary has any obligation or liability that is material to the financial condition or operations of any of them, or that, when combined with all similar obligations or liabilities would be material to their financial condition or operations (a) except as disclosed in the OLB Financials delivered or made available to RBI prior to the date of this Agreement, or (b) except as contemplated under this Agreement. Except as disclosed in OLB Disclosure Schedule 4.25, since March 31, 2015, neither OLB nor any OLB Subsidiary has incurred or paid any obligation or liability that would be material to the financial condition or operations of any of them, except for obligations paid in connection with transactions made by them in the ordinary course of their business consistent with past practice and applicable Law.

Section 4.26Anti-Money Laundering, OFAC and Customer Information Security.

OLB does not have knowledge of any facts or circumstances that would cause Old Line or any other OLB Subsidiary: (a) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S.

Department of the Treasury’s Financial Crimes Enforcement Network or Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation, as well as the provisions of the Bank Secrecy Act/anti-money laundering program adopted by OLB, Old Line or other OLB Subsidiary; or (b) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by OLB or Old Line. To the Knowledge of OLB, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either OLB or any OLB Subsidiary to undertake any remedial action. The board of directors of Old Line (or where appropriate of OLB or any other OLB Subsidiary) has adopted, and Old Line (or OLB and such other OLB Subsidiary) has implemented, a Bank Secrecy Act/anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act the regulations thereunder and such Bank Secrecy Act/anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and has received no written notice from any Regulatory Authority that such program (x) does not contain adequate and appropriate customer identification verification procedures, or (y) has been deemed ineffective.  Old Line (or OLB or such other OLB Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

Section 4.27Disclosure.

The schedules delivered by OLB pursuant to this Article IV and elsewhere in this Agreement, which have been delivered concurrently with the execution and delivery of this Agreement, are true and correct in all material respects and contain no untrue statements of material fact or omit any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE V.
COVENANTS OF THE PARTIES

Section 5.1Conduct of RBI’s Business.

Through the Closing Date, RBI shall, and shall cause each RBI Subsidiary to, in all material respects, conduct its businesses and engage in transactions only in the usual, regular and ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the prior written consent of OLB. RBI shall, and shall cause each RBI Subsidiary to, use its commercially reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of RBI and the RBI Subsidiaries and others with whom business relationships exist, provided that, other than in the case of Permitted Employees, job vacancies that occur prior to the Effective Date through attrition shall not be filled and new employees shall not be hired without the prior written consent of OLB. Through the Closing Date, except as otherwise consented to in writing by OLB, such consent not to be unreasonably withheld, conditioned or delayed, or as permitted by this Agreement, and except as may be required, in writing, by any Regulatory Authority (in which case RBI shall immediately notify OLB), RBI shall not, and shall not permit any RBI Subsidiary to:

(a)Change any provision of the RBI Governing Documents;

(b)Change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; issue or grant any call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; declare, set aside or pay any dividends (including any special dividends) or other distribution in respect of capital stock; or redeem or otherwise acquire any shares of RBI capital stock;

(c)Except as set forth in RBI Disclosure Schedule 5.1(c), grant any severance or termination pay, other than pursuant to policies or agreements of RBI or any RBI Subsidiary in effect on the date hereof for employees who are not executive officers, or enter into or amend any employment, consulting, severance, compensation, “change-in-control,” or termination contract or arrangement with, any officer, director, employee, independent contractor, agent, or other person associated with RBI or any RBI Subsidiary;

(d)Except for retention payments as OLB and RBI may mutually agree upon for RBI or Regal employees who remain employed through the Effective Time, grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other person associated with RBI or any RBI Subsidiary, except, with respect to a Permitted Employee, (i) to the extent such promotion or increase is made by RBI or an RBI Subsidiary in the normal course of its business and consistent with its past practices, or (ii) routine periodic pay increases, selective merit pay increases and pay-raises in the normal course of business and consistent with past practices;

(e)Sell or otherwise dispose of any material asset, other than in the ordinary course of business, consistent with past practice; subject any material asset to a Lien, other than in the ordinary course of business consistent with past practice; or modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business;

(f)Except for FHLB advances and deposits taken in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money other than as provided in Section 5.7(c)(i) hereof; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Sections 5.1(y) and (z);

(g)Sell or otherwise dispose of any RBI Real Property except REO in a reasonably acceptable commercial manner in the ordinary course of business, or sell or otherwise dispose of any securities held by RBI or Regal other than pursuant to redemptions by the issuer thereof;

(h)Take any action that would result in any of the representations and warranties of RBI set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VI hereof not being satisfied, except in each case as may be required by Law (with notice to OLB) or after written consent or waiver from OLB;

(i)Change any method, practice, or principle of accounting, except as may be required from time to time by Law or changes in GAAP or by any Regulatory Authority;

(j)Waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party;

(k)Implement any pension, retirement, profit-sharing, bonus, or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing pension, retirement, profit-sharing, bonus, or similar plan or arrangement except to the extent required by Law; provided, however, that amendments to the Regal Bank & Trust 401(k) Profit Sharing Plan to modify any of the investment options available thereunder shall not constitute a breach of this Section 5.1(k);

(l)Implement or adopt any material change in its: (i) guidelines and policies in existence on the date hereof with regard to underwriting and making extensions of credit, the establishment of reserves with respect to possible losses thereon, or the charge-off of losses incurred thereon; (ii) investment policies and practices; or (iii) other material banking policies, or otherwise fail to conduct its banking activities in the ordinary course of business consistent with past practice except as may be required by changes in Law, GAAP, or the direction of a Regulatory Authority;

(m)Otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

(n)Enter into, modify, amend or renew any agreement under which RBI or any RBI Subsidiary is obligated to pay more than $50,000 and which is not terminable by RBI or such RBI Subsidiary with 60 days’ notice or less without penalty, payment or other conditions (other than the condition of notice), or enter into, renew, extend or modify any other transaction with any Affiliate, other than deposit and loan transactions in the ordinary course of business and that are in compliance with the requirements of Law;

(o)Except as required by Law or at the direction of a Regulatory Authority: (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; or (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk;

(p)Take any action that would give rise to a right of payment to any individual under any employment agreement except for contractually required compensation;

(q)Purchase any securities;

(r)Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $50,000 (exclusive of any amounts paid directly or reimbursed to RBI or any RBI Subsidiary under any insurance policy maintained by RBI or any RBI Subsidiary), settle any material action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (or basis therefor) pending or, to the Knowledge of RBI, threatened against or affecting RBI, any RBI Subsidiary, or any of their respective properties or any of their respective assets. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims that, in the aggregate, could reasonably be determined to be material to RBI and the RBI Subsidiaries, taken as a whole;

(s)Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I environmental report thereon; provided, however, that neither RBI nor any RBI Subsidiary shall be required to obtain such a report: (i) where, after using commercially reasonable efforts, it is unable to gain access to the property, provided that RBI has provided notice to OLB that it has been unable to gain such access and as a result intends to foreclose without obtaining a Phase I environmental report thereon; or (ii) with respect to any  one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains hazardous substances known or reasonably suspected to be in violation of, or require remediation under, Environmental Laws;

(t)Make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(u)Make any new capital expenditure of $50,000 or more;

(v)Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving OLB or Old Line a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights;

(w)Take any action that would preclude the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the IRC;

(x)Make any charitable or similar contributions, except consistent with past practice   and in amounts not to exceed $1,000 individually and $5,000 in the aggregate;

(y)Except for any Non-Residential Credit Extension already committed to by RBI on the date of this Agreement and set forth on RBI Schedule 5.1(y), enter into, grant, approve, modify or extend any Non-Residential Credit Extension except in the ordinary course of business consistent with past practice; provided,  however, that RBI and/or Regal may not make a Non-Residential Credit Extension (i) in excess of $1,000,000 or (ii) to an existing customer of Regal that increases the aggregate loan exposure to such customer by more than $1,000,000;

(z)Enter into, grant, approve, modify or extend any loan, credit facility, line of credit, or letter of credit for an owner-occupied residence (collectively, a “Residential Credit Extension”) that would result in a credit exposure in excess of the then applicable FHFA jumbo loan limit in the aggregate to a single borrower as determined in reference to the combination rules in 12 C.F.R. Section 32.5;

(aa)Issue any communication relating to the Contemplated Transactions to employees (including general communications relating to benefits and compensation) without prior consultation with OLB and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of OLB (which shall not be unreasonably withheld, conditioned or delayed) or issue any communication of a general nature to customers without the prior approval of OLB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or Contemplated Transactions; or

(bb)Agree to do any of the foregoing.

Section 5.2Conduct of OLB’s Business.

OLB shall, and shall cause each OLB Subsidiary to, use its commercially reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of customers of OLB and the OLB Subsidiaries and others with whom business relationships exist. Through the Closing Date, except as otherwise consented to in writing by RBI or as permitted by this Agreement, and except as may be required, in writing, by any Regulatory Authority, OLB shall not, and shall not permit any OLB Subsidiary to:

(a)Take any action that would result in any of the conditions set forth in Article VI hereof not being satisfied, except as may be required by Law (with notice to RBI) or after written consent or waiver from RBI;

(b)Take any action that would preclude the Merger from qualifying as a tax-free reorganization within the meaning of Section 368(a) of the IRC; or

(c)Agree to do either of the foregoing.

Section 5.3Access; Confidentiality.

(a)Through the Closing Date, each party hereto shall afford to the other, including its authorized agents and representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, books and records, and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records, and personnel as the party making such investigation, or its authorized agents and representatives, shall from time to time reasonably request.  Each party hereto agrees that it, and its authorized agents and representatives, will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party’s normal operations and customer and employee relationships.  Notwithstanding the foregoing, neither OLB nor RBI shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of such entity’s customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any Law or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(b)RBI and OLB each agree that they will not, and will cause their representatives not to, use any information obtained pursuant to this Section 5.3 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the Contemplated Transactions. RBI and OLB shall hold all information obtained pursuant to this Section 5.3 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, which is incorporated herein by reference.  The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

Section 5.4Regulatory Matters.

Through the Closing Date:

(a)OLB and RBI shall cooperate with one another in the preparation of the Registration Statement (including the Prospectus/Proxy Statement) and all Applications, which shall be prepared by OLB and OLB’s counsel, and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions.  OLB and RBI shall each give the other reasonable time to review any Application to be filed by it prior to the filing of such Application with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.

(b)RBI and OLB shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority with respect to the Contemplated Transactions to the extent permitted by Law.

(c)RBI and OLB shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, the information shall be accurate and complete in all material respects.  In connection therewith, RBI and OLB shall use their commercially reasonable good faith efforts to provide each other certificates, “comfort” letters and other documents reasonably requested by the other to the extent such disclosure is permitted by

Law.  Each party hereto shall have the right to review and approve in advance (such approval not to be unreasonably withheld, conditioned or delayed) all characterizations of the information relating to such party and any of its subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority.  In addition, OLB and RBI shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority prior to its filing.

Section 5.5Taking of Necessary Actions.

Through the Closing Date, in addition to the specific agreements contained herein, each party hereto shall use their commercially reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable Law to consummate and make effective the Contemplated Transactions including, if necessary, appealing any adverse ruling with respect to any Application.

Section 5.6Update of Disclosure Schedules.

Through the Closing Date, RBI shall update the RBI Disclosure Schedules, and OLB shall update the OLB Disclosure Schedules, as promptly as practicable after the occurrence of any event that, if such event had occurred prior to the date hereof, would have been disclosed on such schedule. In addition, RBI shall update and deliver to OLB the RBI Disclosure Schedule 3.20(a), and OLB shall update and deliver to RBI the RBI Disclosure Schedule 4.17, promptly after the end of each calendar month during the Pre-Closing Period and on the Business Day immediately preceding the Closing Date.

Section 5.7Other Undertakings by OLB and RBI.

(a)Undertakings of RBI.

(i)Stockholder Approval.  As promptly as practicable after the Registration Statement becomes effective under the Securities Act, in accordance with applicable Law and this Agreement, RBI shall submit the Agreement and the Merger to its stockholders for approval at the RBI Common Stockholders’ Meeting with the recommendation that its stockholders approve the Agreement and the Merger.

(ii)Acquisition Proposals. So long as this Agreement remains in effect, except as otherwise expressly permitted by this Agreement, RBI shall not, and shall not authorize, permit or cause any RBI Subsidiary and their respective officers, directors, or employees or any investment bankers, financial advisors, attorneys, accountants, consultants, agents or other representative retained by RBI or any RBI Subsidiary (collectively, the “RBI Representatives”) to, directly or indirectly: (A) initiate, solicit, induce or encourage (including by way of furnishing information), or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, relates or could reasonably be expected to lead to an Acquisition Proposal; (B) respond to any inquiry relating to an Acquisition Proposal; (C) recommend or endorse an Acquisition Proposal; (D) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than OLB) any information or data with respect to RBI or any RBI Subsidiary or otherwise relating to an Acquisition Proposal; (E) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which RBI or any RBI Subsidiary is a party; or (F) enter into any agreement, agreement in principle, letter of intent or similar instrument, including any exclusivity agreement, with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle, letter of intent or similar instrument relating to an Acquisition Proposal. Any violation of the foregoing restrictions by RBI or any RBI Representative, whether or not such RBI Representative is so authorized and whether or not such

RBI Representative is purporting to act on behalf of RBI or otherwise, shall be deemed to be a breach of this Agreement by RBI. RBI and each RBI Subsidiary shall, and shall cause each of the RBI Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

Notwithstanding the foregoing, prior to the approval of the Agreement and the Merger by RBI’s stockholders at the RBI Common Stockholders’ Meeting, RBI may respond to an inquiry, furnish nonpublic information regarding RBI and the RBI Subsidiaries to, or enter into discussions with, any Person in response to an unsolicited Acquisition Proposal that is submitted to RBI by such Person (and not withdrawn) if (A) RBI’s board of directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and the advice of Feldman Financial Advisors, Inc., that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), (B) RBI has not violated any of the restrictions set forth in this Section 5.7(a)(ii), (C) RBI’s board of directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel and the advice of Feldman Financial Advisors, Inc., that such action is required in order for the board of directors to comply with its fiduciary obligations under applicable law, and (D) at least two Business Days prior to furnishing any nonpublic information to, or entering into discussions with, such Person, RBI provides OLB written notice of the identity of such Person and of RBI’s intention to furnish nonpublic information to, or enter into discussions with, such Person and RBI receives from such Person an executed confidentiality agreement on terms no more favorable to such Person than the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with RBI. RBI shall promptly provide to OLB any non-public information regarding RBI or any RBI Subsidiary provided to any other Person that was not previously provided to OLB, such additional information to be provided no later than the date of provision of such information to such other Person.

RBI shall promptly (and in any event within 24 hours) notify OLB in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, RBI or any RBI Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). RBI agrees that it shall keep OLB informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request). RBI further agrees that it will provide OLB with the opportunity to present its own proposal to the RBI board of directors in response to any such proposal or offer, and negotiate with OLB in good faith with respect to any such proposal.

For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide written proposal (or its most recently amended or modified terms, if amended or modified) made by a third party to consummate an Acquisition Proposal on terms that the RBI board of directors determines in its good faith judgment, after consultation with and having considered the advice of RBI’s outside legal counsel and Feldman Financial Advisors, Inc.: (A) would, if consummated, result in consideration that is more favorable to the stockholders of RBI than the Contemplated Transactions (taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the proposal); (B) is not conditioned on obtaining financing (and with respect to which RBI has reasonably assured itself of such person’s ability to fully finance its Acquisition Proposal); (C) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of RBI Common Stock or all or substantially all of the assets and liabilities of RBI and the RBI Subsidiaries on a consolidated basis; and (D) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

Neither the RBI board of directors nor any committee thereof shall: (A) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to OLB in connection with the Contemplated Transactions (including the Merger), its recommendation to the stockholders of RBI to approve the Agreement and the Merger, or make any statement, filing or release, in connection with the RBI Common Stockholders’ Meeting or otherwise, inconsistent with the recommendation to the stockholders of RBI to approve the Agreement and the Merger (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of such recommendation); (B) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (C) enter into (or cause RBI or any RBI Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (1) related to any Acquisition Proposal or (2) requiring RBI to abandon, terminate or fail to consummate the Merger or any other Contemplated Transaction.

Notwithstanding the foregoing, prior to the date of the RBI Common Stockholders’ Meeting, RBI’s board of directors may approve or recommend to the stockholders of RBI a Superior Proposal and withdraw, qualify or modify its recommendation in connection with the Agreement and the Merger or take any of the other actions otherwise prohibited by this Section 5.7(a)(ii) (a “RBI Subsequent Determination”) after the third Business Day following the receipt by OLB of a notice (the “Notice of Superior Proposal”) from RBI advising OLB that the RBI board of directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.7(a)(ii)) constitutes a Superior Proposal (it being understood that RBI shall be required to deliver a new Notice of Superior Proposal in respect of any materially revised Superior Proposal from such third party or its affiliates that RBI proposes to accept and the subsequent notice period shall be three Business Days) if, but only if, (A) the RBI board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and the advice of Feldman Financial Advisors, Inc., that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law and (B) at the end of such three Business Day period, after taking into account any adjusted, modified or amended terms as may have been committed to in writing by OLB since OLB’s receipt of such Notice of Superior Proposal (provided, however, that OLB shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the RBI board of directors has again in good faith made the determination (1) in clause (A) of this paragraph, and (2) that such Acquisition Proposal constitutes a Superior Proposal.

(iii)Environmental Assessments.

(A)OLB shall have the express right, but not the obligation, to conduct, at its sole cost and expense, Environmental Assessments of the RBI Companies’ assets, operations and secured interests, including, but not limited to, the RBI Real Property.  For any real property not owned by the RBI Companies, access to such property by OLB shall be conditioned on approval by the property owner.

(B)If OLB, in its sole discretion, is unable to reasonably determine that the recognized environmental conditions identified in the Environmental Assessments will not result in a Material Adverse Effect, OLB shall have the express right, but not the obligation, to further assess, at its sole cost and expense, the recognized environmental conditions as

OLB deems appropriate subject to the following provisions of this Section 5.7(a)(iii)(B).  For any real property owned by the RBI Companies, such further assessment shall be subject to prior notice to RBI.  For any real property not owned by the RBI Companies, such further assessment by OLB shall be conditioned on approval by the property owner.

(C)OLB agrees to notify RBI a reasonable time in advance of the Environmental Assessments scheduled pursuant to this Section 5.7(a)(iii). RBI agrees to permit OLB and its contractors, consultants, agents and representatives to (i) conduct such Environmental Assessments, (ii) have access to the properties, facilities, environmental documents and personnel of the RBI Companies, and (iii) conduct such consultations with the persons or firms conducting such examinations, as OLB shall deem necessary; provided, however, that OLB and its contractors, consultants, agents and representatives shall not unreasonably disturb or interfere with the business activities or operations of the RBI Companies.  Upon request by RBI, OLB shall provide copies of reports prepared by OLB or its representatives for the assessments conducted under this Section 5.7(a)(iii).

(iv)Dissolve Non-Operational Subsidiaries. Prior to Closing, RBI and Regal shall cause the liquidation and legal dissolution of any and all Non-Operational Subsidiaries.

(v)Payment of Deferred Interest.  As soon as possible after execution of this Agreement,  RBI and Regal, as applicable, will take the following actions: (A) RBI shall make a diligent and good faith effort to obtain from the indenture trustee, subject to prior review and approval of OLB, (1) an extension of the interest deferral periods under RBI’s subordinated debentures issued to Regal MD Statutory Trust I and Regal MD Statutory Trust II (collectively, the “Regal Trusts”) for at least two calendar quarters, or (2) waivers of any defaults caused by RBI’s failure to make payments of amounts due on the subordinated debentures by December 15, 2015 or January 16, 2016, as applicable; (B) RBI shall cause Regal to make a diligent and good faith effort to obtain regulatory approval or non-objection to declare and pay a dividend from its existing capital to RBI in an amount sufficient to bring current through December 15, 2015 and December 17, 2015, as applicable, amounts due, including deferred interest and other charges and fees, on RBI’s subordinated debentures issued to the Regal Trusts, and RBI shall make a diligent and good faith effort to obtain regulatory approval to receive such dividend from Regal and to use such dividend to pay such deferred interest and other charges and fees and, upon receipt of such dividend and such approval, RBI shall bring current such amounts due on its subordinated debentures issued to the Regal Trusts; (C) RBI shall make a diligent and good faith effort to obtain any necessary regulatory approval or non-objection for RBI to borrow from OLB an amount sufficient to bring current through December 15, 2015 and December 17, 2015, as applicable, amounts due, including deferred interest and other charges and fees, on RBI’s subordinated debentures issued to the Regal Trusts on the terms and conditions described in the loan documents attached hereto as Exhibit E (the “RBI Loan”). If RBI is unable to obtain the extension or waivers described in (A) above or the regulatory approvals or non-objections described in (B) above, RBI shall, upon receipt of necessary regulatory approvals or non-objections in (C) above and the satisfaction of the conditions set forth in Section 5.7(c)(i), accept the RBI Loan, if offered by OLB, and shall use the proceeds of the RBI Loan to bring current through December 15, 2015 and December 17, 2015, as applicable, amounts due, including deferred interest and other charges and fees, on RBI’s subordinated debentures issued to the Regal Trusts.

(vi)Collateral Sharing Agreement. Upon entering into this Agreement RBI shall deliver to OLB the Intercreditor and Collateral Sharing Agreement, in the form attached hereto as Exhibit F, executed by the Persons listed in Exhibit C (except those Persons set forth on RBI Disclosure Schedule 5.7(a)(vi), who will deliver their executed signature pages to the Intercreditor and Collateral Sharing Agreement within 15 days of the execution date of this Agreement), which shall give OLB an equal first priority security interest in Regal’s common stock as collateral for the RBI Loan.

(b)Undertakings of OLB and RBI.

(i)Filings and Approvals. OLB and RBI shall cooperate and use their respective reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the Merger, the Bank Merger and the other Contemplated Transactions, and OLB will make all necessary regulatory filings as soon as practicable after the date hereof, including without limitation, (A) the Applications, (B) the Registration Statement (including the Prospectus/Proxy Statement) and related filings, if any, under state securities laws relating to the Contemplated Transactions, and (C) all other documents necessary to obtain any other approvals and consents required to effect consummation of the Contemplated Transactions.

(ii)Accuracy of Registration Statement. The Prospectus/Proxy Statement and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.  RBI and OLB shall promptly notify the other party if at any time it becomes aware that the Prospectus/Proxy Statement or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, RBI shall cooperate with OLB in the preparation of a supplement or amendment to such Prospectus/Proxy Statement or Registration Statement that corrects such misstatement or omission, and OLB shall file an amended Registration Statement or supplement to the Registration Statement with the SEC, and RBI shall mail a Prospectus/Proxy Statement and any required amendment or supplement to holders of RBI Common Stock.  OLB will provide RBI and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Prospectus/Proxy Statement and all responses to requests for additional information by and replies to comments of the SEC prior to filing such with, or sending such to, the SEC, and will provide RBI and its counsel with a copy of all such filings made with the SEC.

(iii)Public Announcements. OLB and RBI shall consult upon the form and substance of any press release or public statement related to this Agreement and the Contemplated Transactions and shall not issue any press release or make any public statement without the prior consent of the other party, which shall not be unreasonably delayed or withheld, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure that its counsel deems necessary under applicable Law.

(iv)Maintenance of Insurance. OLB and each OLB Subsidiary, and RBI and each RBI Subsidiary, shall maintain insurance in such amounts as OLB and RBI, respectively, believe are reasonable to cover such risks as are customary in relation to the character and location of its and their respective Subsidiaries’ properties and the nature of its and their respective Subsidiaries’ businesses.

(v)Maintenance of Books and Records. OLB and each OLB Subsidiary, and RBI and each RBI Subsidiary, shall maintain books of account and records on a basis consistent with past practice.

(vi)Taxes. OLB and each OLB Subsidiary shall file all OLB Returns, and RBI and each RBI Subsidiary shall file all RBI Returns, required to be filed by them, respectively, on or before the date such returns are due, including any extensions, and pay all taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(vii)In-House Operations. OLB and RBI shall cooperate with each other in the interest of an orderly, cost-effective consolidation of operations.

(viii)Delivery of Financial Statements. OLB and RBI shall each deliver, or in the case of OLB, make available to the other, promptly upon their completion, but in each case by each respective delivery date, financial statements that fairly present, in all material respects, its consolidated financial condition, results of operations for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and notes thereto.

(ix)Delivery of Regulatory Filings and Documents. Except where prohibited by Law or the regulations of any Regulatory Authority, OLB and RBI shall each deliver to the other copies of all reports filed with Regulatory Authorities promptly upon the filing thereof.

(c)Undertakings of OLB.

(i)Loan to RBI. On or prior to December 15, 2015 and subject to RBI and Regal not obtaining the extensions, waivers or regulatory approvals or non-objections described in Section 5.7(a)(v)(A) and (B), after a diligent and good faith effort to obtain such extensions, waivers or regulatory approvals or non-objections and further subject to RBI obtaining the approval described in Section 5.7(a)(v)(C) and the executed Intercreditor and Collateral Sharing Agreement described in Section 5.7(a)(vi), OLB may make the RBI Loan with the decision whether or not to make the loan being in OLB’s sole discretion. The RBI Loan shall be secured by a first priority security interest in all the outstanding shares of common stock of Regal and shall be subject to customary lien searches, authorizing resolutions, and execution by the parties of the loan documents attached hereto as Exhibit E.

(ii)Employees, Severance Policy.

(A)Subject to OLB’s usual personnel and qualification policies and the provisions hereof, OLB will endeavor to continue the employment of each individual who is an employee of RBI or an RBI subsidiary (a “RBI Employee”) on the Effective Date in a position that will contribute to the successful performance of the combined organization; provided, however, that no provision in this Agreement shall create any obligation of OLB to retain any RBI Employee or create any third party benefit except for the Indemnified Parties’ rights under Section 5.7(c)(iv), which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.  If an RBI Employee is not retained as contemplated and described in this Section 5.7(c)(ii)(A), or if OLB elects to eliminate a position or does not offer an RBI Employee comparable employment (i.e., a position of substantially similar job descriptions or responsibilities at substantially the same salary level), then OLB will make severance payments to the displaced RBI Employee as set forth in this Section 5.7(c)(ii).

(B)Subject to the provisions of Sections 5.7(c)(ii)(C) and 5.7(c)(ii)(D), OLB will pay, or will cause Old Line to pay, to any eligible RBI Employee (exempt and non-exempt) other than G. Bradley Sanner that is not retained by OLB or an OLB Subsidiary two weeks of severance pay for each full year of service with RBI or an RBI Subsidiary up to a maximum of 26 weeks of severance pay. Each RBI Employee eligible for severance benefits as set forth in this Section 5.7(c)(ii)(B) will remain eligible for such benefits if his or her employment is terminated by OLB or an OLB Subsidiary, other than for Cause, within 12 months after the Effective Date. Any RBI Employee whose employment with OLB or an OLB Subsidiary is terminated without Cause after 12 months from the Effective Date shall receive such severance benefit from OLB or such OLB Subsidiary as is provided for in OLB’s general severance policy for such terminations (with full credit being given for each full year of service with RBI or any RBI Subsidiary). Any RBI Employee who is offered a position at OLB or an OLB Subsidiary that would require such RBI Employee to transfer to an office of OLB or any OLB Subsidiary (as such office is designated immediately prior to the Effective Time) within 12 months after the Effective Date and increase his or her current roundtrip daily commute to a new roundtrip daily commute of greater than or equal to 70 miles, may elect not to accept such offer and instead receive the severance payment such RBI Employee would be entitled to receive under this Section 5.7(c)(ii)(B) had such RBI Employee not been retained by OLB or an OLB Subsidiary. OLB and any OLB Subsidiary’s obligation hereunder to make payments as provided herein is expressly subject to OLB obtaining a non-objection or waiver of any regulatory prohibition or limitation on such payment and OLB’s obligation hereunder is limited to such amount as determined by the Regulatory Authorities. At or immediately prior to the Closing, and subject to any necessary approvals or non-objections from applicable Regulatory Authorities, RBI or the appropriate RBI Subsidiary shall make a cash payment to each RBI Employee in an amount equal to the accrued but unused vacation time accumulated by such RBI Employee as of the Effective Time.

(C)Any RBI Employee other than G. Bradley Sanner who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement (a “CIC Agreement”) that provides for any payment that would be triggered by the Merger or the Bank Merger (“CIC Payment”) shall not receive any severance benefits as provided in Section 5.7(c)(ii)(B) but will receive the CIC Payment upon the occurrence of a triggering event under the CIC Agreement subject to the receipt of any necessary approvals or non-objections from the applicable Regulatory Authorities. OLB will use reasonable efforts to obtain any required regulatory approval or non-objection to make any CIC Payments, and OLB shall file any required notice or application to obtain such approval or non-objection no later than the date it files its application for approval of the Bank Merger. OLB’s obligation hereunder is limited to such payments and amounts as may be approved by the applicable Regulatory Authorities if OLB obtains such approval or non-objection. By way of example, if an RBI employee has a change in control agreement and such agreement provides for CIC Payment of $1,000 and the Regulatory Authorities approve a $500 CIC Payment, OLB’s obligation hereunder is limited to $500. RBI will obtain written acknowledgement of OLB’s obligation hereunder from all RBI employees who may be eligible for a CIC Payment hereunder. Any RBI Employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in 5.7(c)(ii)(B).

(D)G. Bradley Sanner Agreements.

(1)Upon entering this Agreement, RBI shall deliver to OLB an employment agreement, in the form attached hereto as Exhibit G, executed by G. Bradley Sanner, which shall be effective as of the Effective Date.

(2)Upon entering this Agreement, RBI shall deliver to OLB an agreement in the form attached hereto as Exhibit H executed by G. Bradley Sanner, which shall be effective at or immediately prior to Closing.

Old Line will use reasonable efforts to obtain any required regulatory approval or non-objection and shall file any required notice or application to obtain such approval or non-objection no later than the later of (i) the date it files its application for approval of the Bank Merger or (ii) it becomes aware of the need to obtain any such approval or non-objection.

(iii)Employee Benefits. As of the Effective Time, each RBI Employee who becomes an employee of OLB or of any OLB Subsidiary shall be entitled to full credit for each year of service with RBI or any RBI Subsidiary for purposes of determining eligibility for participation and vesting and benefit accrual in OLB’s or, as appropriate, in the OLB Subsidiary’s, employee benefit plans, programs and policies.  OLB shall use the original date of hire by RBI or an RBI Subsidiary in making these determinations.

(iv)Indemnification. From and after the Effective Time, OLB (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of RBI, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the Effective Time in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a director or officer of RBI or is or was serving at the request of RBI or any of its Subsidiaries as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of RBI, including without limitation any matters arising in connection with or related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent to which such Indemnified Parties would be entitled to have the right to advancements of expenses or to be indemnified under the Articles of Incorporation and Bylaws of RBI as in effect on the date of this Agreement as though such Articles of Incorporation and Bylaws continue to remain in effect after the Effective Time and as permitted by applicable Law.  OLB’s obligations under this Section 5.7(c)(iv) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(v)Nasdaq Listing.  To the extent required, OLB agrees to use commercially reasonable efforts to list, prior to the Closing Date, on the Nasdaq Capital Market the shares of OLB Common Stock to be issued in connection with the Merger.

(vi)Directors’ and Officers’ Liability Insurance.  Prior to the Closing, OLB shall purchase an extended reporting period to RBI’s current liability insurance policy(ies), for a period to last from the day after the Effective Date to a minimum of six years after that day. Such extended reporting period shall provide the same or better coverage for the persons who are presently covered by RBI’s or Regal’s officers’ and directors’ liability insurance policy(ies) and any other insurance policy(ies) providing insurance coverage for RBI’s or Regal’s executive officers and directors, with respect to actions, omissions, events, matters or circumstances occurring through the Effective Time, provided that the policy(ies) can be obtained for an aggregate six-year cost not in excess of 200% of the current annual premium attributable to the applicable officers’ and directors’ liability coverage in Regal’s  liability insurance policy(ies) in effect as of the date of this Agreement) (the “Maximum Premium”). OLB may not cancel, modify or take any action to limit or terminate the coverage obtained pursuant to this section, unless it replaces such coverage with coverage provided by insurers having the same or better rating, coverage and aggregate limits; provided, however, that OLB may, at its option, replace at any time such policy with another policy having the same coverage rate. In the event OLB is unable to obtain a directors’ and officers’ liability insurance extended reporting period at a cost not in excess of the Maximum Premium, OLB may obtain a director and officer liability insurance extended reporting period with the maximum coverage reasonably available for a cost that is not in excess of the Maximum Premium.

(vii)Repayment of RBI Debt. At or prior to the Closing, OLB shall pay in full the RBI Debt set forth in Exhibit C in exchange for customary documentation evidencing the release of any Liens on RBI’s assets.

Section 5.8Approvals and Consents of Regulatory Authorities.

RBI and OLB will cooperate with each other and use best efforts to promptly prepare all necessary approvals or consents from the Regulatory Authorities necessary to consummate the Contemplated Transactions and OLB will make all necessary filings in respect thereof as promptly as practicable after the date hereof (provided that RBI has timely provided all information requested in writing by OLB or its counsel); provided, however, that in no event shall OLB be required to agree to any prohibition, limitation, or other requirement that would (a) prohibit or materially limit the ownership or operation by OLB or any OLB Subsidiary of all or any material portion of the business or assets of RBI or any RBI Subsidiary, (b) compel OLB or any OLB Subsidiary to dispose of or hold separate all or any material portion of the business or assets of RBI or any RBI Subsidiary, (c) impose a material compliance burden, penalty or obligation on OLB or any OLB Subsidiary, or (d) otherwise materially impair the value of RBI and the RBI Subsidiaries to OLB and the OLB Subsidiaries (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). RBI and OLB will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any Application, petition or any other statement made to any Regulatory Authority in connection with the Merger and the other Contemplated Transactions. RBI shall have the right to review, and to the extent practicable to consult with OLB on, the information that appears in any filing made in connection with the Contemplated Transactions with any Regulatory Authority. OLB shall give RBI and its counsel the opportunity to review, and to the extent practicable to consult with OLB on, each filing prior to its being filed with a Regulatory Authority and shall give RBI and its counsel the opportunity to review all filings with a Regulatory Authority, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Regulatory Authority.

Section 5.9Assumption by OLB of Certain Obligations.

At or prior to Closing, OLB, RBI and the relevant trustees or agents shall execute and deliver such supplemental indentures, agreements and other relevant documents under the provisions of RBI’s trust preferred securities instruments and debt indentures, as required and in a form reasonably satisfactory to OLB, RBI and the trustee named in such agreements and indentures and, as of the Effective Time, OLB shall assume the due and punctual payment of the principal of and premium, if any, and interest on the trust preferred securities and the due and punctual performance and observance of all of the covenants and conditions (insofar as such payment, covenant, or condition is to be performed and observed by a successor of RBI under the relevant documents) of the indentures, agreements and other relevant documents entered into by RBI or any RBI Subsidiary.

ARTICLE VI.
CONDITIONS

Section 6.1Conditions to RBI’s Obligations under this Agreement.

The obligations of RBI hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by RBI pursuant to Section 8.3 hereof:

(a)Corporate Proceedings. All action required to be taken by, or on the part of, OLB and Old Line to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by OLB and Old Line, respectively, and RBI shall have received certified copies of the resolutions evidencing such authorizations.

(b)Covenants; Representations. The obligations of OLB and Old Line required by this Agreement to be performed by OLB and Old Line at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of OLB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, in each case in accordance with the Article IV Standard.

(c)Consents. (i) RBI and Regal shall have received all consents and approvals described in RBI Disclosure Schedule 3.4 and all filings and registrations by RBI and Regal described in RBI Disclosure Schedule 3.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would reasonably not be expected to have a Material Adverse Effect on OLB or Old Line subsequent to the Effective Time; (ii) OLB and Old Line shall have received all consents and approvals described in OLB Disclosure Schedule 4.4 and all filings and registrations by OLB and Old Line described in OLB Disclosure Schedule 4.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would reasonably not be expected to have a Material Adverse Effect on OLB or Old Line subsequent to the Effective Time; (iii) any statutory waiting period or periods relating to the consents, approvals, filings and registrations identified in the foregoing items (i) or (ii) shall have expired; and (iv) no consent or approval identified in the foregoing items (i) or (ii) shall have imposed any condition or requirement that, in the reasonable opinion of the board of directors of RBI, would constitute a Burdensome Condition or otherwise so materially and adversely impact the economic or business benefits to RBI of the Contemplated Transactions as to render consummation of the Merger inadvisable.

(d)No Injunction. There shall not be in effect any order, decree or injunction of a court or Regulatory Authority of competent jurisdiction that enjoins or prohibits consummation of the Contemplated Transactions.

(e)Officer’s Certificate. OLB shall have delivered to RBI a certificate, dated the Closing Date and signed, without personal liability, by its Chief Executive Officer, to the effect that the conditions set forth in subsections (a), (b), (c)(ii) and (c)(iii) of this Section 6.1 have been satisfied.

(f)Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by OLB’s counsel from state securities or “blue sky” authorities with respect to the Contemplated Transactions shall have been obtained.

(g)Tax Opinion or Letter. RBI shall have received an opinion of Kilpatrick Townsend & Stockton LLP, counsel to RBI, or a letter from Rowles & Company, RBI’s independent certified public accountants, dated the Closing Date, to the effect that (i) the Merger constitutes a tax-free reorganization under Section 368(a) of the IRC, and (ii) any gain realized in the Merger will be recognized only to the extent of cash or other property (other than OLB Common Stock) received in the Merger, including cash received in lieu of fractional share interests; in rendering their opinion, such counsel or accountants may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of RBI, OLB and others.

(h)Approval by RBI’s Stockholders. The Agreement and the Merger shall have been approved by the stockholders of RBI by such vote as is required by the MGCL and the certificate of incorporation and bylaws of RBI.

(i)Other Documents. RBI shall have received such other certificates, documents or instruments from OLB or its officers or others as RBI shall have reasonably requested in connection with the accounting or income tax treatment of the Contemplated Transactions, related Securities Laws compliance or to evidence fulfillment of the conditions set forth in Section 6.1 as RBI may reasonably request.

(j)Illegality. No Law shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

(k)No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, business prospects, liquidity, income, or financial condition of OLB or any of the OLB Subsidiaries shall have occurred since the date of this Agreement, and no information shall have been provided solely in an updated OLB Disclosure Schedule pursuant to Section 5.6 of this Agreement, that has had, or would reasonably be likely to have, a Material Adverse Effect on OLB.

(l)Nasdaq Listing.  To the extent required, the shares of OLB Common Stock issuable pursuant to the Merger shall have been approved for listing on the Nasdaq Capital Market, subject to official notice of issuance.

Section 6.2Conditions to OLB’s Obligations under this Agreement.

The obligations of OLB hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by OLB pursuant to Section 8.3 hereof:

(a)Corporate Proceedings. All action required to be taken by, or on the part of, RBI and Regal to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by RBI and Regal, respectively, and OLB shall have received certified copies of the resolutions evidencing such authorizations.

(b)Covenants; Representations. The obligations of RBI and Regal required by this Agreement to be performed by RBI and Regal at or prior to the Closing Date shall have been duly performed and complied with in all material respects; and the representations and warranties of RBI set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, in each case in accordance with the Article III Standard.

(c)Consents.  (i) OLB and Old Line shall have received all consents and approvals described in OLB Disclosure Schedule 4.4 and all filings and registrations by OLB and Old Line described in OLB Disclosure Schedule 4.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would reasonably not be expected to have a Material Adverse Effect on OLB or Old Line subsequent to the Effective Time; (ii) RBI and Regal shall have received all consents and approvals described in RBI Disclosure Schedule 3.4 and all filings and registrations by RBI and Regal described in RBI Disclosure Schedule 3.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would reasonably not be expected to have a Material Adverse Effect on OLB or Old Line subsequent to the Effective Time; (iii) any statutory waiting period or periods relating to the consents, approvals, filings and registrations identified in the foregoing items (i) or (ii) shall have expired; and (iv) no consent or approval identified in the foregoing items (i) or (ii) shall have imposed any condition or requirement that, in the reasonable opinion of the board of directors of OLB, would constitute a Burdensome Condition or otherwise so materially and adversely impact the economic or business benefits to OLB of the Contemplated Transactions as to render consummation of the Merger inadvisable.

(d)No Injunction. There shall not be in effect any order, decree or injunction of a court or Regulatory Authority of competent jurisdiction that enjoins or prohibits consummation of the Contemplated Transactions.

(e)Officer’s Certificate. RBI shall have delivered to OLB a certificate, dated the Closing Date and signed, without personal liability, by its Chief Executive Officer, to the effect that the conditions set forth in subsections (a), (b), (c)(ii) and (iii) and (h) of this Section 6.2 have been satisfied.

(f)Registration Statement. The Registration Statement shall be effective under the Securities Act, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement; and all approvals deemed necessary by OLB’s counsel from state securities or “blue sky” authorities with respect to the Contemplated Transactions shall have been obtained.

(g)Tax Opinion or Letter. OLB shall have received an opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, counsel to OLB, or a letter from Dixon Hughes Goodman LLP, OLB’s independent certified public accountants, dated the Closing Date, to the effect that the Merger constitutes a tax-free reorganization under Section 368(a) of the IRC; in rendering their opinion, such counsel or accountants may require and rely upon representations and reasonable assumptions, including those contained in certificates of officers of RBI, OLB and others.

(h)Approval by RBI’s Stockholders. The Agreement and the Merger shall have been approved by the stockholders of RBI by such vote as is required by the MGCL and the articles of incorporation and bylaws of RBI.

(i)Limitation on Objecting RBI Shares.  As of the Effective Date, the holders of no more than ten percent of the RBI Common Stock that is issued and outstanding shall have taken the actions required by Section 3-203 of the MGCL to qualify their RBI Common Stock as Objecting RBI Shares.

(j)Other Documents. OLB shall have received such other certificates, documents or instruments from RBI or its officers or others as OLB shall have reasonably requested in connection with the accounting or income tax treatment of the Contemplated Transactions, related Securities Laws compliance or to evidence fulfillment of the conditions set forth in Section 6.2 as OLB may reasonably request.

(k)Environmental Assessment Results. The recognized environmental conditions of any Environmental Assessments conducted pursuant to Section 5.7(a)(iii) hereof shall not result in a Material Adverse Effect on RBI.  OLB shall be fully satisfied, in its reasonable discretion, with the findings of the

Environmental Assessments and any other environmental reports undertaken pursuant to Section 5.7 of this Agreement.

(l)No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, business prospects, liquidity, income, or financial condition of RBI or any of the RBI Subsidiaries shall have occurred since the date of this Agreement, and no information shall have been provided in an updated RBI Disclosure Schedule pursuant to Section 5.6 of this Agreement, that has had, or would reasonably be likely to have, a Material Adverse Effect on RBI.

(m)Third Party Consents. OLB shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Contemplated Transactions to be consummated without the violation of any lease or other material agreement to which any of the RBI Companies is a party or by which any of their properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a Material Adverse Effect subsequent to the Merger.

(n)Illegality.  No Law shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

(o)Sanner Agreements.  G. Bradley Sanner, RBI and Regal have entered into (i) an employment agreement substantially in the form attached hereto as Exhibit G; and (ii) an agreement substantially in the form attached hereto as Exhibit H.

Section 6.3Frustration of Closing Conditions.

Neither OLB nor RBI may rely on the failure of any condition set forth in Section 6.1 or 6.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable best efforts to consummate and to make effective the Contemplated Transactions, as required by and subject to Section 5.5.

ARTICLE VII.
TERMINATION

Section 7.1Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding receipt of the approval by the stockholders of RBI of the Agreement and the Merger, this Agreement may be terminated on or at any time prior to the Closing Date:

(a)By the mutual written agreement of RBI and OLB;

(b)By either RBI or OLB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein in a manner that would entitle the other party not to consummate the Contemplated Transactions) in the event of a material breach of any representation, warranty, covenant, or other agreement of the other party hereto contained in this Agreement such that (i) with respect to a representation or warranty, the condition set forth in the second clause of Section 6.1(b) or Section 6.2(b), as the case may be, would not be satisfied, and (ii) with respect to a covenant or other agreement, the condition set forth in the first clause of Section 6.1(b) or Section 6.2(b), as the case may be, would not be satisfied, and in each case such breach cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied or which, by its nature, cannot be cured prior to the Closing;

provided,  that if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

(c)By either RBI or OLB if the Closing Date shall not have occurred prior to January 31, 2016 (except that if the Closing Date shall not have occurred by January 31, 2016 because of a failure to obtain any required regulatory approval or consent, such date shall be April 30, 2016 unless the conditions of any such required regulatory approval or consent cannot be satisfied by April 30, 2016); except that if the Closing Date shall not have occurred by such date because of a material breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision;

(d)By either RBI or OLB in the event any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and any appeals and requests for reconsideration have also received a definitive written denial or an application therefor has been permanently withdrawn at the request of a Regulatory Authority;

(e)By either RBI or OLB if the stockholders of RBI vote, but fail to approve the Agreement and the Merger at the RBI Common Stockholders’ Meeting;

(f)By OLB if RBI or any RBI Subsidiary enters into any agreement, agreement in principle, letter of intent or similar instrument with respect to any Superior Proposal or approves or resolves to approve any agreement, agreement in principle, letter of intent or similar instrument with respect to a Superior Proposal;

(g)By RBI if at any time after the date of this Agreement and prior to obtaining the approval of the Agreement and the Merger by RBI’s stockholders at the RBI Common Stockholders’ Meeting, RBI receives a Superior Proposal; provided, however, that RBI shall not terminate this Agreement pursuant to the foregoing clause unless:

(i)RBI shall have complied in all material respects with Section 5.7(a)(ii) of this Agreement;

(ii)RBI concurrently pays the RBI Termination Fee payable pursuant to Section 8.1(b); and

(iii)the board of directors of RBI concurrently approves, and RBI concurrently enters into, a definitive agreement with respect to such Superior Proposal;

(h)By RBI if OLB or any OLB Subsidiary enters into any definitive term sheet, letter of intent, agreement or similar type of agreement with a view to being acquired by, or effecting a business combination, as a result of which OLB is not the surviving Entity or OLB’s directors, as of the date of this Agreement, do not comprise the majority of the surviving Entity’s board of directors, with any person other than RBI and the RBI board of directors determines that, after considering the advice of counsel, such transaction is not in the best interests of the RBI Common Stockholders; provided, however, that RBI must exercise the termination option under this Section 7.1(h) within 30 calendar days after OLB files a Current Report on Form 8-K with the SEC regarding events triggering the termination option;

(i)By OLB if the RBI board of directors withdraws, changes, or modifies its recommendation to its stockholders in any manner adverse to OLB regarding this Agreement or the Merger; or

(j)By RBI if the OLB Price Ratio is both (x) less than 80% and (y) less than the Index Ratio by more than 20%.

If RBI elects to exercise its termination right pursuant to this Section 7.1(j), it shall give prompt (but in any case within 24 hours of such determination) written notice thereof to OLB.  During the five Business Day period commencing with its receipt of such notice, OLB may, at its option, increase the Per Share Common Stock Consideration to an amount that equals $10.14 per share. If OLB makes the election contemplated by the preceding sentence within such five Business Day period, it shall give prompt written notice to RBI of such election and the revised Per Share Common Stock Consideration, whereupon no termination shall have occurred pursuant to this Section 7.1(j) and this Agreement shall remain in effect in accordance with its terms (except as the Per Share Common Stock Consideration shall have been so modified), and any references in this Agreement to the Per Share Common Stock Consideration and the amount thereof shall thereafter be deemed to refer to the Per Share Common Stock Consideration and the amount thereof as adjusted pursuant to this Section 7.1(j).

If the outstanding shares of OLB Common Stock or any company belonging to the NASDAQ Bank Stock Index shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the end of the Price Determination Period, the Starting Price, the Closing Market Price and the other amounts in this Section 7.1(j) shall be appropriately adjusted.

For purposes of this Section 7.1(j), the following terms shall have the meanings set forth below:

“Starting Price” shall mean $16.43.

The “Closing Market Price” shall be the average of the per share closing prices for OLB Common Stock, calculated to two decimal places, for the Price Determination Period, as reported on the NASDAQ Capital Market.

“Pre-Execution Date” shall mean August 4, 2015, i.e., the Business Day immediately preceding the date of this Agreement.

“OLB Price Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Closing Market Price by the Starting Price, calculated to four decimal places.

“Index Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Average closing NASDAQ Bank Stock Index Value For The Price Determination Period by the NASDAQ Bank Stock Index Value on the Pre-Execution Date, calculated to four decimal places.

“Average NASDAQ Bank Stock Index Value For The Price Determination Period” means the average of the NASDAQ Bank Stock Index Value as quoted by NASDAQ for the Price Determination Period.

“Price Determination Period” means the 30 consecutive trading days immediately preceding the date that is five business days before the Effective Date.

Section 7.2Effect of Termination.

If this Agreement is terminated pursuant to Section 7.1 hereof or otherwise, this Agreement shall forthwith become void, other than Sections 5.3(b), 5.7(b)(iii), 8.1, 8.2, 8.4, 8.5, 8.6, 8.9, 8.10,

8.11 and 8.13 hereof and this Section 7.2, which shall remain in full force and effect, and there shall be no further liability on the part of OLB or RBI to the other, except for any liability of OLB or RBI under such applicable sections of this Agreement and except for any liability arising out of a willful breach of this Agreement giving rise to the termination.

ARTICLE VIII.
MISCELLANEOUS

Section 8.1Expenses and Other Fees.

(a)General Expenses. Whether or not the Contemplated Transactions are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees and including those costs of any party’s enforcement of the rights afforded under this Section 8.1) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the Merger other than one based on communications between the party and the claimant seeking indemnification. OLB shall be responsible for and shall pay all filing fees, trustee or exchange agent fees and expenses, and blue sky fees and expenses, if any.  The expenses of separate counsel to any stockholder of RBI shall be borne by such stockholder and not borne or reimbursed by the RBI Companies or OLB.

(b)RBI Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by OLB while structuring and pursuing the Merger, RBI shall pay to OLB by wire transfer of immediately available funds a termination fee equal to $450,000 (the “RBI Termination Fee”) as follows:

(i)in the event OLB terminates this Agreement pursuant to Section 7.1(b), Section 7.1(c) because the Closing failed to occur prior to January 31, 2016 or April 30, 2016, as applicable, and such failure resulted from the knowing, willful and intentional actions or inactions of RBI or Regal, Section 7.1(d) because a Regulatory Authority refused to issue a consent or approval required for the consummation of any of the Contemplated Transactions and such refusal resulted from the knowing, willful and intentional actions or inactions of RBI or Regal, or 7.1(i) (in each case provided that OLB is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement), RBI shall pay the RBI Termination Fee in three equal installments of $150,000, with the first installment to be paid as promptly as practicable but in any event within three Business Days after termination of the Agreement and the remaining two installments paid on the second and third anniversary dates of termination of the Agreement, respectively;

(ii) in the event OLB or RBI terminates this Agreement pursuant to Sections 7.1(f) or 7.1(g),  or because RBI or any RBI Subsidiary enters into a definitive term sheet, letter of intent, agreement or similar type of agreement with a view to being acquired by, or effecting a business combination with, any person other than OLB, or enters into any agreement to merge, consolidate, combine or to sell a material portion of its assets or be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person, whether financial or otherwise in violation of the terms of this Agreement, in particular, Section 5.7(a)(ii) hereof, RBI shall pay the RBI Termination Fee at or prior to the time of such termination; or

(iii)in the event RBI fails to make any installment payment required under Section 8.1(b)(i) when due, the total unpaid amount of the RBI Termination Fee shall become immediately due and payable and shall bear interest from the date of such nonpayment until the date that such nonpayment has been cured to the satisfaction of OLB at the rate of eight percent per annum.

(c)OLB Termination Fee. In recognition of the efforts, expenses and other opportunities foregone by RBI while structuring and pursuing the Merger, OLB shall pay to RBI by wire transfer of immediately available funds a termination fee equal to $450,000 (the “OLB Termination Fee”) as follows, such OLB Termination Fee to be paid as promptly as practicable (but in any event within three Business Days) after termination of the Agreement:

(i)in the event RBI terminates this Agreement pursuant to Section 7.1(b) (provided that RBI is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement);

(ii) in the event RBI terminates this Agreement pursuant to Section 7.1(c) because the Closing failed to occur prior to January 31, 2016 or April 30, 2016, as applicable, and such failure resulted from the knowing, willful and intentional actions or inactions of OLB or Old Line (provided RBI is not then in material breach of any material representation, warranty, covenant, or other agreement contained in this Agreement); or

(iii) in the event RBI terminates this Agreement pursuant to Section 7.1(d) because a Regulatory Authority refused to issue a consent or approval required for the consummation of any of the Contemplated Transactions and such refusal resulted from the knowing, willful and intentional actions or inactions of OLB or Old Line (provided RBI is not then in material breach of any material representation, warranty, covenant, or other agreement contained in this Agreement).

Section 8.2Non-Survival.

All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate as of the Closing. Notwithstanding the foregoing, Sections 1.5, 2.9(b) through (h), 5.3(b) and 5.7(c)(ii), (iii) (iv) and (vi) shall survive the Closing.

Section 8.3Amendment, Extension and Waiver.

(a)Subject to applicable Law, at any time prior to the Closing Date, the parties may:

(i)Amend this Agreement;

(ii)Extend the time for the performance of any of the obligations or other acts of either party hereto;

(iii)Waive any term or condition of this Agreement, any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(iv)Waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise.

(b)This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.4Entire Agreement.

This Agreement, the schedules and exhibits hereto, and any other documents to be executed in connection herewith, including, without limitation, the Bank Merger Agreement, and the Confidentiality Agreement, contain the entire, complete, and integrated agreement between the parties with respect to the subject matter hereof, and supersede any prior or contemporaneous arrangements, agreements or understandings between the parties, written or oral, express or implied, that may have related to the subject matter hereof in any way.

Section 8.5Binding Agreement.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors; provided, however, that, except for the Indemnified Parties’ rights under Section 5.7(c)(iv), which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

Section 8.6Notices.

All notices under this Agreement shall be in writing and shall be deemed sufficient and duly given: (a) when delivered personally to the recipient; (b) upon confirmation of good transmission if sent by facsimile; or (c) when delivered to the last known address of the recipient (i) one Business Day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (ii) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

(a)If to OLB, to:

James W. Cornelsen

President and Chief Executive Officer

Old Line Bancshares, Inc.

1525 Pointer Ridge Place

Bowie, MD  20716

Fax:  (301) 430-2531

with a copy to:

Frank C. Bonaventure, Jr., Esquire

Ober│Kaler

100 Light Street

Baltimore, Maryland 21202

Fax:  (443) 263-7505

(b)If to RBI, to:

G. Bradley Sanner

President and Chief Executive Officer

Regal Bancorp, Inc.

11436 Cronhill Drive

Owings Mills, Maryland 21117

Fax:  (410) 356-2649

with a copy to:

Joel E. Rappoport, Esquire

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005-2018

Fax:  (202) 204-5620

Section 8.7Disclosure Schedules.

Information contained on either the RBI Disclosure Schedule or the OLB Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

Section 8.8Tax Disclosure.

Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, the federal income tax treatment and federal income tax structure of any and all Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with Securities Laws. This authorization of disclosure is not effective until the earlier of (a) the date of the public announcement of discussions relating to the Contemplated Transactions, (b) the date of the public announcement of the Contemplated Transactions, or (c) the date of execution of an agreement (with or without conditions) to enter into the Contemplated Transactions.

Section 8.9No Assignment.

Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 8.10Captions; Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The Background Section hereof constitutes an integral part of this Agreement. References to Sections include subsections, which are part of the related Section. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.11Counterparts; Facsimile.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 8.12Severability.

If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

Section 8.13Governing Law; Venue; No Jury Trial.

(a)This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions.

(b)The parties agree that the prevailing party in any judicial proceeding arising out of or relating to this Agreement shall be entitled to recover all costs and attorneys’ fees from the non-prevailing party.

(c)EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE CONTEMPLATED TRANSACTIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION THEREWITH.

Section 8.14Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:		OLD LINE BANCSHARES, INC.

By:		By:
Name:	Elise Hubbard	Name:	James W. Cornelsen
Title:	Assistant Secretary	Title:	President and Chief Executive Officer

ATTEST:		REGAL BANCORP, INC.

By:		By:
Name:		Name:	G. Bradley Sanner
Title:	Secretary	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit A – List of Stockholders to Execute Support Agreements

Exhibit B – Support Agreement

Exhibit C – List of Loans to be Paid at Closing

Exhibit D – Bank Merger Agreement

Exhibit E – RBI Loan Documents

Exhibit F – Form of Intercreditor and Collateral Sharing Agreement

Exhibit G – Form of Sanner Employment Agreement

Exhibit H – Agreement

Exhibit A

List of Stockholders to Execute Support Agreements

Daniel A. Hirschfeld

Thomas J. Faust

Charles J. Ilardo

Elliot Dackman

Robert Matz

Brent Baron

Albert Kishter

Sheldon Leibowitz

Fred Lewis

G. Bradley Sanner

Exhibit B

Support Agreement

Exhibit C

List of Loans to be Paid at Closing

Lender	Loan Amount(1)	Note Date

Brent Baron	$ 56,493.43	February 28, 2015
David Green	$ 84,740.15	February 28, 2015
Albert Kishter	$ 225,971.80	February 28, 2015
Robert Matz	$ 338,958.66	February 28, 2015
RIVER OAKS TRUST	$ 197,723.17	February 28, 2015

(1) Amounts shown are as of February 28, 2015.  Excludes interest accruing at the annual rate of 8% after February 28, 2015.

Exhibit D

Bank Merger Agreement

Exhibit E

RBI Loan Documents

Exhibit F

Form of Intercreditor and Collateral Sharing Agreement

Exhibit G

Form of Sanner Employment Agreement

Exhibit H

Agreement

DISCLOSURE SCHEDULE INDEX

[Add Disclosure Schedules Here]

AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

OLD LINE BANCSHARES, INC.

and

REGAL BANCORP, INC.

This Amendment to Agreement and Plan of Merger (“Amendment”) is made as of this 13th day of August, 2015 by and between Old Line Bancshares, Inc. (“OLB”) and Regal Bancorp Inc. (“RBI”).

WHEREAS, OLB and RBI entered into an Agreement and Plan of Merger dated as of August 5, 2015 (the “Agreement”); and

WHEREAS, OLB and RBI desire to amend the Agreement as provided and only as provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OLB and RBI, intending to be legally bound hereby, agree as follows:

1.	The definition of Election Form in Section 1.2 of the Agreement is deleted in its entirely and replaced with the following:

Election Form means a form, in such form as OLB and RBI shall mutually agree, that permits the RBI Common Stockholders to make an Election.

2.	The definition of Non-Election in Section 1.2 of the Agreement is deleted in its entirely.

3.	Sections 2.5(b)(i) and (ii) of the Agreement are deleted in their entirety and replaced with the following:

(i)Elect to receive the Per Share Common Stock Consideration with respect to all or a portion of their shares of RBI Common Stock (collectively, the “Common Stock Election Shares”); or

(ii)Elect to receive the Per Share Cash Consideration with respect to all or a portion of their shares of RBI Common Stock (collectively, the “Cash Election Shares”).

4.	Section 2.5(b)(iii) of the Agreement is deleted in its entirety.

5.	The first paragraph of Section 2.5(d) of the Agreement is deleted in its entirety and replaced with the following:

(d)Effective Election.  Any RBI Common Stockholder’s Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a properly completed and signed Election Form, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by OLB or the Exchange Agent, accompanied by the RBI Certificate(s) to which such Election Form and Letter of Transmittal relates, in a form acceptable for transfer (or by an appropriate guarantee of delivery of such RBI Certificate(s) as set forth in such Election Form from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act) provided that such RBI Certificate(s) are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. If an RBI Common Stockholder (i) does not submit a properly completed Election Form and Letter of Transmittal before the Election Deadline, (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, or (iii) otherwise fails to make an Election pursuant to this Section 2.5, then the shares of RBI Common Stock held by such holder shall be designated “No-Election Shares.” In addition, all Election Forms shall automatically be revoked, and all RBI Certificates returned, if the Exchange Agent is notified in writing by OLB and RBI that this Agreement has been terminated.

6.	Section 2.5(e)(ii)(B) of the Agreement is deleted in its entirety and replaced with the following:

(B)Each Common Stock Election Share and each No-Election Share shall be converted into the right to receive the Per Share Common Stock Consideration in the Merger.

7.	All Sections of the Agreement not amended by this Amendment remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:		OLD LINE BANCSHARES, INC.

By:		By:
Name:	Mark A. Semanie	Name:	James W. Cornelsen
Title:	Secretary	Title:	President and Chief Executive Officer

ATTEST:		REGAL BANCORP, INC.

By:		By:
Name:	Lynda Stewart	Name:	G. Bradley Sanner
Title:	Secretary	Title:	President and Chief Executive Officer

Annex  B

Feldman Financial Advisors, Inc.

1001 CONNECTICUT AVENUE, NW, SUITE 840

WASHINGTON, DC  20036

(202) 467-6862 • Fax (202) 467-6963

August 5, 2015

The Board of Directors

Regal Bancorp, Inc.

11436 Cronhill Drive

Owings Mills, Maryland  21117

Members of the Board:

Regal Bancorp, Inc. ("Regal")  and Old Line Bancshares, Inc. ("Old Line") have entered into an Agreement and Plan of Merger dated August 5, 2015 (the "Agreement"), pursuant to which  Regal shall merge with and into Old Line with Old Line as the surviving entity (the "Merger").  Pursuant to the terms of the Agreement, upon consummation of the Merger, each outstanding share of the common stock  of  Regal ("Regal Common Stock") will be converted into the right to receive, at the election of the holder and subject to proration and allocation as set forth in the Agreement, (a) cash in an amount equal to $12.68 (the "Per Share Cash Consideration") or (b) 0.7718 shares of common stock of Old Line (the "Per Share Stock Consideration").  The Per Share Cash Consideration and the Per Share Consideration are referred to herein collectively as the "Merger Consideration."  The Agreement further provides that the maximum number of shares of Regal Common Stock to receive the Per Share Cash Consideration is 50% of the total outstanding shares of Regal Common Stock.  The terms and conditions of the Merger are more fully set forth in the Agreement.  You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of Regal Common Stock.

In addition, as more fully described in the Agreement, each holder of the preferred stock of Regal ("Regal Preferred Stock") will receive cash equal to $2.00 in exchange for such share upon closing of the Merger.  The Agreement also provides that immediately after the Merger, Regal Bank & Trust, a wholly owned subsidiary of Regal, will merge with and into Old Line Bank, a wholly owned subsidiary of Old Bank (such transaction, the "Bank Merger"), pursuant to a subsidiary agreement and plan of merger.

Feldman Financial Advisors, Inc. specializes in providing financial advisory and consulting services to financial services companies.  As part of our business, we are regularly engaged in the independent valuation of businesses and securities in connection with mergers and acquisitions, initial public offerings, private placements, and other corporate transactions.  We have acted exclusively for the Board of Directors of Regal (the "Board") in rendering this opinion and will receive a fee from Regal for our services.  A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger.  In addition, Regal has agreed to indemnify us for certain liabilities arising out of our engagement.

During the course of our engagement, we reviewed, analyzed, and relied upon publicly available and confidential materials bearing upon the financial and operating condition of Regal and materials prepared in connection with the proposed Merger.  In addition, we have relied upon publicly available and confidential materials bearing upon the financial and operating condition of Old Line.  In rendering our opinion, we have, among other things: reviewed the Agreement; reviewed the historical financial performance, current financial position, and general prospects of Regal and Old Line; reviewed the historical stock prices and trading volumes of Regal Common Stock and Old Line Common Stock; reviewed certain internal financial data and projections of Regal and Old Line and reviewed analyst estimates for Old Line; considered the proposed financial terms of the Merger and examined the estimated pro forma financial impact of the proposed Merger;  analyzed selected public information of certain other publicly traded financial institutions and compared Regal and Old Line to these other financial institutions; compared the financial terms of the Merger to those of certain recent merger and acquisition transactions involving companies that we considered relevant; and performed such other analyses and examination as we deemed necessary.

In performing our review, we have relied upon and assumed the accuracy and completeness, without independent investigation, of all the financial and other information that was provided to us by Regal or Old Line or their respective representatives or obtained from publicly available sources.  We were not retained and did not conduct a physical inspection of any of the properties or facilities of Regal or Old Line.  We did not make any independent evaluation or appraisal of the assets, liabilities, or prospects of Regal or Old Line, or the collectability of any such assets, nor were we furnished with any such evaluations or appraisals.  We did not make an independent evaluation of the adequacy of the allowance for loan losses of Regal or Old Line, nor have we reviewed any individual credit files relating to Regal or Old Line.  We are not experts in the verification of the adequacy of allowances for loan losses and we have assumed that the respective allowances for loan losses for Regal and Old Line are adequate to cover any such losses and complied fully with applicable accounting and sound business practices.  We have assumed in all respects material to our analyses that Regal and Old Line will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party, that the conditions precedent in the Agreement are not waived, and that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

In addition, we have reviewed and discussed financial projections and forecasts with Regal's and Old Line's respective managements for the purpose of reviewing the future prospects of Regal and Old Line.   We assumed that, as of the date such projections and forecasts were prepared, they were reasonably prepared reflecting the best estimates and judgments of the respective managements of Regal and Old Line as to the future operating and financial performance of Regal and Old Line.  Further, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences from the assumptions on which the projections were based may be material.  Additionally, we performed such other studies, analyses, and examinations as we deemed appropriate.  We also took into account our assessment of current and expected future general market and financial conditions and our experience in other transactions.

We have also assumed that there has been no material adverse change in Regal's or Old Line's assets, financial condition, results of operations, business, or prospects since the date of the most recent financial statements made available to us by Regal or obtained from Old Line or public sources.  Our opinion is necessarily based upon financial, economic, market, and other conditions as they exist and can be evaluated as of the date hereof and the information made available to us through the date hereof.  Events occurring after the date hereof could materially affect this opinion.

We have not undertaken to update, revise, reaffirm, or withdraw this opinion or otherwise comment upon events occurring after the date hereof.

Our opinion is directed to the Board in connection with its consideration of the financial terms of the Merger.  This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of Regal Common Stock as to how to vote in connection with the Merger or any other matter.  Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be received by holders of Regal Common Stock in the proposed Merger and does not address the underlying business decision of Regal to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Regal, or the effect of any other transaction in which Regal might engage.  We express no view or opinion as to any other terms or aspects of the Merger, including without limitation, the form or structure of the Merger, the allocation of the Merger Consideration between the Per Share Stock Consideration and the Per Share Cash Consideration, the Bank Merger, the consideration to be paid to holders of Regal Preferred Stock, the prices at which Regal Common Stock or Old Line Common will trade following the public announcement of the Merger, or the prices at which Old Line Common Stock will trade following consummation of the Merger.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration to be received by the holders of Regal Common Stock is fair, from a financial point of view, to such holders.

Sincerely,

FELDMAN FINANCIAL ADVISORS, INC.

ANNEX C

SECTIONS 3-201 THROUGH 3-213

OF THE MARYLAND GENERAL CORPORATION LAW

MARYLAND CORPORATIONS AND ASSOCIATIONS Code Ann (2014)

§ 3-201. Definitions.

(a) In general. -- In this subtitle the following words have the meanings indicated.

(b) Affiliate. -- "Affiliate" has the meaning stated in § 3-601 of this title.

(c) Associate. -- "Associate" has the meaning stated in § 3-601 of this title.

(d) Beneficial owner. -- "Beneficial owner", when used with respect to any voting stock, means a person that:

   (1) Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;

   (2) Individually or with any of its affiliates or associates, has:

      (i) The right to acquire voting stock (whether the right is exercisable immediately or within 60 days after the date on which beneficial ownership is determined), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or

      (ii) Except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or

   (3) Except solely by virtue of a revocable proxy, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock.

(e) Executive officer. -- "Executive officer" means a corporation's president, any vice president in charge of a principal business unit, division, or function, such as sales, administration, or finance, any other person who performs a policy making function for the corporation, or any executive officer of a subsidiary of the corporation who performs a policy making function for the corporation.

(f) Successor. --

   (1) "Successor", except when used with respect to a share exchange, includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

   (2) "Successor", when used with respect to a share exchange, means the corporation the stock of which was acquired in the share exchange.

(g) Voting stock. -- "Voting stock" has the meaning stated in § 3-601 of this title.

§ 3-202. Right to fair value of stock

(a) General rule. -- Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

   (1) The corporation consolidates or merges with another corporation;

   (2) The stockholder's stock is to be acquired in a share exchange;

   (3) The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

   (4) The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation;

   (5) The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title; or

   (6) The corporation is converted in accordance with § 3-901 of this title.

(b) Basis of fair value. --

   (1) Fair value is determined as of the close of business:

      (i) With respect to a merger under § 3-106 or § 3-106.1 of this title, on the day notice is given or waived under § 3-106 or § 3-106.1 of this title; or

      (ii) With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

   (2) Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

   (3) In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

(c) When right to fair value does not apply. -- Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder's stock and is bound by the terms of the transaction if:

   (1) Except as provided in subsection (d) of this section, any shares of the class or series of the stock are listed on a national securities exchange:

      (i) With respect to a merger under § 3-106 or § 3-106.1 of this title, on the date notice is given or waived under § 3-106 or § 3-106.1 of this title; or

      (ii) With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

   (2) The stock is that of the successor in a merger, unless:

      (i) The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

      (ii) The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

   (3) The stock is not entitled, other than solely because of § 3-106 or § 3-106.1 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

   (4) The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

   (5) The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

(d) Merger, consolidation, or share exchange. -- With respect to a merger, consolidation, or share exchange, a stockholder of a Maryland corporation who otherwise would be bound by the terms of the transaction under subsection (c)(1) of this section may demand the fair value of the stockholder's stock if:

   (1) In the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except:

      (i) Stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item;

      (ii) Cash in lieu of fractional shares of stock or fractional depositary receipts described in item (i) of this item; or

      (iii) Any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (i) and (ii) of this item;

   (2) The directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1-year period ending on:

      (i) The day the stockholders voted on the transaction objected to; or

      (ii) With respect to a merger under § 3-106 or § 3-106.1 of this title, the effective date of the merger; and

   (3) Unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors of the corporation, any stock held by persons described in item (2) of this subsection, as part of or in connection with the transaction and within the 1-year period described in item (2) of this subsection, will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series.

(e) Beneficial owners. -- If directors or executive officers of the corporation are beneficial owners of stock in accordance with § 3-201(d)(2)(i) of this subtitle, the stock is considered outstanding for purposes of determining beneficial ownership by a person under subsection (d)(2) of this section.

§ 3-203. Procedure by stockholder

(a) Specific duties. -- A stockholder of a corporation who desires to receive payment of the fair value of the stockholder's stock under this subtitle:

   (1) Shall file with the corporation a written objection to the proposed transaction:

      (i) With respect to a merger under § 3-106 or § 3-106.1 of this title, within 30 days after notice is given or waived under § 3-106 or § 3-106.1 of this title; or

      (ii) With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

   (2) May not vote in favor of the transaction; and

   (3) Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for the stockholder's stock, stating the number and class of shares for which the stockholder demands payment.

(b) Failure to comply with section. -- A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204. Effect of demand on dividend and other rights

A stockholder who demands payment for his stock under this subtitle:

   (1) Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

   (2) Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205. Withdrawal of demand

A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206. Restoration of dividend and other rights

(a) When rights restored. -- The rights of a stockholder who demands payment are restored in full, if:

   (1) The demand for payment is withdrawn;

   (2) A petition for an appraisal is not filed within the time required by this subtitle;

   (3) A court determines that the stockholder is not entitled to relief; or

   (4) The transaction objected to is abandoned or rescinded.

(b) Effect of restoration. -- The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

3-207. Notice and offer to stockholders

(a) Duty of successor. --

   (1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

   (2) The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

      (i) A balance sheet as of a date not more than six months before the date of the offer;

      (ii) A profit and loss statement for the 12 months ending on the date of the balance sheet; and

      (iii) Any other information the successor considers pertinent.

(b) Manner of sending notice. -- The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208. Petition for appraisal; consolidation of proceedings; joinder of objectors

(a) Petition for appraisal. -- Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

(b) Consolidation of suits; joinder of objectors. --

   (1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

   (2) Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209. Notation on stock certificate

(a) Submission of certificate. -- At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

(b) Transfer of stock bearing notation. -- If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

§ 3-210. Appraisal of fair value

(a) Court to appoint appraisers. -- If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.

(b) Report of appraisers -- Filing. -- Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.

(c) Report of appraisers -- Contents. -- The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.

(d) Report of appraisers -- Service; objection. --

   (1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.

   (2) Within 15 days after the report is filed, any party may object to it and request a hearing.

§ 3-211. Action by court on appraisers' report

(a) Order of court. -- The court shall consider the report and, on motion of any party to the proceeding, enter an order which:

   (1) Confirms, modifies, or rejects it; and

   (2) If appropriate, sets the time for payment to the stockholder.

(b) Procedure after order. --

   (1) If the appraisers' report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.

   (2) If the appraisers' report is rejected, the court may:

      (i) Determine the fair value of the stock and enter judgment for the stockholder; or

      (ii) Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.

(c) Judgment includes interest. --

   (1) Except as provided in paragraph (2) of this subsection, a judgment for the stockholder shall award the value of the stock and interest from the date as at which fair value is to be determined under § 3-202 of this subtitle.

§ 3-212. Surrender of stock

The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:

   (1) The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or

   (2) Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

§ 3-213. Rights of successor with respect to stock

(a) General rule. -- A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle.

(b) Successor in transfer of assets. -- After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.

(c) Successor in consolidation, merger, or share exchange. -- Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Section 2-418 of the Maryland General Corporation Law establishes provisions that a corporation may (and, unless otherwise provided in the corporation’s charter, if the party to be indemnified is successful on the merits or otherwise, must) indemnify any director or officer made party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding by reason of service in the capacity of a director or officer, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with such proceeding, unless it is proved that (a) the act or omission for which the director or officer seeks indemnification was material to the matter giving rise to the action, suit or proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.  If the proceeding is a derivative suit in favor of the corporation, indemnification may not be made in any proceeding in which the director or officer is adjudged to be liable to the corporation.  The statute also provides for indemnification of directors and officers by court order.

The Registrant’s Articles of Amendment and Restatement (the “Charter”) provide for indemnification and the advancement of expenses for any person who is serving or has served as a director or officer of the Registrant to the fullest extent permitted under the Maryland General Corporation Law.

The rights of indemnification provided in the Registrant’s Charter are not exclusive of any other rights which may be available under any insurance or other agreement, by resolution of stockholders or disinterested directors or otherwise.

The Registrant maintains officers’ and directors’ liability insurance in the amount of $16 million.

Item 21.  Exhibits

(a) Exhibits.  The following exhibits are filed or furnished herewith or incorporated by reference:

Exhibit No.	Description of Exhibits
2.1

Agreement and Plan of Merger, dated as of August 5, 2015, by and between Old Line Bancshares, Inc. and Regal Bancorp, Inc., and Amendment No. 1 thereto (the schedules and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  Old Line Bancshares undertakes to furnish supplemental copies of any of the omitted schedules or exhibits upon request by the Securities and Exchange Commission.) (Attached as Annex A to the proxy statement/ prospectus that is part of this Registration Statement)

2.2(V)	Agreement and Plan of Merger by and between Old Line Bancshares, Inc. and Maryland Bankcorp, Inc., dated as of September 1, 2010, and Amendment No. 1 thereto

2.3(R)	Agreement and Plan of Merger by and between Old Line Bancshares, Inc. and WSB Holdings, Inc., dated as of September 10, 2012, and Amendment No. 1 thereto

3.1(A)	Articles of Amendment and Restatement of Old Line Bancshares, Inc.

3.1.1(L)	Articles of Amendment of Old Line Bancshares, Inc.

3.1.2(L)	Articles of Amendment of Old Line Bancshares, Inc.

3.1.3(AA)	Articles of Amendment of Old Line Bancshares, Inc.

Exhibit No.	Description of Exhibits
3.2(A)	Amended and Restated Bylaws of Old Line Bancshares, Inc.

3.2.1(B)	Amendment to the Amended and Restated Bylaws of Old Line Bancshares, Inc.

3.2.2(C)	Second Amendment to the Amended and Restated Bylaws of Old Line Bancshares, Inc.

4(Y)	Specimen Stock Certificate for Old Line Bancshares, Inc.

5.1	Opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation, as to the legality of the Common Stock

8.1	Opinion of Kilpatrick Townsend & Stockton LLP regarding certain U.S. tax consequences of the merger

10.1(W)*	Amended and Restated Executive Employment Agreement between Old Line Bank and James W. Cornelsen dated January 28, 2011

10.2(D)*	First Amendment to Amended and Restated Employment Agreement between Old Line Bank and James W. Cornelsen dated as of January 1, 2012
10.2.1(I)*	Third Amendment to Amended and Restated Employment Agreement between Old Line Bank and James W. Cornelsen dated May 9, 2013

10.3(K)*	Salary Continuation Agreement dated January 3, 2006 between Old Line Bank and James W. Cornelsen

10.4(O)*	First Amendment dated December 31, 2007 to the Salary Continuation Agreement between Old Line Bank and James W. Cornelsen

10.5(K)*	Supplemental Life Insurance Agreement dated January 3, 2006 between Old Line Bank and James W. Cornelsen

10.6(O)*	First Amendment dated December 31, 2007 to the Supplemental Life Insurance Agreement between Old Line Bank and James W. Cornelsen

10.7(W)*	Amended and Restated Executive Employment Agreement dated January 28, 2011 between Old Line Bank and Joseph Burnett

10.8(I)*	Second Amendment to Amended and Restated Employment Agreement between Old Line Bank and Joseph Burnett dated as of May 9, 2013

10.9(K)*	Salary Continuation Agreement dated January 3, 2006 between Old Line Bank and Joseph Burnett

10.10(O)*	First Amendment dated December 31, 2007 to the Salary Continuation Agreement between Old Line Bank and Joseph Burnett

10.11(K)*	Supplemental Life Insurance Agreement dated January 3, 2006 between Old Line Bank and Joseph Burnett

10.12(O)*	First Amendment dated December 31, 2007 to the Supplemental Life Insurance Agreement between Old Line Bank and Joseph Burnett

Exhibit No.	Description of Exhibits
10.13(DD)*	Salary Continuation Plan Agreement (2014) by and between Old Line Bank and Mark Semanie dated as of March 27, 2014

10.18(O)*	First Amendment dated December 31, 2007 to the Supplemental Life Insurance Agreement between Old Line Bank and Christine Rush

10.19(E)*	2004 Equity Incentive Plan

10.20(G)*	Form of Incentive Stock Option Agreement for 2004 Equity Incentive Plan

10.21(X)*	Form of Nonqualified Stock Option Agreement for 2004 Equity Incentive Plan

10.22(U)*	Form of Restricted Stock Agreement for the 2004 Equity Incentive Plan

10.23(G)*	Old Line Bancshares, Inc. and Old Line Bank Director Compensation Policy

10.24(F)

Operating Agreement for Pointer Ridge Office Investment, LLC among J. Webb Group, Inc., Michael M. Webb, Lucente Enterprises, Inc., Chesapeake Custom Homes, L.L.C. and Old Line Bancshares, Inc., all as Members and Chesapeake Pointer Ridge Manager, LLC.

10.25(H)*	Incentive Plan Model and Stock Option Model

10.26(N)	Deed of Trust note dated November 3, 2005 between Pointer Ridge Office Investment, LLC and Manufacturers and Traders Trust Company

10.27(N)	Completion Guaranty Agreement dated November 3, 2005 between Pointer Ridge Office Investment, LLC and Manufacturers and Traders Trust Company

10.28(L)	Indemnity Agreement between Old Line Bancshares, Inc. and Prudential Mortgage Capital Company, LLC dated August 25, 2006

10.29(S)

Third Amendment to Operating Agreement For Pointer Ridge Office Investment, LLC by and between Old Line Bancshares, Inc. J. Webb, Inc., Michael M. Webb Revocable Trust, and Lucente Enterprises, Inc. dated as of November 1, 2008

10.30(BB)*	Old Line Bancshares, Inc. 2010 Equity Incentive Plan

10.31(Z)*	Form of Restricted Stock Agreement under 2010 Equity Incentive Plan

10.32(Z)*	Form of Non‑Qualified Stock Option Grant Agreement under 2010 Equity Incentive Plan

10.33(Z)*	Form of Incentive Stock Option Grant Agreement under 2010 Equity Incentive Plan

10.34(W)*	Employment Agreement dated January 28, 2011 between Old Line Bank and Sandra F. Burnett

10.35(D)*	First Amendment to Amended and Restated Employment Agreement between Old Line Bank and Sandra F. Burnett dated as of January 1, 2012

10.36(W)*	Salary Continuation Plan Agreement (2010 Plan) by and between Old Line Bank and Sandra Burnett dated as of February 14, 2011

Exhibit No.		Description of Exhibits
10.37(P)*		Non‑Compete Agreement by and between Old Line Bancshares, Inc. and G. Thomas Daugherty dated April 11, 2011

10.38(J)		Agreement of Lease by and between Pointer Ridge Office Investment, LLC, a Maryland limited liability company (Landlord) and Old Line Bank (Tenant) dated December 29, 2011 (Suite 101)

10.39(J)		Agreement of Lease by and between Pointer Ridge Office Investment, LLC, a Maryland limited liability company (Landlord) and Old Line Bank (Tenant) dated December 29, 2011 (Suite 301)

10.40(M)*		Salary Continuation Plan Agreement (2012‑A Plan) by and between Old Line Bank and James W. Cornelsen dated as of October 1, 2012, and form of Change in Control Benefit Election Form thereunder

10.41(M)*		Salary Continuation Plan Agreement (2012‑B Plan) by and between Old Line Bank and James W. Cornelsen dated as of October 1, 2012, and form of Change in Control Benefit Election Form thereunder

10.42(T)*		Salary Continuation Plan Agreement (2010 Plan) by and between Old Line Bank and James W. Cornelsen dated as of February 26, 2010

10.43(T)*		Salary Continuation Plan Agreement (2010 Plan) by and between Old Line Bank and Joseph E. Burnett dated as of February 26, 2010

10.44(EE)	*	Employment Agreement between Old Line Bank and Martin John Miller dated as of February 26, 2014

10.45(CC)*		Employment Agreement between Old Line Bank and Mark A. Semanie dated as of May 13, 2013

21(A)		Subsidiaries of Registrant

23.1		Consent of Ober, Kaler, Grimes & Shriver, a Professional Corporation (contained in the opinion included as Exhibit 5.1)

23.2		Consent of Dixon Hughes Goodman LLP

23.3		Consent of Rowles & Company, LLP

23.4		Consent of Kilpatrick Townsend & Stockton LLP (contained in the opinion included as Exhibit 8.1)

24.1		Power of Attorney (included on signature page of original filing)

99.1		Consent of Feldman Financial Advisors, Inc.

99.2		Form of Regal Bancorp, Inc. Proxy Card

99.3(A)		Agreement and Plan of Reorganization between Old Line Bank and Old Line Bancshares, Inc., including form of Articles of Share Exchange attached as Exhibit A thereto

*Management compensatory plan, contract or arrangement.

(A)

Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Registration Statement on Form 10‑SB, as amended, under the Securities Exchange Act of 1934, as amended (File Number 000‑50345).

(B)	Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Current Report on Form 8‑K filed on March 24, 2011.
(C)	Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Quarterly Report on Form 10‑Q filed on August 10, 2012.
(D)

Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Annual Report on Form 10‑K for the year ended December 31, 2012, filed on March 30, 2012.

(E)

Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Registration Statement on Form S‑8, under the Securities Act of 1933, as amended (File Number 333‑116845).

(F)	Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Quarterly Report on Form 10‑QSB filed on November 8, 2004.
(G)	Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Current Report on Form 8‑K filed on January 5, 2005.
(H)	Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Quarterly Report on Form 10‑QSB filed on August 10, 2005.
(I)	Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Quarterly Report on Form 10‑Q filed on August 14, 2013.
(J)	Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Current Report on Form 8‑K filed on January 4, 2012.
(K)	Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Current Report on Form 8‑K filed on January 6, 2006.
(L)	Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Quarterly Report on Form 10‑QSB filed on November 9, 2006.
(M)	Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Current Report on Form 8‑K filed on October 4, 2012.
(N)	Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Annual Report on Form 10‑KSB filed on March 28, 2006.
(O)	Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Current Report on Form 8‑K filed on January 7, 2008.
(P)	Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Quarterly Report on Form 10‑Q filed on August 15, 2011.
(Q)	Previously filed by Old Line Bancshares, Inc. as a part of, and incorporated by reference from, Old Line Bancshares, Inc.’s Current Report on Form 8‑K filed on February 2, 2010.
(R)

Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from, Annex A to Old Line Bancshares, Inc.’s Registration Statement on Form S‑4 under the Securities Act of 1933, as amended (File Number 333‑184924).

(S)	Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Current Report on Form 8‑K filed on November 19, 2008.
(T)

Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Amendment No. 1 to Old Line Bancshares, Inc.’s Registration Statement on Form S‑4 under the Securities Act of 1933, as amended (File Number 333‑184924).

(U)	Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Current Report on Form 8‑K filed on January 28, 2010.
(V)

Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Annex A to Old Line Bancshares, Inc.’s Registration Statement on Form S‑4 under the Securities Act of 1933, as amended (File Number 333‑170464).

(W)

Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Annual Report on Form 10‑K for the year ended December 31, 2010 filed on March 30, 2011.

(X)

Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Annual Report on Form 10‑K for the year ended December 31, 2009, filed on March 27, 2010.

(Y)

Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Pre‑Effective Amendment No. 1 on Form S‑8 to Registration Statement on Form S‑4 (File Number 333‑184924) filed on May 20, 2013.

(Z)

Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Appendix A Old Line Bancshares, Inc.’s Proxy Statement on Schedule 14A, filed with the Commission on April 19, 2010.

(AA)	Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Quarterly Report on Form 10‑Q, filed with the Commission on November 14, 2013.
(BB)

Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Appendix B of Old Line Bancshares, Inc.’s Proxy Statement on Schedule 14A, filed with the Commission on July 12, 2013.

(CC)	Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Current Report on Form 8‑K filed with the Commission on May 13, 2013.
(DD)	Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Quarterly Report on Form 10-Q filed with the Commission on May 9, 2014.
(EE)

Previously filed by Old Line Bancshares, Inc. as part of, and incorporated by reference from Old Line Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on March 11, 2015.

(b)Financial Statement Schedules.

None.

(c)Reports, Opinions and Appraisals.

Not applicable.

Item 22.  Undertakings

(a)The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

6.

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

7.

The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bowie, State of Maryland, on October 6, 2015.

OLD LINE BANCSHARES, INC.

By:	/s/ James W. Cornelsen
James W. Cornelsen
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ JAMES W. CORNELSEN	Director, President and Chief Executive Officer (Principal	October 6, 2015
James W. Cornelsen	Executive Officer)

/s/ ELISE M. HUBBARD	Chief Financial Officer (Principal Accounting and Financial	October 6, 2015
Elise M. Hubbard	Officer)

*	Director and Chairman of the Board	October 6, 2015
Craig E. Clark

*	Director	October 6, 2015
G. Thomas Daugherty

*	Director	October 6, 2015
James F. Dent

*	Director	October 6, 2015
Andre’ J. Gingles

*	Director	October 6, 2015
Thomas H. Graham

	Director	_______________
William J. Harnett

*	Director	October 6, 2015
Frank Lucente, Jr.

*	Director	October 6, 2015
Gail D. Manuel

*	Director	October 6, 2015
Carla Hargrove McGill

*	Director	October 6, 2015
Gregory S. Proctor, Jr.

*	Director	October 6, 2015
Jeffrey A. Rivest

*	Director	October 6, 2015
Suhas R. Shah

*	Director	October 6, 2015
John M. Suit, II

*	Director	October 6, 2015
Frank E. Taylor

By: /s/ JAMES W. CORNELSEN

      James W. Cornelsen pursuant to power of attorney